 As filed with the Securities and Exchange Commission on October 12, 1999
                                                     Registration No. 333-85149
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                --------------

                             AMENDMENT NO. 2
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                --------------

                           TRITON PCS HOLDINGS, INC.
            (Exact name of Registrant as specified in its charter)

        Delaware                     4812                    23-2974475
     (State or other           (Primary Standard            (IRS Employer
      jurisdiction                Industrial           Identification Number)
   of incorporation or       Classification Code)
      organization)

                             375 Technology Drive
                          Malvern, Pennsylvania 19355
                                (610) 651-5900
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                --------------

                                David D. Clark
               Chief Financial Officer and Senior Vice President
                           Triton PCS Holdings, Inc.
                             375 Technology Drive
                          Malvern, Pennsylvania 19355
                                (610) 651-5900
  (Address, including zip code, and telephone number, including area code, of agent for service)

                                  Copies to:

     Leonard J. Baxt          William A. Robinson             Alan Dean
    John W. McNamara         Triton PCS Holdings,       Davis Polk & Wardwell
Dow, Lohnes & Albertson,             Inc.               450 Lexington Avenue
          PLLC               375 Technology Drive     New York, New York 10017
1200 New Hampshire Ave.,     Malvern, Pennsylvania         (212) 450-4000
          N.W.                       19355
 Washington, D.C. 20036         (610) 651-5900
     (202) 776-2000

                                --------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                --------------

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------
------------------------------------------------------------------------------
                                                   Proposed        Amount of
  Title of Each Class of Securities To Be     Maximum Aggregate   Registration
                 Registered                  Offering Price(1)(2)    Fee(3)
------------------------------------------------------------------------------
Class A Common Stock, par value $0.01 per
 share.....................................      $28,750,000         $7,992
------------------------------------------------------------------------------
------------------------------------------------------------------------------

(1) A portion of the proposed maximum aggregate offering price represents shares that are to be offered outside of the United States but that may be resold from time to time in the United States.
(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457 under the Securities Act of 1933.

(3) We previously paid $39,963 in registration fees. Including the fees paid with this filing, our proposed maximum aggregate offering price will be $172,500,000.

                                --------------

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               Explanatory Note

   This registration statement contains two separate prospectuses. The first prospectus relates to a public offering in the United States and Canada of an aggregate of 7,500,000 shares of Class A common stock. The second prospectus relates to a concurrent offering outside the United States and Canada of an aggregate of 1,875,000 shares of Class A common stock. The prospectuses for each of the U.S. offering and the international offering will be identical with the exception of an alternate front cover page for the international offering. This alternate page appears in this registration statement immediately following the complete prospectus for the U.S. offering.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and we are not soliciting offers to buy these + +securities in any jurisdiction where the offer or sale is not permitted. +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS (Subject to Completion)
Issued October 12, 1999



                             9,375,000 Shares
                    [LOGO OF TRITON PCS, INC. APPEARS HERE]
                           Triton PCS Holdings, Inc.
                              CLASS A COMMON STOCK

                                  -----------

Triton PCS Holdings, Inc. is offering 9,375,000 shares of its Class A common stock. This is our initial public offering and no public market currently exists for our shares. We anticipate that the initial public offering price will be between $15 and $17 per share.

                                  -----------

We have applied for quotation of the Class A common stock on the Nasdaq National Market under the symbol "TPCS."

                                  -----------

Investing in our Class A common stock involves risks. See "Risk Factors" beginning on page 6.

                                  -----------

                               PRICE $    A SHARE

                                  -----------

                                                           Underwriting
                                                    Price   Discounts   Proceeds
                                                      to       and         to
                                                    Public Commissions   Triton
                                                    ------ ------------ --------
Per Share..........................................  $         $          $
Total.............................................. $         $          $

Triton PCS Holdings, Inc. has granted the underwriters the right to purchase up to an additional 1,406,250 shares to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the shares to purchasers
on        , 1999.

                                  -----------

MORGAN STANLEY DEAN WITTER                                       LEHMAN BROTHERS

SALOMON SMITH BARNEY

               FIRST UNION SECURITIES, INC.

                                                               J.P. MORGAN & CO.

       , 1999

   Map showing Triton PCS and AT&T wireless networks in Southeastern U.S.

   Triton and AT&T covered markets shaded in appropriate regions.

   Triton PCS logo also displayed.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary.........................................................   1
Risk Factors...............................................................   6
Use of Proceeds............................................................  16
Dividend Policy............................................................  16
Our Capital Structure......................................................  17
Capitalization.............................................................  18
Dilution...................................................................  19
Selected Historical Consolidated Financial
 Data......................................................................  20
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations................................................................  22
Business...................................................................  32
The Wireless Communications Industry.......................................  46
Management.................................................................  53

                                                                           Page
                                                                           ----
Principal Stockholders....................................................  63
Certain Relationships and Related Transactions............................  65
Description of Certain Indebtedness.......................................  74
Description of Capital Stock..............................................  79
Certain United States Federal Tax Considerations to Non-U.S. Holders......  84
Shares Eligible for Future Sale...........................................  88
Underwriters..............................................................  90
Legal Matters.............................................................  94
Experts...................................................................  94
Change in Accountants.....................................................  94
Available Information.....................................................  94
Index to Financial Statements............................................. F-1

                               ----------------

   We are a Delaware corporation. Our principal executive offices are located at 375 Technology Drive, Malvern, Pennsylvania 19355, and our telephone number at that address is (610) 651-5900. Our World Wide Web site address is http://www.tritonpcs.com. The information in our website is not part of this prospectus.

   You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus. We are offering to sell shares of Class A common stock and seeking offers to buy shares of Class A common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the Class A common stock.

   Until       , 1999, 25 days after the commencement of this offering, all dealers that buy, sell or trade in our Class A common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

   This summary highlights information about Triton and the Class A common stock offered by this prospectus. It does not contain all of the information that is important to you. You should read this summary together with the more detailed information and our financial statements and notes appearing elsewhere in this prospectus. You should carefully consider, among other things, the matters set forth in "Risk Factors."

                                     Triton

   We are a rapidly growing provider of wireless personal communications services in the southeastern United States. In February 1998, we entered into a joint venture with AT&T, our largest equity sponsor. AT&T contributed personal communications services licenses to us in exchange for an equity position in Triton. Since that time, we have expanded our coverage area through acquisitions and additional license exchanges with AT&T. We believe our markets are strategically attractive because of their proximity to AT&T's wireless systems in the Washington, D.C., Charlotte, North Carolina and Atlanta, Georgia markets, which collectively cover a population of more than 27 million individuals. Our market location is attractive as we are the preferred provider of wireless mobility services to AT&T's digital wireless customers who roam into our markets. Our management team is led by Michael Kalogris and Steven Skinner, the former Chief Executive Officer and Chief Operating Officer of Horizon Cellular Group, respectively.

   Our personal communications services licenses cover approximately 13 million potential customers. Our network build-out for these licenses is scheduled for three phases. In the first half of 1999, we completed Phase I of this build-out and successfully launched personal communications services in 15 markets. We are now able to provide service to over 8.7 million individuals, or 67% of our potential customers. Since we began offering services in our first 15 markets, our subscriber base and the number of minutes generated by non-Triton subscribers roaming onto our network have grown dramatically. From January 1999 to June 1999, our subscriber base grew from 33,844 users to 78,364 users, and roaming minutes generated by non-Triton subscribers increased from approximately 0.7 million minutes per month to approximately 11.4 million minutes per month. We expect to complete Phases II and III of our network build-out by the end of the first quarter of 2000 and by year-end 2001, respectively. Upon completion of Phase III, we will be able to provide services to 13 million potential customers, and our network will include approximately 2,300 cell sites and eight switches and span approximately 18,000 highway miles.

   Our markets have attractive demographic characteristics for wireless communications services, including population growth rates that are higher than the national average and population densities that are 87% greater than the national average. These markets include both major population centers and resort destinations. Our strategy is to become the leading provider of wireless communications services in the markets we serve. We intend to achieve this objective by providing our customers with simple, easy-to-use wireless services with coast-to-coast coverage, superior call quality, personalized customer care and competitive pricing.

   Prior to making an investment decision, potential investors in our Class A common stock should carefully consider the fact that we have never been profitable and there is no guarantee that we will ever be profitable.

Strategic Alliance with AT&T

   One of our most important competitive advantages is our strategic alliance with AT&T, the largest provider of wireless communications services in the United States. As part of its strategy to rapidly expand its digital wireless coverage in the United States, AT&T has focused on constructing its own network, as well as entering into agreements with four independent wireless operators, including Triton, to construct and operate personal communications services networks in other markets. Our strategic alliance with AT&T provides us with many business, operational and marketing advantages. Some of these advantages include:

  . Recognized Brand Name. We market our wireless services to our potential customers giving equal emphasis to our regional SunCom brand name and logo and AT&T's brand name and logo. We believe that association with the AT&T brand name significantly increases the likelihood that potential customers will purchase our wireless communications services.

  . Preferred Roaming Partner. We are the preferred carrier for AT&T's digital wireless customers who roam into our coverage area. We expect to benefit from growth in roaming traffic as AT&T's digital wireless customers, particularly those in Washington, D.C., Charlotte, North Carolina and Atlanta, Georgia, travel into our markets.

  . Coverage Across the Nation. Our customers have access to coast-to-coast coverage through our agreements with AT&T, other Members of the AT&T Wireless Network and other third-party roaming partners. We believe this coast-to-coast coverage provides a significant advantage over our personal communications services competitors in our markets and allows us to offer competitive pricing plans, including national rate plans.

Competitive Strengths

   In addition to the advantages provided by our strategic alliance with AT&T, we have a number of competitive strengths. These strengths include the following:

  . Advanced Technology. We are building our network using time division multiple access digital technology, which enables us to offer enhanced features such as longer battery life, higher network quality, improved in-building penetration and greater network capacity relative to analog cellular service.

  . Experienced Management. Our senior management team has an average of 11 years of experience in the wireless communications industry with companies such as AT&T, Bell Atlantic Mobile Systems, Horizon Cellular and ALLTEL Communications Inc.

  . Contiguous Service Area. We operate in a contiguous service area that allows us to cost effectively offer large regional calling areas, generate operational cost savings and route a large number of minutes through our network, thereby reducing interconnect costs for access to other networks.

  . Strong Capital Base. Following the completion of this offering, our business plan will be fully funded with capital of approximately $1.4 billion.

                                  THE OFFERING

Class A common stock offered in:
  United States offering.....................................  7,500,000 shares
  International offering.....................................  1,875,000 shares
                                                              ----------
    Total....................................................  9,375,000 shares
                                                              ==========

Class A common stock to be outstanding after the offering.... 51,575,459 shares
Class B common stock to be outstanding after the offering....  8,210,826 shares
                                                              ----------
    Total.................................................... 59,786,285 shares
                                                              ==========

Over-allotment option........................................  1,406,250 shares

--------

   Unless we specifically state otherwise, information in this prospectus about the number of shares of our outstanding Class A common stock upon closing of this offering:

  . reflects the conversion of Series C preferred stock into common stock prior to the closing of this offering;

  . reflects a 23-for-1 stock split of our outstanding common stock to occur prior to the closing of this offering;

  . does not reflect the sale of up to 1,406,250 shares of Class A common stock which the underwriters have the option to purchase from us to cover over-allotments;

  . does not include 8,210,826 outstanding shares of our Class B non-voting common stock, which are convertible into Class A common stock in specified circumstances;

  . does not include shares of our common stock issuable upon conversion of our outstanding Series A preferred stock, which is convertible at the holder's option into shares of our common stock beginning in 2006; and

  . does not include 12,504,709 shares of our common stock issuable upon conversion of our outstanding Series D preferred stock, which is convertible at the holder's option into shares of our common stock at any time.

   See "Our Capital Structure" and "Description of Capital Stock" for a more complete description of our common and preferred stock and the terms under which our various series of preferred stock are convertible into common stock. Including shares of common stock issuable upon conversion of our outstanding Series D preferred stock, we will have 72,290,994 common share equivalents outstanding after the offering.

                             SUMMARY FINANCIAL DATA

   The following tables present summary financial data derived from the audited combined financial statements of Triton and its predecessor company for the period from March 6, 1997 through December 31, 1997, and the year ended December 31, 1998 and the unaudited financial statements of Triton for the six months ended June 30, 1998 and 1999. In addition, subscriber and customer data for the same periods are presented. The following financial information is qualified by reference to and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes appearing elsewhere in this prospectus.

                             March 6, 1997                Six Months Ended
                                Through     Year Ended        June 30,
                             December 31,  December 31, ----------------------
                                 1997          1998        1998        1999
                             ------------- ------------ ----------  ----------
                                  (in thousands, except per share data)
Statement of Operations
 Data:
Revenues:
  Service revenues.........          --     $   11,172          --  $   17,662
  Roaming revenues.........          --          4,651          --      12,953
  Equipment revenues.......          --            755          --       7,627
                                -------     ----------  ----------  ----------
    Total revenues.........          --         16,578          --      38,242
                                -------     ----------  ----------  ----------
Costs and expenses:
  Costs of services and
   equipment...............          --          5,997          --      27,625
  Operations...............          --         13,045  $    1,444      11,023
  Sales and marketing......          --          1,703          --      20,562
  General and
   administrative..........     $ 2,736          8,570       3,709      10,644
  Depreciation and
   amortization............           5          6,663       1,114      15,969
  Amortization of deferred
   compensation............          --          1,120         306         936
                                -------     ----------  ----------  ----------
    Total operating
     expenses..............       2,741         37,098       6,573      86,759
                                -------     ----------  ----------  ----------
Loss from operations.......      (2,741)       (20,520)     (6,573)    (48,517)
Interest expense...........      (1,228)       (30,391)     (9,872)    (18,847)
Interest and other income..           8         10,635       2,739       2,652
                                -------     ----------  ----------  ----------
Loss before income taxes...      (3,961)       (40,276)    (13,706)    (64,712)
Income tax benefit.........          --          7,536       6,803          --
                                -------     ----------  ----------  ----------
Net loss...................     $(3,961)    $  (32,740) $   (6,903) $  (64,712)
Accretion on preferred
 stock.....................          --         (6,853)     (2,977)     (4,149)
                                -------     ----------  ----------  ----------
Net loss available to
 common stockholders.......     $(3,961)    $  (39,593) $   (9,880) $  (68,861)
                                =======     ==========  ==========  ==========
Unaudited pro forma basic
 and diluted net loss per
 common share..............                 $    (1.04) $     (.33) $    (1.37)
                                            ==========  ==========  ==========
Unaudited pro forma
 weighted average common
 shares outstanding........                 38,044,392  30,279,454  50,237,152
                                            ==========  ==========  ==========

                                                           As of June 30, 1999
                                                         -----------------------
                                                          Actual  As Adjusted(1)
                                                         -------- --------------
                                                             (in thousands)
Balance Sheet Data:
Cash and cash equivalents............................... $  9,250    $147,250
Working capital.........................................   40,646     178,646
Property, plant and equipment, net......................  293,706     293,706
Total assets............................................  701,135     839,135
Long-term debt and capital lease obligations............  483,574     483,574
Redeemable preferred stock..............................   89,627      89,627
Shareholders' equity....................................   70,912     208,912

                               March 6, 1997               Six Months Ended
                                  Through     Year Ended       June 30,
                               December 31,  December 31, -------------------
                                   1997          1998       1998      1999
                               ------------- ------------ --------  ---------
Other Operating Data:
Subscribers (end of period)...         --        33,844         --     78,364
Launched potential customers
 (end of period)..............         --       248,000         --  8,700,000
EBITDA(2) (in thousands)......    $(2,736)     $(13,857)  $ (5,459) $ (32,548)
Cash flows (in thousands)
 from:
  Operating activities........    $(1,077)     $ (4,130)  $   (188) $ (49,575)
  Investing activities........       (478)     (372,372)  (172,229)  (124,108)
  Financing activities........     12,917       511,312    422,563     36,761

--------

(1) The as adjusted balance sheet data has been adjusted to give effect to (a) the conversion of all outstanding shares of Series C preferred stock into shares of common stock upon closing of this offering and (b) the issuance of the Class A common stock to be issued upon closing of the offering.

(2) "EBITDA" is defined as operating loss plus depreciation and amortization expense. EBITDA is a key financial measure but should not be construed as an alternative to operating income, cash flows from operating activities or net income (or loss), as determined in accordance with generally accepted accounting principles. EBITDA is not a measure determined in accordance with generally accepted accounting principles and should not be considered a source of liquidity. We believe that EBITDA is a standard measure commonly reported and widely used by analysts and investors in the wireless communications industry. However, our method of computation may or may not be comparable to other similarly titled measures of other companies.

                                 RISK FACTORS

   In addition to the other information in this prospectus, you should carefully consider the following risks before making an investment decision. The trading price of our Class A common stock could decline due to any of these risks, and you could lose all or a part of your investment.

We expect to continue to incur operating losses.

   We have a history of operating losses and expect to continue to incur operating losses and to generate negative cash flow from operating activities during the next several years while we develop and construct our personal communications services network and build our customer base. Now that we have completed Phase I of our network build-out, our operating profitability will depend on our ability to:

  .  market our services successfully;

  .  achieve our projected market penetration;

  .  manage customer turnover rates effectively;

  .  price our services competitively; and

  .  complete Phases II and III of our network build-out.

   We may not be able to successfully accomplish these tasks, and if we do not, we may not be able to achieve operating profitability.

If we are not able to complete our personal communications services network, we may not be successful.

   In order for us to complete our personal communications services network and to provide our wireless communications services to customers throughout our licensed area, we must successfully:

  . lease or otherwise obtain rights to a sufficient number of cell and switch sites for the location of our base station equipment;

  . expand our existing customer service, network management and billing systems; and

  . complete the purchase and installation of equipment, build out the physical infrastructure and test the network.

These events may not occur on a timely basis or on the cost basis that we have assumed, or at all. Implementation of the network involves various risks and contingencies, many of which are not within our control and any of which could have a material adverse effect on the implementation of our system should there be delays or other problems. We could lose our FCC licenses if we fail to build out a specified percentage of our network within various time limits. See "--We are dependent on our FCC licenses, and our business could be harmed by adverse regulatory changes" and "The Wireless Communications Industry-- Regulation."

If AT&T is not successful as a provider of wireless communications, we may not be successful.

   Our results of operations are highly dependent on our relationship with AT&T and the success of its wireless strategy. AT&T is subject, to varying degrees, to the economic, administrative, logistical and other risks set forth in this prospectus. Because we market our products under the AT&T brand name, our results of operations could be adversely affected if AT&T's reputation as a wireless provider declines.

We depend on our agreements with AT&T for our success, and we would have difficulty operating without them.

   Our results of operations are dependent upon agreements we have entered into with AT&T in several ways:

  . We market our products using equal emphasis co-branding with AT&T in accordance with a license agreement with AT&T, which we believe provides us with significant marketing advantages. The license agreement has an initial five-year term expiring February 2003 and may be terminated if we fail to comply with any of its material provisions.

  . Most of our roaming revenues have historically been derived from AT&T's wireless customers traveling through our areas. Our roaming agreement with AT&T contemplates that the roaming rate charges to AT&T for AT&T's customers roaming onto our network will decline over the next several years and may be renegotiated. The roaming agreement has a 20-year term and may be terminated by AT&T if we breach any of its material provisions.

   AT&T may also terminate the license and roaming agreements in the event of specified acquisitions or mergers. See "Certain Relationships and Related Transactions--The AT&T Agreements."

   Our results of operations would be adversely affected if any of our agreements with AT&T are terminated.

Our agreements with AT&T contain stringent development requirements which, if not met, will result in the loss of some of our rights under those agreements.

   The various agreements we have entered into with AT&T contain requirements regarding the construction of our network, and, in many instances, these requirements are more stringent than those imposed by the FCC. Failure to meet those requirements could result in termination of exclusivity provisions contained in our agreements with AT&T. We will need to complete the construction of additional phases of our network on a timely basis to meet those requirements. The construction of the remainder of our network involves risks of unanticipated costs and delays. See "Certain Relationships and Related Transactions--The AT&T Agreements."

AT&T may compete with us, which could cause it to obtain subscribers who otherwise might use our AT&T-licensed services.

   Under the terms of our stockholders' agreement, we are required to enter into a resale agreement at AT&T's request. The resale agreement will allow AT&T to sell access to, and usage of, our services in our licensed area on a nonexclusive basis and using the AT&T brand. AT&T may be able to develop its own customer base in our licensed area during the term of the resale agreement. In addition, if AT&T engages in specified business combinations, the exercise of its termination rights under the stockholders' agreement could result in increased competition detrimental to our business. We cannot assure you that AT&T will not enter into such a business combination, and the termination of the non-compete and exclusivity provisions of the stockholders' agreement could have a material adverse effect on our operations.

Our inability to effectively manage our planned rapid growth could adversely affect our operations.

   We have experienced rapid growth and development in a relatively short period of time and expect to continue to experience rapid growth in the future. The management of such growth will require, among other things, continued development of our financial and management controls and management information systems, stringent control of costs, increased marketing activities, ability to attract and retain qualified management personnel and the training of new personnel. We intend to hire additional personnel in order to manage our expected growth and expansion. Failure to successfully manage our expected rapid growth and development and difficulties in managing the build-out of our network could have a material adverse effect on our business, results of operations and financial condition.

Our future growth may require additional significant capital, and we may not be able to obtain additional capital.

   We currently estimate that capital requirements for the period from inception through year-end 2001 will total approximately $1.3 billion. We currently plan to fund these requirements with the net proceeds of this offering, together with:

  . borrowings under our credit facility;

  . net proceeds from our senior subordinated discount notes offering;

  . proceeds from the sale of our towers; and

  . proceeds from the irrevocable equity commitments we have received from some of our stockholders.

   However, if we are unable to borrow under our credit facility because we cannot satisfy the borrowing conditions, which include the absence of any material adverse change, or if one or more of our stockholders fails to honor its equity commitment on a timely basis, we would need additional funds to satisfy our capital requirements. In addition, the funds we actually require may vary materially from these estimates. We could require additional funds if we depart from our current business plan or due to unforeseen delays, regulatory changes, cost overruns or other unanticipated expenses. This may require us to delay or abandon our expansion or spending plans, which could have a material adverse effect on our business. In addition, we may elect to pursue possible acquisitions of additional personal communications services or cellular licenses which could require additional capital investments in our network. If any of these events were to happen, we could be required to borrow more money or issue additional debt or equity securities. Due to our highly leveraged capital structure, additional financing may not be available to us, or, if it is available, it may not be available to us on a timely basis, on terms acceptable to us or within the limitations contained in our credit facility, the indenture governing our senior subordinated discount notes or any new financing arrangements.


Our substantial amount of debt makes us especially susceptible to competition and market fluctuations.

   The degree to which we are leveraged increases our vulnerability to:

  .  changes in general economic conditions;

  .  increases in prevailing interest rates; and

  .  competitive pressures on pricing.

   In addition, the fact that we may be more leveraged than some of our competitors may become a competitive disadvantage.

Competitors who entered the wireless communications market before us may be better positioned than we are to attract customers.

   Competitors who entered the wireless communications services market before us may have a significant time-to-market advantage over us. As a new entrant in the market, we may have to engage in significant and prolonged discounting to attract customers, which would materially adversely affect our business. We may not be able to compete successfully with competitors who have a significant time-to-market advantage. See "Business--Competition."

We have many competitors in our markets that have substantial coverage areas, which makes it difficult for us to acquire and maintain a strong competitive position.

   We compete in our markets with most of the major cellular and personal communications services companies in the United States. Many of our competitors have substantially greater financial, technological, marketing and sales and distribution resources than we do. Some of our competitors have more extensive coverage within our licensed areas than we provide and also have broader regional coverage. We may have to significantly discount our prices over a long period of time to attract customers, which would put downward pressure on our prices and make it more difficult for us to achieve positive cash flow. See "Business--Competition" and "The Wireless Communications Industry."

Some competitors may have different or better technology than we do and may attract more customers.

   We compete with companies that use other communications technologies, including paging and digital two-way paging, enhanced specialized mobile radio and domestic and global mobile satellite service. We may compete in the future with companies who offer new technologies. These technologies may have advantages over our technology and may attract our customers. See "Business-- Competition" and "The Wireless Communications Industry."

Competitors who offer more services than we do may attract customers.

   Some of our competitors market other services, such as traditional telephone services, cable television access and access to the Internet, together with their wireless communications services, which makes their services more attractive to customers.

   In addition, we expect that in the future, providers of wireless communications services will compete more directly with providers of traditional landline telephone services, energy companies, utility companies and cable operators who expand their services to offer communications services. See "Business--Competition."

We are dependent upon roaming revenue, and its seasonality will subject our revenue and net income to seasonal fluctuations.

   In 1998, approximately 28.1%, and in the six months ended June 30, 1999, approximately 33.9%, of our revenues were derived from roaming as the result of payments by other wireless providers for use of our network by their customers who had traveled within our coverage area. Most of that revenue was derived from AT&T's wireless customers. Our coverage area includes a number of resort areas that contribute to our roaming revenue. As a result, our roaming revenue increases during vacation periods, introducing a measure of seasonality to our revenue and net income.

The personal communications services industry is relatively new and unproven, and we cannot predict profitability or demand for our services with any degree of certainty.

   Personal communications services systems have a limited operating history in the United States, and our operation of these systems in our markets may not become profitable. In addition, we cannot estimate with any degree of certainty the extent of potential demand for personal communications services in our markets. Our inability to establish and successfully market personal communications services could have a material adverse effect on our financial condition and results of operations.

   The wireless telecommunications industry is experiencing significant technological change, as evidenced by the increasing pace of digital upgrades in existing analog wireless systems, ongoing improvements in the capacity and quality of digital technology, shorter development cycles for new products and enhancements and changes in end-user requirements and preferences. The extent of customer demand remains uncertain, as does the extent to which airtime and monthly access rates may continue to decline. As a result, our future prospects and those of the industry also remain uncertain.

We depend on consultants and contractors to build out our network, and if any of them fails to perform its obligation to us, we may not complete the construction of our network on a timely basis.

   We have retained Ericsson Inc. and other consultants and contractors to assist in the design and engineering of our systems, construct cell sites, switch facilities and towers, lease cell sites and deploy our personal communications services network systems. The failure by any of these consultants or contractors to fulfill its contractual obligations could materially delay the construction of our personal communications services network, which could slow our growth and our ability to compete in the wireless communications industry and could materially adversely affect our financial condition and results of operations.

Difficulties in obtaining infrastructure equipment may affect our ability to construct our network, meet our development requirements and compete in the wireless communications industry.

   We have obtained a substantial majority of our network equipment from Ericsson. The equipment that we require to construct our network is in high demand, and Ericsson could have a substantial backlog of orders. Accordingly, the lead time for the delivery of this equipment may be long. Some of our competitors purchase large quantities of communications equipment and may have established relationships with the manufacturers of this equipment, such as Ericsson. Consequently, they may receive priority in the delivery of this equipment. We also purchase a significant amount of handsets from a few providers. Handsets are in high demand, and some providers have had a substantial backlog of orders. If Ericsson or any other vendor fails to deliver equipment to us in a timely manner, we may be unable to provide wireless communications services comparable to those of our competitors. In addition, we may be unable to satisfy the requirements regarding the construction of our network contained in FCC regulations and our agreements with AT&T. Any of these outcomes could lessen our revenue. See "Business-- Network Build-Out," "The Wireless Communications Industry--Regulation" and "Certain Relationships and Related Transactions--The AT&T Agreements."

Many personal communications services providers have experienced a high rate of customer turnover which, if it affects us, may negatively impact our business.

   Many providers in the personal communications services industry have experienced a high rate of customer turnover as compared to cellular industry averages. The rate of customer turnover may be the result of several factors, including network coverage, reliability issues such as blocked and dropped calls, handset problems, non-use of phones, change of employment, affordability, customer care concerns and other competitive factors. Our strategy to address customer turnover may not be successful, or the rate of customer turnover may be unacceptable. Price competition and other competitive factors could also cause increased customer turnover. A high rate of customer turnover could have a material adverse effect on our competitive position and results of operations.

We are dependent on our FCC licenses, and our business could be harmed by adverse regulatory changes.

   The FCC regulates the licensing, construction, operation, sale and interconnection arrangements of wireless telecommunications systems to varying degrees, as do some state and local regulatory agencies. In addition, the FCC, in conjunction with the Federal Aviation Administration, regulates tower marking and lighting. The FCC, the FAA or the state and local agencies and courts having jurisdiction over our business may adopt regulations or take other actions that would adversely affect our business.

   The loss of any of our licenses from the FCC to provide wireless services would have a material adverse effect on our business. Our FCC licenses are subject to renewal and revocation. Our personal communications services licenses were initially granted to AT&T on June 23, 1995 and expire in 2005, and our cellular license for Myrtle Beach expires in 2000. As the licensee for the personal communications services licenses, we must construct facilities that offer coverage to one-third of the population of our service areas by June 2000 and coverage to two-thirds of the population by June 2005. Licensees who fail to meet these coverage requirements are subject to forfeiture of the license. Our cellular license is not subject to these coverage requirements. We expect to comply with these coverage requirements within the requisite time period; however, the non-renewal or loss of any of our licenses could materially adversely affect our business. See "The Wireless Communications Industry--Regulation."

If we cannot retain senior management, we may not be able to effectively run our business.

   We depend on Michael Kalogris, our chief executive officer, and Steven Skinner, our president and chief operating officer, for management services. Messrs. Kalogris and Skinner have extensive experience in the wireless communications industry, and their loss could have a material adverse effect on our operations. We believe that there is, and will continue to be, intense competition for qualified personnel in the personal communications services industry as the emerging personal communications services market develops, and we may not be successful in retaining our key personnel or in attracting and retaining other highly qualified technical and management personnel. We do not presently maintain key-man life insurance on any of our executives or other employees.

We will likely incur operating costs due to unauthorized use of our network.

   As do most companies in the wireless industry, we will likely incur costs associated with the unauthorized use of our network, including administrative and capital costs associated with detecting, monitoring and reducing the incidence of fraud. Fraud impacts interconnection costs, capacity costs, administrative costs, fraud prevention costs and payments to other carriers for unbillable fraudulent roaming.

The technologies that we use may become obsolete, which would limit our ability to compete effectively.

   We have employed digital wireless communications technology using the current time division multiple access/IS-136 standards. Other digital technologies may ultimately prove to be more advantageous than time division multiple access. If another technology becomes the preferred industry standard, we may be at a competitive disadvantage, and competitive pressures may require us to change our digital technology at substantial cost. We may not be able to respond to those pressures and implement new technology on a timely basis, or at an acceptable cost. If time division multiple access technology becomes obsolete at some time in the future, and we are unable to effect a cost-effective migration path, it could materially and adversely affect our financial condition, results of operations and liquidity. Time division multiple access/IS-136 standards may not always meet or exceed the capabilities and quality of other technologies. See "Business--Time Division Multiple Access Digital Technology."

   In addition, if AT&T adopts a new technology other than time division multiple access digital technology, and we do not adopt the new technology, our exclusivity rights will terminate under our agreements with AT&T. See "Certain Relationships and Related Transactions--The AT&T Agreements--The Stockholders' Agreement--Exclusivity."

If hand-held phones pose health and safety risks, we may be subject to new regulations, and there may be a decrease in demand for our services.

   Media reports have suggested that certain radio frequency emissions from wireless handsets may be linked to various health concerns, including cancer, and may interfere with various electronic medical devices, including hearing aids and pacemakers. Concerns over radio frequency emissions may have the effect of discouraging the use of wireless handsets, which would decrease demand for our services. During the past two years, the FCC has updated the guidelines and methods it uses for evaluating radio frequency emissions from radio equipment, including wireless handsets. In addition, interest groups have requested that the FCC investigate claims that time division multiple access and other digital technologies pose health concerns and cause interference with hearing aids and other medical devices. Although the updates impose new restrictive standards on radio frequency emissions from lower power devices such as wireless handsets, all wireless handsets that we offer our customers comply with the proposed standards. Additionally, the FCC has initiated a rulemaking proceeding to implement provisions of the Telecommunications Act of 1996 that is designed to ensure that personal communications services handsets and other technological equipment are accessible to people with disabilities. See "The Wireless Communications Industry--Regulation."

Our use of the SunCom brand name for marketing may link our reputation with those of the other SunCom companies and may expose us to litigation.

   We use the SunCom brand name to market our products and services in conjunction with two other Members of the AT&T Wireless Network, TeleCorp PCS and Tritel PCS, in order to broaden our marketing exposure and share the costs of advertising. It is possible that our reputation for quality products and services under the SunCom brand name will be associated with the reputation of TeleCorp PCS and Tritel PCS, and any unfavorable consumer reaction to our wireless partners using the SunCom brand name could adversely affect our own reputation.

   The State of Florida has contacted AT&T concerning its alleged rights in the trademark SunCom. The State of Florida uses the trademark SunCom for a communications network used solely by state agencies in the State of Florida and certain not-for-profit entities that conduct a threshold level of business with the State of Florida. If we are not successful in reaching an amicable resolution with the State of Florida regarding the SunCom trademark, we may need to litigate to determine the scope of the rights of the State of Florida with respect to the SunCom trademark. The outcome of any litigation is uncertain, and we may not have a continuing right to use the SunCom brand name in the areas in which the State of Florida has done business under the SunCom trademark.

As a holding company, we depend on distributions from our subsidiaries to meet our obligations, and our subsidiaries are subject to various agreements and laws that restrict their ability to distribute funds to us.

   We are a holding company with no direct operations and no significant assets other than the stock of our subsidiaries. We depend on the cash flows of our subsidiaries to meet our obligations and to pay any potential dividends. The ability of our subsidiaries to distribute funds to us is and will be restricted by the terms of existing and future indebtedness, including our credit facility and indenture, and by applicable state laws that limit the payments of dividends. See "Description of Certain Indebtedness--Notes" and "--Credit Facility."

Our debt instruments contain restrictive covenants that may limit our operating flexibility.

   The documents governing our indebtedness, including the credit facility and indenture, contain significant covenants that limit our ability to engage in various transactions and, in the case of the credit facility, require satisfaction of specified financial performance criteria. In addition, under each of these documents, the occurrence of specific events, in some cases after notice and grace periods, would constitute an event of default permitting acceleration of the respective indebtedness. The limitations imposed by the documents governing our outstanding indebtedness are substantial, and failure to comply with them could have a material adverse effect on our business. See "Description of Certain Indebtedness."

A limited number of stockholders owns a large amount of our stock which, if their interests are aligned but different from yours, could mean that we will take actions that are not in your interest.

   Chase Capital Partners, J.P. Morgan Investment Corporation, Desai Capital Management Incorporated, Toronto Dominion Capital (USA), Inc., First Union Capital Partners, Inc. and Duff Ackerman Goodrich & Assoc. L.P., our principal institutional investors, will, in the aggregate, control approximately 69.2% of our total voting power after the offering, and Michael Kalogris and Steven Skinner will control approximately 9.7% of our total voting power, in the aggregate, after the offering. Those stockholders, other than J. P. Morgan Investment Corporation, have agreed that after the offering they will vote their shares together to elect two of our directors. As a result of their share ownership, these institutional investors and our management will, if their interests are aligned or if they decide to vote their shares together, have the ability to control our future operations and strategy. Conflicts of interest between the institutional investors and management stockholders and our public stockholders may arise with respect to sales of shares of Class A common stock owned by the institutional investors and management stockholders or other matters. For example, sales of shares by the institutional investors and management stockholders could result in a change of control under our credit facility, which would constitute an event of default under the credit facility, and under our indenture, which would require us to offer to repurchase our senior subordinated discount notes. In addition, the interests of our institutional investors and other existing stockholders regarding any proposed merger or sale may differ from the interests of our new public stockholders, especially if the consideration to be paid for the Class A common stock is less than the price paid by public stockholders.

Our institutional investors invest in other personal communications services companies, and conflicts of interest may arise from these investments and from other directorships held by our directors that may not be resolved in our favor.

   Our principal institutional investors, or their affiliates, currently have significant investments in personal communications services companies other than Triton. These institutional investors may in the future invest in other entities that compete with us. In addition, several of our directors, including our chief executive officer and chief operating officer, serve as directors of other communications services companies. As a result, these directors may be subject to conflicts of interest during their tenure as directors of Triton. Because of these potential conflicts, these directors may be required to disclose periodically financial or business opportunities to us and to the other companies to which they owe fiduciary duties.

We do not intend to pay dividends in the foreseeable future.

   We have never declared or paid any cash dividends on our common stock. For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our common stock. Payment of any future dividends on our common stock will depend upon our earnings and capital requirements, the terms of our debt instruments and preferred stock and other factors our board of directors considers appropriate. See "--As a holding company, we depend on distributions from our subsidiaries to meet our obligations and our subsidiaries are subject to various agreements and laws that restrict their ability to distribute funds to us."

We may face additional costs and other adverse effects due to year 2000 computer problems.

   We use a significant number of computer systems and software programs in our operations, including applications used in support of our personal communications services network equipment and various administrative functions. We have not completed our assessment of the year 2000 issue, or the remediation and validation of non-compliant systems, such as those associated with our Myrtle Beach operations, and do not expect to complete such remediation and validation until November 30, 1999, only one month before the start of the year 2000.

   We do not anticipate that we will incur material expenses to make our systems year 2000 compliant. However, unanticipated costs necessary to avoid potential system interruptions could exceed our present expectations and consequently have a material adverse effect on our business. Further, if our key equipment and service providers fail to make their respective computer systems and software programs year 2000 compliant, their failure could have a material adverse effect on our business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance."

Our stock price is likely to be very volatile.

   Prior to this offering, you could not buy or sell our Class A common stock publicly. Although the initial public offering price will be determined based on several factors, the market price after the offering may vary from the initial offering price. The market price of our Class A common stock is likely to be highly volatile and could be subject to wide fluctuations in response to factors such as the following, some of which are beyond our control:

  .  quarterly variations in our operating results;

  . operating results that vary from the expectations of securities analysts and investors;

  . changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

  . changes in market valuations of other personal communications services companies;

  . announcements of technological innovations or new services by us or our competitors;

  . announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

  .  additions or departures of key personnel;

  .  future sales of our Class A common stock; and

  .  stock market price and volume fluctuations.

   Stock markets in the United States often experience extreme price and volume fluctuations. Market fluctuations, as well as general political and economic conditions such as a recession or interest rate or currency rate fluctuations, could adversely affect the market price of our Class A common stock.

Additional shares of our Class A common stock will be eligible for public sale in the future and could cause our stock price to drop, even if our business is doing well.

   After this offering, we will have 51,575,459 shares of Class A common stock outstanding, or 52,981,709 shares if the underwriters' over-allotment option is exercised in full. The shares sold in the offering, except for any shares purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act, may be resold in the public market immediately. The remaining shares of our outstanding Class A common stock, representing approximately 81.8%, or 79.7% if the underwriters' over-allotment option is exercised in full, will be restricted securities and will become available for resale on February 4, 2001 due to restrictions on transfer under the stockholders' agreement, although these restrictions may be waived or modified by the parties to that agreement.


   We also intend to register under the Securities Act of 1933 up to 3,754,494 shares of our Class A common stock reserved for issuance under our stock and incentive plan and our employee stock purchase plan.

   In addition, 8,210,826 shares of our Class B non-voting common stock, which are convertible into our Class A common stock on a one-for-one basis in specified circumstances, and 543,683 shares of our Series D preferred stock, which are convertible into shares of common stock on a 23-for-1 basis at any time at the holder's option, will become available for resale in the public market on February 4, 2001, due to restrictions on transfer under the stockholders' agreement.

   As restrictions on resale end, the market price could drop significantly if the holders of these restricted shares sell them or are perceived by the market as intending to sell them. See "Shares Eligible for Future Sale."

Anti-takeover provisions affecting us could prevent or delay a change of control that is beneficial to you.

   Provisions of our certificate of incorporation and bylaws, provisions of our debt instruments and other agreements, and provisions of applicable Delaware law and applicable federal and state regulations may discourage, delay or prevent a merger or other change of control that stockholders may consider favorable. These provisions could:

  . have the effect of delaying, deferring or preventing a change in control of our company;

  . discourage bids for our Class A common stock at a premium over the market price;

  . adversely affect the market price of, and the voting and other rights of the holders of, our Class A common stock; or

  . impede the ability of the holders of our Class A common stock to change our management.

   In addition, our stockholders' agreement, credit facility and the indenture for our outstanding public debt contain limitations on our ability to enter into change of control transactions. See "Certain Relationships and Related Transactions--The AT&T Agreements," "Description of Certain Indebtedness" and "Description of Capital Stock--Anti-Takeover Provisions."

   Our business is subject to regulation by the FCC and state regulatory commissions or similar state regulatory agencies in the states in which we operate. The FCC and some states have statutes or regulations that would require an investor who acquires a specified percentage of our securities or the securities of one of our subsidiaries to obtain approval to own those securities from the FCC or the applicable state commission.

You will experience immediate and substantial dilution.

   The initial public offering price is expected to be substantially higher than the net tangible book deficit of each outstanding share of common stock. Therefore, purchasers of common stock in this offering will suffer immediate and substantial dilution. The dilution will be $17.85 per share at an assumed initial public offering price of $16 per share.

Your ownership interest could be diluted upon conversion of our Series A preferred stock.

   AT&T owns 786,253 shares of our Series A preferred stock. The Series A preferred stock has a liquidation value of $100 per share with dividends accruing at a rate of $10 per share, compounding quarterly from March 31, 1998. On or after February 4, 2006, AT&T may convert each share of Series A preferred stock into a number of shares of common stock equal to:

  . $100 plus unpaid dividends on the share of Series A preferred stock divided by

  . the market price of one share of Class A common stock on the date of conversion and adjusted for the 23-for-1 stock split to be effected immediately prior to the completion of this offering and any subsequent stock split, stock dividend or similar event.

As a result, AT&T will be entitled to a larger number of shares of Class A common stock if the market value of the Class A common stock declines. Any conversion by AT&T will dilute the ownership interest of our existing shares of Class A common stock, which could cause the price of shares of our Class A common stock to decline.

This prospectus contains forward-looking statements that may prove to be incorrect.

   This prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will and "would" or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial position or state other "forward-looking" information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control. The factors listed in this "Risk Factors" section, as well as any cautionary language in this prospectus, provide examples of risk, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our Class A common stock, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have a material adverse effect on our business, results of operations, financial position and the price of our Class A common stock.

                                USE OF PROCEEDS

   The net proceeds we receive from the sale of 9,375,000 shares of our Class A common stock in this offering are estimated to be $138.0 million, or $159.0 million if the underwriters exercise their over-allotment option in full, at an assumed initial public offering price of $16 per share and after deducting underwriting discounts and commissions and estimated offering expenses of $1.5 million payable by us.

   We expect to use the net proceeds for general corporate purposes, including capital expenditures in connection with the expansion of our personal communications services network, sales and marketing activities and working capital. We anticipate spending approximately $157.0 million in the fourth quarter of 1999 and approximately $250.0 million in the year 2000 on capital expenditures to continue our network build-out, although actual amounts expended may vary significantly depending upon the progress of the build-out and other factors. These capital expenditures will be funded through a combination of the proceeds of this offering, cash on hand, borrowings under our credit facility, committed equity investments and other sources. A portion of the net proceeds may also be used to acquire or invest in complementary businesses, technologies, product lines or products. We have no current plans, agreements or commitments with respect to any such acquisition, and we are not currently engaged in any negotiations with respect to any such transaction. Pending such uses, the net proceeds of this offering will be invested in short term, interest-bearing, investment grade securities.

                                DIVIDEND POLICY

   We have never declared or paid a cash dividend on our common stock. For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our common stock. Any future determination to pay dividends will be at the discretion of our board of directors and will be dependent upon then existing conditions, including our financial condition and results of operations, contractual restrictions, business prospects and other factors that the board of directors considers relevant. Our ability to pay dividends is restricted by the terms of our preferred stock, our indenture and our credit facility. See "Description of Capital Stock" and "Description of Certain Indebtedness."

                          OUR CAPITAL STRUCTURE

   As of June 30, 1999, before taking into account the stock split referred to below, we had 786,253 shares of Series A preferred stock, 1,915,187 shares of Series C preferred stock and 543,683 shares of Series D preferred stock outstanding, each with a liquidation value of $100 per share, as well as 273,208 shares of common stock. In connection with this offering, we will adjust our capital structure by:

  . converting all shares of our Series C preferred stock into our common stock;

  .  splitting each share of our common stock into 23 shares; and

  .  issuing 9,375,000 new shares of Class A common stock in the offering.

   All holders of our Series C preferred stock, other than J.P. Morgan Investment Corporation, will convert their shares of Series C preferred stock into our Class A common stock. J.P. Morgan Investment Corporation will convert its shares of Series C preferred stock into 2,578,773 shares of Class A common stock and 8,210,826 shares of Class B non-voting common stock. The Class B non-voting common stock held by J.P. Morgan Investment Corporation is identical in all respects to our Class A common stock except that it is non-voting and is convertible into Class A common stock:

  . when it is transferred to anyone other than J.P. Morgan Investment Corporation or any of its affiliates; or

  . upon receipt by Triton of a written opinion of counsel to the effect that the holder of the stock should not be considered an "affiliate" of Triton, as defined by Rule 405 under the Securities Act, after giving effect to the conversion.

   The 786,253 shares of our Series A preferred stock and the 543,683 shares of our Series D preferred stock will remain outstanding. The Series D preferred stock is convertible at any time, at the holder's option, into shares of our common stock on a 23-for-1 basis, and the Series A preferred stock will be convertible, at the holder's option, into shares of our Class A common stock beginning in 2006.

   After this offering, we will have 72,290,994 common share equivalents outstanding (assuming the underwriters' over-allotment option is not exercised) consisting of:

  .  51,575,459 shares of Class A common stock;

  .  8,210,826 shares of Class B non-voting common stock; and

  . 543,683 shares of Series D preferred stock which are convertible into 12,504,709 shares of common stock.

                                CAPITALIZATION

   The following table sets forth our capitalization as of June 30, 1999:

  .  on an actual basis;

  . on a pro forma basis to reflect the conversion upon the closing of the offering of all outstanding shares of Series C preferred stock into shares of Class A common stock and Class B non-voting common stock; and

  . on a pro forma basis as adjusted to reflect the sale of the Class A common stock offered by this prospectus at an assumed initial public offering price of $16 per share and the receipt of the net proceeds therefrom.

This information should be read in conjunction with our financial statements and related notes thereto included elsewhere in this prospectus.

                                                   As of June 30, 1999
                                              --------------------------------
                                                                    Pro Forma
                                               Actual   Pro Forma  As Adjusted
                                              --------  ---------  -----------
                                               (in thousands, except share
                                                          data)
Long term obligations:
  Bank credit facility....................... $150,000  $150,000    $150,000
  Senior subordinated debt...................  331,650   331,650     331,650
  Capital lease obligations..................    1,924     1,924       1,924
                                              --------  --------    --------
                                               483,574   483,574     483,574
                                              --------  --------    --------
Series A redeemable convertible preferred
 stock 1,000,000 shares authorized, $.01 par
 value, 786,253 shares issued and
 outstanding.................................   89,627    89,627      89,627
Shareholders' Equity:
  Series B preferred stock, $.01 par value;
   2,000,000 shares authorized, no shares
   issued or outstanding.....................       --        --          --
  Series C preferred stock, $.01 par value;
   3,000,000 shares authorized, 1,915,187
   shares issued and outstanding, none on a
   pro forma and as adjusted basis...........       19        --          --
  Series D preferred stock, $.01 par value;
   1,000,000 shares authorized, 543,683
   shares issued and outstanding.............        5         5           5
  Class A common stock, $.01 par value;
   10,000,000 shares authorized, 6,283,779
   shares issued and outstanding, 520,000,000
   shares authorized, 42,122,254 shares
   issued and outstanding on a pro forma
   basis and 51,497,254 as adjusted..........       63       421         515
  Class B non-voting common stock $.01 par
   value; 60,000,000 shares authorized,
   8,210,826 shares issued and outstanding on
   a pro forma as adjusted basis ............       --        82          82
  Additional paid-in capital.................  244,835   244,414     382,320
  Subscription receivable....................  (60,000)  (60,000)    (60,000)
  Accumulated deficit........................ (101,443) (101,443)   (101,443)
  Accumulated other comprehensive income.....      735       735         735
  Deferred compensation......................  (13,302)  (13,302)    (13,302)
                                              --------  --------    --------
    Total Shareholders' Equity...............   70,912    70,912     208,912
                                              --------  --------    --------
    Total Capitalization..................... $644,113  $644,113     782,113
                                              ========  ========    ========

                                   DILUTION

   Our pro forma net tangible book deficit as of June 30, 1999 was approximately $248.7 million, or $4.94 per share of common stock. Pro forma net tangible book deficit represents the amount of total tangible assets less total liabilities, divided by the number of shares of common stock outstanding, assuming conversion of all outstanding shares of Series C preferred stock into common stock. Without taking into account any other changes in the net tangible book deficit after June 30, 1999, other than to give effect to our sale of the 9,375,000 shares of Class A common stock offered hereby at an assumed initial public offering price of $16 per share and our receipt of the estimated net proceeds therefrom, our as adjusted pro forma net tangible book deficit as of June 30, 1999 would have been approximately $110.7 million, or $1.85 per share of common stock. This represents an immediate decrease in net tangible book deficit of $3.09 per share to existing stockholders and an immediate dilution of $17.85 per share to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share...............         $16.00
  Pro forma net tangible book deficit per share before this
   offering................................................... $(4.94)
  Decrease per share attributable to new investors............   3.09
                                                               ------
As adjusted pro forma net tangible book deficit per share
 after this offering..........................................          (1.85)
                                                                       ------
  Dilution per share to new investors.........................         $17.85
                                                                       ======

   The following table summarizes, on a pro forma basis as of June 30, 1999, the differences between existing stockholders and the new investors with respect to the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid before deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

                                Shares Purchased  Total Consideration   Average
                               ------------------ --------------------   Price
                                 Number   Percent    Amount    Percent Per Share
                               ---------- ------- ------------ ------- ---------
Existing shareholders......... 50,333,080   84.3% $193,209,000   56.3%   $3.84
New investors.................  9,375,000   15.7% $150,000,000   43.7%   16.00
                               ----------  -----  ------------  -----
Total......................... 59,708,080  100.0% $343,209,000  100.0%
                               ==========  =====  ============  =====

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

   The following tables present selected financial data derived from the audited combined financial statements of Triton and its predecessor company for the period from March 6, 1997 through December 31, 1997 and the year ended December 31, 1998 and the unaudited financial statements of Triton for the six months ended June 30, 1998 and 1999. In addition, subscriber and customer data for the same periods are presented. The following financial information is qualified by reference to and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes appearing elsewhere in this prospectus.

                             March 6, 1997                Six Months Ended
                                Through     Year Ended        June 30,
                             December 31,  December 31, ----------------------
                                 1997          1998        1998        1999
                             ------------- ------------ ----------  ----------
                                  (in thousands, except per share data)
Statement of Operations
 Data:
Revenues:
  Service revenues.........          --     $   11,172          --  $   17,662
  Roaming revenues.........          --          4,651          --      12,953
  Equipment revenues.......          --            755          --       7,627
                                -------     ----------  ----------  ----------
    Total revenues.........          --         16,578          --      38,242
                                -------     ----------  ----------  ----------
Cost and expenses:
  Costs of services and
   equipment...............          --          5,997          --      27,625
  Operations...............          --         13,045  $    1,444      11,023
  Sales and marketing......          --          1,703          --      20,562
  General and
   administrative..........     $ 2,736          8,570       3,709      10,644
  Depreciation and
   amortization............           5          6,663       1,114      15,969
  Amortization of deferred
   compensation............          --          1,120         306         936
                                -------     ----------  ----------  ----------
    Total operating
     expenses..............       2,741         37,098       6,573      86,759
                                -------     ----------  ----------  ----------
Loss from operations.......      (2,741)       (20,520)     (6,573)    (48,517)
Interest expense...........      (1,228)       (30,391)     (9,872)    (18,847)
Interest and other income..           8         10,635       2,739       2,652
                                -------     ----------  ----------  ----------
Loss before income taxes...      (3,961)       (40,276)    (13,706)    (64,712)
Income tax benefit.........          --          7,536       6,803          --
                                -------     ----------  ----------  ----------
Net loss...................     $(3,961)    $  (32,740) $   (6,903) $  (64,712)
Accretion on preferred
 stock.....................          --         (6,853)     (2,977)     (4,149)
                                -------     ----------  ----------  ----------
Net loss available to
 common stockholders.......     $(3,961)    $  (39,593) $   (9,880) $  (68,861)
                                =======     ==========  ==========  ==========
Unaudited pro forma basic
 and diluted net loss per
 common share..............                 $    (1.04) $     (.33) $    (1.37)
                                            ==========  ==========  ==========
Unaudited pro forma
 weighted average common
 shares
 outstanding...............                 38,044,392  30,279,454  50,237,152
                                            ==========  ==========  ==========

                                                       December 31,
                                                     ----------------- June 30,
                                                      1997      1998     1999
                                                     -------  -------- --------
                                                          (in thousands)
Balance Sheet Data:
Cash and cash equivalents........................... $11,362  $146,172 $  9,250
Working capital.....................................  (5,681)  146,192   40,646
Property, plant and equipment, net..................     473   198,953  293,706
Total assets........................................  13,253   686,859  701,135
Long-term debt and capital lease obligations........      --   465,689  483,574
Redeemable preferred stock..........................      --    80,090   89,627
Shareholders' equity (deficit)......................  (3,959)   95,889   70,912

                               March 6, 1997              Six Months Ended
                                  Through     Year Ended       June 30,
                               December 31,  December 31, -------------------
                                   1997          1998       1998      1999
                               ------------- ------------ --------  ---------
Other Data:
Subscribers (end of period)...         --        33,844         --     78,364
Launched potential customers
 (end of period)..............         --       248,000         --  8,700,000
EBITDA(1) (in thousands)......    $(2,736)     $(13,857)  $ (5,459) $ (32,548)
Cash flows (in thousands)
 from:
  Operating activities........    $(1,077)     $ (4,130)  $   (188) $ (49,575)
  Investing activities........       (478)     (372,372)  (172,229)  (124,108)
  Financing activities........     12,917       511,312    422,563     36,761

--------

(1) "EBITDA" is defined as operating loss plus depreciation and amortization expense. EBITDA is a key financial measure but should not be construed as an alternative to operating income, cash flows from operating activities or net income (or loss), as determined in accordance with generally accepted accounting principles. EBITDA is not a measure determined in accordance with generally accepted accounting principles and should not be considered a source of liquidity. We believe that EBITDA is a standard measure commonly reported and widely used by analysts and investors in the wireless communications industry. However, our method of computation may or may not be comparable to other similarly titled measures of other companies.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

Introduction

   The following discussion and analysis is based upon our financial statements as of the dates and for the periods presented in this section. You should read this discussion and analysis in conjunction with our financial statements and the related notes contained elsewhere in this prospectus.

   We were incorporated in October 1997. In February 1998, we entered into a joint venture with AT&T whereby AT&T contributed to us personal communications services licenses covering 20 MHz of authorized frequencies in a contiguous geographic area encompassing portions of Virginia, North Carolina, South Carolina, Tennessee, Georgia and Kentucky. As part of this agreement, AT&T became our largest equity holder, and we were granted the right to be the exclusive provider of wireless mobility services using equal emphasis co-branding with AT&T in our licensed markets.

   On June 30, 1998, we acquired an existing cellular system serving Myrtle Beach and the surrounding area from Vanguard Cellular Systems of South Carolina, Inc. This transaction was accounted for as a purchase. In connection with this acquisition, we began commercial operations and earning recurring revenue in July 1998. We integrated the Myrtle Beach system into our personal communications services network as part of our Phase I network deployment. Substantially all of our revenues prior to 1999 were generated by cellular services provided in Myrtle Beach. Our results of operations do not include the Myrtle Beach system prior to our acquisition of that system.

   We began generating revenues from the sale of personal communications services in the first quarter of 1999 as part of Phase I of our personal communications services network build-out. Our personal communications services network build-out is scheduled for three phases. We completed the first phase of our build-out in the first half of 1999.

Revenue

   We derive our revenue from the following sources:

  . Service. We sell wireless personal communications services. The various types of service revenue associated with wireless communications services for our subscribers include monthly recurring charges and monthly non-recurring airtime charges for local, long distance and roaming airtime used in excess of pre-subscribed usage. Our customers' roaming charges are rate plan dependent and based on the number of pooled minutes included in their plans. Service revenue also includes monthly non-recurring airtime usage charges associated with our prepaid subscribers and non-recurring activation and de-activation service charges.

  . Equipment. We sell wireless personal communications handsets and accessories that are used by our customers in connection with our wireless services.

  . Roaming. We charge per minute fees to other wireless companies for their customers' use of our network facilities to place and receive wireless services.

   Industry statistics indicate that average revenue per subscriber for the wireless communications business has declined substantially over the period from 1993-1998. Although this decline has stabilized recently, we believe that some deterioration in average revenue per subscriber will continue.

   A particular focus of our strategy is to reduce subscriber churn. Industry data suggest that those providers, including personal communications services providers, that have offered poor or spotty coverage, poor voice quality, unresponsive customer care or confusing billing suffer higher than average churn rates. Accordingly, we have launched, and will continue to launch, service in our markets only after comprehensive and reliable coverage and service can be maintained in that market. In addition, our billing systems have been designed to provide customers with simple, understandable bills and flexible billing cycles. Specifically, we offer simplified rate plans in each of our markets that are tailored to meet the needs of targeted customer segments. We offer regional and national rate plans that include local, long distance and roaming services, as well as bundled minutes with multiple options, designed to suit customers' needs. Finally, proactive subscriber retention is an important initiative for our customer care program.

   We believe our roaming revenues will be subject to seasonality. We expect to derive increased revenues from roaming during vacation periods, reflecting the large number of tourists visiting resorts in our coverage area. We believe that our equipment revenues will also be seasonal, as we expect sales of telephones to peak in the fourth quarter, primarily as a result of increased sales during the holiday season. Although we expect our overall revenues to increase due to increasing roaming minutes, our per-minute roaming revenue will decrease over time according to the terms of our agreements with AT&T.

Costs and Expenses

   Cost of Services and Equipment

   Our costs of services and equipment include:

  . Equipment. We purchase personal communications services handsets and accessories from third party vendors to resell to our customers for use in connection with our services. Because we subsidize the sale of handsets to encourage the use of our services, the cost of handsets is higher than the resale price to the customer. We do not manufacture any of this equipment. Although management expects that handset costs will decline, it does not expect that it will be able to reduce the overall level of handset subsidies since management also believes that retail handset prices will decline proportionally with costs.

  . Roaming Fees. We incur fees to other wireless communications companies based on airtime usage by our customers on other communications networks.

  . Transport and Variable Interconnect. We incur charges associated with interconnection with other carriers' networks. These fees include monthly connection costs and other fees based on minutes of use by our customers.

  . Variable Long Distance. We pay usage charges to other communications companies for long distance service provided to our customers. These variable charges are based on our subscribers' usage, applied at pre-negotiated rates with the other carriers.

  . Cell Site Costs. We will incur expenses for the rent of towers and network facilities and related utility and maintenance charges. We have recently agreed to sell our towers and lease them back.

   Recent industry data indicate that transport, interconnect, roaming and long distance charges that we currently incur will continue to decline, due principally to competitive pressures and new technologies. Cell site costs are expected to increase due to escalation factors included in the lease agreements.

   Operating Expenses

   Our operating expenses include:

  . Operations. Our operations expense includes engineering operations and support, field technicians, network implementation support, product development and engineering management. These expenses reflect employee expenses and also include charges directly associated with the maintenance of network facilities and equipment.

  . Selling and Marketing. Our selling and marketing expense includes the cost of brand management, external communications, retail distribution, sales training, direct, indirect, third party and telemarketing support.

  . General and Administrative. Our general and administrative expense includes customer care, billing, information technology, finance, accounting and legal services. Functions such as customer care, billing, finance, accounting and legal services are likely to remain centralized in order to achieve economies of scale.

  . Depreciation and Amortization. Depreciation of property and equipment is computed using the straight-line method, generally over three to twelve years, based upon estimated useful lives. Leasehold improvements are amortized over the lesser of the useful lives of the assets or the term of the lease. Network development costs incurred to ready our network for use are capitalized. Amortization of network development costs begins when the network equipment is ready for its intended use and is amortized over the estimated useful life of the asset. Our personal communications services licenses and our cellular license are being amortized over a period of 40 years.

  . Amortization of Deferred Compensation. We have recorded $21.3 million of deferred compensation charges associated with the issuances of common and preferred stock to employees. The compensation is recognized over five years as the stock vests.

  . Interest Income (Expense). Interest income is earned primarily on our cash and cash equivalents. Interest expense through June 30, 1999 consists of interest on our credit facility and our senior subordinated discount notes.

   Our ability to improve our margins will depend on our ability to manage our variable costs, including selling general and administrative expense, costs per gross added subscriber and costs of building out our network. We expect our operating costs to grow significantly as our operations expand and our customer base and call volumes increase. Over time, these expenses should represent a reduced percentage of revenues as our customer base grows. Management will focus on application of systems and procedures to reduce billing expense and improve subscriber communication. These systems and procedures will include debit billing, credit card billing, over-the-air payment and Internet billing systems.

Results of Operations

  Six months ended June 30, 1999 compared to six months ended June 30, 1998

   For the six months ended June 30, 1999, total revenue was $38.2 million. This was comprised of service revenue of approximately $17.7 million, equipment revenue which totaled approximately $7.6 million and roaming revenue of approximately $13.0 million. This revenue was primarily related to launching our first 15 markets as part of our Phase I network build-out. We generated no revenue for the six months ended June 30, 1998.

   Cost of services and equipment for the six months ended June 30, 1999 was approximately $27.6 million. These costs were primarily related to launching our first 15 markets as part of completing our Phase I network build-out. We did not incur any cost of services and equipment for the six months ended June 30, 1998.

   Operations expense for the six months ended June 30, 1999 was approximately $11.0 million, as compared to approximately $1.4 million for the six months ended June 30, 1998. This increase was primarily related to launching our first 15 markets as part of completing our Phase I network build-out.

   Selling and marketing expense for the six months ended June 30, 1999 was approximately $20.6 million. These costs were due to higher salary and benefits expenses for new sales and marketing staff and advertising and promotion associated with launching our first 15 markets as part of completing our Phase I network build-out. We did not incur any cost for the six months ended June 30, 1998.

   General and administrative expenses for the six months ended June 30, 1999 were approximately $10.7 million, as compared to approximately $3.7 million for the six months ended June 30, 1998. The increase was due to the development and growth of infrastructure and staffing related to information technology, customer care and other administrative functions incurred in conjunction with the commercial launch of our first 15 markets during the six months ended June 30, 1999.

   Depreciation and amortization expense for the six months ended June 30, 1999 was approximately $16.0 million, as compared to approximately $1.1 million for the six months ended June 30, 1998. This increase was related to depreciation of our fixed assets, as well as the initiation of amortization on personal communications services licenses and the AT&T agreements upon the commercial launch of our Phase I markets.

   Amortization of deferred compensation expense for the six months ended June 30, 1999 was approximately $0.9 million, an increase of $0.6 million over the same period in 1998. This increase is attributable to an increase in the vesting of restricted shares as compared to the same period in 1998.

   For the six months ended June 30, 1999, interest expense was $18.8 million, net of capitalized interest of $7.2 million, an increase of $9.0 million over the same period in 1998. The increase is attributable to increased borrowings as compared to the same period in 1998. We capitalize the interest expense on debt incurred to build out our network until the applicable asset is placed in service.

   For the six months ended June 30, 1999, interest income was $2.5 million, a decrease of $0.2 million over the same period in 1998. This reduction is due primarily to lower cash balances.

   For the six months ended June 30, 1999, our net loss was $64.7 million, as compared to $6.9 million for the same period in 1998. The net loss increased $57.8 million primarily due to the items discussed above.

 Year ended December 31, 1998 compared to the period from March 6, 1997 to December 31, 1997

   Total revenue for the year ended December 31, 1998 was $16.6 million, which was comprised of services, roaming and equipment revenues related to our Myrtle Beach operations, which we acquired in June 1998. We had no revenue for the period from March 6, 1997 to December 31, 1997.

   Costs of services and equipment were $6.0 million for the year ended December 31, 1998. These costs were associated with our Myrtle Beach operations. We had no costs of services and equipment for the period from March 6, 1997 to December 31, 1997.

   Operations expense for the year ended December 31, 1998 was approximately $13.0 million, which was related to our Myrtle Beach operations. We had no operations expense for the period from March 6, 1997 to December 31, 1997.

   Selling and marketing costs were $1.7 million for the year ended December 31, 1998, relating primarily to advertising, marketing and promotional activities associated with our Myrtle Beach operations. We had no selling and marketing expense for the period from March 6, 1997 to December 31, 1997.

   General and administrative expenses increased by $5.8 million to $8.6 million for the year ended December 31, 1998, as compared to the period from March 6, 1997 to December 31, 1997. The increase was due primarily to administrative costs associated with the Myrtle Beach network and our establishment of our corporate and regional operational infrastructure.

   Amortization of deferred compensation expense was $1.1 million for the year ended December 31, 1998, relating to the vesting of shares issued as compensation. We had no amortization of deferred compensation for the period from March 6, 1997 to December 31, 1997.

   For the year ended December 31, 1998, depreciation and amortization expense was $6.7 million. This amount relates primarily to the depreciation of the tangible and intangible assets acquired in the Myrtle Beach transaction and amortization attributable to certain agreements executed in connection with the AT&T joint venture.

   For the year ended December 31, 1998, interest expense was $30.4 million, net of capitalized interest of $3.5 million, as compared to $1.2 million for the period from March 6, 1997 to December 31, 1997. This increase is attributable to increased borrowings in the year ended December 31, 1998.

   For the year ended December 31, 1998, interest and other income was $10.6 million. This amount relates primarily to interest income on our cash and cash equivalents.

   For the year ended December 31, 1998, we recorded a tax benefit of $7.5 million related to temporary deductible differences, primarily net operating losses.

   For the year ended December 31, 1998, our net loss was $32.7 million, as compared to $4.0 million for the period from March 6, 1997 to December 31, 1997. The net loss increased $28.7 million, resulting primarily from the items discussed above.

Liquidity and Capital Resources

   Since inception, our activities have consisted principally of hiring a management team, raising capital, negotiating strategic business relationships, participating in personal communications services auctions, initiating research and development, conducting market research, developing our wireless services offering and network, and launching our wireless services in our Phase I markets. Our primary source of financing during this time has been from borrowings under our credit facility and the net proceeds from issuances of capital stock and senior subordinated discount notes.

   The construction of our network and the marketing and distribution of wireless communications products and services has required, and will continue to require, substantial capital. These capital requirements include license acquisition costs, capital expenditures for network construction, operating cash flow losses and other working capital costs, debt service and closing fees and expenses. We have incurred significant amounts of debt to implement our business plan, and therefore we are highly leveraged. We estimate that our total capital requirements, assuming substantial completion of our network build-out, which will allow us to provide services to 100% of the potential customers in our licensed area, from our inception until December 31, 2001 will be approximately $1.3 billion.

   Costs associated with our network build-out include switches, base stations, towers and antennae, radio frequency engineering, cell site acquisition and construction and microwave relocation, and include $94.0 million of capital expenditures related to purchase commitments as part of our agreement with Ericsson. The actual funds required to build out our personal communications services network may vary materially from these estimates, and additional funds could be required in the event of significant departures from the current business plan, in the event of unforeseen delays, cost overruns, unanticipated expenses, regulatory expenses, engineering design changes and other technological risks.

   We have funded, and expect to continue to fund, our capital requirements with:

  . the proceeds from equity investments by our shareholders and from additional irrevocable equity commitments by our shareholders;

  .  borrowings under our credit facility;

  . the proceeds from an offering of senior subordinated discount notes in 1998;

  .  the proceeds from the sale of our towers; and

  .  the proceeds of this offering.

   We believe that the proceeds from this offering coupled with cash on hand, available credit facility borrowings, the equity investments that have been committed to us and proceeds from the tower sale will be sufficient to meet our projected capital requirements through the end of 2001. See "Use of Proceeds." Although we estimate that these funds will be sufficient to build-out our network and to enable us to provide services to 100% of the customers in our licensed area, it is possible that additional funding will be necessary. See "Risk

Factors--Our future growth may require additional significant capital, and we may not be able to obtain additional capital." Our ability to secure our capital requirements is subject to our ability to construct our network and obtain customers in accordance with our plans and assumptions and a number of other risks and uncertainties, including those discussed under the heading "Risk Factors." The build-out of our network may not be completed as projected, or we may not be able to generate positive cash flow. If any of our projections are incorrect, we may not be able to secure funding for our projected capital requirements.

   Equity Contributions. As part of our joint venture agreement with AT&T, AT&T transferred personal communications services licenses covering 20 MHz of authorized frequencies in exchange for 732,371 shares of our Series A preferred stock and 366,131 shares of our Series D preferred stock. The Series A preferred stock provides for cumulative dividends at an annual 10% rate on the $100 liquidation value per share plus unpaid dividends. These dividends accrue and are payable quarterly; however, we may defer all cash payments due to the holders until June 30, 2008 and quarterly dividends are payable in cash thereafter. The Series A preferred stock is redeemable at the option of its holders beginning in 2018 and at our option, at its accreted value, on or after February 4, 2008. We may not pay dividends on, or, subject to specified exceptions, repurchase shares of, our common stock without the consent of the holders of the Series A preferred stock. The Series D preferred stock provides for dividends when, as and if declared by our board of directors and contains limitations on the payment of dividends on our common stock. For a discussion of our preferred stock in tabular form, see the chart labelled "Principal Terms of Preferred Stock" under "Description of Capital Stock--Preferred Stock."

   In connection with the consummation of the joint venture with AT&T, we received unconditional and irrevocable equity commitments from institutional equity investors, as well as Michael Kalogris and Steven Skinner, in the aggregate amount of $140.0 million in return for the issuance of 1.4 million shares of Series C preferred stock. As of June 30, 1999, $80.0 million of these equity commitments had been funded. We expect that the remaining equity commitments will be funded by November 30, 1999. The Series C preferred stock provides for dividends when, as and if declared by our board of directors and contains limitation on the payment of dividends on our common stock.

   We also received equity contributions from our stockholders in the aggregate amount of $35.0 million in return for the issuance of 350,000 shares of Series C preferred stock in order to fund a portion of our acquisition of an existing cellular system in Myrtle Beach, South Carolina. In addition, we received equity contributions from our stockholders in the aggregate amount of approximately $30.0 million in return for the issuance of 165,187 shares of our Series C preferred stock and 134,813 shares of our Series D preferred stock in order to fund a portion of our Norfolk license acquisition.

   On June 8, 1999, we completed an exchange of licenses with AT&T. We transferred licenses covering the Hagerstown and Cumberland, Maryland areas and received licenses covering the Savannah and Athens, Georgia areas. We issued to AT&T 53,882 shares of our Series A preferred stock and 42,739 shares of our Series D preferred stock in connection with this exchange.

   Credit Facility. On February 3, 1998, we entered into a loan agreement that provided for a senior secured bank facility with a group of lenders for an aggregate amount of $425.0 million of borrowings. On September 22, 1999, we entered into an amendment to that loan agreement under which the amount of credit available to us was increased to $600.0 million. The bank facility provides for:

  . a $175.0 million senior secured Tranche A term loan maturing on August 4, 2006;

  . a $150.0 million senior secured Tranche B term loan maturing on May 4, 2007;

  . a $175.0 million senior secured Tranche C term loan maturing on August 4, 2006; and

  . a $100.0 million senior secured revolving credit facility maturing on August 4, 2006.

   The terms of the bank facility will permit us, subject to various terms and conditions, including compliance with specified leverage ratios and satisfaction of build-out and subscriber milestones, to draw up to $600.0 million to finance working capital requirements, capital expenditures, permitted acquisitions and other corporate purposes. Our borrowings under these facilities are subject to customary conditions, including the absence of material adverse changes.

   We must begin to repay the term loans in quarterly installments, beginning on February 4, 2002, and the commitments to make loans under the revolving credit facility are automatically and permanently reduced beginning on August 4, 2004. In addition, the credit facility requires us to make mandatory prepayments of outstanding borrowings under the credit facility, commencing with the fiscal year ending December 31, 2001, based on a percentage of excess cash flow and contains financial and other covenants customary for facilities of this type, including limitations on investments and on our ability to incur debt and pay dividends. As of June 30, 1999, we had drawn $150.0 million under the Tranche B term loan, which we expect to use to fund future operations. See "Description of Certain Indebtedness--Credit Facility."

   After giving effect to the amendment, we had an additional $450.0 million available under our credit facility as of June 30, 1999.

   Senior Discount Notes. On May 7, 1998, we completed an offering of $512.0 million aggregate principal amount at maturity of 11% senior subordinated discount notes due 2008 under Rule 144A of the Securities Act. The proceeds of the offering, after deducting an initial purchasers' discount of $9.0 million, were $291.0 million. The notes are guaranteed by all of our subsidiaries. The indenture for the notes contains customary covenants, including covenants that limit our subsidiaries' ability to pay dividends to us, make investments and incur debt. The indenture also contains customary events of default.

   Tower Sale. We entered into an agreement on July 13, 1999 with American Tower Corporation to sell all of our owned personal communications tower facilities, along with certain other related assets, and we completed the sale on September 22, 1999. The net proceeds from the sale were $71.1 million at the closing, and we expect to receive an additional $1.5 million upon our construction and sale to American Tower of four additional tower facilities. At the closing of the transaction, the parties entered into certain other agreements, including:

  . a master license and sublease agreement providing for our lease of the tower facilities from American Tower;

  . an amendment to an existing build-to-suit agreement between us and American Tower providing for American Tower's construction of 100 additional tower sites that we will then lease from American Tower; and

  . an amendment to an existing site acquisition agreement expanding the agreement to provide for American Tower to perform site acquisition services for 70% of the tower sites we develop through December 31, 2000.

   Historical Cash Flow. For the year ended December 31, 1998, net cash provided by financing activities increased $498.4 million to $511.3 million, as compared to the period from March 6, 1997 to December 31, 1997. The increase was due primarily to proceeds from borrowings under our credit facility of $150.0 million, proceeds from the issuance of senior subordinated discount notes of $291.0 million, which was net of an initial purchasers' discount of $9.0 million, and capital contributions of $82.7 million from the cash equity investors and certain management shareholders related to funding of their capital commitments and receipt of additional capital contributions related to the Myrtle Beach and Norfolk acquisitions.

   Cash and cash equivalents totaled $9.3 million at June 30, 1999, as compared to $146.2 million at December 31, 1998. This decrease was the result of capital expenditures of $111.4 million related to our network build-out and the purchase of marketable securities of $22.5 million. Net working capital totaled approximately $40.6 million at June 30, 1999, as compared to $146.2 million at December 31, 1998.

   Total capital expenditures for 1998 were approximately $87.7 million. We estimate that capital expenditures will total approximately $300.0 million for the year ended December 31, 1999, and we have incurred $111.4 million of capital expenditures in the six months ended June 30, 1999.

Year 2000 Compliance

   The year 2000 issue is the result of computer programs being written using two digits rather than four digits to define the applicable year. Computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations and a temporary inability to process transactions, send invoices or engage in normal business activities.

   Currently, we are actively taking measures to eliminate or mitigate the impact of any issues associated with the year 2000. To that end, we have established a project team with senior management sponsorship to provide centralized coordination for our year 2000 related activities. Our program is divided into five major phases which we implemented concurrently.

   Awareness Phase. In the awareness phase we established the guidelines for the year 2000 project and communicated this information to the appropriate parties. We have completed this phase.

   Assessment Phase. In the assessment phase of the program we defined the scope and level of effort for our project by conducting an inventory of potentially date and time sensitive applications. Upon completion of the inventory we must have determined the compliance status and the actions that will be required to bring non-conforming items into a conforming status. Through this assessment and surveying process, we are identifying those remediation efforts necessary to ensure that our systems and applications will continue to operate without interruption prior to, during and after the year 2000. We expect to complete the assessment phase fully by November 1, 1999 and have completed the assessment for all our mission critical systems and components. However, we cannot assure you that the information provided to us by our vendors, suppliers and third-party providers, upon whom we rely for our services, is accurate. As such, we cannot guarantee that inaccurate information provided to us could not have a material adverse effect upon our business.

   The project team has substantially completed the inventory phase and has made significant progress on completing the assessment phase. We procured the majority of our software, hardware and firmware deployed as part of our start-up operation at the latest revision levels and we believe to be year 2000 capable, but our process requires a reverification of the year 2000 readiness capabilities of our vendors, suppliers and third party providers.

   To date, our assessments have shown that our main switching and transmission equipment, with the exception of the Myrtle Beach operational systems, is capable of correctly recognizing and processing date sensitive information. This capability was further demonstrated through inter-operability testing conducted by the Cellular Telecommunications Industry Association. In addition to revealing the year 2000 readiness of the wireless operational infrastructure, initial assessments of support system providers have revealed some products and applications that are not currently year 2000 compatible. In all the instances we have identified to date, the suppliers of those products or applications have asserted that their products will be compliant in the third quarter of 1999.

   Remediation Phase. The remediation phase of our program encompasses the upgrade, modification or replacement of the non-conforming systems and components. The remediation phase has begun, and we will continue to conduct our remediation program in parallel with our assessment phase to assure all remediation is completed in a timely fashion. All systems that we have found to be non-compliant have either been remediated or are in the process of remediation. Although the Myrtle Beach operational systems are not currently year 2000 compliant, we expect to complete this remediation effort by the end of November 1999. Our failure to upgrade the Myrtle Beach operational systems to year 2000 compliance could have a material adverse effect on our business.

   Validation Phase. Validation is the process used to ensure that the systems and components will properly function prior to, during and after the year 2000. The focus of our validation efforts is on testing and analysis of vendor supplied testing. We expect to complete all mission critical testing and the validation phase by November 30, 1999. However, we cannot guarantee that the systems of other companies which we rely on will be converted on a timely basis or that another company's failure to convert would not have a material adverse effect on our business.

   Implementation Phase. The implementation phase of the project involves the development and implementation of contingency plans. We have begun the process of developing a comprehensive set of contingency plans to address situations that may result if we experience any disruptions of our critical operations due to year 2000 related issues. The goal of the contingency plans is to minimize the impact of any year 2000 interruptions as well as to mitigate any resulting damages. We expect to have all contingency plans for mission critical functions in place by November 15, 1999 and plans for the remaining functions shortly thereafter. We expect to complete the implementation phase, as a whole, by November 30, 1999. We cannot assure you that we will be able to develop contingency plans that will adequately address issues that may arise due to year 2000 issues. Our failure to resolve such issues successfully could result in a disruption of our service and operations, which would have a material adverse effect on our business.

   We estimate the costs associated with year 2000 issues to be approximately $350,000, excluding internal costs, of which we have spent $220,000 to date. These costs are not material to our business operations or financial position. The costs of our contingency plan and the date on which we believe we will complete year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions regarding future events, including the continued availability of certain resources, third-party modification plans and other factors. We cannot assure you that we will achieve these estimates, and actual results could differ materially from those we anticipate.

Inflation

   We do not believe that inflation has had a material impact on operations.

Qualitative and Quantitative Disclosures About Market Risks

   We utilize interest rate swaps to hedge against the effect of interest rate fluctuations on our senior debt portfolio. We do not hold or issue financial instruments for trading or speculative purposes. As of June 30, 1999, we entered into two interest rate swap transactions having an aggregate non-amortizing notional amount of $75 million. Both instruments terminate on December 4, 2003. As of December 31, 1998 and June 30, 1999, we were in a net gain position. Net gain or loss positions are settled quarterly. We pay a fixed rate (4.76% and 4.805%) and receive a floating rate, equivalent to the three month London interbank offered rate, on respective $40 million and $35 million notional amounts. A 100 basis point fluctuation in market rates would not have a material effect on our overall financial condition. We are required to fix or limit the interest cost with respect to at least 50% of the total amount of our outstanding indebtedness, as dictated by our credit agreement. Swap counterparties are major commercial banks.

   Our investment portfolio consists of short-term assets having maturities of less than one year and is managed by institutions which carry the highest credit rating from S&P or from Moody's. While these investments are subject to a degree of interest rate risk, it is not considered to be material relative to our overall investment income position.

Interest Rate Risk Management Agreements

   Our interest rate risk management program focuses on minimizing exposure to interest rate movements, setting an optimal mixture of floating and fixed rate debt and minimizing liquidity risk. To the extent possible, we manage interest rate exposure and the floating to fixed ratio through our borrowings, but sometimes we use interest rate swaps to adjust our risk profile. We selectively enter into interest rate swaps to manage interest rate exposure only.

   We enter into interest rate protection agreements to lock in interest rates on the variable portion of our debt. We do not use these agreements for trading or other speculative purposes, nor are we a party to any leveraged derivative instrument. Although these agreements are subject to fluctuations in value, they are generally offset by fluctuations in the value of the underlying instrument or anticipated transaction.

   In an interest rate swap, we agree to exchange, at specified intervals, the difference between a variable interest rate, based on the three-month London interbank offer rate, and either a fixed rate or another variable interest rate calculated by reference to an agreed-upon notional principal amount. The resulting rate differential is reflected as an adjustment to interest expense over the life of the swap. We did not exercise these swaps during 1998. At December 31, 1998, we would have received $23,000 to settle these agreements.

   The following table summarizes our off-balance sheet interest rate swap agreements at December 31, 1998:

                         Notional                                   Pay Rate Receive Rate
                          Amount  Fair Value        Maturity        (Fixed)   (Variable)
                         -------- ---------- ---------------------- -------- ------------
                                             (dollars in thousands)
Pay fixed rate, receive
 floating rate.......... $35,000     $254            12/03           4.805%     5.156%
Pay fixed rate, receive
 floating rate.......... $40,000     $369            12/03           4.760%     5.156%

   Payments under each agreement are quarterly, commencing March 1999 and ending December 2003.

Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board, or FASB, issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments imbedded in other contracts, collectively referred to as derivatives, and for hedging activities. As issued, SFAS 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999, with earlier application encouraged. On July 8, 1999, the FASB issued SFAS No. 137, "Deferral of the Effective Date of SFAS No. 133," which delayed the effective date of SFAS 133 for one year to fiscal years beginning after June 15, 2000. We are currently evaluating the financial impact of adopting SFAS No. 133. The adoption is not expected to have a material impact on our consolidated result of operations, financial position or cash flows.

                                   BUSINESS

Overview

   We are a rapidly growing provider of wireless personal communications services in the southeastern United States. Our personal communications services licenses cover approximately 13 million potential customers in a contiguous geographic area encompassing portions of Virginia, North Carolina, South Carolina, Tennessee, Georgia and Kentucky. In February 1998, we entered into a joint venture with AT&T, our largest equity sponsor. As part of the agreement, AT&T contributed personal communications services licenses for 20 MHz of authorized frequencies covering 11 million potential customers within defined areas of our region in exchange for an equity position in Triton. Since that time, we have expanded our coverage area to include an additional 2 million potential customers through acquisitions and license exchanges with AT&T. As part of the transactions with AT&T, we were granted the right to be the exclusive provider of wireless mobility services using equal emphasis co-branding with AT&T within our region. We believe our markets are strategically attractive because of their proximity to AT&T's wireless systems in the Washington, D.C., Charlotte, North Carolina and Atlanta, Georgia markets, which collectively cover a population of more than 27 million individuals. Our market location is attractive as we are the preferred provider of wireless mobility services to AT&T's digital wireless customers who roam into our markets. Our strategy is to provide extensive coverage to customers within our region, to offer our customers coast-to-coast coverage and to benefit from roaming revenues generated by AT&T's and other carriers' wireless customers who roam into our covered area. Our management team is led by Michael Kalogris and Steven Skinner, the former Chief Executive Officer and Chief Operating Officer of Horizon Cellular Group, respectively.

   Our network build-out is scheduled for three phases. In the first half of 1999, we completed Phase I of this build-out and successfully launched personal communications services in 15 markets. We are now able to provide service to over 8.7 million individuals, or 67% of our potential customers. Our network in these 15 markets includes 660 cell sites and four switches. Since we began offering services in these 15 markets, our subscriber base and the number of minutes generated by non-Triton subscribers roaming onto our network have grown dramatically. From January 1999 to June 1999, our subscriber base grew from 33,844 users to 78,364 users, and roaming minutes generated by non-Triton subscribers increased from approximately 0.7 million minutes per month to approximately 11.4 million minutes per month.

   We are in the process of completing our Phase II network build-out. Phase II of our network will cover 18 additional cities, 4.1 million potential customers, approximately 4,400 highway miles, 580 new cell sites and two incremental switches. We expect to complete Phase II of our build-out and launch services in these 18 new markets by the end of the first quarter of 2000. When Phase II is complete, we will be able to provide services to 98% of the potential customers in our licensed area.

   Phase III of our network build-out will focus on covering major highways linking the cities in our licensed area, as well as neighboring cities where AT&T and other carriers use compatible wireless technology. We expect Phase III to be completed by year-end 2001 and to add approximately 1,050 cell sites and two switches to our network. Upon completion of Phase III, we will be able to provide services to 13 million potential customers, and our network will include approximately 2,300 cell sites and eight switches and span approximately 18,000 highway miles.

   The following table shows the three phases of our planned network build-out:

                    Phase I                 Phase II             Phase III
             ---------------------- ------------------------ ------------------
North
 Carolina... Fayetteville-Lumberton Asheville-Hendersonville Roanoke Rapids
             Hickory-Lenoir         Rocky Mount-Wilson
             Wilmington             New Bern
                                    Jacksonville
                                    Greenville-Washington
                                    Goldsboro-Kinston
South
 Carolina... Myrtle Beach           Sumter                   Greenwood
             Anderson               Hilton Head              Orangeburg
             Charleston             Beaufort
             Columbia
             Florence
             Greenville-Spartanburg
Georgia..... Augusta                Savannah
                                    Athens

Virginia.... Norfolk-Virginia Beach Danville
             Charlottesville        Harrisonburg
             Fredericksburg         Lynchburg
             Richmond-Petersburg    Martinsville
             Roanoke                Staunton-Waynesboro
                                    Winchester
Tennessee...                        Kingsport
Kentucky....                                                 Middlesboro-Harlan
Highway
 Miles...... 427                    4,379                    13,224

   Our markets have attractive demographic characteristics for wireless communications services, including population growth rates that are higher than the national average and population densities that are 87% greater than the national average.

   Our goal is to provide our customers with simple, easy-to-use wireless services with coast-to-coast service, superior call quality, personalized customer care and competitive pricing. We utilize a mix of sales and distribution channels, including a network of 42 company-owned retail stores, over 150 indirect outlets, including nationally recognized retailers such as Circuit City, Office Depot, Staples and Best Buy, and approximately 60 direct sales representatives covering corporate accounts. We currently plan to add approximately 46 additional company-owned retail stores in 1999.

   We believe that as a Member of the AT&T Wireless Network, we will attract customers by capitalizing on AT&T's national brand and its extensive digital wireless network. We have also entered into an agreement with two other Members of the AT&T Wireless Network, TeleCorp PCS and Tritel PCS, to operate with those affiliates under a common regional brand name, SunCom, throughout an area covering approximately 43 million potential customers primarily in the south-central and southeastern United States. We believe this arrangement will allow us to establish a strong regional brand name within our markets.

Strategic Alliance with AT&T

   One of our most important competitive advantages is our strategic alliance with AT&T, the largest provider of wireless communications services in the United States. As part of its strategy to rapidly expand its digital wireless coverage in the United States, AT&T has focused on constructing its own network and making strategic acquisitions in selected cities, as well as entering into agreements with four independent wireless operators, including Triton, to construct and operate personal communications services networks in other markets.

   Our strategic alliance with AT&T provides us with many business, operational and marketing advantages, including the following:

  . Recognized Brand Name. We market our wireless services to our potential customers giving equal emphasis to the SunCom and AT&T brand names and logos. We believe that association with the AT&T brand name significantly increases the likelihood that potential customers will purchase our wireless communications services.

  . Exclusivity. We are AT&T's exclusive provider of facilities-based wireless mobility communications services using equal emphasis co-branding with AT&T in our covered markets, and, from time to time, we may participate with AT&T in other programs. Additionally, we have entered into an agreement whereby AT&T provides long distance services to us at preferred rates.

  . Preferred Roaming Partner. We are the preferred carrier for AT&T's digital wireless customers who roam into our coverage area. We expect to benefit from growth in roaming traffic as AT&T's digital wireless customers, particularly those in Washington, D.C., Charlotte, North Carolina and Atlanta, Georgia, travel into our markets.

  . Coverage Across the Nation. With the use of advanced multi-mode handsets which transition between personal communications services and cellular frequencies, our customers have access to coast-to-coast coverage through our agreements with AT&T, other Members of the AT&T Wireless Network and with other third-party roaming partners. These agreements cover approximately 98% of the United States population, including in-region roaming coverage in all of our covered markets. We believe this coast-to-coast coverage provides a significant advantage over our personal communications services competitors in our markets and allows us to offer competitive pricing plans, including national rate plans.

  . Volume Discounts. We receive preferred terms on certain products and services, including handsets, infrastructure equipment and administrative support from companies who provide these products and services to AT&T. For example, we have arrangements with Lucent Technologies, Inc., Ericsson and Nokia Corp. to supply us with handsets, mobile telephone equipment, software and services at preferred prices.

  . Marketing. We benefit from AT&T's nationwide marketing and advertising campaigns, including the success of AT&T's national rate plans, in the marketing of our own plans. In addition, we are working with AT&T's national sales representatives to market our wireless services to AT&T corporate customers located in our markets.

Competitive Strengths

   In addition to the advantages provided by our strategic alliance with AT&T, we have the following competitive strengths:

  . Attractive Licensed Area. Our markets have favorable demographic characteristics for wireless communications services, such as population growth that is higher than the national average and population densities that are 87% greater than the national average. In addition, we believe our markets are strategically important to AT&T's digital wireless network as our licensed areas are adjacent to three of its most important markets on the eastern seaboard--Washington, D.C., Charlotte, North Carolina and Atlanta, Georgia.

  . Advanced Technology. We are building our personal communications services network using time division multiple access digital technology. This technology is also used by AT&T, and, therefore, our network is compatible with AT&T's network and other time division multiple access digital technology networks. This technology allows wireless communications service providers to offer enhanced features, higher network quality, improved in-building penetration and greater network capacity relative to analog cellular service. In addition, handsets operating on a digital system are capable of sleep-mode while turned on but not in use, thus increasing standby availability for incoming calls as users will be able to leave these phones on for significantly longer periods than they can with wireless phones using an earlier technology.

  . Experienced Management. We have a management team with a high level of experience in the wireless communications industry. Our senior management team has an average of 11 years of experience with wireless leaders such as AT&T, Bell Atlantic, Horizon Cellular and ALLTEL. Our senior management team also owns in excess of 10% of our Class A common stock, after giving effect to the offering.

  . Contiguous Service Area. We believe our contiguous service area allows us to cost effectively offer large regional calling areas to our customers. Further, we believe that we generate operational cost savings, including sales and marketing efficiencies, by operating in a contiguous service area. Operating in a contiguous service area also enables us to route a large number of minutes on our network, thereby reducing interconnect costs for access to other networks.

  . Strong Capital Base. Following the completion of this offering, our business plan from inception through year-end 2001 will be fully funded with capital of approximately $1.4 billion, consisting of $191.5 million of irrevocable equity commitments, $133.2 million of AT&T capital contributions, up to $600.0 million of borrowings under our senior credit facilities, approximately $291.0 million of net proceeds from a senior subordinated notes offering completed in 1998, approximately $72.6 million of proceeds from the sale of communications towers and approximately $138.0 million of net proceeds from this offering. Our equity sponsors include AT&T, Chase Capital Partners, J.P. Morgan Investment Corporation, Desai Capital Management Incorporated, Toronto Dominion Capital (USA), Inc., First Union Capital Partners, Inc. and Duff Ackerman Goodrich & Assoc. L.P.

Business Strategy

   Our objective is to become the leading provider of wireless communications services in the markets we serve. We intend to achieve this objective by pursuing the following business strategies:

  . Operate a Superior, High Quality Network. We are committed to making the capital investment required to develop and operate a superior, high quality network. Our network, when complete, will include approximately 2,300 cell sites and eight switches and span approximately 18,000 highway miles. We believe this network will enable us to provide extensive coverage within our region and consistent quality performance, resulting in a high level of customer satisfaction. Our capital investment is designed to provide a highly reliable network as measured by performance factors such as percentage of call completion and number of dropped calls. We maintain a state-of-the-art network operations system to ensure continuous monitoring and maintenance of our network, and we also have a disaster recovery plan.

  . Provide Superior Coast-to-Coast and In-Market Coverage. Our market research indicates that scope and quality of coverage are extremely important to customers in their choice of a wireless service provider. We have designed extensive local calling areas, and we offer coast-to-coast coverage through our arrangements with AT&T, its affiliates and other third-party roaming partners. Our network covers those areas where people are most likely to take advantage of wireless coverage, such as suburbs, metropolitan areas and vacation locations. Through the use of multi-mode handsets, we offer our customers a large in-market licensed area and coast-to-coast roaming, providing them with reliable, quality service.

  . Provide Enhanced Value at Low Cost. We offer our customers advanced services and features at competitive prices. Our affordable, simple pricing plans are designed to promote the use of wireless services by enhancing the value of our services to our customers. We include usage-enhancing features such as call waiting, voice mail, three-way conference calling and short message service in our basic packages. We market our services with a simple, all-in-one focus: digital phone, pager and voice mail. We also allow customers to purchase large packages of minutes per month for a low fixed price. These minutes can generally be used throughout the southeast region of the United States without paying additional roaming fees or long distance charges. We believe we can offer competitive services because of the cost advantages provided by our agreements with AT&T and the other SunCom companies, the cost-effective characteristics of time division multiple access digital technology and our centralized administrative functions and efficient distribution.

  . Deliver Quality Customer Service. We believe that superior customer service is a critical element in attracting and retaining customers. Our systems have been designed with open interfaces to other systems. This design allows us to select and deploy the best software package for each application in our administrative systems. Our point-of-sale activation process is designed to ensure quick and easy service initiation, including customer qualification. We also emphasize proactive and responsive customer care, including rapid call-answer times, welcome packages and anniversary calls. We currently operate state-of-the-art customer care facilities in Richmond, Virginia and Charleston, South Carolina that house our customer service and collections personnel.

License Acquisition Transactions

   Our original personal communications services licenses were acquired as part of our joint venture agreement with AT&T.

   On June 30, 1998, we acquired an existing cellular system serving Myrtle Beach and the surrounding area from Vanguard Cellular Systems for a purchase price of approximately $160.0 million. We integrated the Myrtle Beach system, which used time division multiple access digital technology, into our personal communications services network as part of our Phase I network deployment. Substantially all of our revenues prior to 1999 were generated by services provided in Myrtle Beach. We have used our position in Myrtle Beach to secure roaming arrangements with other carriers that enable us to offer regional calling plans on a cost-effective basis.

   On December 31, 1998, we acquired from AT&T a personal communications services license covering the Norfolk, Virginia basic trading area, as well as a recently deployed network plant and infrastructure, for an aggregate purchase price of $105.0 million. The integration and launch of our Norfolk personal communications services were completed as part of our Phase I network build-out.

   On June 8, 1999, we completed an exchange of personal communications services licenses with AT&T. As part of this transaction, we transferred Hagerstown and Cumberland, Maryland personal communications services licenses that cover approximately 512,000 potential customers, with an estimated value of $5.1 million, for Savannah and Athens, Georgia personal communications services licenses that cover approximately 517,000 potential customers, with an estimated value of $15.5 million. We also issued to AT&T 53,882 shares of our Series A preferred stock and 42,739 shares of our Series D preferred stock, with estimated values of $5.8 million and $4.6 million, respectively, in connection with the exchange. We expect to build out our Savannah and Athens licenses as part of Phase II of our network deployment plan.

Summary Market Data

   The following table presents statistical information concerning the markets covered by our licenses.

                               1997      Estimated
                            Potential    % Growth   Population  Local Interstate
Licensed Areas(1)          Customers(2)  1995-2000  Density(3) Traffic Density(4)
-----------------          ------------  ---------  ---------- ------------------
Charlotte Major Trading
 Area
Anderson, SC.............       329.4       0.97%      114           29,830
Asheville/Hendersonville,
 NC......................       568.2       1.41        93           28,806
Charleston, SC...........       638.0      (0.10)      118           36,887
Columbia, SC.............       627.9       1.18       158           31,678
Fayetteville/Lumberton,
 NC......................       642.0       1.51       133           27,781
Florence, SC.............       257.0       0.80       113           24,924
Goldsboro/Kinston, NC....       233.0       0.98       114            9,068
Greenville/Washington,
 NC......................       241.3       1.31        60             n.m.
Greenville/Spartanburg,
 SC......................       853.2       0.94       215           28,578
Greenwood, SC............        72.8       0.58        91             n.m.
Hickory/Lenoir, NC.......       319.9       1.16       196           31,709
Jacksonville, NC.........       150.3       0.67       197             n.m.
Myrtle Beach, SC.........       156.6       0.83       137             n.m.
New Bern, NC.............       166.9       0.49        82             n.m.
Orangeburg, SC...........       118.8       0.25        63           27,530
Roanoke Rapids, NC.......        79.6       0.55        63           28,837
Rocky Mount/Wilson, NC...       212.7       0.82       150           26,101
Sumter, SC...............       154.1       0.87        92           19,303
Wilmington, NC...........       304.3       2.50       106           14,139
Knoxville Major Trading
 Area
Kingsport, TN............       682.2       0.38       116           23,560
Middlesboro/Harlan, KY...       123.3       0.23        77             n.m.
Atlanta Major Trading
 Area
Athens, GA...............       187.8       1.66       136           37,150
Augusta, GA..............       567.8       0.51        88           24,425
Savannah, GA.............       715.0       1.38        78           24,362
Washington Major Trading
 Area
Charlottesville, VA......       211.4       1.13        73           15,981
Fredericksburg, VA.......       132.5       2.64        98           67,775
Harrisonburg, VA.........       140.9       0.98        57           29,618
Winchester, VA...........       154.8       1.23       116           25,166
Richmond Major Trading
 Area
Danville, VA.............       177.6       0.32        79             n.m.
Lynchburg, VA............       158.1       0.01       116           32,447
Martinsville, VA.........        89.3      (0.34)      102             n.m.
Norfolk-Virginia Beach,
 VA......................     1,771.9       0.93       299           61,252
Richmond/Petersburg, VA..     1,202.7       0.84       131           36,233
Roanoke, VA..............       638.8       0.48        90           27,649
Staunton/Waynesboro, VA..       106.9       0.62        75           27,180
 Triton total/average....    13,186.1(5)    0.91(6)    144(7)        30,240(8)
 U.S. average............        n.a.       0.83        77(9)        31,521

   All figures are based on 1997 estimates published by Paul Kagan Associates, Inc. in 1998.

  (1)  Licensed major trading areas are segmented into basic trading areas.

  (2) The estimated average annual population growth rate for 1995-2000 was applied to estimates of 1995 potential customers to calculate the 1997 potential customers in each market.

  (3)  Number of potential customers per square mile.

  (4) Daily vehicle miles traveled (interstate only) divided by interstate highway miles in the relevant area.

  (5)  Total potential customers in the licensed area.

  (6) Weighted by potential customers. Projected average annual population growth in our licensed area.

  (7) Weighted by population equivalents. Average number of potential customers per square mile in our licensed area.

  (8) Weighted by interstate miles. Average daily vehicle miles traveled (interstate only) divided by interstate highway miles in our licensed area.

  (9)  Average number of potential customers per square mile for the U.S.

Sales and Distribution

   Our sales strategy is to utilize multiple distribution channels to minimize customer acquisition costs and maximize penetration within our licensed service area. Our distribution channels include a network of company-owned retail stores, independent retailers and a direct sales force for corporate accounts, as well as direct marketing channels such as telesales, neighborhood sales and online sales. We also work with AT&T's national corporate account sales force to cooperatively exchange leads and develop new business.

  . Company-Owned Retail Stores. We make extensive use of company-owned retail stores for the distribution and sale of our handsets and services. We believe that company-owned retail stores offer a considerable competitive advantage by providing a strong local presence, which is required to achieve high penetration in suburban and rural areas. We also believe that company-owned retail stores offer one of the lowest customer acquisition costs among our different distribution channels. Sales representatives in company-owned retail stores receive in-depth training, which allows them to explain our wireless communications services simply and clearly. This training, combined with the use of a highly sophisticated point-of-sale terminal, enables completion of an entire transaction, from the time the customer enters the store to the time of handset activation, within ten minutes. We believe this process distinguishes us from our competitors and will increase subscribership within our markets. Our flagship stores are located in the principal retail district in each market. We have opened 42 company-owned SunCom stores as of June 30, 1999, and by year-end 1999, we expect to own approximately 90 SunCom stores.

  . Retail Outlets. We have negotiated distribution agreements with national and regional mass merchandisers and consumer electronics retailers, including Circuit City, Office Depot, Staples, Best Buy, Metro Call and Zap's. We currently have over 150 retail outlet locations where customers can purchase our services. These distributors are chosen based upon their ability to reach our target customers in our service area. In some of these retail store locations, we are implementing a store-within-a-store concept, which uses visual merchandising to capitalize on the brand awareness created by both SunCom and AT&T advertising. We support their dedication of valuable floor space to wireless communications products through a local team of retail merchandisers and attention grabbing point-of-sale materials.

  . Direct Sales. We focus our direct sales force on high-revenue, high-profit corporate users. Our direct corporate sales force consists of approximately 60 dedicated professionals targeting wireless decision-makers within large corporations. We also benefit from AT&T's national corporate accounts sales force, which supports the marketing of our services to AT&T's large national accounts located in certain of our service areas. We have formed regional advisory groups as an additional way to interface with corporate customers in our markets. These advisory groups are comprised of local business leaders who are wireless users or prospective users and are designed to provide timely feedback regarding our proposed wireless offerings and to establish a customer base prior to launch. See "--Marketing Strategy."

  . Direct Marketing. We use direct marketing efforts such as direct mail and telemarketing to generate customer leads. Telesales allow us to maintain low selling costs and to sell additional features or customized services.

  . Website. Our web page provides current information about us, our markets and our product offerings. We are also establishing an online store on our website. The web page conveys our marketing message, and we expect it will generate customers through online purchasing. We deliver all information that a customer requires to make a purchasing decision at our website. Customers are able to choose rate plans, features, handsets and accessories. The online store will provide a secure environment for transactions, and customers purchasing through the online store will encounter a transaction experience similar to that of customers purchasing service through other channels.

Marketing Strategy

   Our marketing strategy has been developed on the basis of extensive market research in each of our markets. This research indicates that the limited coverage of existing wireless systems, relatively high cost, inconsistent performance and overall confusion about wireless services create subscriber dissatisfaction and reduce the attractiveness of wireless services for potential new subscribers. We believe that our affiliation with the AT&T brand name and the distinctive advantages of our time division multiple access digital technology, combined with simplified, attractive pricing plans, will allow us to capture significant market share from existing analog cellular providers in our markets and to attract new wireless users. We are focusing our marketing efforts on four primary market segments:

  .  current cellular users;

  . individuals with the intent to purchase a wireless product within six months;

  .  corporate accounts; and

  .  pre-paid subscribers.

   For each segment, we are creating a specific marketing program including a service package, pricing plan and promotional strategy. We believe that targeted service offerings will increase customer loyalty and satisfaction, thereby reducing customer turnover.

   The following are key components of our marketing strategy:

  . Regional Co-Branding. We have entered into agreements with TeleCorp PCS and Tritel PCS, two other companies affiliated with AT&T, to adopt a common regional brand, SunCom. We market our wireless services as SunCom, Member of the AT&T Wireless Network and use the globally recognized AT&T brand name and logo in equal emphasis with the SunCom brand name and logo. We believe that use of the AT&T brand reinforces an association with reliability and quality. We and the other SunCom companies are establishing the SunCom brand as a strong local presence with a service area covering approximately 43 million potential customers. We enjoy preferred pricing on equipment, handset packaging and distribution by virtue of our affiliation with AT&T and the other SunCom companies. See "Certain Relationships and Related Transactions-- The AT&T Agreements" and "--Other Related Party Transactions."

  . Pricing. Our pricing plans are competitive and straightforward, offering large packages of minutes, large regional calling areas and usage enhancing features. One way we differentiate ourselves from existing wireless competitors is through our pricing policies. We offer pricing plans designed to encourage customers to enter into long term service contract plans.

   We offer our customers regional, network only and national rate plans. Our rate plans allow customers to make and receive calls anywhere within the southeast region and the District of Columbia without paying additional roaming or long distance charges. By contrast, competing flat rate plans generally restrict flat rate usage to such competitors' owned networks. By virtue of our roaming arrangements with AT&T, its affiliates and other third-party roaming partners, we believe we can offer competitive regional, network only and national rate plans. Our sizable licensed area allows us to offer large regional calling areas at rates as low as $.07 per minute throughout the Southeast.

   We also offer pre-pay plans that provide an opportunity for individuals whose credit profiles would not otherwise allow them access to wireless communications to take advantage of our services and an attractive alternative for parents and employers who may need or want to control use by family members or employees, respectively. We offer our pre-paid subscribers most of the same digital services and features available to our other customer segments. Typical pre-pay plans of competitors, by contrast, provide low quality handsets, high per-minute rates and limited services and features.

   Customer Care. We are committed to building strong customer relationships by providing our customers with service that exceeds expectations. We currently operate state-of-the-art customer care facilities in Richmond, Virginia and Charleston, South Carolina that house our customer service and collections personnel. Through the support of approximately 100 customer care representatives and a sophisticated customer care platform provided by Integrated Customer Systems, we have been able to implement one ring customer care service using live operators and state-of-the-art call routing, so that over 90% of incoming calls to our customer care centers are answered on the first ring. In addition, we emphasize proactive and responsive customer service, including at least four customer contacts annually such as welcome calls, first bill calls and anniversary calls. We believe these initiatives will result in higher levels of customer satisfaction and reduced customer turnover. We also intend to expand our web-based services to include online account-specific information that allows customers to check billing, modify service or otherwise manage their accounts to enhance our customer care.

   Future Product Offerings. We may bundle our wireless communications services with other communications services through strategic alliances and resale agreements with AT&T and others. We also may offer service options in partnership with local business and affinity marketing groups. Examples of these arrangements include offering wireless services with utility services, banking services, cable television, Internet access or alarm monitoring services in conjunction with local information services. Such offerings provide the customer access to information, such as account status, weather and traffic reports, stock quotes, sports scores and text messages from any location.

   Advertising. We believe our most successful marketing strategy is to establish a strong local presence in each of our markets. We are directing our media and promotional efforts at the community level with advertisements in local publications and sponsorship of local and regional events. We combine our local efforts with mass marketing strategies and tactics to build the SunCom and AT&T brands locally. Our media effort includes television, radio, newspaper, magazine, outdoor and Internet advertisements to promote our brand name. In addition, we use newspaper and radio advertising and our web page to promote specific product offerings and direct marketing programs for targeted audiences.

Services and Features

   We provide affordable, reliable, high-quality mobile telecommunications service. Our advanced digital personal communications services network allows us to offer customers the most advanced wireless features that are designed to provide greater call management and increase usage for both incoming and outgoing calls.

  . Feature-Rich Handsets. As part of our service offering, we sell our customers the most advanced, easy-to-use, interactive, menu-driven handsets that can be activated over the air. These handsets have many advanced features, including word prompts and easy-to-use menus, one-touch dialing, multiple ring settings, call logs and hands-free adaptability. These handsets also allow us to offer the most advanced digital services, such as voice mail, call waiting, call forwarding, three-way conference calling, e-mail messaging and paging.

  . Multi-Mode Handsets. We exclusively offer multi-mode handsets, which are compatible with personal communication services, digital cellular and analog cellular frequencies and service modes. These multi-mode handsets allow us to offer customers coast-to-coast nationwide roaming across a variety of wireless networks. These handsets incorporate a roaming database, which can be updated over the air, that controls roaming preferences from both a quality and cost perspective. We have branded our multi-mode handsets under the name m-net(TM) Technology.

Network Build-Out

   The principal objective for the build-out of our network is to maximize population coverage levels within targeted demographic segments and geographic areas, rather than building out wide-area cellular-like networks. We have successfully launched service in all of our Phase I markets, which includes 15 cities, 427 highway miles, 660 cell sites and four switches. During Phase II, which we expect to complete by the end of the first quarter of 2000, we plan to launch services in an additional 18 cities, cover approximately 4,400 highway miles, and add 580 new cell sites and two incremental switches. The Phase III network design will complete our initial network build-out plan. We expect Phase III to add four cities, approximately 13,000 highway miles, approximately 1,050 cell sites and two switches to our network by year-end 2001.

   The build-out of our network involves the following:

  . Radio Frequency Design. Triton, along with Wireless Facilities Inc., a radio frequency engineering firm, has developed the radio frequency design for the build-out of our network. This process includes cell site design, frequency planning and network optimization for each of these markets and also the allocation of voice channels and assignment of frequencies to cell sites.

  . Property Acquisition, Construction and Installation. Two experienced vendors, Crown Castle International Corp. and American Tower, identify and obtain the property we require to build out our network, which includes securing all zoning, permitting and surveying approvals and licenses. As of June 30, 1999, we had signed leases or options for 785 sites, 48 of which were awaiting required zoning approvals. Crown Castle and American Tower also act as our construction management contractors and employ local construction firms to build the cell sites.

  . Microwave Relocation. We must clear our personal communications services spectrum by relocating certain commercial microwave service users within our licensed area before we can become operational. We have contracted with Crown Castle to assist in the microwave relocation process. We believe that we still have to relocate two additional microwave paths, which we plan to relocate as business requirements for service coverage expansion dictate and as FCC negotiation periods expire.

  . Interconnection. Our digital wireless network connects to local exchange carriers. We have negotiated and received state approval of interconnection agreements with telephone companies operating or providing service in the areas where we are currently operating our digital personal communications services network. We use AT&T as our inter-exchange or long-distance carrier.

  . Roaming. In areas where time division multiple access-based personal communications services are not available, we offer a roaming option on the traditional analog cellular and digital cellular systems via multi-mode handsets capable of transmitting over either cellular or personal communications services frequencies. Under the terms of our agreements with AT&T, our customers who own multi-mode handsets are able to roam on AT&T's network, and we benefit from roaming agreements with AT&T, other Members of the AT&T Wireless Network and third-party operators of wireless systems.

Network Operations

   The effective operation of our network requires public switched interconnection and backhaul agreements with other communications providers, long distance interconnection, the implementation of roaming arrangements, the development of network monitoring systems and the implementation of information technology systems.

   Switched Interconnection/Backhaul. Our network is connected to the public switched telephone network to facilitate the origination and termination of traffic between our network and both the local exchange and long distance carriers. We have signed agreements with numerous carriers.

   Long Distance. We have executed a wholesale long distance agreement with AT&T providing for preferred rates for long distance services.

   Roaming. Through our arrangements with AT&T and via the use of multi-mode handsets, our customers have roaming capabilities on AT&T's wireless network. Further, we have established roaming agreements with third-party carriers at preferred pricing, including in-region roaming agreements covering all of our launched service areas.

   Network Monitoring Systems. Our network monitoring systems provide around-the-clock monitoring and maintenance of our entire network. Our network monitoring center is equipped with sophisticated systems that constantly monitor the status of all base stations and switches and record network traffic. The network monitoring systems provide continuous monitoring of system quality for blocked or dropped calls, call clarity and evidence of tampering, cloning or fraud. We designed our network monitoring center to oversee the interface between customer usage, data collected at switch facilities and our billing systems. We manage usage reports, feature activation and related billing times on a timely and accurate basis. Our network monitoring center is located in the Richmond, Virginia switching center, and we also have back-up network monitoring center capabilities in our Greenville, South Carolina switching center. In addition, we utilize Ericsson's network operations center in Richardson, Texas for off-hour network monitoring and dispatch, thereby providing constant network monitoring and support.

   Information Technology. We operate management information systems to handle customer care, billing, network management and financial and administrative services. These systems focus on three primary areas:

  . network management, including service activation, pre-pay systems, traffic and usage monitoring, trouble management and operational support systems;

  . customer care, including billing systems and customer service and support systems; and

  . business systems, including financial, purchasing, human resources and other administrative systems.

   We have incorporated sophisticated network management and operations support systems to facilitate network fault detection, correction and management, performance and usage monitoring and security. We employ system capabilities developed to allow over-the-air activation of handsets and to implement fraud protection measures. We maintain stringent controls for both voluntary and involuntary deactivations. We try to minimize subscriber disconnections by:

  . preactivation screening to identify any prior fraudulent or bad debt activity;

  .  credit review; and

  . call pattern profiling to identify needed activation and termination policy adjustments.

   These systems have been designed with open interfaces. This design allows us to select and deploy the best software package for each application included in our administrative system. We have engaged a variety of industry leaders to provide these management information systems, including:

   System                                            Vendor
   ------                                            ------
   Billing.......................................... Convergys Corporation
   Customer Care.................................... Integrated Customer Systems
   Telephone/Call Center............................ Lucent Technologies, Inc.
   Fraud Detection.................................. Systems Link
   Activation....................................... Aldiscon
   Point-of-Sale.................................... Lightbridge, Inc.

   We are developing a state-of-the-art database and reporting system, which will also allow us to cross-link billing, marketing and customer care systems to collect customer profile and usage information. We believe this information provides us with the tools necessary to increase revenue through channel and product profitability analysis and to reduce customer acquisition costs through implementation of more effective marketing strategies.

Time Division Multiple Access Digital Technology

   We are building our network using time division multiple access digital technology on the IS-136 platform. This technology allows for the use of advanced multi-mode handsets, which allow roaming across personal communications services and cellular frequencies, including both analog and digital cellular. This technology allows for enhanced services and features over other technologies, such as short-messaging, extended battery life, added call security and improved voice quality, and its hierarchical cell structure enables us to enhance network coverage with lower incremental investment through the deployment of micro, as opposed to full-size, cell sites. This will enable us to offer customized billing options and to track billing information per individual cell site, which is practical for advanced wireless applications such as wireless local loop and wireless office applications. Management believes that time division multiple access digital technology provides significant operating and customer benefits relative to analog systems. In addition, management believes that time division multiple access digital technology provides customer benefits, including available features and roaming capabilities, and call quality that is similar to or superior to that of other wireless technologies. Time division multiple access technology allows three times the capacity of analog systems. Some manufacturers, however, believe that code division multiple access technology will eventually provide system capacity that is greater than that of time division multiple access technology and global systems for mobile communications.

   Time division multiple access digital technology is the digital technology choice of two of the largest wireless communications companies in the United States, AT&T and SBC Communications. This technology served an estimated 19 million subscribers worldwide and nine million subscribers in North America as of December 31, 1998, according to the Universal Wireless Communications Consortium, an association of time division multiple access service providers and manufacturers. We believe that the increased volume of time division multiple access users has increased the probability that this technology will remain an industry standard. Time division multiple access equipment is available from leading telecommunication vendors such as Lucent, Ericsson and Northern Telecom, Inc. See "Risk Factors--The technologies that we use may become obsolete, which would limit our ability to compete effectively."

Competition

   We compete directly with two cellular providers and other personal communications services providers in each of our markets except Myrtle Beach, where we are one of two cellular providers, and against enhanced specialized mobile radio providers in some of our markets. The principal cellular competitors in our region include Bell Atlantic Corporation, BellSouth Corporation, ALLTEL Corporation and GTE Corporation. These cellular providers have an infrastructure in place and have been operational for a number of years, and some of these competitors have greater financial and technical resources than we do. These cellular operators may upgrade their networks to provide services comparable to those we offer. The technologies primarily employed by our digital competitors are code division multiple access and global system for mobile communications, two competing digital wireless standards.

   We will also compete with personal communications services license holders in each of our markets. We believe that the ownership of other personal communications services licenses in our licensed area is fragmented. However, Sprint Corporation and BellSouth, among others, hold licenses that overlap large portions of our licensed area. We believe that most personal communications services license holders have not commenced the roll-out of their networks in our licensed area. However, we expect to compete directly with one or more personal communications service providers in each of our markets in the future. See "The Wireless Communications Industry--Regulation."

   We also expect to face competition from other existing communications technologies such as specialized mobile radio and enhanced specialized mobile radio, which is currently employed by Nextel Communications, Inc. in our licensed area. Although the FCC originally created specialized mobile radio as a non-interconnected service principally for fleet dispatch, in the last decade it has liberalized the rules to permit enhanced specialized mobile radio, which, in addition to dispatch service, can offer services that are functionally equivalent to cellular and personal communications services and may be less expensive to build and operate than personal communications services systems.

   The FCC requires all cellular and personal communications services licensees to provide service to resellers. A reseller provides wireless service to customers but does not hold an FCC license or own facilities. Instead, the reseller buys blocks of wireless telephone numbers and capacity from a licensed carrier and resells service through its own distribution network to the public. Thus, a reseller is both a customer of a wireless licensee's services and a competitor of that licensee. Several small resellers currently compete with us in our licensed area. Several years ago, the FCC initiated an administrative proceeding seeking comments on whether resellers should be permitted to install separate switching facilities in cellular systems. Although it tentatively concluded it would not require interconnection, this issue is still pending at the FCC. The FCC is also considering whether resellers should receive direct assignments of telephone numbers from the North American Numbering Plan Administrator. With respect to cellular and personal communications services licensees, the resale obligations terminate five years after the last group of initial licenses of currently allotted personal communications services spectrum were awarded. Accordingly, our resale obligations end on November 24, 2002. On September 16, 1999, the FCC modified its resale rules. The FCC has limited the rules by no longer subjecting customer equipment, such as handsets, to the rule when the equipment is sold as part of a bundled package and by exempting some categories of providers, which do not include us, from the requirement. We have also agreed to permit AT&T to resell our services. See "Certain Relationships and Related Transactions--The AT&T Agreements--Resale Agreement."

   The FCC is likely to offer additional spectrum for wireless mobile licenses in the future. Some applicants have received and others are seeking FCC authorization to construct and operate global satellite networks to provide domestic and international mobile communications services from geostationary and low-earth-orbit satellites. One such system, the Iridium system, began commercial operations in 1998. We anticipate that market prices for two-way wireless services generally will decline in the future based upon increased competition.

   Our ability to compete successfully will depend, in part, on our ability to anticipate and respond to various competitive factors affecting the industry, including new services that may be introduced, changes in consumer preferences, demographic trends, economic conditions and competitors' discount pricing strategies, all of which could adversely affect our operating margins. We plan to use our digital feature offerings, coast-to-coast digital wireless network through our AT&T joint venture, contiguous presence providing an expanded home-rate billing area and local presence in secondary markets to combat potential competition. We expect that our extensive digital network, once deployed, will provide cost-effective means to react effectively to any price competition. See "Risk Factors--The technologies that we use may become obsolete, which would limit our ability to compete effectively."

Intellectual Property

   The AT&T globe design logo is a service mark owned by AT&T and registered with the United States Patent and Trademark Office. Under the terms of our license agreement with AT&T, we use the AT&T globe design logo and certain other service marks of AT&T royalty-free in connection with marketing, offering and providing wireless mobility telecommunications services using time division multiple access digital technology and frequencies licensed by the FCC to end-users and resellers within our licensed area. The license agreement also grants us the right to use the licensed marks on certain permitted mobile phones.

   AT&T has agreed not to grant to any other person a right or license to provide or resell, or act as agent for any person offering, those licensed services under the licensed marks in our licensed area except:

  . to any person who resells, or acts as our agent for, licensed services provided by us, or

  . any person who provides or resells wireless communications services to or from specific locations such as buildings or office complexes, even if the applicable subscriber equipment being used is capable of routine movement within a limited area and even if such subscriber equipment may be capable of obtaining other telecommunications services beyond that limited area and handing-off between the service to the specific location and those other telecommunications services.

In all other instances, AT&T reserves for itself and its affiliates the right to use the licensed marks in providing its services whether within or outside of our licensed area.

   The license agreement contains numerous restrictions with respect to the use and modification of any of the license marks. See "Certain Relationships and Related Transactions--The AT&T Agreements--License Agreement."

   We have entered into agreements with TeleCorp PCS and Tritel PCS to adopt and use a common regional brand name, SunCom. Under these agreements, we have formed the Affiliate Licensing Company with TeleCorp PCS and Tritel PCS for the purpose of sharing ownership of and maintaining the SunCom brand name. Each of the companies shares equally in the ownership of the SunCom brand name and the responsibility of securing protection for the SunCom brand name in the United States Patent and Trademark Office, enforcing our rights in the SunCom brand name against third parties and defending against potential claims against the SunCom brand name. The agreements provide parameters for each company's use of the SunCom brand name, including certain quality control measures and provisions in the event that any one of these company's licensing arrangements with AT&T is terminated.

   An application for registration of the SunCom brand name was filed in the United States Patent and Trademark Office on September 4, 1998, and the application is pending. Affiliate Licensing Company owns the application for the SunCom brand name. The application has undergone a preliminary examination at the United States Patent and Trademark Office, and no pre-existing registrations or applications were raised as a bar or potential bar to the registration of the SunCom brand name.

   We also filed an application for registration of the m-net Technology trademark, relating to our multi-mode handsets, in the United States Patent and Trademark Office on October 19, 1998, and the application is pending. We are the sole owner of the application for the m-net Technology trademark. The application has undergone a preliminary examination at the United States Patent and Trademark Office, and no pre-existing registrations or applications were raised as a bar or potential bar to the registration of the m-net Technology trademark.

Employees

   As of June 30, 1999, we had 664 employees. We believe our relations with our employees are good.

Properties

   Triton maintains its executive offices in Malvern, Pennsylvania. We also maintain two regional offices in Richmond, Virginia and Charleston, South Carolina. We lease these facilities.

Legal Proceedings

   We are not a party to any lawsuit or proceeding which, in management's opinion, is likely to have a material adverse effect on our business or operations.

                     THE WIRELESS COMMUNICATIONS INDUSTRY

Overview

   Wireless communications systems use a variety of radio frequencies to transmit voice and data. Broadly defined, the wireless communications industry includes one-way radio applications, such as paging or beeper services, and two-way radio applications, such as personal communications services, cellular telephone and enhanced specialized mobile radio services. Historically, the FCC licenses these applications, each of which operates in a distinct radio frequency block.

   Since its introduction in 1983, wireless service has grown dramatically. The following chart illustrates the annual growth in United States wireless customers through December 31, 1998:

Wireless Industry Statistics(1)   1992    1993    1994    1995    1996    1997    1998
-------------------------------  ------  ------  ------  ------  ------  ------  ------
Total service revenues
 (in billions)..........         $  7.8  $ 10.9  $ 14.2  $ 19.1  $ 23.6  $ 27.5  $ 33.1
Subscribers at year-end
 (in millions)..........           11.0    16.0    24.1    33.8    44.0    55.3    69.2
Subscriber growth.......           45.9%   45.1%   50.8%   40.0%   30.4%   25.6%   25.1%
Average monthly service
 revenue per
 subscriber(2)..........         $70.13  $67.13  $59.08  $54.91  $50.61  $46.11  $44.35
Average monthly
 subscriber revenue per
 subscriber(3)..........         $61.40  $58.74  $51.48  $47.59  $44.66  $41.12  $39.66
Penetration at year-
 end....................            4.4%    6.2%    9.4%   13.0%   16.3%   20.7%   25.7%

--------
Sources: Cellular Telecommunications Industry Association and Paul Kagan Associates.
(1) Reflects domestic U.S. commercially operational cellular, enhanced specialized mobile radio and personal communications services providers.
(2)  Per subscriber revenue including roaming revenue.
(3)  Per subscriber revenue excluding roaming revenue.

   In the wireless communications industry, there are two principal services licensed by the FCC for transmitting voice and data signals: cellular and personal communications services. The FCC began auctioning personal communications services spectrum between 1850-1990 MHz in late 1994 to be used by personal communications services licensees to provide wireless communications services. Personal communications services will initially compete directly with existing cellular telephone, paging and specialized mobile radio services. Personal communications services will also include features that are not generally offered by cellular providers, such as data transmissions to and from portable computers, advanced paging services and facsimile services. In addition, wireless providers may offer mass market wireless local loop applications in competition with wired local communications services. See "--Regulation."

   Cellular service is currently the predominant form of wireless voice communications service available. The FCC has made available for cellular service a portion of the radio spectrum from 824-894 MHz. Cellular systems were originally analog-based systems, although digital technology has been introduced in most markets. Analog technology currently has several limitations, including lack of privacy and limited capacity. Digital systems convert voice or data signals into a stream of digits that is compressed before transmission, enabling a single radio channel to carry multiple simultaneous signal transmissions. This enhanced capacity, along with improvements in digital signaling, allows digital-based wireless technologies to offer new and enhanced services, such as greater call privacy, and robust data transmission features, such as mobile office applications including facsimile, electronic mail and wireless connections to computer/data networks, including the Internet.

Operation of Wireless Communications Systems

   Wireless telecommunications service areas, whether cellular or personal communications services, are divided into multiple cells. In both cellular and personal communications services, each cell contains a transmitter, a receiver and signaling equipment, which is the cell site. The cell site is connected by microwave or landline telephone lines to a switch that uses computers to control the operation of the cellular or personal communications services system for the entire service area. The system controls the transfer of calls from cell to cell as a subscriber's handset travels, coordinates calls to and from handsets, allocates calls among the cells within the system and connects calls to the local landline telephone system or to a long distance telephone carrier. Wireless communications providers establish interconnection agreements with local exchange carriers and inter-exchange carriers, thus integrating their systems with the existing landline communications systems.

   Because the signal strength of a transmission between a handset and a cell site declines as the handset moves away from the cell site, the switching office and the cell site monitor the signal strength of calls in progress. When the signal strength of a call declines to a predetermined level, the switching office may hand off the call to another cell site where the signal strength is stronger. If a handset leaves the service area of a cellular or personal communications services system, the call is disconnected unless there is a technical connection with the adjacent system.

   Analog cellular handsets are functionally compatible with cellular systems in all markets within the United States. As a result, analog cellular handsets may generally be used wherever a subscriber is located, as long as a cellular system is operational in the area.

   Although cellular and personal communications services systems use similar technologies and hardware, they operate on different frequencies and may use different technical and network standards. As a result, until the introduction of dual-band/dual-mode handsets in June 1997, it was not possible for users of one type of system to roam on a different type of system outside of their service area, or to hand off calls from one type of system to another.

   Personal communications services systems in the United States operate under one of three principal digital signal transmission technologies, or standards, that have been proposed by various operators and vendors for use in personal communications services systems:

  .  time division multiple access;

  .  code division multiple access; or

  .  global system for mobile communications.

   Time division multiple access and global system for mobile communications are both time division-based standards, but are incompatible with each other and with code division multiple access. Accordingly, a subscriber of a system that utilizes time division multiple access technology is currently unable to use a time division multiple access handset when traveling in an area not served by time division multiple access-based personal communications services operators, unless the subscriber carries a dual band/dual-mode or multi-mode handset that permits the subscriber to use the analog or digital cellular system in that area.

Regulation

   The FCC regulates the licensing, construction, operation, acquisition and sale of personal communications services and cellular systems in the United States pursuant to the Communications Act, as amended from time to time, and the associated rules, regulations and policies promulgated by the FCC.

   Licensing of Cellular and Personal Communications Services Systems. A broadband personal communications services system operates under a protected geographic service area license granted by the FCC for a particular market on one of six frequency blocks allocated for broadband personal communications services. Broadband personal communications services systems generally are used for two-way voice applications. Narrowband personal communications services, in contrast, are for non-voice applications such as paging and data service and are separately licensed. The FCC has segmented the United States into personal communications services markets, resulting in 51 large regions called major trading areas, which are comprised of 493 smaller regions called basic trading areas. The FCC awards two broadband personal communications services licenses for each major trading area and four licenses for each basic trading area. Thus, generally, six licensees will be authorized to compete in each area. The two major trading area licenses authorize the use of 30 MHz of spectrum. One of the basic trading area licenses is for 30 MHz of spectrum, and the other three are for 10 MHz each. The FCC permits licensees to split their licenses and assign a portion, on either a geographic or frequency basis or both, to a third party. In this fashion, AT&T assigned us 20 MHz of its 30 MHz licenses covering our licensed area. Two cellular licenses are also available in each market. Cellular markets are defined as either metropolitan or rural service areas.

   The FCC awards initial personal communications services licenses by auction. Auctions began with the 30 MHz major trading area licenses and concluded in 1998 with the last of the basic trading area licenses. However, in March 1998, the FCC adopted an order that allowed troubled entities that won personal communications services 30 MHz C-Block licenses at auction to obtain financial relief from their payment obligations and to return some or all of their C-Block licenses to the FCC for reauctioning. The FCC completed the reauction of the returned licenses in April 1999. This action places additional spectrum in the hands of our potential competitors. The FCC may reauction other licenses that are returned by bidders or that are subject to default.

   Under the FCC's current rules specifying spectrum aggregation limits affecting broadband personal communications services and cellular licensees, no entity may hold attributable interests, generally 20% or more of the equity of, or an officer or director position with, the licensee, in licenses for more than 45 MHz of personal communications services, cellular and certain specialized mobile radio services where there is significant overlap, except in rural areas. In rural areas, up to 55 MHz of spectrum may be held. Passive investors may hold up to a 40% interest. Significant overlap will occur when at least 10% of the population of the personal communications services licensed service area is within the cellular and/or specialized mobile radio service area(s). In a September 15, 1999 FCC order revising the spectrum cap rules, the FCC noted that new broadband wireless services, such as third generation wireless, may be included in the cap when those services are authorized.

   All personal communications services licenses have a 10-year term, at the end of which they must be renewed. The FCC will award a renewal expectancy to a personal communications services licensee that has:

  .  provided substantial service during its past license term; and

  . has substantially complied with applicable FCC rules and policies and the Communications Act.

   Cellular radio licenses also generally expire after a 10-year term in the particular market and are renewable for periods of 10 years upon application to the FCC. Licenses may be revoked for cause and license renewal applications denied if the FCC determines that a renewal would not serve the public interest. FCC rules provide that competing renewal applications for cellular licenses will be considered in comparative hearings, and establish the qualifications for competing applications and the standards to be applied in hearings. Under current policies, the FCC will grant incumbent cellular licenses the same renewal expectancy granted to personal communications services licensees.

   All personal communications services licensees must satisfy coverage requirements. In our case, we must construct facilities that offer coverage to one-third of the population of our service area within five years of the original license grants to AT&T and to two-thirds of the population within ten years. Licensees that fail to meet the coverage requirements may be subject to forfeiture of the license. Our cellular license, which covers the Myrtle Beach area, is not subject to coverage requirements.

   For a period of up to five years, subject to extension, after the grant of a personal communications services license, a licensee will be required to share spectrum with existing licensees that operate certain fixed microwave systems within its license area. To secure a sufficient amount of unencumbered spectrum to operate our personal communications services systems efficiently and with adequate population coverage, we have relocated two of these incumbent licensees and will need to relocate two more licensees. In an effort to balance the competing interests of existing microwave users and newly authorized personal communications services licensees, the FCC has adopted:

  . a transition plan to relocate such microwave operators to other spectrum blocks; and

  . a cost sharing plan so that if the relocation of an incumbent benefits more than one personal communications services licensee, those licensees will share the cost of the relocation.

   Initially, this transition plan allowed most microwave users to operate in the personal communications services spectrum for a two-year voluntary negotiation period and an additional one-year mandatory negotiation period. For public safety entities that dedicate a majority of their system communications to police, fire or emergency medical services operations, the voluntary negotiation period is three years, with an additional two-year mandatory negotiation period. In 1998 the FCC shortened the voluntary negotiation period by one year, without lengthening the mandatory negotiation period, for non-public safety personal communications services licensees in the C, D, E and F Blocks. Parties unable to reach agreement within these time periods may refer the matter to the FCC for resolution, but the incumbent microwave user is permitted to continue its operations until final FCC resolution of the matter. The transition and cost sharing plans expire on April 4, 2005, at which time remaining microwave incumbents in the personal communications services spectrum will be responsible for the costs of relocating to alternate spectrum locations. Our cellular license is not encumbered by existing microwave licenses.

   Personal communications services and cellular systems are subject to certain FAA regulations governing the location, lighting and construction of transmitter towers and antennas and may be subject to regulation under Federal environmental laws and the FCC's environmental regulations. State or local zoning and land use regulations also apply to our activities. We expect to use common carrier point to point microwave facilities to connect the transmitter, receiver, and signaling equipment for each personal communications services or cellular cell, the cell sites, and to link them to the main switching office. The FCC licenses these facilities separately and they are subject to regulation as to technical parameters and service.

   The Communications Act preempts state and local regulation of the entry of, or the rates charged by, any provider of private mobile radio service or of commercial mobile radio service, which includes personal communications services and cellular service. The FCC does not regulate commercial mobile radio service or private mobile radio service rates.

   Transfer and Assignments of Cellular and Personal Communications Services Licences. The Communications Act and FCC rules require the FCC's prior approval of the assignment or transfer of control of a license for a personal communications services or cellular system. In addition, the FCC has established transfer disclosure requirements that require licensees who assign or transfer control of a personal communications services license within the first three years of their license terms to file associated sale contracts, option agreements, management agreements or other documents disclosing the total consideration that the licensee would receive in return for the transfer or assignment of its license. Non-controlling interests in an entity that holds an FCC license generally may be bought or sold without FCC approval subject to the FCC's spectrum aggregation limits. However, we may require approval of the Federal Trade Commission and the Department of Justice, as well as state or local regulatory authorities having competent jurisdiction, if we sell or acquire personal communications services or cellular interests over a certain size.

   Foreign Ownership. Under existing law, no more than 20% of an FCC licensee's capital stock may be owned, directly or indirectly, or voted by non-U.S. citizens or their representatives, by a foreign government or its representatives or by a foreign corporation. If an FCC licensee is controlled by another entity, as is the case with our ownership structure, up to 25% of that entity's capital stock may be owned or voted by non-US citizens or their representatives, by a foreign government or its representatives or by a foreign corporation. Foreign ownership above the 25% level may be allowed should the FCC find such higher levels not inconsistent with the public interest. The FCC has ruled that higher levels of foreign ownership, even up to 100%, are presumptively consistent with the public interest with respect to investors from certain nations. If our foreign ownership were to exceed the permitted level, the FCC could revoke our FCC licenses, although we could seek a declaratory ruling from the FCC allowing the foreign ownership or take other actions to reduce our foreign ownership percentage in order to avoid the loss of our licenses. We have no knowledge of any present foreign ownership in violation of these restrictions.

   Recent Industry Developments. The FCC has announced rules for making emergency 911 services available by cellular, personal communications services and other commercial mobile radio service providers, including enhanced 911 services that provide the caller's telephone number, location and other useful information. The original timetable required commercial mobile radio services providers:

  . to be able to process and transmit 911 calls without call validation, including those from callers with speech or hearing disabilities, by late 1997;

  . to take actions enabling them to relay a caller's automatic number identification and cell site by mid-1998; and

  . by 2001 to be able to identify the location of a 911 caller within 125 meters in 67% of all cases.

   On September 15, 1999, the FCC adopted an order modifying the deadlines for identifying caller locations. Wireless carriers may now implement the identification requirement through either network-based or handset-based technologies. Carriers that use handset-based technologies must:

  . begin selling compliant handsets by March 1, 2001;

  . ensure that 50% of all newly activated handsets are compliant by October
    1, 2001 and that at least 95% of all newly activated digital handsets are compliant by October 1, 2002; and

  . comply with additional requirements relating to passing location information upon the request of 911 operators.
Carriers that use network-based technologies must provide location information for 50% of callers within six months and 100% of callers within 18 months of a request from a 911 operator. The FCC will require network-based solutions to be accurate for 67% of calls to within 100 meters and for 95% of calls to within 300 meters and handset-based solutions to be accurate for 67% of calls to within 50 meters and for 95% of calls to within 150 meters.

   Pending the development of adequate technology, the FCC has granted waivers of the requirement to provide 911 service to users with speech or hearing disabilities to various providers, and we have obtained a waiver. On June 9, 1999, the FCC also adopted rules designed to ensure that analog cellular calls to 911 are completed. These rules, which do not apply to digital cellular service or to personal communications services, give each cellular provider a choice of three ways to meet this requirement. State actions incompatible with the FCC rules are subject to preemption.

   On August 8, 1996, the FCC released its order implementing the interconnection provisions of the Telecommunications Act. Although many of the provisions of this order were struck down by the United States Court of Appeals for the Eighth Circuit, on January 25, 1999, the United States Supreme Court reversed the Eighth Circuit and upheld the FCC in all respects material to our operations. On June 10, 1999, the Eighth Circuit issued an order requesting briefs on certain issues it did not address in its earlier order, including the pricing regime for interconnection. While appeals have been pending, the rationale of the FCC' s order has been adopted by many states' public utility commissions, with the result that the charges that cellular and personal communications services operators pay to interconnect their traffic to the public switched telephone network have declined significantly from pre-1996 levels.

   In its implementation of the Telecommunications Act, the FCC established federal universal service requirements that affect commercial mobile radio service operators. Under the FCC' s rules, commercial mobile radio service providers are potentially eligible to receive universal service subsidies for the first time; however, they are also required to contribute to both federal and state universal service funds. Many states are also moving forward to develop state universal service fund programs. A number of these state funds require contributions, varying greatly from state to state, from commercial mobile radio service providers. On July 30, 1999, the United States Court of Appeals for the Fifth Circuit in New Orleans affirmed most of the aspects of the FCC's universal service programs that are relevant to Triton.

   On August 1, 1996, the FCC released a report and order expanding the flexibility of cellular, personal communications services and other commercial mobile radio service providers to provide fixed as well as mobile services. Such fixed services include, but need not be limited to, wireless local loop services, for example, to apartment and office buildings, and wireless backup to private branch exchange or switchboards and local area networks, to be used in the event of interruptions due to weather or other emergencies. The FCC has not yet decided how these services should be regulated, but it has proposed a presumption that they be regulated as commercial mobile radio service services.

   The FCC has adopted rules on telephone number portability that will enable customers to migrate their landline and cellular telephone numbers to cellular or personal communications services providers and from a cellular or personal communications services provider to another service provider. On February 8, 1999, the FCC extended the deadline for compliance with this requirement to November 24, 2002, subject to any later determination that an earlier number portability deadline is necessary to conserve telephone numbers. The FCC also has adopted rules requiring providers of wireless services that are interconnected to the public switched telephone network to provide functions to facilitate electronic surveillance by law enforcement officials. On August 27, 1999, the FCC adopted an order requiring wireless providers to provide information that identifies the cell sites at the origin and destination of a mobile call to law enforcement personnel in response to a lawful court order or other legal requirement. Providers may petition the FCC for a waiver of these law enforcement obligations if they can prove under a multi-factor test that these requirements are not reasonably achievable.

   The FCC has determined that the interstate, interexchange offerings, commonly referred to as long distance, of commercial mobile radio service providers are subject to the interstate, interexchange rate averaging and integration provisions of the Communications Act. Rate averaging requires us to average our interstate long distance commercial mobile radio service rates between high cost and urban areas. The FCC has delayed implementation of the rate integration requirements with respect to wide area rate plans we offer pending further reconsideration of its rules. The FCC also delayed the requirement that there be commercial mobile radio service long distance rate integration among commercial mobile radio service affiliates. On December 31, 1998, the FCC reaffirmed, on reconsideration, that its interexchange rate integration rules apply to interexchange commercial mobile radio service services. The FCC initiated a further proceeding to determine how integration requirements apply to typical commercial mobile radio service offerings, including single-rate plans. Until this further proceeding is concluded, the FCC will enforce long distance rate integration on our services only where we separately state a long distance toll charge and bill to our customers. To the extent that we offer services subject to the FCC's rate integration and averaging requirements, these requirements generally reduce our pricing flexibility. We cannot assure you that the FCC will decline to impose rate integration or averaging requirements on us or decline to require us to integrate our commercial mobile radio service long distance rates across our commercial mobile radio service affiliates.

   The FCC recently adopted an order modifying rules limiting the use of customer proprietary network information by telecommunications carriers, including Triton, in marketing a broad range of telecommunications and other services to their customers and the customers of affiliated companies. The new rules give wireless carriers broader discretion to use customer proprietary network information, without customer approval, to market all information services used in the provision of wireless services. The FCC also allowed all telephone companies to use customer proprietary network information to solicit lost customers. While all carriers must establish a customer's approval prior to using customer proprietary network information for purposes not explicitly permitted by the rules, the specific details of gathering and storing this approval are now left to the carriers. The FCC's order was issued following a decision by the U.S. Court of Appeals for the 10th Circuit, which overturned the FCC's rules, but not the underlying statute, on First Amendment grounds. The FCC has appealed the court's order to the full 10th Circuit. Until further court action, the FCC's rules remain in effect.

   In addition, state commissions have become increasingly aggressive in their efforts to conserve numbering resources. These efforts may impact wireless service providers disproportionately by imposing additional costs or limiting access to numbering resources. Examples of state conservation methods include:

  .  number pooling;

  .  number rationing; and

  .  transparent overlays.

   Number pooling is especially problematic for wireless providers because it is dependent on number portability technology. In addition, the FCC has rejected transparent overlays, although that decision is subject to petitions for reconsideration before the FCC. On June 2, 1999, the FCC released a notice of proposed rulemaking soliciting comments on a variety of administrative and technical measures that would promote more efficient allocation and use of numbering resources. Adoption of some of the proposed methods could have a disproportionate impact on commercial mobile radio services providers.

   The FCC is also considering adopting rules to govern customer billing by commercial mobile radio services providers. The FCC adopted billing rules for landline telecommunications service providers and is considering whether to extend those rules to commercial mobile radio services providers. The FCC may require that more billing detail be provided to consumers, which could add to the expense of the billing process as systems are modified to conform to any new requirements. Adoption of some of the FCC' s proposals could increase the complexity of our billing processes and restrict our ability to bill customers for services in the most commercially advantageous way.

   The FCC has adopted an order that determines the obligations of telecommunications carriers to make their services accessible to individuals with disabilities. The order requires telecommunications services providers, including Triton, to offer equipment and services that are accessible to and useable by persons with disabilities, if that equipment can be made available without much difficulty or expense. The rules require us to develop a process to evaluate the accessibility, usability and compatibility of covered services and equipment. While we expect our vendors to develop equipment compatible with the rules, we cannot assure you that we will not be required to make material changes to our network, product line or services.

   In June 1999, the FCC initiated an administrative rulemaking proceeding to help facilitate the offering of calling party pays as an optional wireless service. Under the calling party pays service, the party placing the call to a wireless customer pays the wireless airtime charges. Most wireless customers in the United States now pay both to place calls and to receive them. Adoption of a calling party pays system on a widespread basis could make commercial mobile radio service providers more competitive with traditional landline telecommunications providers for the provision of regular telephone service.

State Regulation and Local Approvals

   The states in which we operate do not regulate wireless service at this time; however, before we offer service in Kentucky, we will need to register with the state and file an informational tariff. In the 1993 Budget Act, Congress gave the FCC the authority to preempt states from regulating rates or entry into commercial mobile radio service, including cellular and personal communications services. The FCC, to date, has denied all state petitions to regulate the rates charged by commercial mobile radio service providers. States may, however, regulate the other terms and conditions of commercial mobile radio service. The siting of cells also remains subject to state and local jurisdiction, although the FCC is considering issues relating to siting in a pending rulemaking. States also may require wireless service providers to charge and collect from their customers fees such as the fee for state emergency 911 services programs.

                                  MANAGEMENT

Executive Officers and Directors

   The table below sets forth certain information regarding the directors and executive officers of Triton and certain executive officers of Triton's subsidiaries.

               Name                Age                  Position
               ----                ---                  --------
Michael Kalogris..................  50 Chairman of the Board of Directors and
                                       Chief Executive Officer
Steven Skinner....................  57 President, Chief Operating Officer and
                                       Director
Clyde Smith.......................  59 Executive Vice President and Chief
                                       Technical Officer
David Clark.......................  35 Senior Vice President, Chief Financial
                                       Officer and Secretary
Stephen McNulty...................  46 President and General Manager of the Mid-
                                       Atlantic Region
Michael Mears.....................  44 President and General Manager of the
                                       Southern Region
Scott Anderson....................  41 Director
John Beletic......................  47 Director
Arnold Chavkin....................  48 Director
Mary Hawkins-Key..................  48 Director
John Watkins......................  38 Director

   Michael Kalogris has served as Chairman and Chief Executive Officer of Triton since its inception. Mr. Kalogris was previously President and Chief Executive Officer of Horizon Cellular Group, which he joined October 1, 1991. Under Mr. Kalogris' leadership, Horizon Cellular Group became the fifth largest independent non-wireline company in the United States, specializing in suburban markets and small cities encompassing approximately 3.2 million potential customers, and was sold for approximately $575.0 million. Before joining Horizon Cellular Group, Mr. Kalogris served as President and Chief Executive Officer of Metrophone of Philadelphia, a non-wireline wireless carrier. Comcast Corporation acquired Metrophone for over $1.1 billion. Prior to joining Metrophone, Mr. Kalogris worked at IBM. Mr. Kalogris is chairman of the advisory committee of Triton Cellular Partners, L.P., a cellular service provider, and is a member of the board of directors of General Magic, Inc. Mr. Kalogris is also a member of the board of directors of the Cellular Telephone Industry Association and is a member of its public policy committee.

   Steven Skinner has served as President, Chief Operating Officer and a Director of Triton since its inception. Mr. Skinner previously served as the Vice President of Operations and Chief Operating Officer of Horizon Cellular Group beginning in January of 1994. From March 1992 to December 1993, Mr. Skinner served as Vice President of Acquisitions for Horizon Cellular Group. From January 1991 to March 1992, he served as a consultant in the area of cellular acquisitions to Norwest Venture Capital Management, Inc. and others. From August 1987 to January 1991, he served as President and General Manager of Houston Cellular Telephone Company. Before 1987, he served as a General Manager of Cybertel, Inc., a non-wireline carrier serving St. Louis. Mr. Skinner has also been active in the National CellularOne Group, most recently acting as Chairman of the Advisory Committee. Mr. Skinner is vice-chairman of the advisory committee of Triton Cellular Partners, L.P.

   Clyde Smith has served as the Executive Vice President and Chief Technical Officer of Triton since January 1998. Mr. Smith previously served as Vice President and Chief Technical Officer of ALLTEL Communications Inc. from January 1993 to January 1998, where he oversaw the expansion and migration of its wireless network to include digital and wireless data technologies. Before joining ALLTEL, Mr. Smith served as Director of Wireless Technologies for Bell Atlantic Mobile Systems, where he was responsible for the evaluation of new technologies. Mr. Smith is active in industry organizations, having served as the Chairman of the CTIA Chief Technical Officers Forum. In addition, Mr. Smith served as Secretary/Treasurer of the Code Division Multiple Access Development Group.

   David Clark has served as Senior Vice President, Chief Financial Officer and Secretary of Triton since its inception. Before joining Triton, he was a Managing Director at Furman Selz L.L.C. specializing in communications finance, which he joined in February 1996. Prior to joining Furman Selz, Mr. Clark spent over ten years at Citibank N.A. and Citicorp Securities Inc. as a lending officer and a high yield finance specialist. Mr. Clark is also the Chief Financial Officer of Triton Cellular Partners, L.P.

   Stephen McNulty has served as President and General Manager of Triton's Mid-Atlantic region since July 1998. Before joining Triton, he was Vice President Central/West Operations with United States Cellular in Chicago, Illinois. Mr. McNulty previously served as Vice President of Marketing for ALLTEL Communications from February 1994 to May 1997.

   Michael Mears has served as President and General Manager of Triton's Southern region since its inception. Mr. Mears previously served as the Vice President and General Manager of American Telecommunications Inc. from June 1995 until April 1997. Before that, Mr. Mears was the Regional and Area General Manager of GTE Corp., serving in that capacity from October 1992 to June 1995. From 1986 to 1992, Mr. Mears served as Regional and Area General Manager for Providence Journal Co.

   Scott Anderson has served as a Director of Triton since February 1998. He is currently a member of the board of directors of TeleCorp PCS, Tritel Communications, Tegic Corp. and Xypoint and a principal of Cedar Grove Partners, LLC. and Cedar Grove Investments. Mr. Anderson was previously Senior Vice President for Acquisitions and Development at AT&T Wireless Services, Inc., formerly McCaw Cellular Communications, Inc., which he joined in 1986, and a director of Horizon Cellular Group.

   John Beletic has served as a Director of Triton since February 1998. Mr. Beletic currently serves as Chairman and Chief Executive Officer of Pagemart Wireless Inc., which he joined in March 1992. He also serves as a director of Tessco Technologies Inc. and President of the Paging Leadership Association.

   Arnold Chavkin has served as a Director of Triton since February 1998. Mr. Chavkin is also a member of the advisory board of Triton Cellular and a director of American Tower Corporation, Encore Acquisition Partners, Inc., Hallmark Entertainment Network, R&B Falcon Corporation, SMG, Inc., Telecorp PCS, Inc. and U.S. Silica Company. He also serves on the Advisory Investment Boards of Richina Group, the Indian Private Equity Fund and the Asia Development Partners Fund. Mr. Chavkin has been a General Partner of Chase Capital Partners since January 1992. Prior to joining Chase Capital Partners, he was a member of Chemical Bank's merchant banking group and a generalist in its corporate finance group specializing in mergers and acquisitions and private placements for the energy industry.

   Mary Hawkins-Key has served as a Director of Triton since January 1999. Ms. Hawkins-Key is the Senior Vice President of Partnership Operations for AT&T Wireless Services. Ms. Hawkins-Key joined AT&T Wireless in 1995. She is a director of TeleCorp PCS and a member of the partner committee for CMT Partners.

   John Watkins has served as a Director of Triton since October 1997. Mr. Watkins serves as a member of the advisory boards of FrontierVision Partners L.P. and Triton Cellular. Mr. Watkins is also a Managing Director and an officer of J.P. Morgan Capital Corporation. Previously, Mr. Watkins was a director of Horizon Cellular Group, Prism Radio Partners, L.P. and Inference Corp.

Election of Directors

   Our board of directors presently consists of seven members. At present all directors are elected annually and serve until the next annual meeting of stockholders or until the election and qualification of their successors.

Effective upon completion of the offering, the board of directors will be divided into three classes, as nearly equal in number as possible. Each director will serve a three-year term, and one class will be elected at each year's annual meeting of stockholders. Mr. Anderson and Mr. Chavkin will be in the class of directors whose term will expire at our 2000 annual meeting of stockholders. Ms. Hawkins-Key and Mr. Beletic will be in the class of directors whose term will expire at our 2001 annual meeting of stockholders. Mr. Kalogris, Mr. Skinner and Mr. Watkins will be in the class of directors whose term will expire at our 2002 annual meeting of stockholders. At each annual meeting of stockholders, successors to the class of directors whose terms expire at the meeting will be elected to serve for three-year terms and until their successors are elected and qualified.

Audit Committee

   Our audit committee consists of Mr. Anderson, as chairman, Mr. Chavkin and Ms. Hawkins-Key.

Compensation Committee

   Our compensation committee consists of Mr. Beletic, as chairman, Mr. Chavkin and Mr. Watkins.

Compensation Committee Interlocks and Insider Participation

   The members of our compensation committee include Mr. Chavkin, who is a general partner of Chase Capital Partners, and Mr. Watkins, a managing director of J.P. Morgan Capital Corporation. See "Certain Relationships and Related Transactions" for a description of various transactions between affiliates of these entities and Triton.

Compensation of Directors

   The non-independent members and the AT&T-nominated member of the board of directors do not receive cash compensation for service on the board, although they are reimbursed for certain out-of-pocket expenses in connection with attendance at board meetings. Our independent directors receive compensation of $10,000 per year, plus $1,000 for each meeting they attend in person and $500 for each meeting they attend via conference call, as well as shares of our Class A common stock awarded to them under our Amended and Restated Common Stock Trust Agreement for Management Employees and Independent Directors, dated June 26, 1998. See "--Executive Compensation."

   On August 12, 1999, we entered into stock purchase agreements with each of Scott Anderson and John Beletic, our two independent directors, and an officer, under which we agreed to sell to them an aggregate of 3,400 shares of our Series C preferred stock for a purchase price of $100 per share. This transaction was closed in September 1999.

Executive Compensation

   The following table presents information concerning the compensation we paid for the year ended December 31, 1998 to our Chief Executive Officer and to each of our other executive officers.

                          Summary Compensation Table

                                                      Annual Compensation
                                                     ----------------------
                                                                            Restricted Stock  All Other
          Name               Principal Position      Year  Salary   Bonus      Awards(1)     Compensation
          ----           --------------------------  ---- -------- -------- ---------------- ------------
Michael Kalogris........ Chairman of the Board of    1998 $350,000 $350,000   $10,631,078          --
                         Directors and Chief
                         Executive Officer
Steven Skinner.......... President and Chief         1998 $225,000 $225,000     7,973,309          --
                         Operating Officer
Clyde Smith............. Executive Vice President    1998 $205,051 $220,000     1,580,685          --
                         and Chief Technical
                         Officer
David Clark............. Senior Vice President,      1998 $190,000 $190,000     2,963,787      $83,188(2)
                         Chief Financial Officer
                         and Secretary
Michael Mears........... President and General       1998 $158,667 $115,000       987,929          --
                         Manager of the Southern
                         Region

--------

(1) Consists of 1,508,549 restricted shares of our Class A common stock awarded during 1998 that vest over a five-year period commencing February 4, 1998 with an aggregate value of $24,136,788 based upon an assumed initial public offering price of $16. A significant portion of these shares remain subject to forfeiture at December 31, 1998. See "Principal Stockholders." Mr. Kalogris' and Mr. Skinner's awards vest as follows:
     10% vested as of February 4, 1998, 5% vested during 1999 in connection with the completion of Phase I of our build-out and 17% vest per year for five years beginning February 4, 1999. Mr. Smith's awards vest as follows: 17% vest per year for five years beginning February 4, 1999 and 15% vest based upon performance measures to be determined. Mr. Clark's and Mr. Mears' awards vest as follows: 20% per year for five years beginning February 4, 1999. Notwithstanding the vesting schedules set forth above, all restricted shares vest in specified circumstances constituting a change of control.

(2) Consists of relocation and related expenses.

   Several executive officers were issued shares of restricted stock in connection with the consummation of our joint venture with AT&T, the Norfolk acquisition, the Myrtle Beach acquisition and the license exchange with AT&T. In addition, several executive officers were issued restricted stock under the amended and restated common stock trust agreement for management employees and independent directors dated June 26, 1998. Approximately 423,828 shares, or
 .82% of our total outstanding Class A common stock, is currently held in trust under this common stock trust agreement of which Michael Kalogris is the trustee. The trustee is required to distribute stock from the trust to management employees and independent directors as directed in writing by us. Our compensation committee of the board of directors determines at its discretion which persons shall receive awards and the amount of such stock awards. Our stock and incentive plan governs the shares and letter agreements previously issued and to be issued from the trust established pursuant to the common stock trust agreement. See "-- 1999 Stock and Incentive Plan."

Employment Agreements

   Michael Kalogris

   On February 4, 1998, we entered into an employment agreement with Michael Kalogris, chairman of our board of directors and Chief Executive Officer. Mr. Kalogris' employment agreement has a term of five years unless the agreement is terminated earlier by either Mr. Kalogris or us. Mr. Kalogris may terminate his employment agreement:

  .  at any time at his sole discretion upon 30 days' prior written notice;
     and

  .  immediately, upon written notice for good reason, which includes:

    (a) if there is a change of control, as defined in the employment agreement;

    (b) if Mr. Kalogris is demoted, removed or not re-elected as chairman of our board of directors. However, after the date of this offering, so long as Mr. Kalogris remains a member of our board of directors and our Chief Executive Officer, it is not considered good reason if Mr. Kalogris is no longer Chairman of our board of directors;

    (c) there is a material diminishment of Mr. Kalogris' responsibilities, duties or status and that diminishment is not rescinded within 30 days after receiving written notice of the diminishment;

    (d) we fail to pay or provide benefits to Mr. Kalogris when due and do not cure that failure within 10 days of receiving written notice of that failure;

    (e) we relocate our principal offices more than 30 miles from Malvern, Pennsylvania without the consent of Mr. Kalogris; or

    (f) we purport to terminate Mr. Kalogris for cause for any reason other than those permitted as for cause reasons under the employment agreement.

   We may terminate Mr. Kalogris' employment agreement:

  .  at any time, upon written notice, without cause at our sole discretion;

  .  for cause; or

  .  upon the death or disability of Mr. Kalogris.

   If Mr. Kalogris terminates the employment agreement for good reason other than due to a change of control, or we terminate the employment agreement without cause, Mr. Kalogris is entitled to receive the following severance benefits:

  . $1.0 million;

  . up to an additional $0.5 million if he is unable to secure employment in a senior executive capacity by the second anniversary of the date of termination;

  . the vesting of some of his unvested shares as follows:

    (a) if the termination occurs before February 4, 2001, 50% of all shares of Class A common stock that are unvested under the employment agreement as of such date will vest,

    (b) if the termination occurs between February 4, 2001 and February 3, 2002, 25% of the unvested shares will vest, and

    (c) if the termination occurs after such period, none of the unvested shares will vest.

   We will also allow Mr. Kalogris to participate in all health, dental, disability and other benefit plans maintained by us for a period of two years following the date of termination of the employment agreement.

   If Mr. Kalogris' employment is terminated on or after the initial five-year term of the employment agreement or due to our failure to renew the agreement, we will pay him a severance benefit in the amount of his base salary at that time. Mr. Kalogris' employment agreement provides for an initial annual base salary of $350,000, subject to annual increases at the discretion of the compensation committee of the board of directors, and an annual bonus in an amount up to 100% of his base salary based on our performance. Mr. Kalogris is also entitled to acquire shares of our Series C preferred stock under a stock purchase plan that may be created under the terms of the employment agreement and is required to invest 30% of any amounts he receives on account of an annual bonus in excess of 50% of his base salary toward the purchase of such shares.

   In the event of any change of control, regardless of whether Mr. Kalogris terminates the employment agreement, all of his previously unvested shares will vest immediately.

   Steven Skinner

   On February 4, 1998, we entered into an employment agreement with Steven Skinner, our President and Chief Operating Officer. The employment agreement has a term of five years unless terminated earlier by either Mr. Skinner or us. Mr. Skinner may terminate his employment agreement:

  . at any time at his sole discretion upon 30 days' prior written notice;
    and

  . immediately, upon written notice for good reason, which includes:

    (a) if there is a change of control, as defined in the employment agreement;

    (b)  if Mr. Skinner is demoted;

    (c) there is a material diminishment of Mr. Skinner's responsibilities, duties or status and that diminishment is not rescinded within 30 days after receiving written notice of the diminishment;

    (d) we fail to pay or provide benefits to Mr. Skinner when due and do not cure that failure within 10 days of receiving written notice of that failure;

    (e) we relocate our principal offices more than 30 miles from Malvern, Pennsylvania without the consent of Mr. Skinner; or

    (f) we purport to terminate Mr. Skinner for cause for any reason other than those permitted as for cause reasons under the employment agreement.

   We may terminate the employment agreement:

  . at any time, upon written notice, at our sole discretion;

  .  for cause; or

  .  upon the death or disability of Mr. Skinner.

   If Mr. Skinner terminates the employment agreement for good reason other than due to a change of control, or we terminate the employment agreement without cause, Mr. Skinner is entitled to receive the following severance benefits:

  .  $675,000;

  . up to an additional $337,500 if he is unable to secure employment in a senior executive capacity by the second anniversary date of the termination of the agreement;

  .  the vesting of some of his unvested shares as follows:

    (a) if the termination occurs before February 4, 2001, 50% of all shares of Class A common stock that are unvested under the employment agreement as of that date will vest,

    (b) if the termination occurs between February 4, 2001 and February 3, 2002, 25% of the unvested shares will vest, and

    (c) if the termination occurs after such period, none of the unvested shares will vest; and

  . we will allow Mr. Skinner to participate in all health, dental, disability and other benefit plans maintained by us for a period of two years following the date of termination of the agreement.

   If Mr. Skinner's employment is terminated on or after the initial five-year term of the employment agreement, or due to our failure to renew the employment agreement, we will pay Mr. Skinner a severance benefit in the amount of his base salary at that time. Mr. Skinner's employment agreement provides for an initial annual base salary of $225,000, subject to annual increases at the discretion of the compensation committee of the board of directors, and an annual bonus in an amount up to 100% of his base salary based on our performance. Mr. Skinner is also entitled to acquire shares of our Series C preferred stock under a stock purchase plan and is required to invest 30% of any amounts he receives on account of an annual bonus in excess of 50% of his base salary toward the purchase of such shares.

   In the event of any change of control, regardless of whether Mr. Skinner terminates the employment agreement, all of his previously unvested shares will vest immediately.

   Clyde Smith

   On January 8, 1998, we entered into an employment agreement with Clyde Smith, Executive Vice President and Chief Technical Officer of Triton. The employment agreement has a term of five years unless terminated earlier by either Mr. Smith or us. Mr. Smith may terminate the employment agreement:

  .  at any time at his sole discretion upon 60 days' prior written notice;
     and

  . upon 60 days' written notice, for good reason, which means that our employment of each of Michael Kalogris and Steve Skinner has been terminated during the five-year period.

   We may terminate the employment agreement:

  .  at any time, upon 60 days' written notice, at our sole discretion;

  .  for cause, as defined in the employment agreement;

  .  upon Mr. Smith's death; or

  . a specified period of disability, as described in the employment agreement.

   If Mr. Smith terminates the employment agreement for good reason or we terminate the employment agreement without cause, Mr. Smith is entitled to receive the following severance benefits:

  . an amount equal to 150% of his then annual base salary; and

  . the vesting of some of his unvested shares as follows:

    (a) the percentage of unvested shares that would have vested in the year following the year of his termination, and

    (b) a proportionate amount, based on the number of days worked that year, of the shares that would have vested in the year of his termination.

   Mr. Smith's employment agreement provides for an initial annual base salary of $220,000, subject to annual increases at the discretion of the compensation committee of the board of directors, and an annual bonus in an amount up to 100% of his base salary based on our performance. Mr. Smith has also received shares of our Class A common stock, which vest according to the schedule set forth in a letter agreement dated as of February 4, 1998, between Mr. Smith and us.

1999 Stock and Incentive Plan

   We have adopted the Triton PCS Holdings, Inc. 1999 Stock and Incentive Plan, which is effective as of May 1, 1999. As of September 30, 1999, stock awards of 1,094,863 shares of Class A common stock and no stock options had been granted under the stock and incentive plan. The stock and incentive plan provides for the issuance of incentive stock options, non-qualified stock options, restricted stock awards and any combination of such awards to certain employees and independent directors of Triton and its subsidiaries. The stock and incentive plan also amends and restates the Independent Director Stock Award Plan that we previously adopted on February 4, 1998. All awards issued under the independent director plan shall continue in full force and effect under the terms of the stock and incentive plan and the terms of any letter agreement previously issued under the independent director plan. Additionally, the stock and incentive plan governs the shares and letter agreements previously issued and to be issued from the trust established pursuant to our common stock trust agreement for management employees and independent directors dated as of June 26, 1998. Under the stock and incentive plan, 3,454,494 shares of Class A common stock have been reserved for issuance, consisting of 1,518,690 shares of stock issued and to be issued from the trust and 1,935,804 additional shares of Class A common stock that have been approved for issuance. The number of shares available under the stock and incentive plan may be adjusted in the event of a recapitalization, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase or share exchange or other similar corporate transaction or event affecting the Class A common stock. Shares subject to an option which expires, is terminated or canceled or which are repurchased by us are available for future grants under the stock and incentive plan. The stock and incentive plan shall remain effective until all options granted under the stock and incentive plan have been exercised or expired by reason of the lapse of time, or all restrictions imposed upon awards of restricted stock have been eliminated or the restricted stock has been forfeited.

   Administration. The stock and incentive plan is administered by the compensation committee. The compensation committee has the discretion to determine which eligible individuals will receive awards, the time or times when such awards will be made, the number of shares to be covered by the awards, the exercise date and price of the awards, whether the options should be incentive stock options or non-qualified stock options and the terms and conditions of the awards.

   Stock Options--Incentive Stock Options and Nonqualified Stock
Options. Under the stock and incentive plan, the compensation committee has the discretion to grant incentive stock options qualifying for special tax treatment under Section 422 of the Internal Revenue Code as well as nonqualified stock options. The exercise price of any incentive stock option may not be less than the fair market value of the Class A common stock on the date the option is granted, provided the exercise price of any incentive stock option shall be not less than 110% of the fair market value of a share of Class A common stock on the date the option is granted in the event the participant owns stock possessing more than 10% of the total combined voting power of all of our classes of stock. Only employees are eligible to receive incentive stock options, and at the time an incentive stock option is granted, the fair market value of the Class A common stock for which the incentive stock option will become exercisable in any one calendar year may not exceed $100,000.

   Payment of the option price may be made in cash or by delivery of shares of Class A common stock equivalent in value to the option price. The compensation committee is authorized to award reload options to participants in order to enable a participant to use previously owned shares to pay the exercise price of the stock options without reducing the participant's overall ownership of shares. Reload options are not intended to be incentive stock options, become exercisable twelve months after the date of grant and must be exercised within the term of the original stock option.

   Restricted Stock Awards. Under the stock and incentive plan, the compensation committee has the discretion to grant awards of restricted stock, which are subject to certain transfer restrictions and/or risk of forfeiture, determined by the committee in its sole discretion. Except as specifically set forth in the restricted stock award agreement, the participant will have all rights and privileges of a stockholder as to his restricted stock, including the rights to vote and to receive dividends. A participant is not required to make any payment for shares of Class A common stock issued under a restricted stock award, except to the extent required by law or the compensation committee.

   Change of Control. In the event of:

  . a sale of our stock that results in any person owning 50% or more of our voting stock where such person was not an owner of our stock on February 4, 1998;

  . a sale of all or substantially all of our assets; or

  . a proxy contest for the election of our directors that results in a change in the majority make-up of the board,

the compensation committee may determine that any, all or none of the outstanding options shall immediately vest and become exercisable.

   The compensation committee may also provide that outstanding awards will terminate upon a change of control and upon such termination each participant may receive cash in an amount equal to the excess of:

  . the higher of

    (a) the fair market value of the Class A common stock immediately prior to the occurrence of the change of control, or

    (b) the value of the consideration to be received in connection with such change of control for one share of Class A common stock over

  . the exercise price per share.

   Assignment of Interest/Non-Transferability. Awards under the stock and incentive plan generally are not assignable or transferable except by the laws of descent and distribution. With respect to awards of non-qualified stock options, the compensation committee may permit a participant to transfer such options to members of the participant's immediate family or to a trust solely for the benefit of the participant and the participant's family, or to a partnership or limited liability company whose only partners or stockholders are the participant and members of the participant's family.

   Amendment or Termination of Plan. The stock and incentive plan may be amended, suspended or terminated in whole or in part by the board of directors at any time, provided that no such amendment, suspension or termination of the stock and incentive plan may adversely affect the rights of or obligations to the participants without such participants' consent. The board must obtain stockholder approval for any change in the stock and incentive plan that would materially increase the number of shares which may be issued under the stock and incentive plan, or change the class of individuals eligible to receive awards under the stock and incentive plan.

   Stockholder Approval. The disclosure contained in this prospectus of the Triton 1999 Stock and Incentive Plan will constitute approval of our adoption of the stock and incentive plan for purposes of the stockholder approval requirements of Internal Revenue Code Section 162(m).

Employee Stock Purchase Plan

   We have adopted the Triton PCS Holdings, Inc. Employee Stock Purchase Plan, which was effective upon the approval of our stockholders on September 17, 1999. The stock purchase plan will be administered by the stock plan committee. The board of directors has reserved and authorized for issuance under the stock purchase plan 300,000 shares of Class A common stock. We intend to register the shares reserved under the stock purchase plan with the SEC.

   All individuals who have been employed by us for a minimum of three months as of a grant date and who customarily work at least 20 hours per week and five months per year will be eligible to participate in the stock purchase plan, except an employee who, immediately after the grant date, would own 5% or more of the total combined voting power or value of all classes of our stock. Each eligible employee will be given an option to purchase a number of shares of Class A common stock equal to an amount not to exceed 10% of his compensation divided by the purchase price per share under the option. In no event may an employee receive an option that would permit him during any one calendar year to purchase shares that have a fair market value on the grant date in excess of $25,000. The price of the shares offered to employees under the stock purchase plan will be the lesser of:

  . 85% of the fair market value of the Class A common stock on the grant date; or

  . 85% of the fair market value of the Class A common stock on the exercise date.

Payment of an eligible employee's subscription amount will be made through payroll deductions, and an employee's participation in the stock purchase plan is contingent on the employee providing Triton with written authorization to withhold from his pay an amount to be applied toward the purchase of shares of Class A common stock. An eligible employee is deemed to have exercised his option granted under the stock purchase plan as of the exercise date.

   Generally, the employee does not recognized taxable income, and we are not entitled to an income tax deduction, on the grant or exercise of an option issued under the stock purchase plan. If the employee sells the shares acquired upon exercise of his option at least one year after the date he exercised the option and at least two years after the date the option was granted to him, then the employee will recognize ordinary income equal to the difference between the fair market value of the Class A common stock as of the date of grant and the exercise price. Any additional appreciation realized on the sale of the Class A common stock will be treated as a capital gain. We will be entitled to an income tax deduction corresponding to the amount of ordinary income recognized by the employee. If the employee sells the shares acquired upon the exercise of his option at any time within:

  . one year after the date of exercise of the option; or

  . two years after the date the option was granted,

then the employee will recognize ordinary income in an amount equal to the excess, if any, of:

  . the lesser of the sale price or the fair market value on the date of exercise,

 over

  . the exercise price of the option.

We will generally be entitled to a deduction in an amount equal to the amount of ordinary income recognized by the employee.

   The stock purchase plan may be amended by the board of directors at any time; provided that no such amendment of the stock purchase plan may materially adversely affect any previously issued option without the affected participant's written consent. The board of directors may terminate, at any time, the stock purchase plan and all rights of employees under the stock purchase plan.

                            PRINCIPAL STOCKHOLDERS

   The following table sets forth, as of September 30, 1999, information with respect to the beneficial holdings of each director, each of the executive officers named in the summary compensation table, and all of our executive officers and directors as a group, as well as each of our stockholders who, based on our records, was known to us to be the beneficial owner, as defined in Rule 13d-3 under the Exchange Act, of more than 5% of Class A common stock. The table includes shares of Class A common stock issuable upon conversion of shares of Series C preferred stock outstanding as of September 30, 1999. Each share of our outstanding Series C preferred stock automatically converts into 23 shares of common stock upon closing of this offering.

   At September 30, 1999, J.P. Morgan Investment Corporation beneficially owned shares of Series C preferred stock convertible into 10,789,599 shares of common stock, or 21.4% of our outstanding voting stock. Immediately prior to the closing of this offering, J.P. Morgan Investment Corporation will convert its Series C preferred stock into 8,210,826 shares of Class B non-voting common stock and 2,578,773 shares of Class A voting common stock. The following table, which presents information about our voting stock, gives effect to this conversion into Class B non-voting common stock and therefore only includes the Class A common stock that will be held by J.P. Morgan Investment Corporation upon conversion of the Series C preferred stock.

                                                                   Percentage of Voting
                                                                 Shares Beneficially Owned
                                                                 ----------------------------
                                         Number of Voting Shares    Before          After
Name and Address of Beneficial Owner(1)    Beneficially Owned      Offering        Offering
---------------------------------------  ----------------------- ------------    ------------
Michael Kalogris........                        3,052,703(8)                7.2%            5.9%
Steven Skinner..........                        1,942,906(9)                4.6             3.8%
Clyde Smith.............                          181,054(10)                 *               *
David Clark.............                          349,540(11)                 *               *
Michael Mears...........                          120,346(12)                 *               *
Scott Anderson..........                           45,642                     *               *
John Beletic............                           54,842                     *               *
Arnold Chavkin(2).......                              --                    --              --
Mary Hawkins-Key........                              --                    --              --
John Watkins(3).........                              --                    --              --
CB Capital Investors,
 L.P.(2)................                       12,270,744                  29.1            23.8
J.P. Morgan Investment
 Corporation(3).........                        2,578,773(13)               6.1             5.0
Desai Capital Management
 Incorporated(4)........                       11,902,744(14)              28.2            23.1
Toronto Dominion Capital
 (USA), Inc.(5).........                        2,975,698                   7.1             5.8
First Union Capital
 Partners, Inc.(6)......                        4,079,876                   9.7             7.9
DAG--Triton PCS, L.P....                        1,858,127                   4.4             3.6
AT&T Wireless PCS(7)....                       12,504,719(15)              22.9            19.5
All directors and
 executive officers as a
 group (10 persons).....                        5,747,037                  13.6            11.1

--------
  *  Represents less than 1%.
 (1) Unless otherwise indicated, the address of each person listed in this table is c/o Triton Management Company, 375 Technology Drive, Malvern, Pennsylvania 19355.
 (2) CB Capital Investment Inc. is the sole general partner of CB Capital Investors, L.P. Mr. Chavkin is a vice president of CB Capital Investments Inc. Mr. Chavkin disclaims beneficial ownership of any such shares. The address of CB Capital Investors is 380 Madison Avenue, New York, New York 10017.
 (3) Mr. Watkins is a managing director and an officer of J.P. Morgan Investment Corporation. Mr. Watkins disclaims beneficial ownership of any such shares. The address of J.P. Morgan is 101 California Street, San Francisco, California 94111.
 (4) The address of Desai Capital Management Incorporated is 540 Madison Avenue, New York, New York 10022.
 (5) The address of Toronto Dominion Capital (USA), Inc. is 31 West 52nd Street, New York, New York 10019.

 (6) The address of First Union Capital Partners is One First Union Center, 301 S. College Street, Charlotte, North Carolina 28288.
 (7) The address of AT&T Wireless PCS is 5000 Carillon Point, Kirkland, Washington 98033.

 (8) Includes 423,828 shares of Class A common stock held by Mr. Kalogris as trustee under an amended and restated common stock trust agreement for management employees and independent directors, dated June 26, 1998, under which we will distribute Class A common stock to management employees and independent directors. 1,709,434 of the 2,628,875 shares of Class A common stock directly held by Mr. Kalogris are subject to forfeiture in accordance with Mr. Kalogris' employment agreement over a five-year period.

 (9) 1,282,076 of the 1,942,906 shares of Class A common stock are subject to forfeiture according to the terms of Mr. Skinner's employment agreement.

(10) 83,460 of the 181,054 shares of Class A common stock are subject to forfeiture according to the terms of Mr. Smith's employment agreement.

(11) 150,832 of the 349,540 shares of Class A common stock are subject to forfeiture according to the terms of a letter agreement, dated as of February 4, 1998, between Triton and Mr. Clark.

(12) 50,277 of the 120,436 shares of Class A common stock are subject to forfeiture according to the terms of a letter agreement, dated as of February 4, 1998, between Triton and Mr. Mears.

(13) Gives effect to the conversion of shares of Series C preferred stock into 8,210,826 shares of Class B non-voting common stock concurrently with the offering. Includes 5,714 shares of Series C preferred stock convertible into 131,420 shares of Class A common stock held by Sixty Wall Street SBIC Fund, L.P., an affiliate of J.P. Morgan Investment Corporation. The address for Sixty Wall Street SBIC is 60 Wall Street, New York, New York 10260.

(14) Consists of 258,755.31 shares of Series C preferred stock convertible into 5,951,372 shares of Class A common stock held by Private Equity Investors III, L.P., and 258,755.31 shares of Series C preferred stock convertible into 5,951,372 shares of Class A common stock held by Equity-Linked Investors-II, each an affiliate of Desai Capital Management. The address for Private Equity Investors III and Equity-Linked Investors-II is 540 Madison Avenue, 38th Floor, New York, New York 10022.

(15) Consists of 543,683.47 shares of Series D preferred stock convertible into 12,504,719 shares of Class A common stock. Shares of Series D preferred stock are convertible into an equivalent number of shares of Series C preferred stock at any time, and Series C preferred stock is convertible into shares of Class A common stock or Class B non-voting common stock at any time.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   The following summary highlights the material provisions of the securities purchase agreement and the agreements with AT&T, as each has been modified to date. It may not contain all of the information that is important to you. To understand these agreements fully, you should carefully read each of the agreements. We have filed copies of the securities purchase agreement and the AT&T agreements with the SEC as described under the caption "Available Information."

The Securities Purchase Agreement

   Under the terms of a securities purchase agreement, dated as of October 8, 1997, among AT&T, the cash equity investors, Michael Kalogris, Steven Skinner and Triton, on February 4, 1998, AT&T transferred to us personal communications services licenses which cover 20 MHz of authorized frequencies, and entered into other agreements, in exchange for 732,371 shares of our Series A preferred stock and 366,131 shares of our Series D preferred stock. AT&T has retained 10 MHz of spectrum within our licensed areas.

   The cash equity investors and Michael Kalogris and Steven Skinner have each made irrevocable commitments to contribute to Triton the following amounts in cash exchange for the number of shares of Series C preferred stock set forth beside their name:

                                                                Value of Shares
                                                                  at Assumed
                                             Shares of Series C Initial Public
                             Cash Commitment  Preferred Stock   Offering Price
                             --------------- ------------------ ---------------
   Chase Capital Partners
    and/or affiliates......   $ 39,785,713         404,714       $148,934,752
   J.P. Morgan Investment
    Corporation and/or
    affiliates.............     39,785,713         404,715        148,935,120
   Desai Capital Management
    Incorporated and/or
    affiliates.............     39,785,714         388,714        143,046,752
   Toronto Dominion Capital
    (USA), Inc.............      9,946,430          97,179         35,761,872
   First Union Capital
    Partners, Inc..........      4,973,215          48,589         17,880,752
   Duff Ackerman Goodrich &
    Assoc. L.P. ...........      4,973,215          48,589         17,880,752
   Michael Kalogris........        500,000           5,000          1,840,000
   Steven Skinner..........        250,000           2,500            920,000
                              ------------       ---------       ------------
     Total.................   $140,000,000       1,400,000       $515,200,000
                              ============       =========       ============

   The cash equity investors, together with Michael Kalogris and Steven Skinner, have contributed an aggregate of $80.0 million of their $140.0 million commitment as of the date of this prospectus. The cash equity investors and Michael Kalogris and Steven Skinner are required to contribute the unfunded portion of their respective commitments under the securities purchase agreement to us on February 4, 2000 and 2001. Each cash equity investor's obligation to make those additional capital contributions to us is unconditional and irrevocable, is not subject to set-off or reduction for any reason and is secured by a pledge of the investor's Series C preferred stock that was issued in respect of such commitments. The cash equity investors have also agreed to contribute all or a part of their unfunded commitment amount to us upon 20 business days' notice from our board of directors. We expect to require all of the unfunded commitments to be funded by November 30, 1999.

The Myrtle Beach Equity Contribution

   Under the terms of a preferred stock purchase agreement, dated as of June 29, 1998, we received additional equity contributions of $35.0 million in exchange for the issuance of 350,000 shares of our Series C preferred stock, as shown below:

                                                                Value of Shares
                                                                  at Assumed
                                             Shares of Series C Initial Public
                             Cash Commitment  Preferred Stock   Offering Price
                             --------------- ------------------ ---------------
   Chase Capital Partners
    and/or affiliates......    $10,242,968        102,430        $ 37,694,240
   J.P. Morgan Capital
    Investment Corporation
    and/or affiliates......     10,000,000        100,000          36,800,000
   Desai Capital Management
    Incorporated and/or
    affiliates.............      9,838,022         98,380          36,203,840
   Toronto Dominion Capital
    (USA), Inc.............      2,459,518         24,595           9,050,960
   First Union Capital
    Partners, Inc..........      1,229,746         12,297           4,525,296
   Duff Ackerman Goodrich &
    Assoc. L.P. ...........      1,229,746         12,298           4,525,664
                               -----------        -------        ------------
     Total.................    $35,000,000        350,000        $128,800,000
                               ===========        =======        ============

   These contributions were contributed to us at the same time and were used to finance the Myrtle Beach acquisition, and the shares were issued on terms substantially similar to the terms of the securities purchase agreement.

Redemption and Reissuance of Series C Preferred Stock

   On December 7, 1998, we redeemed an aggregate of 35,602 shares of Series C preferred stock for an aggregate price of $3,560,200 from J.P. Morgan Capital Investment Corporation and its affiliate and contemporaneously reissued to our other institutional stockholders the following shares for the following cash contributions:

                                                                  Value of Shares
                                                                    at Assumed
                                               Shares of Series C Initial Public
                             Cash Contribution  Preferred Stock   Offering Price
                             ----------------- ------------------ ---------------
   Chase Capital Partners
    and/or affiliates......     $  467,511            4,675         $ 1,720,400
   Desai Capital Management
    Incorporated and/or
    affiliates.............        539,312            5,393           1,984,624
   Toronto Dominion Capital
    (USA), Inc.............        134,826            1,348             496,064
   First Union Capital
    Partners, Inc..........      2,065,675           20,657           7,601,776
   Duff Ackerman Goodrich &
    Assoc. L P. ...........        352,876            3,529           1,298,672
                                ----------           ------         -----------
     Total.................     $3,560,200           35,602         $13,101,536
                                ==========           ======         ===========

The Norfolk Contribution

   Under the terms of a preferred stock purchase agreement, dated as of December 31, 1998, we received an additional contribution of approximately $16.5 million from some of the cash equity investors in order to fund a portion of the $105.0 million purchase price for the Norfolk acquisition. We issued approximately $16.5 million of our Series C preferred stock to those cash equity investors as shown below:

                                                                  Value of Shares
                                                                    at Assumed
                                               Shares of Series C Initial Public
                             Cash Contribution  Preferred Stock   Offering Price
                             ----------------- ------------------ ---------------
   Chase Capital Partners
    and/or affiliates......     $ 2,169,183          21,692         $ 7,982,656
   Desai Capital Management
    Incorporated and/or
    affiliates.............       2,502,328          25,023           9,208,464
   Toronto Dominion Capital
    (USA), Inc.............         625,574           6,256           2,302,208
   First Union Capital
    Partners, Inc..........       9,584,273          95,842          35,269,856
   Duff Ackerman Goodrich &
    Assoc. L.P. ...........       1,637,293          16,373           6,025,264
                                -----------         -------         -----------
     Total.................     $16,518,651         165,186         $60,788,448
                                ===========         =======         ===========

   At closing, we also issued 134,813 shares of our Series D preferred stock to AT&T for a portion of the Norfolk purchase price. At the assumed initial public offering price, the 134,813 shares of Series D preferred stock have a value of $49.6 million. We financed the balance of the purchase price through use of $75.0 million from the net proceeds of the senior subordinated discount notes offering.

License Exchange with AT&T

   On June 8, 1999, we completed a license exchange with AT&T, transferring licenses for the Hagerstown and Cumberland, Maryland basic trading areas, which cover 512,000 potential customers, to AT&T in exchange for licenses for certain counties in the Savannah and Athens, Georgia basic trading areas, which cover 517,000 potential customers. In addition, we issued 53,882 shares of our Series A preferred stock, valued at $5.8 million, and 42,739 shares of our Series D preferred stock, with a value of $15.7 million at the assumed initial public offering price. The licenses we acquired in the exchange are contiguous to our existing service area and have not been built out. We are including these licenses in our current build-out plan for our licensed area.

The AT&T Agreements

   The Stockholders' Agreement

   General. We entered into a stockholders' agreement, dated as of February 4, 1998, with AT&T, the cash equity investors and certain of our current and former executive officers. Additional management stockholders and the independent directors have also agreed to be bound by the provisions of the stockholders' agreement in connection with the issuance to them of capital stock. The agreement covers matters in connection with our management and operations and the sale, transfer or other disposition of our capital stock.

   Board of Directors. A board of directors consisting of seven persons governs Triton. Actions of the board of directors require the affirmative vote of a majority of the entire board, although some transactions require a higher vote. The stockholders who are party to our stockholders' agreement, other than J. P. Morgan Investment Corporation, have agreed that after the offering they will vote their shares together to elect as two of our seven directors the nominees selected by our cash equity investors.

   Representatives of AT&T and several cash equity investors also have the right to attend each meeting of the board of directors as observers, provided that they continue to own a certain amount of our capital stock. A majority of disinterested directors must approve any transactions between us and our stockholders, except for transactions under the AT&T agreements and arm's-length agreements with AT&T. If an executive committee of the board is formed, it must consist of at least the director nominated by AT&T as the holder of Series A preferred stock, one of the directors selected by the cash equity investors and Michael Kalogris, so long as he is an officer of Triton.

   Restrictions on Transfer. The stockholders' agreement imposes restrictions with respect to the sale, transfer or other disposition of our capital stock held under the terms of the agreement, primarily concerning transfers before the date of this offering. Stockholders may not transfer their shares of common stock prior to February 4, 2001 other than to any affiliated successor; thereafter, stockholders holding shares of common stock may transfer the shares to any person, subject to rights of first offer granted to specified parties to the stockholders' agreement. Additionally, holders of common stock and Series D preferred stock may transfer those shares at any time to an affiliated successor or an equity investor affiliate, and, after February 4, 2001, the cash equity investors may transfer or otherwise dispose of any of those shares held by them to any other cash equity investors.

   AT&T may not transfer or dispose of any of its shares of Series D preferred stock at any time other than to an affiliated successor. In addition, each stockholder who is a party to the stockholders' agreement has agreed, subject to some exceptions, not to transfer or otherwise dispose of any shares of our capital stock to any of the three largest carriers of telecommunications services that currently constitute interexchange services, other than AT&T and other specified wireless carriers.

   Registration Rights. The stockholders' agreement grants certain demand and piggyback registration rights to the stockholders. On or after the 91st day after the offering is consummated, the following stockholders may, subject to the restrictions on transfer described above, cause an underwritten demand registration, subject to customary proportionate cutback and blackout restrictions, so long as registration is reasonably expected to result in aggregate proceeds of at least $10.0 million:

  .  AT&T;

  . a holder of shares of Series C preferred stock or common stock, if the sale of the shares to be registered is reasonably expected to result in aggregate gross proceeds of at least $25.0 million; or

  . employee stockholders beneficially owning at least 50.1% of the shares of common stock then beneficially owned by all employee stockholders together.

   In addition to the demand registration rights, any stockholder may, subject to the restrictions on transfer described above, piggyback on a registration by us at any time, other than registrations on Forms S-4 or S-8 of the Securities Act, subject to customary proportionate cutback restrictions. The demand and piggyback registration rights and obligations survive 20 years.

   Preemptive Rights. The stockholders' agreement grants preemptive rights in some circumstances to the stockholders, including in connection with this offering. Each stockholder has a preemptive right to purchase a proportionate amount of shares if we propose to issue for cash any equity security. However, the stockholders' preemptive rights do not extend to any stock option or stock appreciation rights plan. These preemptive rights will terminate upon the closing of this offering. Each stockholder has agreed to waive its preemptive rights in connection with the offering. See "Description of Capital Stock-- Preemptive Rights."

   Rights of Inclusion. In the event of a proposed sale by any stockholder to any person other than an affiliated successor that would constitute 25% or more of the aggregate outstanding Series C preferred stock and common stock on a fully-diluted basis, excluding the Series A preferred stock, the other stockholders have the right to participate in any such proposed sale by exercising such right within 30 days after receipt of a notice informing them of such proposed sale. The purchaser may either purchase all stock offered by all stockholders electing to participate in such sale, or the purchaser may purchase stock from stockholders electing to participate in such sale on a pro-rata basis up to the aggregate dollar amount offered by the purchaser to the initial selling stockholder.

   Exclusivity. The stockholders have agreed that during the term of the stockholders' agreement, none of the stockholders nor their respective affiliates will provide or resell, or act as the agent for any person offering, within the territory defined in the stockholders' agreement, wireless mobility telecommunications services initiated or terminated using time division multiple access technology and frequencies licensed by the FCC. However, AT&T and its affiliates may:

  .  resell or act as agent for us;

  . provide or resell wireless telecommunications services to or from specified locations; and

  . resell wireless telecommunications services for another person in any area where we have not yet placed a system into commercial service.

   AT&T must provide us with prior written notice of its intention to engage in resales, and only dual band/dual mode phones may be used in connection with the resale activities. Additionally, with respect to the markets listed on the roaming agreement, we and AT&T have agreed to cause our respective affiliates in their home carrier capacities to program and direct the programming of customer equipment so that the other party, in its capacity as the serving carrier, is the preferred roaming provider in such markets. Each party also agrees to refrain from inducing any of its customers to change programming.

   Build-Out. We are required to:

  . meet the construction requirements described in an agreed-upon minimum build-out plan;

  . ensure compatibility of our personal communications services systems with the majority of systems in the southeastern region of the United States;

  . satisfy the FCC construction requirements in the territory defined in the stockholders' agreement;

  .  offer various core service features with respect to our systems;

  . cause our systems to comply with AT&T's time division multiple access quality standards; and

  . refrain from providing or reselling interexchange services, other than interexchange services under our FCC licenses or that we procure from AT&T.

   If we materially breach any of the foregoing operational obligations or if AT&T decides to adopt a new technology standard in a majority of its markets and we decline to adopt the new technology, AT&T may terminate its exclusivity obligations.

   Certain Transactions. In the event of a merger, consolidation, asset acquisition or disposition or other business combination involving AT&T and an entity that:

  . derives from telecommunications businesses annual revenues in excess of $5.0 billion;

  . derives less than one-third of its aggregate revenues from the provision of wireless telecommunications; and

  . owns FCC licenses to offer and does offer wireless mobility telecommunications services serving more than 25% of the potential customers within the territory defined in the stockholders' agreement,

AT&T will have the right, upon written notice, to terminate substantially all of its exclusivity obligations described above in a portion of the territory in which the other party owns an FCC license to offer commercial mobile radio service. However, upon such a termination, we have the right to cause AT&T to exchange into shares of Series B preferred stock:

  .  all of the shares of its Series A preferred stock;

  . all of the shares of its Series D preferred stock, or its Series C preferred stock or any Class A common stock or Class B non-voting common stock it may have received upon conversion of its Series D preferred stock into any one of them.

   In the event that AT&T is required in any such transaction to dispose of any of its personal communications services systems in the Charlotte, North Carolina, Atlanta, Georgia, Baltimore, Maryland/Washington, D.C. or Richmond, Virginia basic trading areas, we have certain marketing rights. AT&T has agreed, for a period of 180 days, to jointly market with any of its applicable markets any of our personal communications services systems that are located within the major trading areas that include the applicable AT&T basic trading areas. Our right is exercisable at any time within the period commencing with the date of the announcement by AT&T of any such transaction and terminating on the later of six months after consummation of the transaction and the date by which AT&T is required under applicable law to dispose of any such system.

   Without the prior written consent of AT&T, we and our subsidiaries may not effect any sale of substantially all the assets or liquidation, merger or consolidation of Triton or any of its subsidiaries. There are limited exceptions to this provision.

   Acquisition of Cellular Licenses. We may acquire cellular licenses that the board of directors has determined are demonstrably superior alternatives to construction of a personal communications services system in the applicable area within the territory, provided that:

  . a majority of the cellular potential customers are within the territory defined in the stockholders' agreement;

  . AT&T and its affiliates do not own commercial mobile radio service licenses in the area; and

  . our ownership of the cellular license will not cause AT&T or any affiliate to be in breach of any law or contract.

   Equipment, Discounts and Roaming. At our request, AT&T will use all commercially reasonable efforts to assist us in obtaining discounts from any vendor with whom we are negotiating for the purchase of any infrastructure equipment or billing services and to enable us to become a party to the roaming agreements between AT&T and its affiliates which operate other cellular and personal communications services systems so long as AT&T, in its sole discretion, does not determine such activities to be adverse to its interests.

   Resale Agreements. At AT&T's request, we will enter into resale agreements relating to the territory defined in the stockholders' agreement. The rates, terms and conditions of service that we provide shall be at least as favorable to AT&T, taken as a whole, as the rates, terms and conditions provided by Triton to other customers.

   Subsidiaries. All of our subsidiaries must be direct or indirect wholly-owned subsidiaries.

   Amendments. Amendments to the stockholders' agreement require the consent of the holders of:

  . a majority of the shares of each class of capital stock held by the parties to the stockholders agreement;

  . two-thirds of the common stock beneficially owned by the cash equity investors; and

  . 60.1% of the common stock beneficially owned by the employee stockholders.

   However, in the event any party to the stockholders' agreement ceases to own any shares of capital stock, the party ceases to be a party to the stockholders' agreement and his or her corresponding rights and obligations terminate.

   Termination. The stockholders' agreement terminates upon the earliest to occur of:

  . the written consent of each party to the agreement;

  . February 4, 2009; and

  .one stockholder owning all of the shares of common stock.

   However, some provisions expire on the offering date and some consent rights of AT&T expire when and if it fails to own a specified amount of capital stock.

   License Agreement

   Under the terms of a network membership license agreement, dated as of February 4, 1998, between AT&T and us, AT&T has granted us a royalty-free, non-exclusive, limited right and license to use various licensed marks solely in connection with specified licensed activities, as described below. The licensed marks include the logo containing the AT&T and globe design and the expression Member, AT&T Wireless Services Network. The licensed activities include:

  . the provision to end-users and resellers, solely within the territory specified in the agreement, of communications services on frequencies licensed to us for commercial mobile and radio service provided in accordance with the AT&T agreements; and

  . marketing and offering the licensed services within the territory.

   The license agreement also grants us the right and license to use the licensed marks on permitted mobile phones.

   AT&T has agreed not to grant to any other person a right or license to provide or resell, or act as agent for any person offering, the communications services we are offering within the territory under the licensed marks except to:

  . any person who resells, or acts as our agent for, licensed services provided by us, or

  . any person who provides or resells wireless communications services to or from specific locations such as buildings or office complexes, even if the applicable subscriber equipment being used is capable of routine movement within a limited area and even if such subscriber equipment may be capable of obtaining other telecommunications services beyond that limited area and handing-off between the service to the specific location and those other telecommunications services.

In all other instances, except as described above, AT&T reserves for itself the right to use the licensed marks in connection with its provision of services, whether within or without the territory.

   The license agreement contains numerous restrictions with respect to our use and modification of any of the licensed marks. We are obligated to use commercially reasonable efforts to cause all licensed services that use the licensed marks to be of comparable quality to the licensed services AT&T markets and provides in areas comparable to our licensed territory, taking into account the relative stage of development of the areas and other factors. The license agreement also sets forth specific testing procedures to determine compliance with these standards and affords us a grace period to cure any instances of alleged noncompliance. Following the cure period, we must cease using the licensed marks until we are in compliance.

   We may not assign or sublicense any of our rights under the license agreement. However, the license agreement may be, and has been, assigned to our lenders under our credit facility. After the expiration of any applicable grace and cure periods under the credit facility, our lenders may enforce our rights under the license agreement and assign the license agreement to any person with AT&T's consent.

   The license agreement has a five-year term, which renews for an additional five-year period if neither party terminates the agreement. The license agreement may be terminated at any time in the event of our significant breach, including our misuse of any licensed marks, our license or assignment of any of the rights in the license agreement, our failure to maintain AT&T's quality standards or if we experience a change of control. After the initial five-year term, in the event AT&T converts any shares of Series A preferred stock into common stock in connection with the stockholders' agreement, the license agreement terminates on the later of two years from the date of such conversion and the then existing expiration date of the license agreement. After the initial five-year term, AT&T may also terminate the license agreement upon the occurrence of specified transactions. See "--The Stockholders' Agreement--Certain Transactions."

   Roaming Agreement

   Under an intercarrier roamer service agreement, dated as of February 4, 1998, between AT&T, on behalf of its affiliates, and us, AT&T and we agreed to provide wireless mobility radiotelephone service for registered customers of the other party's customers when they are out of their home carrier's geographic area and in the geographic area where the serving carrier, itself or through affiliates, holds a license or permit to construct and operate a wireless mobility radio-telephone system and station. Each home carrier whose customers receive service from a serving carrier shall pay the serving carrier 100% of the wireless service charges and 100% of the pass-through charges, such as toll or other charges. Each serving carrier's service charges per minute of use or partial minute of use for the first three years will be fixed at a declining rate, and after the first three years will be equal to an adjusted average home rate or any lower rate the parties negotiate from time to time. Each serving carrier's toll charges per minute of use for the first three years will be fixed at a declining rate. After the first three years, the parties may renegotiate the rate from time to time.

   The roaming agreement has a term of 20 years, unless a party terminates earlier due to:

  .  the other party's uncured breach of any term of the roaming agreement;

  .  the other party's voluntary liquidation or dissolution; or

  . the FCC's revocation or denial of the other party's license or permit to provide commercial mobile radio service.

   Neither party may assign or transfer the roaming agreement or any of its rights under the agreement except to an assignee of all or part of its license or permit to provide commercial mobile radio service, provided that the assignee expressly assumes all or the applicable part of the assigning party's obligations under the agreement.

   Resale Agreement

   Under the terms of the stockholders' agreement, we are required at AT&T's request to enter into a resale agreement in an agreed-upon form. Under the resale agreement, AT&T will be granted the right to purchase and resell on a nonexclusive basis access to and usage of our services in the territory. AT&T will pay us the charges, including usage and roaming charges, associated with services it requests under the agreement. We will retain the continuing right to market and sell our services to customers and potential customers.

   The resale agreement will have a term of 10 years and will renew automatically for successive one-year periods unless either party elects to terminate the agreement. Following the eleventh anniversary of the agreement, either party may terminate with 90 days' prior written notice. Furthermore, AT&T may terminate the agreement at any time for any reason on 180-days' written notice.

   Under the terms of the stockholders' agreement, we have agreed that the rates, terms and conditions of service, taken as a whole, that we provide to AT&T under the resale agreement shall be at least as favorable as, or if permitted by applicable law, superior to, the rates, terms and conditions of service, taken as a whole, to any other customer. We will design the rate plan we will offer under the resale agreement to result in a discounted average actual rate per minute of use AT&T pays for service at least 25% below the weighted average actual rate per minute that we bill our customers generally for access and air time.

   Neither party may assign or transfer the resale agreement or any of its rights thereunder without the other party's prior written consent, which will not be unreasonably withheld, except:

  .  to an affiliate of that party at the time of the agreement's execution;

  .  by us to any of our operating subsidiaries; and

  . to the transferee of a party's stock or substantially all of the party's assets, provided that all FCC and other necessary approvals have been received.

Other Related Party Transactions

   Affiliates of First Union Capital Partners, Inc. and J.P. Morgan Investment Corporation, each of which beneficially owns more than 5% of our capital stock, are serving as underwriters and will be receiving underwriter fees in connection with this initial public offering.

   Over the course of 1997, Triton Communications L.L.C., our predecessor, incurred certain costs on behalf of Triton Cellular, an entity affiliated with us through management overlap and shared leased facilities. These costs totaled $148,100 and Triton Cellular reimbursed us in 1999. In addition, we purchased $22,800 of equipment from Horizon Cellular Telephone Company, L.P., an entity affiliated with us through management overlap and shared leased facilities. In addition, under an agreement between Triton Cellular, Inc. and us, allocations for management services rendered by some of our management employees on behalf of Triton Cellular and allocations for shared lease facilities are charged to Triton Cellular. Those allocations totaled $469,000 during 1998 and $375,000 for the six months ended June 30, 1999. The outstanding balance at June 30, 1999 was approximately $1.0 million. We expect settlement of these outstanding charges during 1999.

   On February 3, 1998, Triton PCS entered into a credit facility. On September 22, 1999, Triton PCS entered into an amendment to that credit facility that increased the credit facility to $600.0 million. Affiliates of each of J.P. Morgan Investment Corporation, which beneficially owns approximately 18.0% of our common stock, CB Capital Investors, which beneficially owns approximately 20.5% of our common stock, First Union Capital

Partners, Inc., which beneficially owns approximately 6.8% of our common stock, and Toronto Dominion Capital (USA), Inc., which beneficially owns approximately 5.0% of our common stock, serve as agent and lenders under the credit facility. Each of the agent and lenders under the credit facility execution has received and will continue to receive customary fees and expenses in connection with the credit facility execution. Through June 30, 1999, affiliates of J.P. Morgan Investment Corporation and CB Capital Investors have received approximately $98,000 and $204,000, respectively, in their capacity as agent and lender under such facility.

   We have entered into letter agreements with several of our management employees and with our independent directors. Under the letter agreements, these individuals were issued shares of our Class A common stock that vest at 20% per year over a five-year period. See "Principal Stockholders."

   On March 7, 1997, each of Chase Venture Capital Associates, L.P., an affiliate of Chase Capital Partners, and J.P. Morgan Investment Corporation provided $0.55 million in financing, and on July 3, 1997, each of Chase Venture Capital L.P. and J.P. Morgan Investment Corporation provided an additional $0.25 million in financing to Triton Communications in the form of convertible promissory notes in order to fund its start-up costs. The $1.6 million in notes originally bore interest at 14% annually, payable at maturity. On January 15, 1998, Triton Communications assigned the notes to us. In conjunction with the noteholders, we subsequently negotiated a revised arrangement under which we would not pay interest on the notes and the promissory notes would be converted into approximately $3.2 million worth of our Series C preferred stock. We converted the notes into 16,000 shares of Series C preferred stock on February 4, 1998. We accounted for the $1.6 million preferred return to the investors as a financing cost during the period the notes were outstanding. Accordingly, we accrued $1.2 million in financing costs on the notes as of December 31, 1997. We recognized the remaining $0.4 million financing costs in the first quarter of 1998.

   On August 12, 1999, we entered into stock purchase agreements with each of Scott Anderson and John Beletic, our two independent directors, and one officer under which we agreed to sell to them an aggregate of 3,400 shares of our Series C preferred stock for a purchase price of $100 per share. This transaction was closed in September 1999.

   On January 19, 1998, we entered into a master services agreement with Wireless Facilities Inc. Wireless Facilities will provide us with radio frequency design and system optimization support services. We have paid approximately $12.0 million to Wireless Facilities against the $18.0 million under the agreement. Mr. Scott Anderson, a director of Triton, is also a director of Wireless Facilities.

   On May 4, 1998, we consummated a private offering of 11% senior subordinated discount notes pursuant to which we raised net proceeds of approximately $290.0 million. J.P. Morgan Securities Inc. and Chase Securities Inc. were initial purchasers in the private offering and received a placement fee of $6.3 million. Affiliates of J.P. Morgan Securities Inc. own an aggregate of approximately 18.0% of our common stock, and affiliates of Chase Securities Inc. own an aggregate of approximately 20.5% of our common stock.

   First Union Securities, Inc., an affiliate of First Union Capital Investors, Inc., acted as our exclusive financial advisor in connection with the sale of our personal communications towers to American Tower, L.P. pursuant to an asset purchase agreement dated July 13, 1999. We paid a fee to such entity of $1.07 million in connection with the consummation of such sales which occurred on September 22, 1999.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

   The following are summaries of certain material provisions of the notes issued by our subsidiary Triton PCS and the Triton PCS credit facility. These summaries are qualified in their entirety by the indenture and the credit facility, which we have previously filed with the SEC. In this section, "Triton," "we" and "us" each refers only to Triton PCS Holdings, Inc. and not to any of its subsidiaries.

Notes

   The notes were issued under an indenture, dated as of May 4, 1998, between Triton PCS, the guarantors and The Chase Manhattan Bank, as trustee. The notes:

  . mature on May 1, 2008 and are limited to an aggregate principal amount at maturity of $511,989,000;

  . were issued at an issue price of $585.95 per $1,000 aggregate principal amount at maturity and generated gross proceeds to us of $300.0 million;

  . are general, unsecured obligations of Triton PCS, subordinated in right of payment to all senior debt, including all obligations under the credit facility;

  . accrue interest at a rate of 11% per annum, computed on a semiannual bond equivalent basis, calculated from May 4, 1998, will not bear interest payable in cash prior to May 1, 2003 and will bear interest payable semiannually in cash on each May 1 and November 1, beginning May 1, 2003; and

  . are guaranteed on a joint and several basis by all subsidiaries of Triton PCS that are direct or indirect obligors under, or in respect of, any senior credit facilities. As of the date of this prospectus, all of the direct and indirect subsidiaries of Triton PCS are guarantors on a full, unconditional and joint and several basis. We are not a guarantor. The guarantees are unsecured obligations of the guarantors, subordinated in right of payment to all senior debt of the guarantors, including all of the guarantors' obligations under their guarantees of the credit facility.

   Triton PCS may elect to redeem all or part of the notes at any time on or after May 1, 2003 and prior to maturity, at the following redemption prices, expressed as percentages of principal amount, plus accrued and unpaid interest if redeemed during the 12-month period beginning on May 1 of the years indicated:

         Year                                         Percentage
         ----                                         ----------
         2003........................................   105.50%
         2004........................................   103.67%
         2005........................................   101.84%
         2006 and thereafter.........................   100.00%

   In addition, on or prior to May 1, 2001, Triton PCS may redeem up to 35% of the principal amount at maturity of notes issued under the indenture, at a redemption price equal to 111% of the accreted value to the redemption date, with the net proceeds of one or more equity offerings of:

  .  our qualified stock; or

  . a special purpose corporation formed to hold our qualified stock or Triton PCS' qualified stock.

However, at least 65% of the aggregate principal amount at maturity of notes issued under the indenture must remain outstanding immediately after giving effect to the redemption. We do not intend to redeem any notes with the net proceeds of the offering.

   If a change of control, as defined below, occurs, each noteholder may require Triton PCS to repurchase its notes, in whole or in part, at a purchase price equal to 101% of the notes' accreted value or the principal amount at maturity, as applicable, plus accrued and unpaid interest to the purchase date. The Triton PCS credit facility will prohibit the purchase of outstanding notes prior to repayment of the borrowings under the credit facility.

   A change of control will occur under the indenture if any one or more of the following events occurs:

  . any person or group, as those terms are used in Sections 13(d) and 14(d) of the Exchange Act, other than a permitted holder or permitted holders or a person or group controlled by a permitted holder or permitted holders, becomes the beneficial owner, as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have beneficial ownership of all securities that person has the right to acquire within one year, upon the happening of an event or otherwise, is or becomes the beneficial owner, directly or indirectly, of:

    (a) Triton's securities representing 50% or more of the combined voting power of its then outstanding voting stock, or

    (b) Triton PCS' securities representing 50% or more of the combined voting power of its then outstanding voting stock;

  . the following individuals cease for any reason to constitute more than a majority of the number of directors then serving on the board of Triton or Triton PCS:

    (a)  individuals who, on May 4, 1998, constitute the board, and

    (b) any new director, other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including a consent solicitation relating to the election of directors of Triton or Triton PCS, whose appointment or election by the board or nomination for election by Triton PCS' stockholders was approved by the vote of at least two-thirds of the directors then still in office or whose appointment, election or nomination was previously so approved or recommended; or

  . the stockholders of Triton or Triton PCS shall approve any plan of liquidation, whether or not otherwise in compliance with the provisions of the indenture.

   The transfer, by lease, assignment, sale or otherwise, in a single transaction or series of transactions, of all or substantially all of the properties or assets of one or more of the subsidiaries of Triton PCS, the capital stock of which constitutes all or substantially all of Triton PCS' properties and assets, shall be deemed to be the transfer of all or substantially all of Triton PCS' properties and assets.

   Triton PCS is also required to offer to repurchase the notes if all or some of the net proceeds of an asset sale are not used to acquire an entity engaged in a permitted business, to purchase other long term assets used or useful in a permitted business or to repay any senior indebtedness.

   The indenture contains restrictive covenants which, among other things, restrict Triton PCS' and its restricted subsidiaries' ability to:

  .  incur additional indebtedness;

  . pay dividends, make investments or redeem or retire stock of Triton PCS or subordinated indebtedness of Triton PCS or any subsidiary;

  . cause encumbrances or restrictions to exist on the ability of its subsidiaries to pay dividends and make investments in, or transfer any property or assets to Triton;

  .  create liens on their assets;

  .  sell assets;

  .  engage in transactions with affiliates;

  .  engage in businesses other than a permitted business;

  . designate any subsidiaries of Triton PCS as unrestricted subsidiaries under the indenture;

  .  engage in mergers or consolidations; or

  . amend, modify or waive, or refrain from enforcing, any provision of the securities purchase agreement dated October 8, 1997.

The indenture provides for acceleration upon customary events of default, including cross defaults, judgment defaults and events of bankruptcy.

Credit Facility

   On February 3, 1998, Triton PCS entered into a $425.0 million credit facility with The Chase Manhattan Bank, as administrative agent, and other financial institutions. On September 22, 1999, Triton PCS entered into an amendment to that credit facility that increased the credit facility to $600.0 million.

   The credit facility provides for:

  . an aggregate of $175.0 million Tranche A senior secured term loans, which may be drawn at any time until February 2001, and which mature in August 2006;

  . an aggregate of $150.0 million Tranche B senior secured term loans, which could be drawn through August 1998, and which mature in May 2007;

  . an aggregate of $175.0 million Tranche C senior secured term loans, which may be drawn at any time until February 2001, and which mature in August 2006; and

  . a $100.0 million senior secured revolving credit facility which matures in August 2006 and includes a $3.0 million subfacility for the issuance of letters of credit.

   As of June 30, 1999, $150.0 million of the Tranche B term loans were outstanding and we had not drawn down on the Tranche A term loans, Tranche C term loans or revolving credit loans. Borrowings are subject to customary conditions, including the absence of a material adverse change. Loans under the credit facility are available to fund capital expenditures related to the construction of our personal communications services network, the acquisition of related businesses, our working capital needs and customer acquisition costs.

   Triton PCS must repay the Tranche A term loans, if borrowed, in eighteen consecutive quarterly installments, beginning in February 2002. The amount of each of the first four installments is $4,375,000, the amount of each of the next four installments is $6,562,500, the amount of each of the next four installments is $8,750,000, the amount of each of the next four installments is $10,937,500, and the amount of each of the last two installments is $26,250,000.

   Triton PCS must repay the Tranche B term loans in twenty-one consecutive quarterly installments, beginning in February 2002. The amount of each of the first 16 installments is $375,000, the amount of each of the next four installments is $7.5 million, and the amount of the last installment is $114.0 million.

   Triton PCS must repay the Tranche C term loans, if borrowed, in eighteen consecutive quarterly installments, beginning in February 2002. The amount of each of the first four installments is $4,375,000, the amount of each of the next four installments is $6,562,500, the amount of each of the next four installments is $8,750,000, the amount of each of the next four installments is $10,937,500 and the amount of each of the last two installments is $26,250,000.

   The amount that Triton PCS can borrow and that can be outstanding under the revolving credit facility reduces in eight quarterly reductions, beginning in August 2004. The amount of each of the first two reductions is $5.0 million, the amount of each of the next four reductions is $10.0 million, and the amount of each of the last two reductions is $25.0 million.

   Interest on the Tranche A term loans, the Tranche C term loans and the revolving credit loans accrues, at the option of Triton PCS, either at:

  . the reserve adjusted London interbank offered rate, plus an applicable margin of between 2.25% and 1.00%, depending on the level of Triton PCS' ratio of debt to EBITDA; or

  . the higher of The Chase Manhattan Bank's prime rate or the federal funds rate plus 0.5%, plus an applicable margin of between 1.25% and 0%, depending on the level of our ratio of debt to EBITDA.

   Interest on the Tranche B term loans accrues, at the option of Triton PCS, either at:

  . the reserve adjusted London interbank offered rate, plus a margin of 3.0%; or

  . the higher of The Chase Manhattan Bank's prime rate or the federal funds rate plus 0.5%, plus a margin of 2.00%.

   Interest on any overdue amounts will accrue at a rate per annum equal to 2% plus the rate otherwise applicable to that amount.

   The credit facility requires that Triton PCS pay commitment fees to the lenders. Initially, the commitment fee is based on a percentage of the undrawn amounts of the revolving credit facility, the Tranche A term loan facility and the Tranche C loan facility; if 50% or more of the aggregate amount of the facilities is drawn, the commitment fee is .50% of the undrawn amount, and if less than 50% of the aggregate amount of the facilities is drawn, the commitment fee is .75% of the undrawn amount. On the earlier of September 22, 2000 and the date on which Triton PCS demonstrates to the lenders that it has positive EBITDA, the commitment fee will range between 0.375% and 0.50%, depending on the ratio of debt to EBITDA, of the unused portion of the credit facilities. The commitment fees are payable quarterly in arrears and a separate agent's fee is payable to the administrative agent. The credit facility also requires Triton PCS to maintain at least 50% of total outstanding indebtedness as fixed rate instruments. Although Triton PCS have not been required to purchase any interest rate hedges, in 1998 it purchased two interest rate hedges with a notional amount totaling $75.0 million.

   Triton PCS must repay the term loans, and the commitments under the revolving credit facility will be reduced, in an aggregate amount equal to:

  . 50% of the excess cash flow of Triton PCS in each of its fiscal years commencing with the fiscal year ending December 31, 2001;

  . 100% of the net proceeds of specified asset sales outside the ordinary course of business, in excess of a $1.0 million yearly threshold, and of unused insurance proceeds;

  .  100% of the net cash proceeds of specified incurrences of indebtedness;
     and

  . 50% of the net cash proceeds of specified issuances of equity securities or specified capital contributions other than those made under the securities purchase agreement.

   We, and each of our other subsidiaries, have guaranteed all of Triton PCS' obligations under the credit facility. Triton PCS' obligations under the credit facility are secured by security interests in substantially all of its assets, and in substantially all of the assets of each of our other subsidiaries, and by a pledge of all of Triton PCS' capital stock and of all of the capital stock and other equity interests of all of our domestic subsidiaries and 65% of the shares of capital stock of foreign subsidiaries.

   The credit facility contains customary covenants, including covenants limiting indebtedness, dividends and distributions on, and redemptions and repurchases of, capital stock and other similar payments, and the acquisition and disposition of assets, and covenants relating to the number of potential customers covered by our network and number of customers. The credit facility also requires that Triton PCS comply with specified financial covenants.

   In addition, the credit facility provides that Triton PCS may not permit certain of our subsidiaries to incur any liabilities or obligations other than their guarantee of the credit facility, the security agreement they have entered into in connection with the credit facility, and, in the case of any subsidiary established to hold real estate, liabilities incurred in the ordinary course of business of that subsidiary which are incidental to being the lessee of real property or the purchaser, owner or lessee of equipment and taxes and other liabilities incurred in the ordinary course in order to maintain its existence.

   The credit facility provides for acceleration upon the occurrence of customary events of default.

                         DESCRIPTION OF CAPITAL STOCK

General

   Upon completion of the offering, our authorized capital stock will consist of:

  . 580,000,000 shares of common stock, par value $0.01 per share, including:

    (a) 520,000,000 shares designated Class A common stock; and

    (b) 60,000,000 shares designated Class B non-voting common stock; and

  . 70,000,000 shares of preferred stock, par value $0.01 per share, including:

    (a) 1,000,000 shares designated Series A convertible preferred stock;

    (b) 50,000,000 shares designated Series B preferred stock;

    (c) 3,000,000 shares designated Series C convertible preferred stock;
        and

    (d) 16,000,000 shares designated Series D convertible preferred stock.

Upon completion of the offering, our issued and outstanding capital stock will consist of:

  . 51,575,459 shares of Class A common stock;

  . 8,210,826 shares of Class B non-voting common stock;

  . 786,253 shares of Series A preferred stock;

  . no shares of Series B preferred stock or Series C preferred stock; and

  . 543,683 shares of Series D preferred stock.

In addition, 1,329,936 shares of Series B preferred stock, 543,683 shares of Series C preferred stock and 20,715,546 shares of Class A common stock (plus such number as may be issued upon conversion of the Series A preferred stock) are reserved for issuance in connection with transactions contemplated by the stockholders' agreement and in connection with any conversion of any shares of outstanding Class B non-voting common stock. On the date of this offering, each share of Series C preferred stock issued and outstanding will automatically convert into 23 shares of Class A common stock, other than 356,992 shares beneficially owned by J. P. Morgan Investment Corporation that will convert into 8,210,826 shares of Class B non-voting common stock.

Common Stock

   Class A Common Stock. Each holder of Class A common stock is entitled to one vote for each share of Class A common stock on all matters on which stockholders generally are entitled to vote and to all other rights, powers and privileges of stockholders under Delaware law. Upon the dissolution, liquidation or winding up of Triton, after any preferential amounts to be distributed to the holders of the preferred stock then outstanding have been paid or declared and funds sufficient for payment in full have been set apart for payment, the holders of the Class A common stock and the Class B non-voting common stock will be entitled to receive all the remaining assets of Triton legally available for distribution to its stockholders in proportion to the number of shares of common stock held by them.

   Class B Non-Voting Common Stock. The Class B non-voting common stock is identical in all respects to the Class A common stock except that holders of shares of Class B non-voting common stock shall not have the right to vote on any matters to be voted on by our stockholders.

   Shares of Class B non-voting common stock held by J.P. Morgan Investment Corporation are convertible on a one-for-one basis into Class A common stock:

  . when the shares are transferred to anyone other than J. P. Morgan
    Investment Corporation or any of its affiliates; or

  . upon receipt by Triton of a written opinion of counsel to the effect that the holder of those shares of stock should not be considered an "affiliate" of Triton, as defined by Rule 405 under the Securities Act, after giving effect to the conversion.

Preferred Stock

   Our certificate of incorporation gives our board of directors the authority to issue preferred stock in one or more series and to fix the relative powers, preferences, rights, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series.

   The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Triton and may adversely affect the voting or other rights of the holders of common stock. These effects may include the loss of voting control to others.

   The table below summarizes the principal terms of our preferred stock:

                      Principal Terms of Preferred Stock

         Terms                Series A          Series B          Series C          Series D
         -----            ----------------  ----------------  ----------------  ----------------
Dividends...............  Quarterly cash    Same as Series A  No fixed          Same as Series C
                          dividends at                        dividend, but
                          annual rate of                      participates
                          10% of the                          with Class A
                          accreted value                      common stock on
                          of Series A, but                    an as-converted
                          cash dividend                       basis
                          payments may be
                          deferred until
                          June 30, 2008

                          No dividends may                    No dividend or
                          be paid on any                      distribution may
                          junior preferred                    be paid on
                          stock or common                     common stock
                          stock without                       unless Series C
                          the consent of                      receives a
                          the Series A                        dividend or
                          holders                             distribution as
                                                              well, payment to
                                                              be based on a
                                                              formula

Convertibility..........  At the holder's   None              At the holder's   At the holder's
                          option, on or                       option, at any    option, at any
                          after February                      time at a rate    time at a rate
                          4, 2006, each                       of one share of   of one share of
                          share of Series                     Class A common    Class A common
                          A preferred                         stock for each    stock for each
                          stock will                          share of Series   share of Series
                          convert into a                      C (subject to     D (subject to
                          number of shares                    anti-dilution     anti-dilution
                          of Class A                          provisions)       provisions)
                          common stock
                          equal to $100                       Automatic         At the holder's
                          plus all unpaid                     conversion upon   option, at any
                          dividends on                        initial public    time at a rate
                          such Series A                       offering at a     of one share of
                          preferred share                     rate of one       Series C for
                          divided by the                      share of Class A  each share of
                          fair market                         common stock for  Series D
                          value of a share                    each share of     (subject to
                          of Class A                          Series C          anti-dilution
                          common stock                        (subject to       provisions)
                                                              anti-dilution
                                                              provisions)

                          Holder may                          Holder may        Holder may elect
                          elect, by                           elect, by         by written
                          written notice,                     written notice,   notice, to
                          to receive                          to receive        receive shares
                          shares of Class                     shares of Class   of Class B non-
                          B non-voting                        B non-voting      voting common
                          common stock                        common stock      stock instead of
                          instead of Class                    instead of Class  Class A common
                          A common stock                      A common stock    stock

Liquidation Preference..  $100 per share    Same as Series A  Same as Series    Same as Series
                          (subject to                         A, but junior to  A, but junior to
                          customary anti-                     Series A and      Series A and
                          dilution                            Series B and      Series B and
                          provisions)                         junior to Series  senior to Series
                                                              D with respect    C with respect
                                                              to a statutory    to a statutory
                                                              liquidation       liquidation

Voting..................  Limited class     Limited class     Votes with Class  Limited class
                          voting rights     voting rights     A common stock    voting rights
                                                              on an as-
                                                              converted basis

                          Entitled to                         Additional class
                          nominate one of                     voting rights
                          the Class II
                          directors so
                          long as initial
                          holder owns at
                          least two-thirds
                          of Series A
                          shares it owned
                          on February 4,
                          1998

Redemption..............  At our option on  At our option at  At our option,    Same as Series C
                          or after          any time          requires prior
                          February 4, 2008                    affirmative vote
                                                              or written
                                                              consent of all
                                                              holders of
                                                              outstanding
                                                              Series C shares,
                                                              all holders of
                                                              outstanding
                                                              Series D shares
                                                              and any other
                                                              holders of
                                                              capital stock as
                                                              required by the
                                                              certificate of
                                                              incorporation

                          At the holder's
                          option on or
                          after February
                          4, 2018

Anti-Takeover Provisions

   Delaware law, our certificate of incorporation, our bylaws and the stockholders' agreement contain provisions that could have the effect of delaying, deterring or preventing the acquisition of control of Triton by means of changes to our governing documents or a proxy contest.

   Delaware Law. We are subject to the provisions of Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in a broad range of business combinations with interested stockholders for a period of three years following the time that person became an interested stockholder, unless any of the following occurs:

  . the transaction resulting in a person's becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder;

  . the interested stockholder acquires 85% or more of the outstanding voting stock of the corporation in the same transaction that makes the person an interested stockholder, excluding shares owned by persons who are both officers and directors of the corporation and shares held by employee stock ownership plans; or

  . on or after the date the person became an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3% of the corporation's outstanding voting stock at a stockholder meeting, excluding shares held by the interested stockholder.

   An interested stockholder is defined as any person that is:

  . the owner of 15% or more of the outstanding voting stock of the corporation; or

  . an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether the person is an interested stockholder.

   Nomination and Election of Directors. Our certificate of incorporation, bylaws and the stockholders' agreement contain provisions which affect the nomination and election of directors to our board. Our board of directors consists of seven directors, and each director serves until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation or removal. Following completion of the offering, our board of directors will be divided into three classes of directors. Each class will serve a staggered three-year term. As a result, approximately one-third of the board of directors will be elected each year. Generally a director will stand for election only once every three years. The classified board provision could have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of us, even though the attempt might be beneficial to us and our stockholders. In addition, the classified board provision could delay stockholders who do not agree with the policies of the board from removing a majority of the board for two years. Under our certificate of incorporation, as long as AT&T owns at least two-thirds of the number of shares of Series A preferred stock that it owned on February 4, 1998, it has the exclusive right, voting separately as a single class, to nominate one of the Class II directors. Each of the stockholders party to the stockholders' agreement, other than J. P. Morgan Investment Corporation, has agreed to vote all its shares of Series C preferred stock or Class A common stock held of record by it to cause the election of two directors selected by the cash equity investors and their continuation in office. See "Certain Relationships and Related Transactions--The AT&T Agreements--The Stockholders' Agreement--Board of Directors."

   Amendment to Our Certificate of Incorporation or Bylaws. Any amendment to our certificate of incorporation must be approved by the affirmative vote of the holders of shares of Series C preferred stock and Class A common stock representing at least two-thirds of the votes entitled to be cast for the election of directors, voting together as a single class, subject to the separate class vote requirements relating to any class or series of preferred stock. Our bylaws may be amended in the same manner as provided in our certificate of incorporation or, alternatively, by a resolution adopted by a majority of our board of directors at any special or regular meeting of the board or by unanimous written consent, although amendments to the provisions regarding election of directors require the approval of the holders of capital stock entitled to nominate any of our directors.

   Other Provisions. Following completion of the offering, our certificate of incorporation and bylaws will provide, in general, that:

    . the directors in office will fill any vacancy or newly created directorship on the board of directors, with any new director to serve for the remaining term of the class of directors to which he is elected, except that any vacancy that was left by a nominee of a stockholder entitled to nominate such nominee will be filled by a new director selected by such holder; and

    . directors may be removed only for cause and only by the affirmative vote of the holders of a majority of the outstanding shares of voting stock cast, at an annual or special meeting or by written consent, except any director nominated by any holder of our preferred stock having the right to nominate such director may be removed and replaced by such holder with or without cause.

   The bylaws also require that stockholders wishing to bring any business, including director nominations, before an annual meeting of stockholders deliver written notice to us not less than 60 days or more than 90 days prior to the date of the annual meeting of stockholders. If, however, less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder must be delivered to us not later than the close of business on the tenth day following the day on which we publicly announce the date of our annual meeting. The bylaws further require that the notice by the stockholder set forth, among other things:

    . a description of the business to be brought before the meeting, including information with respect to a nominated director;

    .  the reasons for conducting the business at the meeting;

    . specific information concerning the stockholder proposing the business and the beneficial owner, if any, on whose behalf the proposal is made;

    . a description of all arrangements and understandings between or among the stockholder delivering the notice and any other person or persons, including any director nominee where applicable, with a material interest in the business to be brought before the meeting; and

    . with respect to notice nominating a director, any other information relating to the director nominee and the nominating stockholder that would be required to be disclosed in a proxy statement or other similar filing with the SEC.

   The foregoing provisions regarding director nomination procedures do not apply to holders of our capital stock who have the right to nominate directors. The provisions of the certificate of incorporation and bylaws relating to removal of directors and advance notice of stockholder proposals may discourage or make more difficult the acquisition of control of us by means of a tender offer, open market purchase, proxy contest or otherwise. These provisions may have the effect of discouraging specific types of coercive takeover practices and inadequate takeover bids and may encourage persons seeking to acquire control of us first to negotiate with the board of directors.

Limitation on Directors' Liabilities

   The Delaware General Corporation Law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. In the absence of the limitations authorized by the Delaware statute, directors could be accountable to corporations and their stockholders for monetary damages for conduct that does not satisfy their duty of care. Although the statute does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. Our certificate of incorporation and bylaws limit the liability of our directors to Triton or our stockholders to the fullest extent permitted by the Delaware statute. Specifically, the directors will not be personably liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability:

  . for any breach of the director's duty of loyalty to Triton or its stockholders;

  . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . under Section 174 of the Delaware General Corporation Law, which relates to the unlawful payment of dividend or unlawful stock purchase or redemption by a corporation; or

  . for any transaction from which a director derived an improper personal benefit.

   The inclusion of this provision in our certificate of incorporation may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited Triton and its stockholders. In addition, we have purchased directors' and officers' liability insurance coverage for our directors and certain of our officers in amounts customary for similarly situated companies.

   Under the applicable provisions of Delaware General Corporation Law, in general, a corporation may indemnify its directors, officers, employees or agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties to which they may be made parties by reason of their being or having been directors, officers, employees or agents and shall so indemnify such persons only if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. Our certificate of incorporation gives us the power to indemnify our officers, directors, employees and agents to the full extent permitted by Delaware law. Immediately prior to the consummation of the offering, we plan to enter into indemnification agreements with each of our directors and certain of our executive officers which generally provide for indemnification of the director or officer to the fullest extent provided by law.

Preemptive Rights

   We have granted preemptive rights to some of our stockholders that will terminate upon closing of this offering. Our stockholders have waived these rights in connection with the offering.

Registration Rights

   We have granted registration rights to some of our stockholders. See "Certain Relationships and Related Transactions--The AT&T Agreements--The Stockholders' Agreement--Registration Rights" for a description of these registration rights.

Listing

   We have applied for the Class A common stock to be included for quotation on the Nasdaq National Market under the symbol "TPCS."

Transfer Agent and Registrar

   We have appointed Equiserve (BankBoston) as the transfer agent and registrar for our Class A common stock.

              CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS TO
                               NON-U.S. HOLDERS

   The following is a summary of the material United States federal income, estate and gift tax consequences of the purchase, ownership and disposition of the common stock by holders that are non-U.S. holders, as that term is defined below. This summary does not purport to be a complete analysis of all potential tax effects and is based upon the Internal Revenue Code of 1986, as amended, existing and proposed regulations promulgated thereunder, published rulings and court decisions, all as in effect and existing on the date hereof and all of which are subject to change at any time, which change may be retroactive. Unless otherwise specifically noted, this summary applies only to those persons that hold the common stock as capital asset within the meaning of Section 1221 of the Internal Revenue Code.

   This summary is for general information only and does not address the tax consequences to taxpayers who are subject to special rules or circumstances. This summary does not address any tax consequences arising under any state, municipality, foreign country or other taxing jurisdiction. Prospective investors are urged to consult their tax advisors regarding the United States federal tax consequences of purchasing, owning and disposing of the Class A common stock, including the investor's status as a non-U.S. holder, as well as any tax consequences that may arise under the laws of any state, municipality, foreign country or other taxing jurisdiction.

General

   For purposes of this discussion, a non-U.S. holder is a beneficial owner of Triton Class A common stock that is not:

  .  a citizen or individual resident of the United States;

  . a corporation or partnership, including any entity treated as a corporation or partnership for United States federal income tax purposes, created or organized under the laws of the United States or any subdivision thereof;

  . an estate the income of which is subject to United States federal income tax without regard to its source; or

  . a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

Dividends

   Dividends, if any, paid to a non-U.S. holder will generally be subject to the withholding of United States federal income tax at the rate of 30% of the gross amount of such dividends, unless:

  . the dividends are effectively connected with the conduct of a trade or business, or, if an income tax treaty applies, are attributable to a permanent establishment, as defined therein, within the United States of the non-U.S. holder, and such non-U.S. holder furnishes to Triton or its agent a duly executed Internal Revenue Service Form W-8ECI, or any successor form; or

  . such non-U.S. holder is entitled to a reduced withholding tax rate pursuant to any applicable income tax treaty.

   For purposes of determining whether tax will be withheld at a reduced rate as specified by an income tax treaty, current law permits Triton to presume that dividends paid to an address in a foreign country are paid to a resident of such country absent actual knowledge that such presumption is not warranted. However, under newly issued U.S. Treasury regulations, in the case of dividends paid after December 31, 2000, in order to obtain a reduced rate of withholding under an income tax treaty, a non-U.S. holder generally will be required to furnish to us or our agent a duly executed Internal Revenue Service Form W-8BEN, or any successor form, certifying, under penalties of perjury, that such non-U.S. holder is entitled to benefits under an income tax treaty. The new regulations also provide special rules for dividend payments made to foreign intermediaries, U.S. or foreign wholly-owned entities that are disregarded for U.S. federal income tax purposes and entities that are treated as fiscally transparent in the United States, the applicable income tax treaty jurisdiction or both. Prospective investors should consult their tax advisors concerning the effect, if any, of the adoption of these new U.S. Treasury regulations on an investment in our Class A common stock. A non-U.S. holder who is eligible for a reduced withholding rate may obtain a refund of any excess amounts withheld by filing an appropriate claim for a refund with the Internal Revenue Service.

   Dividends paid to a non-U.S. holder that are effectively connected with the conduct of a trade or business, or, if an income tax treaty applies, are attributable to a permanent establishment, as defined therein, within the United States of the non-U.S. holder will generally be taxed on a net income basis, that is, after allowance for applicable deductions, at the graduated rates that are applicable to United States persons. In the case of a non-U.S. holder that is a corporation, such income may also be subject to the United States federal branch profits tax, which is generally imposed on a foreign corporation upon the deemed repatriation from the United States of effectively connected earnings and profits, at a 30% rate, unless the rate is reduced or eliminated by an applicable income tax treaty and the non-U.S. holder is a qualified resident of the treaty country.

Gain on Sale or Other Disposition

   A non-U.S. holder generally will not be subject to regular United States federal income or withholding tax on gain recognized on a sale or other disposition of the Class A common stock, unless:

  . the gain is effectively connected with the conduct of a trade or business, or, if an income tax treaty applies, is attributable to a permanent establishment, as defined therein, within the United States of the non-U.S. holder or of a partnership, trust or estate in which such non-U.S. holder is a partner or beneficiary;

  . Triton has been, is or becomes a United States real property holding corporation within the meaning of Section 897(c)(2) of the Internal Revenue Code at any time within the shorter of the five-year period preceding such sale or other disposition or such non-U.S. holder's holding period for Triton Class A common stock; or

  .  the non-U.S. holder is an individual who:

    (a) is present in the United States for 183 days or more in the taxable year of the sale or other disposition; and

    (b) either (i) has a tax home in the United States, as specially defined for purposes of the United States federal income tax, or
         (ii) maintains an office or other fixed place of business in the United States and the gain from the sale or other disposition of the Class A common stock is attributable to such office or other fixed place of business.

   A corporation is generally considered to be a United States real property holding corporation if the fair market value of its United States real property interests within the meaning of Section 897(c)(1) of the Internal Revenue Code equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus the fair market value of any other of its assets used or held for use in a trade or business. Triton believes that it has not been, is not currently and is not likely to become a United States real property holding corporation. Further, even if Triton were to become a United States real property holding corporation, any gain recognized by a non-U.S. holder still would not be subject to U.S. federal income tax if the Triton Class A common stock were considered to be regularly traded, within the meaning of applicable U.S. Treasury regulations, on an established securities market, for example, the Nasdaq National Market, on which Triton's Class A common stock will be listed, and the non-U.S. holder did not own, directly or indirectly, at any time during the five-year period ending on the date of the sale or other disposition, more than 5% of the Class A common stock.

   Gains realized by a non-U.S. holder that are effectively connected with the conduct of a trade or business, or, if an income tax treaty applies, are attributable to a permanent establishment, as defined therein, within the United States of the non-U.S. holder will generally be taxed on a net income basis, that is, after allowance for applicable deductions, at the graduated rates that are applicable to United States persons. In the case of a non-U.S. holder that is a corporation, such income may also be subject to the United States federal branch profits tax, which is generally imposed on a foreign corporation upon the deemed repatriation from the United States of effectively connected earnings and profits, at a 30% rate, unless the rate is reduced or eliminated by an applicable income tax treaty and the non-U.S. holder is a qualified resident of the treaty country.

   Individual non-U.S. holders may also be subject to tax under provisions of United States federal income tax law applicable to certain United States expatriates, including former long-term residents of the United States.

Federal Estate and Gift Taxes

   Class A common stock owned or treated as owned by a non-U.S. holder at the date of death will be included in such individual's estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

   A non-U.S. holder will not be subject to United States federal gift tax on a transfer of Class A common stock, unless such person is engaged in business in the United States or such person is an individual subject to provisions of United States federal gift tax law applicable to certain United States expatriates, including certain former long-term residents of the United States.

Backup Withholding Tax and Information Reporting

   Triton must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to, and the tax withheld with respect to, such non-U.S. holder, regardless of whether tax was actually withheld and whether withholding was reduced by an applicable income tax treaty. Under certain income tax treaties and other agreements, that information may also be made available to the tax authorities of the country in which the non-U.S. holder resides.

   United States federal backup withholding, which generally is withholding tax imposed at the rate of 31% on certain payments to persons not otherwise exempt who fail to furnish certain identifying information, will generally not apply to dividends paid to a non-U.S. holder that are subject to withholding at the 30% rate or that are subject to withholding at a reduced rate under an applicable income tax treaty. Under current law, United States federal backup withholding also does not generally apply to dividends paid to a non-U.S. holder at an address outside of the United States, unless the payor has knowledge that the payee is a United States person.



   Under newly issued U.S. Treasury regulations, in the case of dividends paid after December 31, 2000, a non-U.S. holder will generally be subject to backup withholding, unless certain certification procedures, or, in the case of payments made outside of the United States with respect to an offshore account, certain documentary evidence procedures, are satisfied, directly or through a foreign intermediary.

   The backup withholding and information reporting requirements will generally also apply to the gross proceeds paid to a non-U.S. holder upon the sale or other disposition of Class A common stock by or through a United States office of a United States or foreign broker, unless the non-U.S. holder certifies to the broker under penalties of perjury as to, among other things, its name, address and status as a non-U.S. holder by filing the Internal Revenue Service's Form W-8BEN, or any successor form, with the broker, or unless the non-U.S. holder otherwise establishes an exemption.

   Information reporting requirements, but not backup withholding, will generally apply to a payment of the proceeds of a sale or other disposition of Class A common stock effected at a foreign office of:

    (a)  a United States broker;

    (b) a foreign broker 50% or more of whose gross income for certain periods is effectively connected with the conduct of a trade or business within the United States;

    (c) a foreign broker that is a controlled foreign corporation for United States federal income tax purposes; or

    (d) under newly issued U.S. Treasury regulations effective after December 31, 2000, a foreign broker that is (1) a foreign partnership one or more of whose partners are U.S. persons that in the aggregate hold more than 50% of the income or capital interest in the partnership at any time during its tax year, or (2) a foreign partnership engaged at any time during its tax year in the conduct of a trade or business in the United States, unless the broker has certain documentary evidence in its records that the holder is a non-U.S. holder and the broker has no knowledge to the contrary and certain other conditions are met, or unless the non-U.S. holder otherwise establishes an exemption.

   Neither backup withholding nor information reporting will generally apply to a payment of the proceeds of a sale or other disposition of Class A common stock effected at a foreign office of a foreign broker not subject to the preceding paragraph. Prospective investors should consult their tax advisors concerning the effect, if any, of the adoption of the newly issued U.S. Treasury regulations on backup withholding and information reporting on an investment in the Class A common stock.

   Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the non-U.S. holder's United States federal income tax liability, provided that the non-U.S. holder files an appropriate claim for a refund with the Internal Revenue Service.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering, there has been no market for our Class A common stock, and we cannot assure you that a significant public market for the Class A common stock will develop or be sustained after this offering. Future sales of substantial amounts of Class A common stock, including shares issued upon exercise of outstanding options, in the public market after this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities. Sales of substantial amounts of our Class A common stock in the public market could adversely affect the prevailing market price and our ability to raise equity capital in the future.

   Upon completion of this offering, we will have outstanding 51,575,459 shares of Class A common stock, assuming no exercise of the underwriters' over-allotment option. Of these shares, 9,375,000 shares, or 10,781,250 shares if the underwriters exercise their over-allotment option in full, of the Class A common stock sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by our affiliates as that term is defined in Rule 144 under the Securities Act. The remaining 42,200,459 shares of Class A common stock outstanding will be restricted securities under Rule 144 and may in the future be sold without registration under the Securities Act to the extent permitted by Rule 144 or any other applicable exemption under the Securities Act, subject to the restrictions on transfer contained in the stockholders' agreement and described in "Certain Relationships and Related Transactions--The AT&T Agreements--The Stockholders' Agreement" and the lock-up agreements described in "Underwriters." In addition, we will have 8,210,826 shares of Class B non-voting common stock that are convertible into Class A common stock in specified circumstances. These shares are also restricted securities under Rule 144. Some holders of outstanding shares of Class A common stock immediately prior to the offering may, under certain circumstances, include their shares in a registration statement filed by Triton for a public offering of Class A common stock. Some existing stockholders also have the right to demand that we register their shares of Class A common stock for resale. See "Description of Capital Stock-- Registration Rights." However, the holders of these shares have agreed in our stockholders' agreement not to transfer their shares until February 4, 2001. See "Certain Relationships and Related Transactions--The AT&T Agreements--The Stockholders' Agreement."

   In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person, or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year, including the holding period of any prior owner except an affiliate, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  . one percent of the number of shares of Class A common stock then outstanding, which will equal approximately 515,755 shares immediately after this offering, or

  . the average weekly trading volume of the Class A common stock during the four calendar weeks preceding the filing of a Form 144 with respect to the sale.

   Sales under Rule 144 also are subject to manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate of Triton at any time during the three months preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner except an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

   Rule 701 permits resales of shares in reliance on Rule 144 but without compliance with specified restrictions of Rule 144. Any employee, officer or director of or consultant to Triton who purchased his or her shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell those shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule
144. All holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling those shares.

   Following consummation of this offering we intend to file a registration statement on Form S-8 under the Securities Act covering shares of Class A common stock reserved for issuance under our stock and incentive option plan and our employee Stock purchase plan. Based on the number of shares currently reserved for issuance under our stock and incentive plan, that registration statement would cover up to 3,754,494 shares issuable on exercise of the options, of which no options will have been issued as of the date of this offering. The registration statement on Form S-8 will automatically become effective upon filing. Accordingly, subject to the exercise of those options, shares registered under that registration statement will be available for sale in the open market immediately after the 180-day lock-up agreements expire. See "Underwriters."

                                 UNDERWRITERS

   Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the U.S. underwriters named below, for whom Morgan Stanley & Co. Incorporated, Lehman Brothers Inc., Salomon Smith Barney Inc., First Union Securities, Inc. and J.P. Morgan Securities Inc. are acting as U.S. representatives, and the international underwriters named below for whom Morgan Stanley & Co. International Limited, Lehman Brothers International (Europe), Salomon Brothers International Limited, First Union Securities, Inc. and J.P. Morgan Securities Ltd. are acting as international representatives, have severally agreed to purchase, and Triton has agreed to sell to them, severally, the number of shares indicated below:

                                                                       Number of
   Name                                                                 Shares
   ----                                                                ---------
   U.S. Underwriters:
     Morgan Stanley & Co. Incorporated................................
     Lehman Brothers Inc. ............................................
     Salomon Smith Barney Inc. .......................................
     First Union Securities, Inc. ....................................
     J.P. Morgan Securities Inc. .....................................
                                                                       ---------
     Subtotal......................................................... 7,500,000
                                                                       ---------
   International Underwriters:
     Morgan Stanley & Co. International Limited.......................
     Lehman Brothers International (Europe)...........................
     Salomon Brothers International Limited...........................
     First Union Securities, Inc. ....................................
     J.P. Morgan Securities Ltd.......................................
     Subtotal......................................................... 1,875,000
                                                                       ---------
     Total............................................................ 9,375,000
                                                                       =========

   The U.S. underwriters and the international underwriters, and the U.S. representatives and the international representatives, are collectively referred to as the "underwriters" and the "representatives," respectively. The underwriters are offering the shares of Class A common stock subject to their acceptance of the shares from Triton and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of Class A common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of Class A common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters' over-allotment option described below.

   In the agreement between U.S. and international underwriters, sales may be made between U.S. underwriters and international underwriters of any number of shares as may be mutually agreed. The per share price of any shares sold by the underwriters shall be the public offering price listed on the cover page of this prospectus, in United States dollars, less an amount not greater than the per share amount of the concession to dealers described below.

   The underwriters initially propose to offer part of the shares of Class A common stock directly to the public at the public offering price listed on the cover page of this prospectus and part to certain dealers at a price that
represents a concession not in excess of $   a share under the public offering
price. Any underwriter may allow, and such dealers may reallow, a concession
not in excess of $   a share to other underwriters or to certain dealers.
After the initial offering of the shares of Class A common stock, the offering price and other selling terms may from time to time be varied by the representatives.

   Triton has granted to the U.S. underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of 1,406,250 additional shares of Class A common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The U.S. underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of Class A common stock offered by this prospectus. To the extent the option is exercised, each U.S. underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of Class A common stock as the number listed next to the U.S. underwriter's name in the preceding table bears to the total number of shares of Class A common stock listed next to the names of all U.S. underwriters in the preceding table. If the U.S. underwriters' option is exercised in full, the total price to the public would be $ , the total
underwriters' discounts and commissions would be $   and total proceeds to
Triton would be $  .

   The underwriters have informed Triton that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of Class A common stock offered by them. In addition, the underwriters have informed us that they will not confirm sales to any accounts over which they exercise discretionary authority without prior approval of the transaction by the customer.

   We have applied for quotation of our Class A common stock on the Nasdaq National Market under the symbol "TPCS."

   At the request of Triton, the underwriters have reserved for sale, at the initial offering price, up to 468,750 shares offered in this prospectus for directors, officers, employees, business associates, and related persons of Triton. The number of shares of Class A common stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares, which are not so purchased, will be offered by the underwriters to the general public on the same basis as the other shares offered in this prospectus.

   Each of Triton and the directors, executive officers and certain other stockholders of Triton has agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, it will not, during the period ending 180 days after the date of this prospectus:

  . offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of directly or indirectly, any shares of Class A common stock or any securities convertible into or exercisable or exchangeable for common stock; or

  . enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Class A common stock,

whether any transaction described above is to be settled by delivery of Class A common stock or such other securities, in cash or otherwise. In addition, those directors, executive officers and stockholders have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, they will not, during the period ending 180 days after the date of this prospectus, make any demand for, or exercise any right with respect to, the registration of any shares of Class A common stock or any securities convertible into or exercisable or exchangeable for common stock.

   The restrictions described in this paragraph do not apply to:

  .  the sale of shares to the underwriters;

  . the issuance by Triton of shares of Class A common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing; or

  . transactions by any person other than Triton relating to shares of Class A common stock or other securities acquired in open market transactions after the completion of the offering of the shares;

  . the pledge by each stockholder to Triton of that stockholder's shares of Class A common stock under the terms of the securities purchase agreement;

  . the grant of options or stock under our stock and incentive plan and employee stock purchase plan as in effect on the date of this prospectus; and

  . the transfer of shares by any person other than Triton to a member of that person's immediate family or any affiliate of that person if the transferee agrees to be subject to the restrictions described above.

   In order to facilitate the offering of the Class A common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Class A common stock. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the Class A common stock for their own account. In addition, to cover over-allotments or to stabilize the price of the Class A common stock, the underwriters may bid for, and purchase, shares of common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the Class A common stock in the offering, if the syndicate repurchases previously distributed Class A common stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

   From time to time, some of the underwriters have provided, and may continue to provide, investment banking services to us. Affiliates of First Union Securities, Inc. and J.P. Morgan Securities Inc. act as agents and lenders under our credit facility and an affiliate of Lehman Brothers Inc. is a lender under that credit facility, and each receives fees customary for performing those services. In addition, an affiliate of First Union provides cash management and investment management services to Triton and receives fees customary for performing those services, and First Union provided advisory services to us in connection with our expected towers sale and will receive customary fees upon closing of that sale.

   Affiliates of J.P. Morgan Securities Inc. and First Union Securities, Inc. beneficially own more than 10% of Triton's preferred equity. Under the provisions of Rule 2720 of the Conduct rules of the National Association of Securities Dealers, when an NASD member distributes securities of a company in which it owns more than 10% of the company's preferred equity, the public offering price of the securities can be no higher than that recommended by the "qualified independent underwriter" as that term is defined in Rule 2720. In accordance with those requirements, Morgan Stanley & Co. Incorporated has agreed to serve as a "qualified independent underwriter" and has conducted due diligence and will recommend a maximum price for the shares of Class A common stock.

   Triton and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

Pricing of the Offering

   Prior to this offering, there has been no public market for the Class A common stock. The initial public offering price will be determined by negotiations between Triton and the U.S. representatives. Among the factors to be considered in determining the initial public offering price will be the future prospects of Triton and its industry in general, sales, earnings and certain other financial operating information of Triton in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to those of Triton. The estimated initial public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors.

                                 LEGAL MATTERS

   Dow, Lohnes and Albertson, PLLC in Washington, D.C. will pass upon the validity of the shares of Class A common stock offered under this prospectus and certain regulatory legal matters. Davis Polk & Wardwell in New York, New York will pass upon the validity of the shares of Class A common stock for the underwriters.

                                    EXPERTS

   The combined financial statements of Triton PCS Holdings, Inc. and Predecessor Company, as defined in Note 1 to the combined financial statements, and its subsidiaries at December 31, 1997 and 1998 and for the period from March 6, 1997 (inception) to December 31, 1997 and the year ended December 31, 1998 included in this registration statement/prospectus and the financial statement schedule included in the registration statement have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on authority of said firm as experts in auditing and accounting.

   The audited financial statements of Vanguard Cellular Systems of South Carolina, Inc. as of December 31, 1996 and 1997 and for the three years in the period ended December 31, 1997 included in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect to those financial statements, and are included in this registration statement in reliance upon the authority of said firm as experts in accounting and auditing in giving that report.

                             CHANGE IN ACCOUNTANTS

   Effective July 16, 1999, we engaged PricewaterhouseCoopers LLP as our independent accountants. Prior to July 16, 1999, KPMG LLP had been our independent accountants. The decision to change independent accountants was approved by our board of directors. During the period of coverage from March 6, 1997, the date of inception, through December 31, 1997, the year ended December 31, 1998 and the subsequent interim period through July 16, 1999, there were no disagreements with KPMG regarding any matters with respect to accounting principles or practices, financial statement disclosure or audit scope or procedure, which disagreements, if not resolved to the satisfaction of the former accountants, would have caused KPMG to make reference to the subject matter of the disagreement in connection with its report. KPMG's report on our financial statements did not contain an adverse opinion or disclaimer of opinion or qualifications or modifications as to uncertainty, audit scope or accounting principles. Prior to July 16, 1999, we had not consulted with PricewaterhouseCoopers on any items which involved our accounting principles or the form of an audit opinion to be issued on our financial statements.

                             AVAILABLE INFORMATION

   We have filed a registration statement on Form S-1 with the SEC covering the Class A common stock. This prospectus is part of that registration statement. For further information about Triton, you should refer to our registration statement and the exhibits filed with our registration statement. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Since this prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement.

   In addition, we will file annual, quarterly and special reports with the SEC after the effectiveness of the registration statement. Triton's SEC filings are available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, and Chicago. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Triton PCS Holdings, Inc. Consolidated Interim Unaudited Financial
 Statements
  Consolidated Balance Sheets at December 31, 1998 and June 30, 1999 .....  F-2
  Consolidated Statements of Operations for the six months ended June 30,
   1998 and 1999..........................................................  F-3
  Consolidated Statements of Shareholders' Equity (Deficit) for the year ended December 31, 1998 and the six months ended June 30, 1999 ........  F-4
  Consolidated Statements of Cash Flows for the six months ended June 30,
   1998 and 1999..........................................................  F-5
  Notes to the Consolidated Financial Statements..........................  F-6

Triton PCS Holdings, Inc. Combined Audited Financial Statements
  Report of PricewaterhouseCoopers LLP....................................  F-9
  Combined Balance Sheets as of December 31, 1997 and 1998................ F-10
  Combined Statements of Operations for the period March 6, 1997
   (inception) to December 31, 1997 and the year ended December 31, 1998.. F-11
  Combined Statements of Shareholders' Equity (Deficit) for the period
   March 6, 1997 (inception) to December 31, 1997 and the year ended
   December 31, 1998...................................................... F-12
  Combined Statements of Cash Flows for the period March 6, 1997
   (inception) to December 31, 1997 and the year ended December 31, 1998.. F-13
  Notes to Combined Financial Statements.................................. F-14

Vanguard Cellular Systems of South Carolina, Inc. Audited Financial
 Statements
  Report of Arthur Andersen LLP........................................... F-33
  Balance Sheets as of December 31, 1996 and 1997......................... F-34
  Statements of Operations for the years ended December 31, 1995, 1996 and
   1997................................................................... F-35
  Statements of Cash Flows for the years ended December 31, 1995, 1996 and
   1997................................................................... F-36
  Statements of Changes in Shareholder's Deficit for the years ended
   December 31, 1995, 1996 and 1997....................................... F-37
  Notes to Financial Statements........................................... F-38

Myrtle Beach System of Vanguard Cellular Systems of South Carolina, Inc.
  Balance Sheet at June 30, 1998 ......................................... F-43
  Statements of Operations for the six months ended June 30, 1997 and
   1998................................................................... F-44
  Statements of Cash Flows for the six months ended June 30, 1997 and
   1998................................................................... F-45
  Notes to Financial Statements........................................... F-46

Triton PCS Holdings, Inc. Pro Forma Information
  Financial Statements.................................................... F-51
  Condensed Combined Statement of Operations.............................. F-52
  Notes to Combined Financial Statements.................................. F-53

                           TRITON PCS HOLDINGS, INC.

                          CONSOLIDATED BALANCE SHEETS

                          (Dollars in thousands)

                                                                      Pro forma
                                            December 31,  June 30,    June 30,
                                                1998        1999        1999
                                            ------------ ----------- -----------
                                                         (unaudited) (unaudited)
                 ASSETS:
Current assets:
 Cash and cash equivalents................    $146,172    $  9,250    $  9,250
 Marketable securities....................      23,612      37,058      37,058
 Due from related party...................         951       1,021       1,021
 Accounts receivable net of allowance for
  doubtful accounts of $1,071 and $468,
  respectively............................       3,102      24,949      24,949
 Inventory................................       1,433       7,564       7,564
 Prepaid expenses and other current
  assets..................................       4,288       6,001       6,001
 Deferred income tax......................          81          81          81
                                              --------    --------    --------
 Total current assets.....................     179,639      85,924      85,924
Property, plant, and equipment:
 Land.....................................         313         313         313
 Network infrastructure and equipment.....      34,147     198,045     198,045
 Office furniture and equipment...........      17,642      31,624      31,624
 Capital lease assets.....................       2,263       2,263       2,263
 Construction in progress.................     145,667      71,836      71,836
                                              --------    --------    --------
                                               200,032     304,081     304,081
 Less accumulated depreciation............      (1,079)    (10,375)    (10,375)
                                              --------    --------    --------
 Net property and equipment...............     198,953     293,706     293,706
Intangible assets, net....................     307,361     318,381     318,381
Deferred transaction costs................         906       1,124       1,124
Other long term assets....................         --        2,000       2,000
                                              --------    --------    --------
 Total assets.............................    $686,859    $701,135    $701,135
                                              ========    ========    ========
  LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities:
 Accounts payable.........................    $ 25,256    $ 35,486    $ 35,486
 Accrued payroll & related expenses.......       3,719       4,654       4,654
 Accrued expenses.........................       3,646       4,081       4,081
 Accrued interest.........................         545         779         779
 Capital lease obligation.................         281         278         278
                                              --------    --------    --------
 Total current liabilities................      33,447      45,278      45,278
Long-term debt............................     463,648     481,650     481,650
Capital lease obligations.................       2,041       1,924       1,924
Deferred income taxes.....................      11,744      11,744      11,744
Commitments and Contingencies
Series A redeemable preferred stock
 1,000,000 shares authorized, $.01 par
 value, 732,371 and 786,253 shares issued
 and outstanding at December 31, 1998 and
 June 30, 1999, respectively, plus
 accreted dividends.......................      80,090      89,627      89,627
Shareholders' equity:
 Series B preferred stock, $.01 par value
  2,000,000 shares authorized, no shares
  issued or outstanding...................         --          --          --
 Series C preferred stock, $.01 par value,
  3,000,000 shares authorized, 1,915,187
  shares issued and outstanding at
  December 31, 1998 and June 30, 1999,
  respectively (no shares issued pro forma
  at June 30, 1999).......................          19          19         --
 Series D preferred stock, $.01 par value,
  1,000,000 shares authorized, 500,944 and
  543,683 shares issued and outstanding at
  December 31, 1998 and June 30, 1999,
  respectively............................           5           5           5
 Class A common stock, $.01 par value;
  10,000,000 shares authorized, 6,174,557
  and 6,283,779 shares issued and
  outstanding at December 31, 1998 and
  June 30, 1999, respectively,
  (520,000,000 shares authorized,
  42,122,254 shares issued pro forma at
  June 30, 1999)..........................          62          63         421
 Class B common stock $.01 par value;
  60,000,000 shares authorized, 8,210,826
  shares issued and outstanding on a pro
  forma basis at June 30, 1999............                                  82
 Additional paid-in capital...............     231,904     244,835     244,414
 Subscription receivable..................     (95,000)    (60,000)    (60,000)
 Accumulated deficit......................     (36,731)   (101,443)   (101,443)
 Accumulated other comprehensive income...         --          735         735
 Deferred compensation....................      (4,370)    (13,302)    (13,302)
                                              --------    --------    --------
 Total shareholders' equity...............      95,889      70,912      70,912
                                              --------    --------    --------
  Total liabilities & shareholders'
   equity.................................    $686,859    $701,135    $701,135
                                              ========    ========    ========

          See accompanying notes to consolidated financial statements.

                           TRITON PCS HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

              (Dollars in thousands except per share amounts)

                                                         Six Months Ended
                                                             June 30,
                                                       ----------------------
                                                          1998        1999
                                                       ----------  ----------
                                                            (unaudited)
Revenues:
  Service revenues.................................... $      --   $   17,662
  Roaming revenues....................................        --       12,953
  Equipment revenues..................................        --        7,627
                                                       ----------  ----------
    Total revenues....................................        --       38,242
Expenses:
  Cost of service.....................................        --       14,809
  Cost of equipment...................................        --       12,816
  Operations..........................................      1,444      11,023
  Selling and marketing...............................        --       20,562
  General and administrative..........................      3,709      10,644
  Depreciation and amortization.......................      1,114      15,969
  Amortization of deferred compensation...............        306         936
                                                       ----------  ----------
  Loss from operations................................      6,573      48,517
Interest expense, net of capitalized interest.........      9,872      18,847
Interest income.......................................      2,739       2,474
Other income, net.....................................        --          178
                                                       ----------  ----------
Loss before taxes.....................................     13,706      64,712
Tax benefit...........................................      6,803         --
                                                       ----------  ----------
Net loss..............................................      6,903      64,712
Accretion on preferred stock..........................      2,977       4,149
                                                       ----------  ----------
Net loss available to common stockholders............. $    9,880  $   68,861
                                                       ==========  ==========
Basic and diluted net loss per common share........... $    (2.32) $   (11.13)
                                                       ==========  ==========
Weighted average common shares outstanding (basic and
 diluted).............................................  4,261,509   6,187,851
                                                       ==========  ==========
Pro forma basic and diluted net loss per common
 share................................................ $     (.33) $    (1.37)
                                                       ==========  ==========
Pro forma weighted average common shares outstanding
 (basic and diluted).................................. 30,279,454  50,237,152
                                                       ==========  ==========



          See accompanying notes to consolidated financial statements.

                           TRITON PCS HOLDINGS, INC.

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                          (Dollars in thousands)

  For the Year ended December 31, 1998 and the six months ended June 30, 1999

                    Series A                                                                  Accumulated
                   Redeemable Series C  Series D         Additional                              Other
                   Preferred  Preferred Preferred Common  Paid-In   Subscription Accumulated Comprehensive Comprehensive
                     Stock      Stock     Stock   Stock   Capital    Receivable    Deficit      Income         Loss
                   ---------- --------- --------- ------ ---------- ------------ ----------- ------------- -------------
Balance at Decem-
 ber 31, 1997....   $   --      $--       $--      $32    $    --     $    --     $  (3,991)     $--
Issuance of stock
 in connection
 with private
 equity
 investment and
 AT&T
 transaction.....    73,237       14         4      13     169,293     (95,000)         --        --
Issuance of stock
 in connection
 with Myrtle
 Beach transac-
 tion............       --         3       --        9      35,079         --           --        --
Issuance of stock
 in connection
 with Norfolk
 transaction.....       --         2         1       8      28,895         --           --        --
Deferred
 compensation....       --       --        --      --        5,490         --           --        --
Amortization of
 deferred
 compensation....       --       --        --      --          --          --           --        --
Redemption of Se-
 ries C Preferred
 Stock...........       --       --        --      --       (3,560)        --           --        --
Re-issuance of
 Series C Pre-
 ferred Stock....       --       --        --      --        3,560         --           --        --
Accreted divi-
 dends...........     6,853      --        --      --       (6,853)        --           --        --
Net loss.........       --       --        --      --          --          --       (32,740)      --
                    -------     ----      ----     ---    --------    --------    ---------      ----
Balance at Decem-
 ber 31, 1998....    80,090       19         5      62     231,904     (95,000)     (36,731)      --
                    -------     ----      ----     ---    --------    --------    ---------      ----
Payment for stock
 in connection
 with private
 equity
 investment and
 AT&T
 transaction.....       --       --        --      --          --       35,000          --        --
Issuance of stock
 in connection
 with Norfolk
 transaction.....       --       --        --      --        2,169         --           --        --
Issuance of stock
 in connection
 with
 Savannah/Athens
 transaction.....     5,388      --        --        1       5,043         --           --        --
Deferred compen-
 sation..........       --       --        --      --        9,868         --           --        --
Amortization of
 deferred compen-
 sation..........       --       --        --      --          --          --           --        --
Accreted divi-
 dends...........     4,149      --        --      --       (4,149)        --           --        --
Comprehensive
 loss............
 Unrealized gain
  on securities..       --       --        --      --          --          --           --        735        $    735
 Net loss........       --       --        --      --          --          --       (64,712)      --          (64,712)
                                                                                  ---------                  --------
 Total comprehen-
  sive loss......                                                                                            $(63,977)
                    -------     ----      ----     ---    --------    --------    ---------      ----        ========
Balance at June
 30, 1999........   $89,627     $ 19      $  5     $63    $244,835    $(60,000)   $(101,443)     $735
                    =======     ====      ====     ===    ========    ========    =========      ====
                     Deferred
                   Compensation  Total
                   ------------ --------
Balance at Decem-
 ber 31, 1997....    $    --    $(3,959)
Issuance of stock
 in connection
 with private
 equity
 investment and
 AT&T
 transaction.....         --     74,324
Issuance of stock
 in connection
 with Myrtle
 Beach transac-
 tion............         --     35,091
Issuance of stock
 in connection
 with Norfolk
 transaction.....         --     28,906
Deferred
 compensation....      (5,490)      --
Amortization of
 deferred
 compensation....       1,120     1,120
Redemption of Se-
 ries C Preferred
 Stock...........         --     (3,560)
Re-issuance of
 Series C Pre-
 ferred Stock....         --      3,560
Accreted divi-
 dends...........         --     (6,853)
Net loss.........         --    (32,740)
                   ------------ --------
Balance at Decem-
 ber 31, 1998....      (4,370)   95,889
                   ------------ --------
Payment for stock
 in connection
 with private
 equity
 investment and
 AT&T
 transaction.....         --     35,000
Issuance of stock
 in connection
 with Norfolk
 transaction.....         --      2,169
Issuance of stock
 in connection
 with
 Savannah/Athens
 transaction.....         --      5,044
Deferred compen-
 sation..........      (9,868)      --
Amortization of
 deferred compen-
 sation..........         936       936
Accreted divi-
 dends...........         --     (4,149)
Comprehensive
 loss............
 Unrealized gain
  on securities..         --        735
 Net loss........         --    (64,712)
 Total comprehen-
  sive loss......
                   ------------ --------
Balance at June
 30, 1999........    $(13,302)  $70,912
                   ============ ========

            See accompanying notes to combined financial statements.

                           TRITON PCS HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                          (Dollars in thousands)

                                                           Six Months Ended
                                                               June 30,
                                                          --------------------
                                                            1998       1999
                                                          ---------  ---------
                                                              (unaudited)
Cash flows from operating activities:
 Net loss................................................ $  (6,903) $ (64,712)
 Adjustments to reconcile net loss to cash used in
  operating activities:
  Depreciation and amortization..........................     1,114     15,969
  Amortization of bond discount..........................       104        307
  Deferred income taxes..................................    (6,802)       --
  Accretion of interest..................................     5,876     17,694
  Amortization of deferred compensation..................       306        936
  Change in operating assets and liabilities:
   Accounts receivable...................................       --     (21,847)
   Inventory.............................................       --      (6,131)
   Prepaid expenses and other current assets.............      (296)    (1,713)
   Other noncurrent assets...............................       --      (2,196)
   Accounts payable......................................     2,400     10,230
   Accrued expenses......................................       --       1,654
   Accrued interest......................................     4,013        234
                                                          ---------  ---------
     Net cash used in operating activities...............      (188)   (49,575)
                                                          ---------  ---------
Cash flows from investing activities:
 Capital expenditures....................................    (9,754)  (111,397)
 Proceeds from maturity of short term investments........       --       9,793
 Purchase of marketable securities.......................       --     (22,504)
 Myrtle Beach acquisition, net of cash acquired..........  (162,475)       --
                                                          ---------  ---------
     Net cash used in investing activities...............  (172,229)  (124,108)
                                                          ---------  ---------
Cash flows from financing activities:
 Borrowings under credit facility........................    75,000        --
 Borrowings on subordinated debt.........................   291,000        --
 Proceeds from issuance of stock in connection with
  Private equity investment..............................    33,256     35,000
 Proceeds from issuance of stock in connection with
  Myrtle Beach transaction...............................    35,091        --
 Proceeds from issuance of stock in connection with
  Norfolk transaction....................................       --       2,169
 Redemption of Series C Preferred Stock..................    (3,560)       --
 Re-issuance of Series C Preferred Stock.................     3,560        --
 Payment of deferred transaction costs...................   (11,822)      (218)
 Advances to related party, net..........................        38        (70)
 Principal payments under capital lease obligations......       --        (120)
                                                          ---------  ---------
     Net cash provided by financing activities...........   422,563     36,761
                                                          ---------  ---------
Net increase (decrease) in cash..........................   250,146   (136,922)
Cash and cash equivalents, beginning of period...........    11,362    146,172
                                                          ---------  ---------
Cash and cash equivalents, end of period................. $ 261,508  $   9,250
                                                          =========  =========

          See accompanying notes to consolidated financial statements.

                           TRITON PCS HOLDINGS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 June 30, 1999

(1) Basis of Presentation

   The accompanying consolidated financial statements are unaudited and have been prepared by management. In the opinion of management, these consolidated financial statements contain all of the adjustments, consisting of normal recurring adjustments, necessary to present fairly, in summarized from, the financial position and the results of operations of Triton PCS Holdings, Inc. ("Triton" or "the Company"). The results of operations for the six months ended June 30, 1999 are not indicative of the results that may be expected for the year ending December 31, 1999. The financial information presented herein should be read in conjunction with the combined financial statements for the year ended December 31, 1998 which include information and disclosures not included herein.

   The consolidated accounts of the Company include Triton PCS Holdings Inc., Triton PCS, Inc. and wholly-owned subsidiaries. All significant intercompany accounts or balances have been eliminated in consolidation.

(2) New Accounting Pronouncements

   On July 8, 1999, the Financial Accounting Standards Board ("FASB") issued SFAS No. 137, "Deferral of the Effective Date of FAS 133", which defers the effective date of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" to all fiscal quarters of all fiscal years beginning after June 15, 2000. The Company is currently evaluating the financial impact of adoption of SFAS No. 133. The adoption is not expected to have a material effect on the Company's consolidated results of operations, financial position, or cash flows.

(3) Savannah/Athens Exchange

   On June 8, 1999, Triton PCS, Inc. completed an exchange of personal communication services licenses with AT&T. As part of this transaction, Triton PCS, Inc. transferred Hagerstown and Cumberland, Maryland licenses that cover approximately 512,000 potential customers, with an estimated value of $5.1 million, for Savannah and Athens, Georgia licenses that cover approximately 517,000 potential customers, with an estimated value of $15.5 million. The Company also issued to AT&T 53,882 shares of Series A preferred stock and 42,739 shares of Series D preferred stock, with estimated values of $5.8 million and $4.6 million, respectively, in connection with the exchange. All of the acquired licenses are continguous to the Company's existing service area. The licensed areas in Savannah and Athens have not been built out and are expected to be included in the current build-out plan developed for the existing footprint.

(4) Capital Contributions

   On February 4, 1998, pursuant to the Securities Purchase Agreement, the Company issued $140.0 million of equity to certain institutional investors and management stockholders in exchange for irrevocable capital commitments and contributions aggregating $140.0 million, of which $45.0 million was received on February 4, 1998 and $35.0 million was received on February 4, 1999. The balance of the unfunded commitments are to be contributed as follows: $35.0 million on February 4, 2000 and $25.0 million on February 4, 2001.

   The securities purchase agreement provided that the initial cash contributions and the unfunded commitments be made to the Company. The Company has directed that all cash contributions subsequent to the initial cash contributions be made directly to Triton PCS, Inc.

(5) Stock Compensation

   In October 1997 the Company granted 3,159,416 shares of restricted common stock to certain management employees. The shares are subject to five-year vesting provisions. At the issuance date, the estimated value of the shares was insignificant, and, accordingly, no deferred compensation was recognized.

                           TRITON PCS HOLDINGS, INC.

                                 June 30, 1999

   In February 1998 the Company granted 1,354,035 shares of restricted common stock to certain employees and a trust intended for future grants. The shares are subject to five-year vesting provisions. Deferred compensation, including shares issued in 1998 out of the trust, of $383,093, net of $83,130 forfeited for shares returned to the trust, was recorded in 1998 based on the estimated fair value at the date of issuance.

   On June 30, 1998 and December 31, 1998, additional shares of 894,440 and 766,667, respectively, were issued as anti-dilutive protection related to capital contributions received by the Company for the Myrtle Beach and Norfolk transactions. Deferred compensation of $2,774,070 and $2,332,800, respectively, was recorded based on the estimated value of the shares at the date of issuances.

   In January, the Company granted, through the trust, 61,746 shares of restricted common stock to employees and deferred compensation of $241,425 was recorded. In March 1999, an employee terminated employment with the Company and forfeited $140,209 of deferred compensation and returned 74,095 shares to the trust.

   On June 8, 1999, 109,222 additional shares were issued as anti-dilutive protection related to capital contributions received by the Company for the Norfolk transaction. Deferred compensation of $1,226,218 was recorded based on the estimated value of the shares at the date of issuance.

   On June 30, 1999, the Company granted, through the trust, 593,124 shares of restricted common stock to certain management employees. Deferred compensation of $8,540,986 was recorded based on the estimated fair value at the date of issuance.

(6) Unaudited Pro Forma Balance Sheet

   The board of directors has authorized the Company to file a Registration Statement with the Securities and Exchange Commission permitting the Company to sell shares of Common Stock in an initial public offering ("IPO"). If the IPO is consummated as presently anticipated, all shares of Series C Preferred Stock will automatically convert into an equal number of common shares. The unaudited pro forma balance sheet reflects the subsequent conversion of the Series C Preferred Stock as if such conversion had occurred as of June 30, 1999.

(7) Subsequent Events

   On September 22, 1999, Triton PCS, Inc. sold and transferred to American Tower Inc, a subsidiary of American Tower Corporation ("ATC"), 187 of its towers, related assets and certain liabilities. The purchase price was $71.1 million, reflecting a purchase price of $380,000 per site. Triton PCS, Inc. has also contracted with ATC for an additional 100 build-to-suit towers in addition to its current 125 build-to-suit towers, and to extend its current agreement for turnkey services for co-location sites through 2001. In addition, Triton PCS, Inc. expects to receive an additional $1.52 million upon the construction and sale to ATC of four additional tower facilities. An affiliate of an investor has acted as the Company's financial advisor in connection with the sale of the Company's personal communication towers.

   The Company has also entered into a master lease agreement with ATC, in which the Company has agreed to pay ATC monthly rent for the continued use of the space that the Company occupied on the towers prior to the sale. The initial term of the leases is 12 years and the monthly rental amount is subject to certain escalation clauses over the life of the lease and related options. Annual payments under the operating lease are $2.7 million.

   The gain on the sale of the towers is approximately $43.8 million, of which $6.1 will be recognized immediately, and the remaining $37.7 will deferred over the operating leases term.

   On September 22, 1999, Triton entered into a fifth amendment to the Company's credit facility, according to which the credit facility was increased from $425.0 to $600.0 million.

                           TRITON PCS HOLDINGS, INC.

                                 June 30, 1999

   On August 9, 1999, the Company granted, through the trust, 356,500 shares of restricted common stock to certain management employees. These shares are subject to vesting provisions. Deferred compensation of approximately $5,133,000 will be recorded based on the estimated fair value at the date of issuance, of which approximately $1,797,000 will be recognized immediately.

   In September 1999, the Company sold to certain directors and an officer, subject to stock purchase agreements, an aggregate of 78,200 shares of the Company's common stock for a purchase price of $4.35 per share. Compensation expense will be recognized for the excess of the fair value at the date of issuance over the amounts paid, which totaled $786,080.

   [This is the report which will be issued upon the effectiveness of the stock split as described in Note 19.]

                    REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Triton PCS Holdings, Inc.:



In our opinion, the accompanying combined balance sheets and the related combined statements of operations, shareholders' equity (deficit) and cash flows present fairly, in all material respects, the financial position of Triton PCS Holdings, Inc. and Predecessor Company, as defined in Note 1 to the combined financial statements, and its subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for the year ended December 31, 1998 and the period from March 6, 1997 (inception) to December 31, 1997 in conformity with generally accepted accounting principles. These combined financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

October 7, 1999, except as to the

   information in Note 19, for which the date

   is     , 1999

               TRITON PCS HOLDINGS, INC. AND PREDECESSOR COMPANY

                            COMBINED BALANCE SHEETS

                 (Dollars in thousands except share data)

                                                              December 31,
                                                            -----------------
                                                             1997      1998
                                                            -------  --------
                          ASSETS:
Current assets:
  Cash and cash equivalents................................ $11,362  $146,172
  Marketable securities....................................     --     23,612
  Due from related party...................................     148       951
  Accounts receivable, net of allowance for doubtful
   accounts of $1,071 in 1998..............................     --      3,102
  Inventory................................................     --      1,433
  Prepaid expenses and other current assets................      21     4,288
  Deferred income taxes....................................     --         81
                                                            -------  --------
    Total current assets...................................  11,531   179,639
Property, plant, and equipment, net:.......................     473   198,953
Intangible assets, net.....................................   1,249   308,267
                                                            -------  --------
    Total assets........................................... $13,253  $686,859
                                                            =======  ========

     LIABILITIES AND SHAREHOLDER'S EQUITY (DEFICIT) AND MEMBERS CAPITAL
Current liabilities:
  Accounts payable......................................... $ 1,581  $ 25,256
  Accrued payroll and related expenses.....................     970     3,719
  Accrued expenses.........................................      44     3,646
  Accrued interest.........................................   1,228       545
  Capital lease obligations................................     --        281
  Due to related party.....................................      45       --
  Notes payable............................................  13,344       --
                                                            -------  --------
    Total current liabilities..............................  17,212    33,447
                                                            -------  --------
Long-term debt.............................................     --    463,648
Capital lease obligations..................................     --      2,041
Deferred income taxes......................................     --     11,744
Commitments and contingencies (note 14)....................
Series A Redeemable Preferred Stock 1,000,000 shares
 authorized, $.01 par value, no shares issued at December
 31, 1997; 732,371 shares issued and outstanding at
 December 31, 1998, plus accreted dividends................     --     80,090
Shareholders' equity (deficit):
  Series B preferred stock, $.01 par value 2,000,000 shares
   authorized, no shares issued or outstanding.............     --        --
  Series C preferred stock, $.01 par value, 2,000,000
   shares authorized, no shares issued or outstanding at
   December 31, 1997; 3,000,000 shares authorized,
   1,915,187 shares issued and outstanding at December 31,
   1998....................................................     --         19
  Series D preferred stock, $.01 par value, 500,000 shares
   authorized, no shares issued or outstanding at December
   31, 1997; 1,000,000 shares authorized, 500,944 shares
   issued and outstanding at December 31, 1998.............     --          5
  Common stock, $.01 par value, 10,000,000 shares
   authorized, 3,159,416 and 6,174,557 shares issued and
   outstanding at December 31, 1997 and 1998,
   respectively............................................      32        62
  Additional paid-in capital...............................     --    231,904
  Subscription receivable..................................     --    (95,000)
  Accumulated deficit......................................  (3,991)  (36,731)
  Deferred compensation....................................            (4,370)
                                                            -------  --------
    Total shareholder's equity (deficit) and members
     capital...............................................  (3,959)   95,889
                                                            -------  --------
    Total liabilities and shareholder's equity (deficit)... $13,253  $686,859
                                                            =======  ========

            See accompanying notes to combined financial statements.

               TRITON PCS HOLDINGS, INC. AND PREDECESSOR COMPANY

                       COMBINED STATEMENTS OF OPERATIONS

         (Dollars in thousands except share and per share amounts)

                                                     Period from
                                                    March 6, 1997    For the
                                                     (Inception)    Year Ended
                                                   to December 31, December 31,
                                                        1997           1998
                                                   --------------- ------------
Revenues:
  Service revenues...............................     $     --      $   15,823
  Equipment revenues.............................           --             755
                                                      ---------     ----------
    Total revenues...............................           --          16,578
Expenses:
  Cost of service revenues.......................           --           4,298
  Cost of equipment revenues.....................           --           1,699
  Operations.....................................           --          13,045
  Sales and marketing............................           --           1,703
  General and administrative.....................         2,736          8,570
  Depreciation and amortization..................             5          6,663
  Amortization of deferred compensation..........           --           1,120
                                                      ---------     ----------
    Total operating expenses.....................         2,741         37,098
    Loss from operations.........................         2,741         20,520
Interest expense.................................         1,228         30,391
Interest and other (income)......................            (8)       (10,635)
                                                      ---------     ----------
Loss before income taxes.........................         3,961         40,276
Income taxes (benefit)...........................           --          (7,536)
                                                      ---------     ----------
Net loss.........................................         3,961         32,740
Accretion of preferred stock.....................           --           6,853
                                                      ---------     ----------
Net loss available to common shareholders........     $   3,961     $   39,593
                                                      =========     ==========
Net loss per common share (Basic and Diluted)....     $   (1.25)    $    (8.18)
                                                      =========     ==========
Weighted average common shares outstanding (Basic
 and Diluted)....................................     3,159,418      4,841,520
                                                      =========     ==========
Pro forma net loss per common share (Unaudited)..                   $    (1.04)
                                                                    ==========
Pro forma weighted average common shares
 outstanding (Unaudited).........................                   38,044,392
                                                                    ==========



            See accompanying notes to combined financial statements.

               TRITON PCS HOLDINGS, INC. AND PREDECESSOR COMPANY

             COMBINED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                          (Dollars in thousands)

     For the Year ended December 31, 1998 and the period from March 6, 1997
                        (inception) to December 31, 1997

                                                     Series A
                                                    Redeemable Series C  Series D         Additional
                                                    Preferred  Preferred Preferred Common  Paid-in   Subscription Accumulated
                                                      Stock      Stock     Stock   Stock   Capital    Receivable    Deficit
                                                    ---------- --------- --------- ------ ---------- ------------ -----------
Issuance of common
 stock..................                             $   --      $--       $--      $32    $    --     $    --     $    (30)
Net loss................                                 --       --        --      --          --          --       (3,961)
                                                     -------     ----      ----     ---    --------    --------    --------
Balance at December 31,
 1997...................                                 --       --        --       32         --          --       (3,991)
                                                     -------     ----      ----     ---    --------    --------    --------
Issuance of stock in
 connection with private
 equity investment and
 AT&T transaction (notes
 3 and 15)..............                              73,237       14         4      13     169,293     (95,000)        --
Issuance of stock in
 connection with Myrtle
 Beach transaction (note
 4).....................                                 --         3       --        9      35,079         --          --
Issuance of stock in
 connection with Norfolk
 transaction (note 4)...                                 --         2         1       8      28,895         --          --
Deferred compensation...                                 --       --        --      --        5,490         --          --
Amortization of deferred
 compensation...........                                 --       --        --      --          --          --          --
Redemption of Series C
 Preferred Stock........                                 --       --        --      --       (3,560)        --          --
Re-issuance of Series C
 Preferred Stock........                                 --       --        --      --        3,560         --          --
Accreted dividends......                               6,853      --        --      --       (6,853)        --          --
Net loss................                                 --       --        --      --          --          --      (32,740)
                                                     -------     ----      ----     ---    --------    --------    --------
Balance at December 31,
 1998...................                             $80,090     $ 19      $  5     $62    $231,904    $(95,000)   $(36,731)
--------------------------------------------------
                                                     =======     ====      ====     ===    ========    ========    ========
                                                      Deferred
                                                    Compensation  Total
                                                    ------------ --------
Issuance of common
 stock..................                               $  --     $     2
Net loss................                                  --      (3,961)
                                                    ------------ --------
Balance at December 31,
 1997...................                                  --      (3,959)
                                                    ------------ --------
Issuance of stock in
 connection with private
 equity investment and
 AT&T transaction (notes
 3 and 15)..............                                  --      74,324
Issuance of stock in
 connection with Myrtle
 Beach transaction (note
 4).....................                                  --      35,091
Issuance of stock in
 connection with Norfolk
 transaction (note 4)...                                  --      28,906
Deferred compensation...                               (5,490)       --
Amortization of deferred
 compensation...........                                1,120      1,120
Redemption of Series C
 Preferred Stock........                                  --      (3,560)
Re-issuance of Series C
 Preferred Stock........                                  --       3,560
Accreted dividends......                                  --      (6,853)
Net loss................                                  --     (32,740)
                                                    ------------ --------
Balance at December 31,
 1998...................                               (4,370)   $95,889
--------------------------------------------------
                                                    ============ ========

            See accompanying notes to combined financial statements.

               TRITON PCS HOLDINGS, INC. AND PREDECESSOR COMPANY

                       COMBINED STATEMENTS OF CASH FLOWS

                          (Dollars in thousands)

                                                     Period from
                                                    March 6, 1997    For the
                                                     (Inception)    Year Ended
                                                   to December 31, December 31,
                                                        1997           1998
                                                   --------------- ------------
Cash Flows From Operating Activities:
Net loss..........................................     $(3,961)     $ (32,740)
 Adjustments to reconcile net loss to cash used in
  operating activities:
  Depreciation and amortization...................           5          6,663
  Deferred income taxes...........................         --          (7,536)
  Accretion of interest on subordinated debt......         --          22,648
  Amortization of deferred compensation...........         --           1,120
  Change in operating assets and liabilities, net
   of effects of acquisitions:
   Accounts receivable............................         --              37
   Inventory......................................         --          (1,046)
   Prepaid expenses and other current assets......         (21)          (468)
   Accounts payable...............................         658          2,647
   Accrued payroll and related expenses...........         970          2,749
   Accrued expenses...............................          44          3,456
   Accrued interest...............................       1,228         (1,660)
                                                       -------      ---------
    Net cash used in operating activities.........      (1,077)        (4,130)
                                                       -------      ---------
Cash Flows From Investing Activities:
 Capital expenditures.............................        (478)       (87,715)
 Myrtle Beach acquisition, net of cash acquired...         --        (164,488)
 Norfolk acquisition..............................         --         (96,557)
 Purchase of marketable securities................         --         (23,612)
                                                       -------      ---------
    Net cash used in investing activities.........        (478)      (372,372)
                                                       -------      ---------
Cash Flows From Financing Activities:
 Borrowings under credit facility.................         --         150,000
 Borrowings on notes payable......................      13,344            --
 Proceeds from issuance of subordinated debt, net
  of discount.....................................         --         291,000
 Proceeds from issuance of stock in connection
  with private equity investment..................         --          33,256
 Proceeds from issuance of stock in connection
  with Myrtle Beach transaction...................         --          35,091
 Proceeds from issuance of stock in connection
  with Norfolk transaction........................         --          14,349
 Redemption of Series C Preferred Stock...........         --          (3,560)
 Re-issuance of Series C Preferred Stock..........         --           3,560
 Payment of deferred transaction costs............        (324)       (11,329)
 Advances to related party, net...................        (103)          (848)
 Principal payments under capital lease
  obligations.....................................         --            (207)
                                                       -------      ---------
    Net cash provided by financing activities.....      12,917        511,312
                                                       -------      ---------
Net Increase In Cash and Cash Equivalents.........      11,362        134,810
Cash And Cash Equivalents, Beginning of Period....         --          11,362
                                                       -------      ---------
Cash And Cash Equivalents, End of Period..........     $11,362      $ 146,172
                                                       =======      =========

            See accompanying notes to combined financial statements.

               TRITON PCS HOLDINGS, INC. AND PREDECESSOR COMPANY

                    NOTES TO COMBINED FINANCIAL STATEMENTS

 Year ended December 31, 1998 and the period from March 6, 1997 (inception) to
                               December 31, 1997

(1) Organization and Nature of Business

   On March 6, 1997, Triton Communications L.L.C. ("L.L.C.") was formed to explore various business opportunities in the wireless telecommunications industry, principally related to personal communications services (PCS) and cellular activities. During the period March 6, 1997 through October 1, 1997, L.L.C.'S activities consisted principally of hiring a management team, raising capital and negotiating strategic business relationships, primarily related to PCS business opportunities. On October 1, 1997, Triton PCS Holdings, Inc. ("Holdings") was organized to pursue PCS-related activities. Holdings subsequently formed a wholly owned subsidiary, Triton PCS, Inc. ("Triton") which directly or indirectly owns several related wholly owned subsidiaries. Subsequent to October 2, 1997, these PCS-related activities continued but were conducted primarily through Triton and its subsidiaries. Consequently, for purposes of the accompanying financial statements, L.L.C. has been treated as a "predecessor" entity. As a result of certain financing relationships and the similar nature of the business activities conducted by each respective legal entity, L.L.C., Triton and Holdings are considered companies under common control and were combined for financial reporting purposes for periods prior to October 2, 1997.

   The combined financial statements incorporate the PCS-related business activities of L.L.C. and the activities of Triton and Holdings. The consolidated accounts of Holdings include Triton; Triton PCS Holdings Company L.L.C.; Triton Management Company, Inc.; Triton PCS Property Company L.L.C.; Triton PCS Equipment Company L.L.C.; Triton PCS Operating Company L.L.C.; and Triton PCS License Company L.L.C. (collectively The "Company"). All significant intercompany accounts or balances have been eliminated in consolidation.

(2) Summary Of Significant Accounting Policies

   (a) Use Of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   (b) Cash And Cash Equivalents

   Cash and cash equivalents includes cash on hand, demand deposits and short term investments with initial maturities of three months or less.

   (c) Marketable Securities

   Marketable securities at December 31, 1998, consist of debt securities with maturities between three and ten months. The Company has adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities in fiscal 1998. Under Statement No. 115, the Company classifies all of its debt securities as available for sale and records them at fair value with unrealized holding gains and losses to be included as a separate component of other comprehensive income until realized. Realized gains and losses from the sale of available for sale securities are determined on the specific identification basis.

               TRITON PCS HOLDINGS, INC. AND PREDECESSOR COMPANY

 Year ended December 31, 1998 and the period from March 6, 1997 (inception) to
                               December 31, 1997

   (d) Inventory

   Inventory, consisting primarily of wireless handsets and accessories held for resale, is valued at lower of cost or market. Cost is determined by the first-in, first-out method.

   (e) Property, Plant and Equipment

   Property, Plant and Equipment is stated at original cost and includes primarily computer equipment, software, and office equipment. Depreciation is calculated based on the straight-line method over the estimated useful lives of the respective assets. In addition, the Company capitalizes interest on expenditures related to the buildout of the network. Expenditures for repairs and maintenance are charged to expense as incurred.

   (f) Construction In Progress

   Construction in progress includes expenditures for the design, construction and testing of the Company's PCS network and also includes costs associated with developing information systems. The Company capitalizes interest on certain of its construction in progress activities. Interest capitalized for the year ended December 31, 1998 totaled $3.5 million. When the assets are placed in service, the Company transfers the assets to the appropriate property and equipment category and depreciates these assets over their respective estimated useful lives.

   (g) Investment in PCS Licenses

   Investments in PCS Licenses are recorded at their estimated fair value at the time of acquisition (See Notes 3 and 4). Licenses are amortized on a straight-line basis over 40 years.

   (h) Deferred Transaction Costs

   Costs incurred in connection with the negotiation and documentation of the AT&T transaction (see Note 3), were deferred and included in the aggregate purchase price allocated to the net assets acquired upon completion of the transaction.

   Costs incurred in connection with the negotiation and documentation of the bank financing and the Company's issuance of senior subordinated discount notes were deferred and amortized over the terms of the bank financing and notes using the effective interest rate method.

   (i) Long-Lived Assets

   In accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, the Company periodically evaluates the carrying value of long-term assets when events and circumstances warrant such review. The carrying value of a long lived asset is considered impaired when the anticipated undiscounted cash flows from such assets are separately identifiable and are less than the carrying value. In that event a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long lived asset. Fair market value is determined by using the anticipated cash flows discounted at a rate commensurate with the risk involved. Measurement of the impairment, if any, will be based upon the difference between carrying value and the fair value of the asset. The Company has identified no such impairment losses.

               TRITON PCS HOLDINGS, INC. AND PREDECESSOR COMPANY

 Year ended December 31, 1998 and the period from March 6, 1997 (inception) to
                               December 31, 1997

   (j) Revenue Recognition

   Revenues from operations consist of charges to customers for monthly access, airtime, roaming charges, long-distance charges, and equipment sales. Revenues are recognized as services are rendered. Unbilled revenues result from service provided from the billing cycle date to the end of the month and from other carrier's customers using the Company's systems for the last half of each month. Equipment sales are recognized upon delivery to the customer and reflect charges to customers for wireless handset equipment purchases.

   (k) Income Taxes

   The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Under the asset and liability method of SFAS No. 109, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using statutory tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

   (l) Financial Instruments

   The Company utilized derivative financial instruments to reduce its exposure resulting from fluctuations in interest rates. Amounts to be paid or received under interest rate swap agreements are accrued as interest rates change and are recognized over the life of the swap agreements as an adjustment to interest expense.

   (m) Advertising Costs

   The Company expenses advertising costs when the advertisement occurs. Total advertising expense amounted to $0 in 1997 and $643,000 in 1998.

   (n) Comprehensive Income (Loss)

   The Company adopted SFAS No. 130, Reporting Comprehensive Income
(SFAS 130), effective January 1, 1998. SFAS 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. Comprehensive income is the change in equity of a business enterprise during a period from certain transactions and the events and circumstances from non-owner sources. For the periods presented in the accompanying combined statements of operations, comprehensive loss equals the amounts of net loss reported on the accompanying combined statements of operations.

   (o) New Accounting Pronouncements

   In April 1998, the Accounting Standards Executive Committee (AcSEC) of the AICPA issued Statement of Position (SOP) 98-5, Reporting on the Costs of Start-up Activities ("SOP 98-5"). This statement requires that the costs of start-up activities, including organization costs, be expensed as incurred and is effective for fiscal years beginning after December 31, 1998. The Company has always expensed these costs as incurred and therefore the initial application of the statement did not have any effect on the Company's combined financial statements.

   In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities SFAS which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments imbedded in other contracts and for hedging activities. SFAS 133 is effective for

               TRITON PCS HOLDINGS, INC. AND PREDECESSOR COMPANY

 Year ended December 31, 1998 and the period from March 6, 1997 (inception) to
                               December 31, 1997

fiscal years beginning after June 15, 2000. While the impact of SFAS No. 133 has not been fully assessed, the Company does not expect it will have a material effect on the financial statements.

   (p) Historical Net Loss Per Share

   The Company computes net loss per common share in accordance with SFAS No. 128, "Earnings per Share" and SEC Staff Accounting Bulletin No. 98 ("SAB 98"). Under the provisions of SFAS No. 128 and SAB 98, basic and diluted net loss per common share is computed by dividing the net loss available to common shareholders for the period by the weighted average number of shares of common stock outstanding during the period. In accordance with SFAS No. 128, no conversion of preferred shares has been assumed in the calculation of diluted loss per share since the effect would be antidilutive. Accordingly, the number of weighted average shares outstanding as well as the amount of net loss per share are the same for basic and diluted per share calculations for all periods reflected in the accompanying financial statements. As of December 31, 1998, the calculation of historical loss per share excludes the antidilutive impact of 1,915,817 shares of Series C Preferred Stock (44,063,791 shares of Common Stock post split) and 500,944 shares of Series D Preferred Stock.

   (q) Pro Forma Net Loss Per Common Share (unaudited)

   Pro forma net loss per common share for the year ended December 31, 1998 is computed using the weighted average number of shares of common stock outstanding during the period and gives effect to the conversion of the Series C Preferred Stock into common stock upon effectiveness of an Initial Public Offering as if such conversion occurred on January 1, 1998 or at the date of original issuance, if later.

(3) AT&T Transaction

   On October 8, 1997, the Company entered into a Securities Purchase Agreement with AT&T Wireless PCS, Inc. ("AT&T"), a subsidiary of AT&T Corp., and the stockholders of the Company, whereby Triton was to become the exclusive provider of wireless mobility services in the AT&T Southeast regions.

   On February 4, 1998, the Company executed the Closing Agreement with AT&T and the other stockholders of the Company, finalizing the transactions contemplated in the Securities Purchase Agreement. In accordance with the Closing Agreement, the Company and AT&T and the other stockholders of the Company consented that one or more of the Company's subsidiaries shall enter into certain agreements or conduct certain operations on the condition that such subsidiaries shall, at all times, be direct or indirect wholly owned subsidiaries of the Company and the Company shall cause such subsidiaries to perform the obligations and conduct such operations required to be performed or conducted under those agreements.

   Under the Closing Agreement, the Company issued 732,371 shares of Series A convertible preferred stock and 366,131 shares of Series D convertible preferred stock to AT&T in exchange for 20 MHz A and B block PCS licenses covering certain areas in the southeastern United States and the execution of certain related agreements, as further described below. The fair value of the FCC licenses was $92.8 million with an estimated useful life of 40 years. This amount is substantially in excess of the tax basis of such licenses, and accordingly, the Company recorded a deferred tax liability, upon the closing of the transaction.

   In connection with the closing of the AT&T transaction, the Company executed or was a party to certain agreements, including the following:

               TRITON PCS HOLDINGS, INC. AND PREDECESSOR COMPANY

 Year ended December 31, 1998 and the period from March 6, 1997 (inception) to
                               December 31, 1997


   (a) Stockholders' Agreement

   Resale Agreement

   Pursuant to the Stockholders' Agreement, the Company is required to enter into a Resale Agreement at the request of AT&T. Under this agreement, AT&T will be granted the right to purchase and resell on a nonexclusive basis access to and usage of the Company's services in the Company's Licensed Area. The Company will retain the continuing right to market and sell its services to customers and potential customers in competition with AT&T.

   The Resale Agreement will have a term of ten years and will renew automatically for successive one-year periods unless, after the eleventh anniversary thereof, either party elects to terminate the Resale Agreement. Furthermore, AT&T may terminate the Resale Agreement at any time for any reason on 180-days written notice.

   The Company has agreed that the rates, terms, and conditions of service, taken as a whole, provided by the Company to AT&T pursuant to the Resale Agreement, shall be at least as favorable as (or if permitted by applicable law, superior to) the rates, terms, and conditions of service, taken as a whole, provided by the Company to any other customer. Without limiting the foregoing, the rate plans offered by the Company pursuant to the Resale Agreement shall be designed to result in a discounted average actual rate per minute paid by AT&T for service below the weighted average actual rate per minute billed by the Company to its subscribers generally for access and air time.

   Neither party may assign or transfer the Resale Agreement or any of its rights thereunder without the other party's prior written consent, which will not be unreasonably withheld, except (a) to an affiliate of that party at the time of execution of the Resale Agreement, (b) by the Company to any of its operating subsidiaries, and (c) to the transferee of a party's stock or substantially all of its assets, provided that all FCC and other necessary approvals have been received.

   The Company expects to enter into the Resale Agreement upon commencement of its operations or shortly thereafter.

   Exclusivity

   Under the Stockholders' Agreement, none of the Stockholders will provide or resell, or act as the agent for any person offering, within the Territory wireless mobility telecommunications services initiated or terminated using Time Division Multiple Access and frequencies licensed by the FCC (Company Communications Services), except AT&T and its affiliates may (i) resell or act as agent for the Company in connection with the provision of Company Communications Services, (ii) provide or resell wireless telecommunications services to or from certain specific locations, and (iii) resell Company Communications Services for another person in any area where the Company has not placed a system into commercial service, provided that AT&T has provided the Company with prior written notice of AT&T's intention to do so and only dual band/dual mode phones are used in connection with such resale activities. Additionally, with respect to the markets listed in the Roaming Agreement, each of the Company and AT&T agreed to cause their respective affiliates in their home carrier capacities to program and direct the programming of customer equipment so that the other party in its capacity as the serving carrier is the preferred provider in such markets, and refrain from inducing any of its customers to change such programming.

   Build-out

   The Company is required to conform to certain requirements regarding the construction of the Company's PCS system. In the event that the Company breaches these requirements, AT&T may terminate its exclusivity provisions.

               TRITON PCS HOLDINGS, INC. AND PREDECESSOR COMPANY

 Year ended December 31, 1998 and the period from March 6, 1997 (inception) to
                               December 31, 1997


   Disqualifying Transactions

   In the event of a merger, asset sale, or consolidation, as defined, involving AT&T and another person that derives annual revenues in excess of $5.0 billion, derives less than one third of its aggregate revenues from wireless telecommunications, and owns FCC licenses to offer wireless mobility telecommunication services to more than 25% of the population within the Company's territory, AT&T and the Company have certain rights. AT&T may terminate its exclusivity in the territory in which the other party overlaps that of the Company. In the event that AT&T proposes to sell, transfer, or assign to a non-affiliate its PCS system owned and operated in Charlotte, NC; Atlanta, GA; Baltimore, MD; and Washington, DC, BTAs, then AT&T will provide the Company with the opportunity for a 180 day period to have AT&T jointly market the Company's licenses that are included in the MTA that AT&T is requesting to sell.

   The Stockholders' Agreement expires on February 4, 2009. Certain provisions expire upon an initial public offering.

   (b) License Agreement

   Pursuant to a Network Membership License Agreement, dated February 4, 1998 (the License Agreement), between AT&T and the Company, AT&T granted to the Company a royalty-free, nontransferable, nonsublicensable, limited right, and license to use certain Licensed Marks solely in connection with certain licensed activities. The Licensed Marks include the logo containing the AT&T and globe design and the expression "Member, AT&T Wireless Services Network." The "Licensed Activities" include (i) the provision to end-users and resellers, solely within the Territory, of Company Communications Services on frequencies licensed to the Company for Commercial Mobile Radio Services
(CMRS) provided in accordance with the AT&T Agreement (collectively, the Licensed Services) and (ii) marketing and offering the Licensed Services within the Territory. The License Agreement also grants to the Company the right and license to use Licensed Marks on certain permitted mobile phones.

   The License Agreement contains numerous restrictions with respect to the use and modification of any of the Licensed Marks. Furthermore, the Company is obligated to use commercially reasonable efforts to cause all Licensed Services marketed and provided using the Licensed Marks to be of comparable quality to the Licensed Services marketed and provided by AT&T and its affiliates in areas that are comparable to the Territory taking into account, among other things, the relative stage of development of the areas. The License Agreement also sets forth specific testing procedures to determine compliance with these standards, and affords the Company with a grace period to cure any instances of alleged noncompliance therewith.

   The Company may not assign or sublicense any if its rights under the License Agreement; provided, however, that the License Agreement may be assigned to the Company's lenders under the Credit Facility (note 9) and after the expiration of any applicable grace and cure periods under the Credit Facility, such lenders may enforce the Company's rights under the License Agreement and assign the License Agreement to any person with AT&T's consent.

   The term of the License Agreement is for five years (the "Initial Term") and renews for an additional five-year period if neither party terminates the Agreement. The License Agreement may be terminated by AT&T at any time in the event of a significant breach by the Company, including the Company's misuse of any Licensed Marks, the Company licensing or assigning any of the rights in the License Agreement, the Company's failure to maintain AT&T's quality standards, or a change in control of the Company occurs.

   After the Initial Term, AT&T may also terminate the License Agreement upon the occurrence of certain transactions described in the Stockholders' Agreement.

               TRITON PCS HOLDINGS, INC. AND PREDECESSOR COMPANY

 Year ended December 31, 1998 and the period from March 6, 1997 (inception) to
                               December 31, 1997

   The License Agreement, along with the Exclusivity and Resale Agreements, have a fair value of $20.3 million with an estimated useful life of 10 years. Amortization commenced upon the effective date of the agreement.

   (c) Roaming Agreement

   Pursuant to the Intercarrier Roamer Service Agreement, dated as of February 4, 1998 (as amended the "Roaming Agreement"), between AT&T and the Company, each of AT&T and the Company agrees to provide (each in its capacity as serving provider, the "Serving Provider") wireless mobility radiotelephone service for registered customers of the other party's (the "Home Carrier") customers while such customers are out of the Home Carrier's geographic area and in the geographic area where the Serving Carrier (itself or through affiliates) holds a license or permit to construct and operate a wireless mobility radio/telephone system and station. Each Home Carrier whose customers receive service from a Serving Carrier shall pay to such Serving Carrier 100% of the Serving Carrier's charges for wireless service and 100% of pass-through charges (i.e., toll or other charges). Except with respect to the Norfolk BTA, each Service Carrier's service charges per minute or partial minute for the first 3 years will be fixed at a declining rate, and thereafter will be equal to an adjusted average home rate or such lower rate as the parties negotiate from time to time; provided, however, that with respect to the Norfolk BTA, the service rate is equal to the lesser of (a) $0.25 per minute and (b) the applicable home rate of AT&T, or such other rate as agreed to by the parties. Each Service Carrier's toll charges per minute of use for the first 3 years will be fixed at a declining rate and thereafter, such other rates as the parties negotiate from time to time.

   The Roaming Agreement has a term of 20 years, unless earlier terminated by a party due to the other party's uncured breach of any term of the Roaming Agreement, the other party's license or permit to provide CMRS.

   Neither party may assign or transfer the Roaming Agreement or any of its rights thereunder except to an assignee of all or part of its license or permit to provide CMRS, provided that such assignee expressly assumes all or the applicable part of the obligations of such party under the Roaming Agreement.

   The fair value of the Roaming Agreement, as determined by an independent appraisal, was $5.5 million, with an estimated useful life of 20 years. Amortization commenced upon the effective date of the agreement.

(4) Acquisitions

   (a) Myrtle Beach Acquisition

   On June 30, 1998, the Company acquired an existing cellular system (the Myrtle Beach System) which serves the South Carolina 5-Georgetown Rural Service Area (the SC-5) for a purchase price of approximately $164.5 million from Vanguard Cellular Systems. The Company has integrated the Myrtle Beach System into its planned PCS Network. As a result of the acquisition, the Company is no longer considered a development stage enterprise under SFAS No.
7. The acquisition has been accounted for using the purchase method and, accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based upon management's best estimate of their fair value. The purchase price was allocated to FCC licenses of approximately $116 million; subscriber lists of approximately $20 million; fixed assets of approximately $24.7 million and other net assets of $3.8 million.

   The Myrtle Beach Acquisition was funded through the use of proceeds from the Subordinated Debt offering (see note 10) and the issuance of 350,000 shares of Series C preferred stock (8,050,000 shares of Common Stock post split), valued at $35.0 million, to certain cash equity shareholders. In addition, 894,440 shares of Common Stock were issued as anti-dilutive protection in accordance with a prior agreement among the shareholders.

               TRITON PCS HOLDINGS, INC. AND PREDECESSOR COMPANY

 Year ended December 31, 1998 and the period from March 6, 1997 (inception) to
                               December 31, 1997


   Results of operations after the acquisition date are included in the Statement of Operations from July 1, 1998. The following unaudited pro forma information has been prepared assuming that this acquisition had taken place on January 1, 1997. The pro forma information includes adjustments to interest expense that would have been incurred to finance the purchase, additional depreciation based on the fair market value of the property, plant and equipment acquired, and the amortization of intangibles arising from the transaction.

                                                            1997       1998
                                                          ---------  ---------
                                                               Unaudited
     Net revenues........................................ $  23,608  $  31,116
     Net loss............................................ $  47,336  $  44,554
     Accretion of preferred stock........................        --      6,853
     Net loss available to common shareholders...........    47,336     51,407
     Net loss per common share........................... $  (11.68) $   (9.74)
     Weighted average shares outstanding................. 4,053,888  5,280,173

   (b) Norfolk Acquisition

   On December 31, 1998, the Company acquired from AT&T (the Norfolk Acquisition) (i) an FCC license to use 20MHz of authorized frequencies to provide broadband PCS services throughout the entirety of the Norfolk, Virginia BTA and (ii) certain assets of AT&T used in the operation of the PCS system in such BTA for an aggregate purchase price of approximately $111 million. The excess of the aggregate purchase price over the fair market value of tangible net assets acquired of approximately $46.3 million was assigned to FCC licenses and is being amortized over 40 years. The build-out of the network relating to the Norfolk Acquisition, including the installation of a switch, has been substantially completed. The Company has commenced PCS service in the Norfolk BTA in the first quarter 1999. The purchase price allocation is preliminary at December 31, 1998 and is expected to be finalized in 1999.

   The Norfolk Acquisition was funded through the use of proceeds from the Subordinated Debt offering (see note 10); the issuance of 134,813 shares of Series D preferred stock, valued at $14.6 million, and the issuance of 165,187 shares of Series C preferred stock (3,799,301 shares of Common Stock post split), valued at $16.5 million. In addition, 766,667 shares of Common Stock were issued as anti-dilutive protection in accordance with a prior agreement among the shareholders.

(5) Property, Plant and Equipment

                                                   December 31,
                                                   --------------  Depreciable
                                                   1997    1998       Lives
                                                   ----  --------  -----------
                                                     ($000's)
   Land........................................... $--   $    313
   Network infrastructure and equipment...........  --     34,147  10-12 years
   Office furniture and equipment.................  121    17,642    3-5 years
   Capital leases.................................  --      2,263
   Construction in progress.......................  357   145,667
                                                   ----  --------
     Property, plant and equipment................  478   200,032
   Less: accumulated depreciation and
    amortization..................................   (5)   (1,079)
                                                   ----  --------
   Property, plant, and equipment, net............ $473  $198,953
                                                   ====  ========

   The depreciable life of capital lease assets is based upon the life of the underlying asset or the life of the lease, whichever is shorter.

               TRITON PCS HOLDINGS, INC. AND PREDECESSOR COMPANY

 Year ended December 31, 1998 and the period from March 6, 1997 (inception) to
                               December 31, 1997


(6) Intangible Assets

                                                    December 31,
                                                   ---------------  Amortizable
                                                    1997    1998       Lives
                                                   ------ --------  ------------
                                                   (in thousands)
   AT&T license................................... $  --  $ 95,248      40 years
   AT&T agreements................................    --    26,026   10-20 years
   Myrtle Beach license...........................    --   116,252      40 years
   Norfolk license................................    --    46,299      40 years
   Subscriber lists...............................    --    20,000       5 years
   Bank financing.................................  1,249   10,994  8.5-10 years
                                                   ------ --------
     Other assets.................................  1,249  314,819
   Less: accumulated amortization.................    --    (6,552)
                                                   ------ --------
   Other assets, net                               $1,249 $308,267
                                                   ====== ========

   Amortization charged to operations for the year ended December 31, 1998 totaled $5,589.

(7) Short-Term Debt

   (a) Convertible Notes

   At various dates in 1997, certain private equity investors provided $1.6 million in financing to L.L.C. in the form of convertible promissory notes. The notes originally bore interest at 14% annually, payable at maturity. On January 15, 1998, L.L.C. assigned the notes to the Company. The Company and the noteholders subsequently negotiated a revised arrangement under which no interest would be paid on the notes, which became convertible into approximately $3.2 million worth of the Company's Series C preferred stock. The conversion of L.L.C. notes into the Company's equity occurred on February 4, 1998. The $1.6 million preferred return to the investors was accounted for as a financing cost during the period the notes were outstanding.

   (b) Noninterest-Bearing Loans

   During 1997, the company's Cash Equity Investors provided short-term financing in the form of $11.8 million noninterest-bearing loans. Pursuant to the Closing Agreement, such loans were converted to equity of the company as a reduction of the requirements of the initial cash contributions of the investors. No gain or loss was recognized on the conversion of the shares.

(8) Long-Term Debt

                                                                  December 31,
                                                                 --------------
                                                                 1997    1998
                                                                 ----- --------
                                                                 (in thousands)
     Bank credit facility....................................... $ --  $150,000
     Senior subordinated debt...................................   --   313,648
                                                                 ----- --------
                                                                   --   463,648
     Current portion of long-term debt..........................   --       --
                                                                 ----- --------
     Long-term debt............................................. $ --  $463,648
                                                                 ===== ========

   The weighted average interest rate for total debt outstanding during December 31, 1998 was 10.33%. The average rate at December 31, 1998 was 10.16%.

               TRITON PCS HOLDINGS, INC. AND PREDECESSOR COMPANY

 Year ended December 31, 1998 and the period from March 6, 1997 (inception) to
                               December 31, 1997


(9) Bank Credit Facility

   On February 3, 1998, (the "Credit Facility Effective Date"), the Company entered into a Credit Agreement (as amended from time to time, the "Credit Facility"), with The Chase Manhattan Bank, as Administrative Agent, and certain banks and other financial institutions party thereto. The Credit Facility provides for (i) a $175.0 million senior collateralized term loan (the "Tranche A Term Loan") which may be drawn in installments at any time through the third anniversary of the Credit Facility Effective Date and matures on the date that is eight and one-half years from the Credit Facility Effective Date, (ii) a $150.0 million senior collateralized term loan (the "Tranche B Term Loan" and, together with the Tranche A Term Loan, the "Term Loans") which matures on the date that is nine and one-quarter years from the Credit Facility Effective Date, and (iii) a $100.0 million senior collateralized revolving credit facility (the "Revolving Credit Facility" and, together with the commitments to make the Term Loans, the "Facilities") which matures on the date that is eight and one-half years from the Credit Facility Effective Date. At December 31, 1998 the Tranche B Term Loan was completely drawn.

   The commitment to make loans under the Revolving Credit Facility ("Revolving Credit Loans" and, together with the Term Loans, the "Loans") automatically and permanently reduces, beginning on the date that is six years and six months after the Credit Facility Effective Date, in eight quarterly reductions (the amount of each of the first two reductions, $5.0 million, the next four reductions, $10.0 million, and the last two reductions, $25.0 million). The Tranche A Term Loans are required to be repaid, beginning on the date that is four years after the Credit Facility Effective Date, in eighteen consecutive quarterly installments (the amount of each of the first four installments, $4,375,000, the next four installments, $6,562,500, the next four installments $8,750,000, the next four installments, $10,937,500, and the last two installments, $26,250,000). The Tranche B Term Loans are required to be repaid beginning on the date that is four years after the Credit Facility Effective Date, in twenty-one consecutive quarterly installments (the amount of the first sixteen installments, $375,000, the next four installments $7.5 million, and the last installment, $114.0 million).

   Interest on all loans accrue, at the Company's option, either at (i) (a) a LIBOR rate, as defined in the Credit Facility plus (b) the Applicable Rate (as defined below) (Loans bearing interest described in (i), "Eurodollar Loans") or (ii) (a) the higher of (1) the Administrative Agent's prime rate and (2) the Federal Funds Effective Rate (as defined in the Credit Facility) plus 0.5%, plus (b) the Applicable Rate (Loans bearing interest described in (ii), "ABR Loans"). Interest on any overdue amounts will be at a rate per annum equal to 2% plus the rate otherwise applicable to such amounts. The Applicable Rate means, with respect to Tranche B Term Loans, 1.75% per annum, in the case of an ABR Loan, and 3.00% per annum, in the case of a Eurodollar Loan, and, with respect to Tranche A Term Loans and Revolving Credit Loans, a rate between 0.0% to 1.25% per annum (depending on the level of the Company's ratio of debt to earnings before income taxes, depreciation, and amortization ("EBITDA") in the case of an ABR Loan, and a rate between 1.00% and 2.25% per annum (depending on the level of the Company's ratio of debt to EBITDA), in the case of a Eurodollar Loan.

   The Credit Facility requires an annual commitment fee of between 0.375% and 0.50% (depending on the level of the Company's ratio of debt to EBITDA) of the unused portion of the Facilities payable quarterly in arrears and a separate agent's fee payable to the Administrative Agent. The Credit Facility also requires the Company to fix or limit the interest cost with respect to at least 60% (as amended in July 1998) of the total amount of the outstanding indebtedness of the Company. The Company incurred commitment fees of $2.0 million in 1998. At December 31, 1998, approximately 84% of the Company's outstanding debt was at a fixed rate.

   The Term Loans are required to be prepaid and commitments under the Revolving Credit Facility reduced in an aggregate amount equal to (i) 50% of excess cash flow of each fiscal year commencing the fiscal year

               TRITON PCS HOLDINGS, INC. AND PREDECESSOR COMPANY

 Year ended December 31, 1998 and the period from March 6, 1997 (inception) to
                               December 31, 1997

ending December 31, 2001, (ii) 100% of the net proceeds of asset sales, in excess of a yearly threshold, outside the ordinary course of business or unused insurance proceeds, (iii) 100% of the net cash proceeds in excess of the initial $150.0 million of issuances of debt obligations and (iv) 50% of the net cash proceeds of issuances of equity securities (other than in connection with the Equity Commitments); provided, that the prepayments and reductions set forth under clauses (iii) and (iv) will not be required if, after giving effect to such issuance, (a) the Company's ratio of senior debt to EBITDA would be less than 5 to 1 and (b) the Company would be in pro forma compliance with certain covenants in the Credit Facility.

   All obligations of the Company under the Facilities are unconditionally and irrevocably guaranteed (the "Bank Facility Guarantees") by each existing and subsequently acquired or organized domestic subsidiary of the Company. The Facilities and the Bank Facility Guarantees, and any related hedging contracts provided by the lenders under the Credit Facility, are collateralized by substantially all of the assets of the Company and each existing and subsequently acquired or organized domestic subsidiary of the Company, including a first priority pledge of all of the capital stock held by the Company or any of its subsidiaries; provided that the pledge of shares of foreign subsidiaries may be limited to 65% of the outstanding shares of such foreign subsidiaries. The PCS Licenses will be held by one or more single purpose subsidiaries of the Company and will not be pledged to secure the obligations of the Company under the Credit Facility, although the equity interests of such subsidiaries will be pledged thereunder. Each single purpose subsidiary will not be allowed by the Company to incur any liabilities or obligations other than the Bank Facility Guarantee issued by it, the security agreement entered into by it in connection with the Credit Facility, and, in the case of any single purpose subsidiary established to hold real estate, liabilities incurred in the ordinary course of business of such subsidiary which are incident to being the lessee of real property of the purchaser, owner or lessee of equipment and taxes and other liabilities incurred in the ordinary course in order to maintain its existence.

   The Credit Facility contains covenants customary for facilities and transactions similar to the Credit Facility, including covenants relating to the amounts of indebtedness that the Company may incur, limitations on dividends and distributions on, and redemptions and repurchases of, capital stock and other similar payments and various financial maintenance covenants. The Credit Facility also contains covenants relating to the population covered by the Company's network and number of customers and customary representations, warranties, indemnities, conditions precedent to borrowing, and events of default.

   Loans under the Credit Facility are available to fund capital expenditures related to the construction of the Company's PCS network, the acquisition of related businesses, working capital needs of the Company, and customer acquisition costs. All indebtedness under the Credit Facility will constitute Senior Debt under the Company's 11% Senior Subordinated Discount Notes.

   The terms of the Credit Facility originally allowed the Company to incur only $150 million of indebtedness pursuant to the issuance of Subordinated Debt (as defined in the Credit Facility). In April 1998, the Company negotiated an amendment to the Credit Facility, which included provisions that
(i) permit certain acquisitions (note 4); (ii) permit up to a total of $450 million in high yield debt; and (iii) exclude the equity issuances associated with certain acquisitions from the mandatory prepayment requirement.

(10) Subordinated Debt

   On May 7, 1998, Triton PCS, Inc. completed an offering (the "Offering") of $512 million of 11% Senior Subordinated Discount Notes ("the Notes"), pursuant to Rule 144A of the Securities Act of 1933, as amended. The net proceeds of the Offering (after deducting an Initial Purchaser's Discount of $9 million) were approximately $291 million. Triton PCS, Inc. has used and intends to use the net proceeds from the Offering,

               TRITON PCS HOLDINGS, INC. AND PREDECESSOR COMPANY

 Year ended December 31, 1998 and the period from March 6, 1997 (inception) to
                               December 31, 1997

together with the Capital Contributions (note 15) and borrowings under the Credit Facility, to fund: (i) capital expenditures, including the build-out of its PCS network; (ii) the Myrtle Beach acquisition and the Norfolk acquisition (note 4); (iii) working capital as required; (iv) operating losses; (v) general corporate purposes, and (vi) potential acquisitions.

   Commencing on November 1, 2003, cash interest will be payable semiannually. Each Note was offered at an original issue discount. Although cash interest will not be paid prior to May 1, 2003, the original issue discount will accrue from the issue date to May 1, 2003.

   The Notes are not redeemable prior to May 1, 2003, except as set forth below. The Notes will be redeemable at the option of Triton PCS, Inc., in whole or in part, at any time on or after May 1, 2003 and prior to maturity at the following redemption prices (expressed as percentages of principal amount), plus accrued interest, if any, up to but excluding the redemption date, if redeemed during the 12-month period beginning on May 1 of the years indicated:

            Year                               Percentage
            ----                               ----------
            2003..............................   105.50%
            2004..............................   103.67
            2005..............................   101.84
            2006 and thereafter...............   100.00

   In addition, on or prior to May 1, 2001, Triton PCS, Inc. may redeem up to 35% of the principal amount at maturity of Notes issued under the Indenture at a redemption price equal to 111% of the accreted value at the redemption date with the net proceeds of one or more equity offerings of qualified stock of
(a) the Company, (b) a special purpose corporation formed to own qualified stock of Triton PCS, Inc., provided that at least 65% of the aggregate principal amount at maturity of Notes issued under the Indenture would remain outstanding immediately after giving effect to such redemption.

   The Notes are guaranteed on a joint and several basis by all of the subsidiaries of Triton PCS Inc. and are not guaranteed by Triton PCS Holdings, Inc. The Guarantees are unsecured obligations of the guarantors, and are subordinated in right to the full payment to all senior debt of the guarantors, including all of their obligations under their guarantees of the Credit Facility.

   Upon a change in control, each holder of the Notes may require Triton PCS, Inc. to repurchase such Holder's Notes, in whole or in part, at a purchase price equal to 101% of the accreted value thereof or the principal amount at maturity, as applicable plus accrued and unpaid interest to the purchase date.

   The debt principal begins to mature in 2003 and is fully repaid in 2008.

(11) Income Taxes

   Income tax expense (benefit) at year ended December 31, 1998 consists of the following:

                                                       Current Deferred   Total
                                                       ------- --------  -------
                                                            (in thousands)
     Federal.......................................... $  --   $(7,054)  $(7,054)
     State............................................ $  --   $  (482)  $  (482)
                                                       ------  -------   -------
                                                       $  --   $(7,536)  $(7,536)
                                                       ======  =======   =======

               TRITON PCS HOLDINGS, INC. AND PREDECESSOR COMPANY

 Year ended December 31, 1998 and the period from March 6, 1997 (inception) to
                               December 31, 1997


   The income tax expense (benefit) differs from those computed using the statutory U.S. Federal income tax rate as set forth below.

                                                                1997     1998
                                                               ------   ------
     U.S. Federal statutory rate..............................  35.00%   35.00%
     State income taxes, net of federal benefit...............    --      0.80%
     Change in valuation allowance............................ (35.00%) (16.56%)
     Other, net...............................................    --     (0.53%)
                                                               ------   ------
       Effective Tax Rate.....................................   0.00%   18.71%
                                                               ======   ======

   The tax effects of significant temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows.

                                                                1997     1998
                                                               -------  -------
                                                               (in thousands)
     Deferred tax assets:
     Nondeductible accrued liabilities........................ $   491  $ 1,049
     Deferred transaction costs...............................   1,093    2,736
     Net operating loss carryforward..........................     --    16,022
                                                               -------  -------
                                                                 1,584   19,807
     Valuation allowance......................................  (1,584)  (8,506)
                                                               -------  -------
       Net deferred tax assets................................     --    11,301
                                                               -------  -------
     Deferred tax liabilities:
     Intangible assets........................................     --    21,438
     Capitalized interest.....................................     --     1,150
     Others...................................................     --       376
                                                               -------  -------
       Deferred tax liabilities...............................     --    22,964
                                                               -------  -------
     Net deferred tax liabilities............................. $   --   $11,663
                                                               =======  =======

   In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Because the Company does not have an operating history, management has only considered the scheduled reversal of deferred tax liabilities and tax planning strategies in making this assessment. Based upon the assessment, management believes it is more likely than not the Company will realize the benefits of the deferred tax assets, net of the existing valuation allowance at December 31, 1998. The Company recorded a deferred tax liability of $17,771,000 in connection with the contribution of licenses pursuant to the AT&T transaction (note 3).

               TRITON PCS HOLDINGS, INC. AND PREDECESSOR COMPANY

 Year ended December 31, 1998 and the period from March 6, 1997 (inception) to
                               December 31, 1997


(12) Fair Value Of Financial Instruments

   Fair value estimates, assumptions, and methods used to estimate the fair value of the Company's financial instruments are made in accordance with the requirements of Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments. The Company has used available market information to derive its estimates. However, because these estimates are made as of a specific point in time, they are not necessarily indicative of amounts the Company could realize currently. The use of different assumptions or estimating methods may have a material effect on the estimated fair value amounts.

                                                    December 31,
                                       ---------------------------------------
                                              1997                1998
                                       ------------------- -------------------
                                       Carrying Estimated  Carrying Estimated
                                        amount  fair value  amount  fair value
                                       -------- ---------- -------- ----------
                                                   (in thousands)
   Cash and cash equivalents..........  11,362    11,362   $146,172  146,172
   Marketable securities..............     --        --      23,612   23,612
   Accounts and notes receivable......     --        --       3,102    3,102
   Accounts payable...................   1,581     1,581     25,256   25,256
   Accrued expenses...................   1,014     1,014      7,365    7,365
   Capital leases.....................     --        --       2,322    2,322
   Interest rate risk management
    agreements........................     --        --         --       623
   Long-term debt:
     Subordinated debt................     --        --     313,648  239,355
     Bank term loan...................     --        --     150,000  150,000

   (a) Cash and Cash Equivalents, Accounts and Notes Receivable, Accounts Payable and Accrued Expenses

   The carrying amounts of these items are a reasonable estimate of their fair value due to the short-term nature of the instruments.

   (b) Marketable Securities

   The fair value of these securities are estimated based on quoted market prices. At December 31, 1998, marketable securities consist of the following:

                                                                    Unrealized
                                                  Cost   Fair value gain (loss)
                                                 ------- ---------- -----------
                                                         (in thousands)
     Available for sale securities:
     Debt securities due in one year or less.... $23,612   23,612       --

   (c) Long-Term Debt

   Long-term debt is comprised of subordinated debt, bank term loan, and capital leases. The fair value of subordinated debt is stated at quoted market value. The carrying amount of the bank term loan is a reasonable estimate of its fair value because its market rate interest is variable. Capital leases are recorded at their net present value, which approximates fair value.

   (d) Interest Rate Risk Management Agreements

   The Company enters into interest rate protection agreements to lock in interest rates on the variable portion of its debt. The Company does not use these agreements for trading or other speculative purposes, nor is it a

               TRITON PCS HOLDINGS, INC. AND PREDECESSOR COMPANY

 Year ended December 31, 1998 and the period from March 6, 1997 (inception) to
                               December 31, 1997

party to any leveraged derivative instrument. Although these agreements are subject to fluctuations in value, they are generally offset by fluctuations in the value of the underlying instrument or anticipated transaction.

   In an interest rate swap, the Company agrees to exchange, at specified intervals, the difference between a variable interest rate (based on 3 month Libor) and either a fixed or another variable interest rate calculated by reference to an agreed-upon notional principal amount. The resulting rate differential is reflected as an adjustment to interest expense over the life of the swap.

   At December 31, 1998, the Company would receive $23,000 to settle its agreements.

   The following table summarizes the Company's off-balance sheet interest rate swap agreements at December 31, 1998:

                                                                    Receive
                                  Notional Fair           Pay Rate    Rate
                                   Amount  Value Maturity (Fixed)  (Variable)
                                  -------- ----- -------- -------- ----------
                                            (Dollars in thousands)
   Pay fixed rate, receive
    floating rate................ $35,000  $254   12/03    4.805%    5.156%
   Pay fixed rate, receive
    floating rate................ $40,000  $369   12/03    4.760%    5.156%

(13) Related-Party Transactions

   The Company is associated with Triton Cellular Partners L.P. (Triton Cellular) by virtue of certain management overlap and the sharing of leased facilities. As part of this association, certain costs are incurred on behalf of Triton Cellular and subsequently reimbursed to the Company. Such costs totaled $148,000 and $482,000 during 1997 and 1998, respectively. In addition, pursuant to an agreement between the Company and Triton Cellular, allocations for management services rendered are charged to Triton Cellular. Such allocations totaled $469,000 during 1998. The outstanding balance at December 31, 1998 was $951,000. The Company expects settlement of these outstanding charges during 1999.

   In January 1998, we entered into a master service agreement with a related party pursuant to which the related party will provide Triton with radio frequency design and system optimization support services.

   In February 1998, Triton entered into a credit facility for which affiliates of certain investors serve as agent and lenders. In connection with execution of the credit facility, the agent and lenders receive customary fees and expenses.

   In May 1998, Triton consummated a private offering of senior subordinated notes. Affiliates of several cash investors were initial purchasers in the private offering and received a placement fee of $6.3 million.

   Triton has entered into letter agreements with certain management employees and independent directors under which these individuals were issued shares of the Company's common stock subject to a five year vesting period.

               TRITON PCS HOLDINGS, INC. AND PREDECESSOR COMPANY

 Year ended December 31, 1998 and the period from March 6, 1997 (inception) to
                               December 31, 1997

(14) Commitments and Contingencies

   (a) Leases

   The Company has entered into various leases for its offices, land for cell sites, cell sites, and furniture and equipment under capital and operating leases expiring through 2010. The Company has various capital lease commitments of approximately $2.3 million as of December 31, 1998. As of December 31, 1998, the future minimum rental payments under these lease agreements having an initial or remaining term in excess of one year were as follows:

                                                               Operating Capital
                                                               --------- -------
                                                                (in thousands)
     1999.....................................................  $ 6,484  $  474
     2000.....................................................    6,305     614
     2001.....................................................    5,962     600
     2002.....................................................    5,849     578
     2003.....................................................    4,397     434
     Thereafter...............................................    1,724     --
                                                                -------  ------
       Total..................................................  $30,721   2,700
                                                                =======
     Interest expense.........................................              378
                                                                         ------
     Net present value of future payments.....................            2,322
     Current portion of capital lease obligation..............              281
                                                                         ------
                                                                         $2,041
                                                                         ======

   Rent expense under operating leases was $3.0 million for the year ended December 31, 1998 and $59,000 for the period from March 6, 1997 to December 31, 1997, respectively.

   (b) Employment Agreements

   In 1998, the Company entered into five-year employment agreements with three of its officers. The employment agreements provide for minimum aggregate annual compensation of $795,000 for the years 1999 through 2001, as well as annual bonuses based upon performance. The employment agreements also provide that in the event that the officers are terminated, certain liabilities will be incurred by the Company. Also, upon death or disability of the officers, the Company will be required to make certain payments.

   (c) Litigation

   The Company has been involved in litigation relating to claims arising out of its operations in the normal course of business. The Company does not believe that an adverse outcome of any of these legal proceedings will have a material adverse effect on the Company's results of operations.

(15) Shareholders' Equity and Members' Capital

   On February 4, 1998, pursuant to the Securities Purchase Agreement, the Company issued 1,400,000 shares of its Series C preferred stock (32,200,000 shares of Common Stock post split) at $100 per share. The Securities Purchase Agreement requires the purchasers of the Series C preferred stock to fund their unconditional and irrevocable obligations in installments in accordance with the following schedule:

               TRITON PCS HOLDINGS, INC. AND PREDECESSOR COMPANY

 Year ended December 31, 1998 and the period from March 6, 1997 (inception) to
                               December 31, 1997


     Date due                                                        Amount
     --------                                                     ------------
     Initial closing (funded on February 4, 1998)................ $ 45,000,000
     First anniversary of initial closing (funded on February 4,
      1999)......................................................   35,000,000
     Second anniversary of initial closing.......................   35,000,000
     Third anniversary of initial closing........................   25,000,000
                                                                  ------------
                                                                  $140,000,000
                                                                  ============

   Pursuant to a Stockholders' Agreement, under certain circumstances, the Board of Directors may require the Cash Equity Investors to contribute in advance any portion of the unfunded commitment.

   During 1997, the Company's Cash Equity Investors provided short-term financing in the form of $11.7 million in non-interest-bearing loans. Pursuant to the Closing Agreement, such loans were converted to equity of the Company as a reduction of the requirements of the initial cash contribution on February 4, 1998.

   The Company's Restated Certificate of Incorporation provides the Company with the authority to issue 17,000,000 shares of capital stock, consisting of
(a) 1,000,000 shares of the Company's Series A preferred stock, (b) 2,000,000 shares of the Company's Series B preferred stock, (c) 3,000,000 shares of the Company's Series C preferred stock, (69,000,000 shares of Common Stock post split) (d) 1,000,000 shares of the Company's Series D preferred stock, and (e) 10,000,000 shares of the Company's common stock.

   As of December 31, 1998, the Company received additional equity contributions of $49.3 million, of which $35.0 million related to the acquisition of the Myrtle Beach System and $14.3 million related to the Norfolk Acquisition (see note 4). As of December 31, 1998, the Company had outstanding equity commitments of $2.2 million related to the Norfolk Acquisition, which were received in January 1999.

   (a) Preferred Stock

   The Series A preferred stock ("Series A") is convertible into common stock at the option of the holders after the 8th anniversary of its issuance. The conversion rate for each share of Series A is equal to its accreted value divided by the then fair market value of the Company's common stock.

   The holders of the Series A are entitled to 10% cumulative annual dividends as defined, payable quarterly. At December 31, 1998, cumulative dividends accrued and classified as a component of preferred stock in the accompanying balance sheet are $6,853,000. The Company may defer payment of the dividends until the 42nd payment due date, at which time all deferred dividend payments must be made. The Series A is redeemable at its accreted value at the option of the Company after the 10th anniversary of its issuance. The Series A is redeemable at the option of the holders after the 20th anniversary of its issuance. The Series A and the Series B preferred stock ("Series B") are on a parity basis with respect to dividend rights and rights on liquidation and senior to all other classes of preferred or common stock of the Company. The Series A holders do not have any voting rights, except as required by law or in certain circumstances, and have the right to elect one director.

   In the event that there is a disqualifying transaction, the Company has the right to cause AT&T to exchange certain shares of its Series A convertible preferred stock into Series B convertible preferred stock. The Series B preferred stock has dividend rights equal to that of the Series A. The Series B is not convertible into any other security of the Company. The Series B is redeemable at its accreted value, at the option of the Company. The Series B holders do not have any voting rights.

               TRITON PCS HOLDINGS, INC. AND PREDECESSOR COMPANY

 Year ended December 31, 1998 and the period from March 6, 1997 (inception) to
                               December 31, 1997

   The Series C preferred stock ("Series C") is convertible into common stock on a 23:1 basis, subject to adjustments. Mandatory conversion occurs upon an initial public offering of the Company's common stock, as defined. The holders of the Series C vote on an as converted basis as a single class with the holders of the common stock. Upon liquidation or dissolution, the holders of the Series C preferred have a liquidation preference of $100 per share, subject to adjustment which is subordinated to the Series D preferred ("Series D") but ranks senior to the common stock.

   In December 1998, the Company redeemed from a certain equity investor, and simultaneously sold for the same amount to certain other equity investors approximately 35,600 shares of the Company's Series C Preferred Stock (818,800 shares of Class A Common Stock post split) for approximately $3,560,000.

   The Series D is convertible into an equivalent number of shares of Series C at the option of the holder. The holders of the Series D do not have any voting rights. Upon liquidation or dissolution, the holders of the Series D have a liquidation preference of $100 per share, subject to adjustment and rank senior to the Series C and the common stock.

   (b) Common Stock

   On October 1, 1997, the Company issued 3,159,416 shares of its common stock to its founders. The shares are subject to the vesting schedules detailed in the executives' employment agreements.

   In February 1998 the Company established a trust to hold 1,354,035 shares of the Company's common stock to be issued to employees in the future, at management's discretion. On February 4, 1998, the Company issued 388,148 shares of common stock that vest ratably over a five-year period to certain key employees.

   In connection with the acquisition of the Myrtle Beach System and the Norfolk Acquisition (see note 4), the Company issued 894,440 and 766,667 shares of common stock, respectively, to or for the benefit of management stockholders and independent directors (see note 5). The estimated value of the shares was insignificant, and, accordingly, no deferred compensation was recognized.

   (c) LLC Members' Capital

   Members' capital contributions are recorded when received. Total committed capital at October 31, 1997 was $1.00. Distributions, if any, will be made in proportion to capital accounts. Allocation of income, gains, losses, and deductions will be in proportion to capital accounts.

(16) Stockholders' Agreement

   In connection with the closing of the AT&T transaction and the sale of Series C preferred, the Cash Equity Investors, AT&T, and certain management shareholders executed certain agreements among the stockholders, which address the following areas:

   (a) Board of Directors

   The Stockholders' Agreement specifies the number of directors and how they will be selected.

   (b) Registration Rights

   The Stockholder's Agreement grants certain demand and piggyback registration rights to stockholders. Certain stockholders, as defined in the Stockholders Agreement, may cause an underwriter demand registration,

               TRITON PCS HOLDINGS, INC. AND PREDECESSOR COMPANY

 Year ended December 31, 1998 and the period from March 6, 1997 (inception) to
                               December 31, 1997

as defined. In addition, if the Company has not completed an initial public offering of its common stock by February 4, 2003, certain holders of the Company's capital stock can cause the registration of the Company's common stock.

   (c) Restrictions on Transfer

   The Stockholder's Agreement imposes numerous restrictions with respect to the sale and or transfer of the Company's capital stock. Generally, prior to the Company completing its initial public offering, as defined, the holders of the Series C, Series D, and the common stock are restricted except as defined until February 4, 2001. After February 4, 2001, the Series C holders and common stock holders may transfer their interests subject to certain restrictions and rights of first refusal.

   On or after the completion of the Company's initial public offering, the holders of the common stock and Series D are restricted until February 4, 2001. The sale of common stock is subject to the rights of refusal.

   The Stockholders' Agreement expires on February 4, 2009. Certain provisions expire upon an initial public offering.

(17) 401(K) Savings Plan

   The Company sponsors a 401(k) Savings Plan which permits employees to make contributions to the Savings Plan on a pre-tax salary reduction basis in accordance with the Internal Revenue Code. Substantially all full-time employees are eligible to participate in the next quarterly open enrollment after 90 days of service. The Company matches a portion of the voluntary employee contributions. The cost of the Savings Plan charged to expense was $65,000 in 1998.

(18) Supplemental Cash Flow Information

                                                                1997    1998
                                                               ------ --------
                                                               (in thousands)
   Cash paid during the year for interest, net of amounts
    capitalized............................................... $  --  $  8,150
   Cash paid during the year for income taxes.................    --       --
   Noncash investing and financing activities:
    Equipment acquired under capital lease obligation.........    --     2,529
    Capital contribution in connection with conversion of
     short-term debt to equity................................    --    13,362
    Issuance of Preferred stock in connection with Norfolk
     Acquisition..............................................    --    14,555
    Issuance of Preferred stock in connection with AT&T
     transaction net of deferred taxes........................    --   100,947
    Capital expenditures included in accounts payable.........    --    21,027
    Deferred transaction cost financed via accounts payable...    924      --

(19) Subsequent Events

   In October 1999, the board of directors approved a 23-for-1 stock split effective immediately prior to the initial public offering. All common stock share data have been retroactively adjusted to reflect this change.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Vanguard Cellular Systems of South Carolina, Inc.:

   We have audited the accompanying balance sheets of Vanguard Cellular Systems of South Carolina, Inc. (a South Carolina corporation and an indirect, wholly-owned subsidiary of Vanguard Cellular Systems, Inc.) as of December 31, 1997 and 1996, and the related statements of operations, changes in shareholder's deficit and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vanguard Cellular Systems of South Carolina, Inc. as of December 31, 1997 and 1996 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Greensboro, North Carolina,
March 20, 1998.

               VANGUARD CELLULAR SYSTEMS OF SOUTH CAROLINA, INC.

                                 BALANCE SHEETS
            (Dollar amounts in thousands, except per share amounts)

                                                             December 31,
                                                           ------------------
                                                             1996      1997
                                                           --------  --------
                          ASSETS
Current Assets:
  Cash.................................................... $    199  $    121
  Accounts receivable, net of allowances for doubtful
   accounts of $200 and $475..............................    1,485     3,199
  Cellular telephone inventories..........................      511       526
  Prepaid expenses........................................       10        33
  Deferred income tax asset...............................      --      8,190
                                                           --------  --------
    Total current assets..................................    2,205    12,069
                                                           --------  --------
Deferred Cellular License Acquisition Costs, net of
 accumulated amortization of $2,860 and $3,343............   16,247    15,764
                                                           --------  --------
Property and Equipment, at cost:
  Land....................................................      306       313
  Cellular telephones held for rental.....................    1,653     1,859
  Cellular telephone systems..............................   24,068    29,453
  Office furniture and equipment..........................    2,323     3,139
                                                           --------  --------
                                                             28,350    34,764
  Less--Accumulated depreciation..........................    5,864     9,252
                                                           --------  --------
                                                             22,486    25,512
  Construction in progress................................      198       565
                                                           --------  --------
                                                             22,684    26,077
Other Assets..............................................       22        21
                                                           --------  --------
  Total assets............................................ $ 41,158  $ 53,931
                                                           ========  ========
          LIABILITIES AND SHAREHOLDER'S DEFICIT
Current Liabilities:
  Accounts payable and accrued expenses................... $    315  $    686
  Advances from Vanguard..................................   53,350    63,092
                                                           --------  --------
    Total current liabilities.............................   53,665    63,778
                                                           --------  --------
Deferred Income Tax Liability.............................      --      1,298
                                                           --------  --------
Commitments and Contingencies (Note 5)
Shareholder's Deficit:
  Common stock--$1 par value, 1,000 shares issued and
   outstanding............................................        1         1
  Accumulated deficit.....................................  (12,508)  (11,146)
                                                           --------  --------
    Total shareholder's deficit...........................  (12,507)  (11,145)
                                                           --------  --------
    Total liabilities and shareholder's deficit........... $ 41,158  $ 53,931
                                                           ========  ========

  The accompanying notes to financial statements are an integral part of these balance sheets.

               VANGUARD CELLULAR SYSTEMS OF SOUTH CAROLINA, INC.

                            STATEMENTS OF OPERATIONS
                             (Amounts in thousands)

                                             For the Years Ended December 31,
                                             ----------------------------------
                                                1995        1996        1997
                                             ----------  ----------  ----------
Revenues:
  Service fees.............................. $   16,428  $   19,778  $   22,508
  Cellular telephone equipment revenues.....      1,077         673       1,100
                                             ----------  ----------  ----------
                                                 17,505      20,451      23,608
                                             ----------  ----------  ----------
Costs and Expenses:
  Cost of service...........................      1,796       3,014       2,811
  Cost of cellular telephone equipment......      1,853       1,478       2,495
  General and administrative................      2,260       2,948       4,793
  Marketing and selling.....................      2,564       2,731       3,944
  Depreciation and amortization.............      1,765       2,907       5,162
  Management fees...........................      1,374       1,620       1,896
  Corporate costs allocated from Vanguard...        989       1,195       1,586
                                             ----------  ----------  ----------
                                                 12,601      15,893      22,687
                                             ----------  ----------  ----------
Income From Operations......................      4,904       4,558         921
Interest Expense............................     (4,414)     (5,214)     (6,451)
Other, net..................................       (326)       (186)        --
                                             ----------  ----------  ----------
Income (Loss) Before Income Taxes...........        164        (842)     (5,530)
Income Tax Benefit..........................        --          --        6,892
                                             ----------  ----------  ----------
Net Income (Loss)........................... $      164  $     (842) $    1,362
                                             ==========  ==========  ==========



  The accompanying notes to financial statements are an integral part of these statements.

               VANGUARD CELLULAR SYSTEMS OF SOUTH CAROLINA, INC.

                            STATEMENTS OF CASH FLOWS
                             (Amounts in thousands)

                                           For the Years Ended December 31,
                                           -----------------------------------
                                              1995        1996         1997
                                           ----------  -----------  ----------
Cash Flows From Operating Activities:
 Net income (loss)........................ $      164  $      (842) $    1,362
 Adjustments to reconcile net income
  (loss) to net cash provided by (used in)
  operating activities:
  Depreciation and amortization...........      1,765        2,907       5,162
  Net losses on dispositions of property
   and equipment..........................        326          186         --
  Deferred income tax benefit.............        --           --       (6,892)
  Changes in current items:
   Accounts receivable, net...............       (527)         404      (1,714)
   Cellular telephone inventories.........       (162)        (104)        (15)
   Accounts payable and accrued expenses..        (47)         (97)        371
   Other, net.............................        (20)          13         (23)
                                           ----------  -----------  ----------
    Net cash provided by (used in)
     operating activities.................      1,499        2,467      (1,749)
                                           ----------  -----------  ----------
Cash Flows From Investing Activities--
 Purchases of property and equipment......     (8,948)     (12,531)     (8,072)
                                           ----------  -----------  ----------
Cash Flows From Financing Activities:
 Net increase in advances from Vanguard...      7,603       10,050       9,742
 Other, net...............................        (12)         --            1
                                           ----------  -----------  ----------
    Net cash provided by financing
     activities...........................      7,591       10,050       9,743
                                           ----------  -----------  ----------
Net Increase (Decrease) in Cash...........        142          (14)        (78)
Cash, beginning of period.................         71          213         199
                                           ----------  -----------  ----------
Cash, end of period....................... $      213  $       199  $      121
                                           ==========  ===========  ==========
Supplemental Disclosure of Cash Paid
 During the Period for Interest, net of
 amounts capitalized...................... $    4,414  $     5,214  $    6,451
                                           ==========  ===========  ==========


  The accompanying notes to financial statements are an integral part of these statements.

               VANGUARD CELLULAR SYSTEMS OF SOUTH CAROLINA, INC.

                 STATEMENTS OF CHANGES IN SHAREHOLDER'S DEFICIT
                         (Dollar amounts in thousands)

                          For the years ended December 31, 1995, 1996 and 1997
                         ------------------------------------------------------------
                             Common Stock                                 Total
                         -----------------------    Accumulated       Shareholder's
                           Shares       Amount        Deficit            Deficit
                         -----------  ----------  ---------------   -----------------
Balance, January 1,
 1995...................       1,000   $        1  $      (11,830)    $      (11,829)
  Net income............         --           --              164                164
                         -----------   ----------  --------------     --------------
Balance, December 31,
 1995...................       1,000            1         (11,666)           (11,665)
  Net loss..............         --           --             (842)              (842)
                         -----------   ----------  --------------     --------------
Balance, December 31,
 1996...................       1,000            1         (12,508)           (12,507)
  Net income............         --           --            1,362              1,362
                         -----------   ----------  --------------     --------------
Balance, December 31,
 1997...................       1,000   $        1  $      (11,146)    $      (11,145)
                         ===========   ==========  ==============     ==============





  The accompanying notes to financial statements are an integral part of these statements.

               VANGUARD CELLULAR SYSTEMS OF SOUTH CAROLINA, INC.

                         NOTES TO FINANCIAL STATEMENTS
                         (Dollar amounts in thousands)

Note 1. Organization and Basis of Presentation:

   Vanguard Cellular Systems of South Carolina, Inc. (the Company), a South Carolina corporation, is a provider of nonwireline cellular telephone service to the SC-5 (Myrtle Beach) Rural Statistical Area (RSA). The Company acquired the Myrtle Beach RSA license in January 1991 and the cellular system in this market became operational in the second quarter of 1991. The Company is 100% controlled by Vanguard Cellular Systems, Inc. (Vanguard) and operates under the trade name of CellularOne(R), which is the trade name many nonwireline carriers have adopted to provide conformity throughout the industry.

   The accompanying financial statements present the financial position, results of operations and cash flows of the Company as if it were a separate entity for all periods presented. In accordance with Staff Accounting Bulletin No. 54 of the Securities and Exchange Commission, Vanguard's investment in the Company is reflected in the financial statements of the Company ("pushdown accounting"). The accompanying financial statements reflect the allocation of the purchase price in excess of the net assets acquired on the same basis as in the consolidation with Vanguard.

   Substantially all of the Company's assets are pledged under Vanguard's long-term credit facility. Operating and capital expansion funds have been advanced between Vanguard and the Company on an interest bearing basis, with the net amounts of these transfers reflected in advances from Vanguard in the accompanying balance sheets. The debt of Vanguard has not been specifically allocated to the Company; however, advances from Vanguard approximate the borrowings of Vanguard that are attributable to the Company. Interest has been charged by Vanguard to the Company on funds advanced to the Company as an approximation of the Company's share of Vanguard's consolidated interest cost. Vanguard charges interest to its subsidiaries based on its consolidated borrowing rates plus 200 basis points. For each of the three years in the period ended December 31, 1997, the average interest rate charged to the Company by Vanguard was approximately 11%. Total interest charged, net of amounts capitalized, from Vanguard to the Company was $4,414, $5,214 and $6,451 for the years ended December 31, 1995, 1996 and 1997, respectively.

   The net balance in Advances from Vanguard has been classified as a liability in the accompanying balance sheets as the Company will repay these advances to Vanguard upon receipt of the proceeds from the sale of the company's assets to Triton PCS, Inc. (See Note 7) .

Note 2. Significant Accounting and Reporting Policies:

   Use of Estimates

   The preparation of these financial statements and footnote disclosures in accordance with generally accepted accounting principles requires the use of certain estimates by management in determining the Company's financial position and results of operations. Actual results could differ from those estimates.

   Revenue Recognition

   Service fees are recognized at the time cellular services are provided. Cellular telephone equipment revenues consist primarily of sales to subscribers, which are recognized at the time equipment is delivered to the subscriber, and equipment rentals, which are recognized monthly over the terms of the rental agreement with the subscriber.

               VANGUARD CELLULAR SYSTEMS OF SOUTH CAROLINA, INC.

                         (Dollar amounts in thousands)

   Cellular Telephone Inventories

   Inventories, consisting primarily of cellular telephones held for resale, are valued at the lower of first-in, first-out (FIFO) cost or market.

   Deferred Cellular License Acquisition Costs

   The Company's investment in deferred cellular license acquisition costs consists of amounts paid for the acquisition of the Federal Communications Commission construction permit to build and subsequently provide cellular service in the Myrtle Beach RSA. The Company amortizes its investment over 40 years. Amortization expense of $446, $483 and $483 was recorded in 1995, 1996 and 1997, respectively.

   Property and Equipment

   Property and equipment are recorded at cost. Depreciation is calculated on a straight-line basis for financial reporting purposes over the following estimated useful lives:

     Cellular telephones held for rental.............................    3 years
     Cellular telephone systems...................................... 7-20 years
     Office furniture and equipment.................................. 3-10 years

   At December 31, 1996 and 1997, construction in progress was composed primarily of the cost of uncompleted additions to the Company's cellular telephone systems. The Company capitalized interest costs of $106, $125 and $43 in 1995, 1996 and 1997, respectively, as part of the cost of cellular telephone systems.

   Maintenance, repairs and minor renewals are charged to operations as incurred. Gains or losses at the time of disposition of property and equipment are reflected in the statements of operations currently.

   Cellular telephones are rented to certain customers generally with a contract for a minimum length of service. Such customers have the option to purchase the cellular telephone at any time during the term of the agreement.

   Long-Lived Assets

   In accordance with Statement of Financial Accounting Standards ("SFAS") No.
121. "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", the Company reviews for the impairment of long-lived assets and certain identifiable intangibles, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Under SFAS No. 121 an impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount. No such impairment losses have been identified by the Company.

   Income Taxes

   The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes", which requires the use of the "asset and liability method" of accounting for income taxes. Accordingly, deferred income tax liabilities and assets are determined based on the differences between the financial statement and income tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. The Company is included in the consolidated Federal income tax return of

               VANGUARD CELLULAR SYSTEMS OF SOUTH CAROLINA, INC.

                         (Dollar amounts in thousands)

Vanguard and its subsidiaries. The Company records its share of consolidated Federal income taxes as if the Company filed a separate return.

Note 3. Future Cash Flow Requirements:

   The Company's ability to sustain its current and planned operations, maintain adequate working capital and make required or planned capital expenditures will depend on its ability to generate sufficient cash flow from operations and obtain additional financing from Vanguard in the form of interest bearing advances. During 1995, 1996 and 1997, the Company received $7,603, $10,050 and $9,742, respectively, of these advances. Vanguard has committed to fund the cash requirements of the Company at least through fiscal 1998 or through the ultimate date of disposition (Note 7), whichever is earlier. Accordingly, the accompanying financial statements have been prepared assuming the Company will continue as a going concern and, as such, adjustments, if any, that may be required for presentation on another basis have not been considered.

Note 4. Income Taxes:

   For Federal income tax reporting purposes, the Company's identified portion of Vanguard's consolidated net operating loss carryforward was approximately $20,700 at December 31, 1997. These losses may be used to reduce future taxable income, if any, and expire through 2012. The primary differences between the accumulated deficit for financial reporting purposes and the income tax loss carryforwards relate to differences in the treatment of deferred cellular license acquisition costs and differences in the depreciation methods and estimated useful lives of property and equipment.

   Deferred income taxes are provided for the temporary differences between the financial reporting and income tax bases of the Company's assets and liabilities. The components of net deferred taxes as of December 31, 1996, and 1997 were as follows:

                                                     December 31, December 31,
                                                         1996         1997
                                                     ------------ ------------
     Deferred income tax assets:
       Net operating loss carryforward..............   $ 5,802       $7,936
       Other liabilities and reserves...............       216          254
       Valuation allowance..........................    (4,776)         --
                                                       -------       ------
         Total deferred income tax assets...........     1,242        8,190
                                                       -------       ------
     Deferred income tax liabilities:
       Unamortized deferred cellular license
        acquisition costs...........................       594          705
       Property and equipment.......................       648          593
                                                       -------       ------
         Total deferred income tax liabilities......     1,242        1,298
                                                       -------       ------
     Net deferred income taxes......................   $   --        $6,892
                                                       =======       ======

   A valuation allowance of $4,454 as of December 31, 1995 was established because in the Company's assessment, it was uncertain whether the net deferred income tax assets would be realized. In addition, because of its continuing assessment that it was uncertain whether the net deferred income tax assets would be realized, the Company increased the valuation allowance by $322 to offset the 1996 net deferred income tax benefit.

               VANGUARD CELLULAR SYSTEMS OF SOUTH CAROLINA, INC.

                         (Dollar amounts in thousands)

   In March 1998, Vanguard entered into an agreement to sell the operational assets of the Company for a cash purchase price of $160,000, subject to adjustment (Note 7). This transaction is expected to generate substantial capital gains which will utilize an equivalent amount of Vanguard's accumulated net operating loss carryforwards. Based on these anticipated gains, management has assessed that it is more likely than not that the deferred income tax assets of Vanguard and its subsidiaries, including the Company, are realizable. Accordingly, for the year ended December 31, 1997, the Company recognized a net deferred income tax benefit of $6,892 upon reversal of the valuation allowance on its net deferred income tax assets.

   A reconciliation between income taxes computed at the statutory Federal rate of 35% and the reported income tax benefit is as follows:

                                                  For the Years Ended
                                         --------------------------------------
                                         December 31, December 31, December 31,
                                             1995         1996         1997
                                         ------------ ------------ ------------
     Amount at statutory Federal rate...    $  57        $(295)      $(1,936)
     Change in valuation allowance......      (63)         322        (4,776)
     Other..............................        6          (27)         (180)
                                            -----        -----       -------
     Income tax benefit.................    $ --         $ --        $(6,892)
                                            =====        =====       =======

Note 5. Operating Leases:

   The Company leases office space and land under noncancelable operating leases expiring through 2004. The future minimum rental payments required under these lease agreements as of December 31, 1997, were as follows:

            1998.................................. $  562
            1999..................................    508
            2000..................................    508
            2001..................................    485
            2002..................................    438
            Thereafter............................  4,686
                                                   ------
                                                   $7,187
                                                   ======

   Rent expense under these leases was $349, $439 and $573, for the years ended December 31, 1995, 1996 and 1997, respectively.

Note 6. Transactions with Parent and Affiliates:

   At December 31, 1997, Vanguard has pledged its investment in the stock of the Company as well as the assets of the Company as security for debt of Vanguard totaling $569,000.

   Operations Management Agreement

   The Company is charged a management fee by Vanguard based upon a percentage of service fees. The management fee expense under this agreement was $1,374, $1,620 and $1,896, for the years ended December 31, 1995, 1996 and 1997, respectively.

               VANGUARD CELLULAR SYSTEMS OF SOUTH CAROLINA, INC.

                         (Dollar amounts in thousands)


   Services Provided by Vanguard

   Vanguard performs certain services and incurs certain costs for the Company. Services provided include treasury, human resources, legal, technical support, data processing, financial accounting, marketing, and other general corporate services. The costs of the services provided by Vanguard have been allocated to the Company based upon the Company's annual subscriber activations and subscriber base as a percentage of Vanguard's total annual subscriber activations and total subscriber base. Corporate costs of Vanguard totaling $989, $1,195 and $1,586, have been allocated to the Company for the years ended December 31, 1995, 1996 and 1997, respectively. In the opinion of management, the method of allocating these costs is believed to be reasonable. However, the costs of these services charged to the Company are not necessarily indicative of the costs that would have been incurred if the Company had performed these functions.

   Other Transactions

   During 1997, the Company added certain engineering and managerial functions and incurred costs for such functions totaling $700. These services benefited the Company and other Vanguard markets; however, none of these costs have been allocated to other markets. These costs are included in general and administrative expenses in the accompanying statement of operations.

   Employee benefits costs are incurred by Vanguard and are allocated to the Company based on an overall percentage of salaries expense. Such costs totaled $267, $322 and $557 for the years ended December 31, 1995, 1996 and 1997, respectively, and are included in general and administrative expenses in the accompanying statements of operations. For purposes of these financial statements, these costs are assumed to be fully funded by the Company and are included in the Advances from Vanguard in the accompanying balance sheets.

Note 7. Subsequent Event:

   In March 1998, Vanguard reached an agreement with Triton PCS, Inc. to sell the assets of the Company, including the cellular license for the Myrtle Beach RSA, for a cash purchase price of approximately $160,000, subject to adjustment. The consummation of this transaction is subject to receipt of customary regulatory approvals.

                MYRTLE BEACH SYSTEM OF VANGUARD CELLULAR SYSTEMS
                            OF SOUTH CAROLINA, INC.

                                 BALANCE SHEET
            (Dollar amounts in thousands, except per share amounts)

                                                                    June 30,
                                                                      1998
                                                                   -----------
                                                                   (Unaudited)
                              ASSETS
Current Assets:
  Cash............................................................   $    46
  Accounts receivable, net of allowances for doubtful accounts of
   $461...........................................................     5,487
  Cellular telephone inventories..................................       387
  Prepaid expenses................................................       225
  Deferred income tax asset.......................................     8,671
                                                                     -------
    Total current assets..........................................    14,816
                                                                     -------
Deferred Cellular License Acquisition costs, net of accumulated
 amortization of $3,585...........................................    15,522
                                                                     -------
Property and Equipment, at cost:
  Land............................................................       313
  Cellular telephones held for rental.............................     1,710
  Cellular telephone systems......................................    30,761
  Office furniture and equipment..................................     3,317
                                                                     -------
                                                                      36,101
  Less--Accumulated depreciation..................................    11,739
                                                                     -------
                                                                      24,362
  Construction in progress........................................       330
                                                                     -------
                                                                      24,692
Other assets......................................................       140
                                                                     -------
  Total assets....................................................   $55,170
                                                                     =======
                LIABILITIES AND DIVISIONAL EQUITY
Current Liabilities:
  Accounts payable and accrued expenses...........................   $ 2,509
Deferred income tax liability.....................................     1,181
                                                                     -------
Commitments and Contingencies (Note 5)
  Divisional equity--investments and advances from Vanguard.......    51,480
                                                                     -------
    Total liabilities and divisional equity.......................   $55,170
                                                                     =======


  The accompanying notes to financial statements are an integral part of this balance sheet.

                MYRTLE BEACH SYSTEM OF VANGUARD CELLULAR SYSTEMS
                            OF SOUTH CAROLINA, INC.

                            STATEMENTS OF OPERATIONS
                             (Amounts in thousands)

                                                            Six Months Ended
                                                                June 30,
                                                            ------------------
                                                              1997      1998
                                                            --------  --------
                                                               (unaudited)
Revenues:
  Service fees............................................. $ 10,602  $ 13,424
  Cellular telephone equipment revenues....................      457     1,114
                                                            --------  --------
                                                              11,059    14,538
                                                            --------  --------
Costs and Expenses:
  Cost of service..........................................    1,185     1,367
  Cost of cellular telephone equipment.....................      979     1,388
  General and administrative...............................    1,980     2,502
  Marketing and selling....................................    1,664     2,215
  Depreciation and amortization............................    2,023     3,080
  Management fees..........................................      890     1,106
  Corporate costs allocated from Vanguard..................      740       878
                                                            --------  --------
                                                               9,461    12,536
                                                            --------  --------
Income From Operations.....................................    1,598     2,002
Interest Expense...........................................   (3,072)   (3,560)
Other, net.................................................     (334)       (6)
                                                            --------  --------
Income (Loss) Before Income Taxes..........................   (1,808)   (1,564)
Income Tax Benefit (Provision).............................      --        598
                                                            --------  --------
Net Income (Loss).......................................... $ (1,808) $   (966)
                                                            ========  ========



  The accompanying notes to financial statements are an integral part of these statements.

    MYRTLE BEACH SYSTEM OF VANGUARD CELLULAR SYSTEMS OF SOUTH CAROLINA, INC.

                            STATEMENTS OF CASH FLOWS
                             (Amounts in thousands)

                                                            Six Months Ended
                                                                June 30,
                                                            ------------------
                                                              1997     1998
                                                            --------  --------
                                                              (unaudited)
Cash Flows From Operating Activities:
 Net loss.................................................. $ (1,808) $  (966)
 Adjustments to reconcile net loss to net cash each used in
  operating activities:
  Depreciation and amortization............................    2,023    3,080
  Deferred income tax benefit..............................      --      (598)
  Changes in current items:
   Accounts receivable, net................................   (1,560)  (2,288)
   Cellular telephone inventories..........................     (260)     139
   Accounts payable and accrued expenses...................      907    1,823
   Other, net..............................................      (44)    (192)
                                                            --------  -------
    Net cash provided by (used in) operating activities....     (742)     998
                                                            --------  -------
Cash Flows From Investing Activities:
 Purchases of property and equipment.......................   (4,143)  (1,453)
                                                            --------  -------
Cash Flows From Financing Activities:
 Net increase in advances from Vanguard....................    4,945      499
 Other, net................................................      --      (119)
                                                            --------  -------
    Net cash provided by financing activities..............    4,945      380
                                                            --------  -------
Net Increase (Decrease) in Cash............................       60      (75)
Cash, beginning of period..................................      199      121
                                                            --------  -------
Cash, end of period........................................ $    259  $    46
                                                            ========  =======
Supplemental Disclosure of Cash Paid During the Period for
 Interest, net of amounts capitalized...................... $  3,072  $ 3,560
                                                            ========  =======


  The accompanying notes to financial statements are an integral part of these statements.

               MYRTLE BEACH SYSTEM OF VANGUARD CELLULAR SYSTEMS
                            OF SOUTH CAROLINA, INC.

                         NOTES TO FINANCIAL STATEMENTS
                         (Dollar amounts in thousands)

Note 1. Organization and Basis of Presentation:

   The Myrtle Beach System (the System) of Vanguard Cellular Systems of South Carolina, Inc. (the Company), a North Carolina corporation, is a provider of nonwireline cellular telephone service to the SC-5 (Myrtle Beach) Rural Service Area (RSA). The Company acquired the Myrtle Beach RSA license in January 1991 and the cellular system in this market became operational in the second quarter of 1991. The Company is 100% controlled by Vanguard Cellular Systems, Inc. (Vanguard) and operates the System under the trade name of CellularOne(R), which is the trade name many nonwireline carriers have adopted to provide conformity throughout the industry. Prior to June 1998, the Company's only operations and net assets were related to the System. During June 1998, Vanguard transferred certain assets to the Company. Such assets were not acquired by Triton PCS, Inc. (See Note 7) and are, therefore, not a part of the System in these financial statements. The accompanying financial statements and footnotes reflect the historical basis financial position of the System as of June 30, 1998, immediately prior to its sale to Triton, and the results of operations for the three and six months ended June 30, 1998 and 1997 and the cash flows of the System for the six months ended June 30, 1997 and 1998.

   The accompanying financial statements present the financial position, results of operations and cash flows of the System as if it were a separate entity for all periods presented. In accordance with Staff Accounting Bulletin No. 54 of the Securities and Exchange Commission, Vanguard's investment in the System is reflected in the financial statements of the Company ("pushdown accounting"). The accompanying financial statements reflect the allocation of the purchase price in excess of the net assets acquired on the same basis as in the consolidation with Vanguard.

   Substantially all of the System's assets were pledged under Vanguard's long-term credit facility prior to sale of the system to Triton PCS, Inc. Operating and capital expansion funds have been advanced between Vanguard and the System on an interest bearing basis, with the net amounts of these transfers reflected in advances from Vanguard in the accompanying balance sheets. The debt of Vanguard has not been specifically allocated to the System; however, advances from Vanguard approximate the borrowings of Vanguard that are attributable to the System. Interest has been charged by Vanguard to the System on funds advanced to the System as an approximation of the System's share of Vanguard's consolidated interest cost. Vanguard charges interest to its subsidiaries based on its consolidated borrowing rates plus 200 basis points. For the six months ended June 30, 1997 and 1998, the average interest rate charged to the System by Vanguard was approximately 11%. Total interest charged, net of amounts capitalized, from Vanguard to the System was $1,568 (unaudited) and $1,791 (unaudited) for the three months ended June 30, 1997 and 1998, respectively; and $3,072 (unaudited) and $3,560 (unaudited) for the six months ended June 30, 1997 and 1998, respectively.

Note 2. Significant Accounting and Reporting Policies:

   Use of Estimates

   The preparation of these financial statements and footnote disclosures in accordance with generally accepted accounting principles requires the use of certain estimates by management in determining the System's financial position and results of operations. Actual results could differ from those estimates.

   Revenue Recognition

   Service fees are recognized at the time cellular services are provided. Cellular telephone equipment revenues consist primarily of sales to subscribers, which are recognized at the time equipment is delivered to the subscriber, and equipment rentals, which are recognized monthly over the terms of the rental agreement with the subscriber.

               MYRTLE BEACH SYSTEM OF VANGUARD CELLULAR SYSTEMS
                            OF SOUTH CAROLINA, INC.

                  NOTES TO FINANCIAL STATEMENTS--(Continued)
                         (Dollar amounts in thousands)


   Cellular Telephone Inventories

   Inventories, consisting primarily of cellular telephones held for resale, are valued at the lower of first-in, first-out (FIFO) cost or market.

   Deferred Cellular License Acquisition Costs

   The System's investment in deferred cellular license acquisition costs consists of amounts paid for the acquisition of the Federal Communications Commission construction permit to build and subsequently provide cellular service in the Myrtle Beach RSA. The System amortizes its investment over 40 years. Amortization expense of $121 (unaudited) and $121 (unaudited) was recorded for three months ended June 30, 1997 and 1998 respectively; and $242 (unaudited) and $242 (unaudited) for the six months ended June 30, 1997 and 1998, respectively.

   Property and Equipment

   Property and equipment are recorded at cost. Depreciation is calculated on a straight-line basis for financial reporting purposes over the following estimated useful lives:

     Cellular telephones held for rental.............................    3 years
     Cellular telephone systems...................................... 7-20 years
     Office furniture and equipment.................................. 3-10 years

   At June 30, 1998, construction in progress was composed primarily of the cost of uncompleted additions to the System's cellular telephone systems. The System capitalized interest costs of $14 (unaudited) and $7 (unaudited) in the three-months ended June 30, 1997 and 1998, respectively, and $21 (unaudited) and $17 (unaudited) for the six months ended June 30, 1997 and 1998, respectively, as part of the cost of cellular telephone systems.

   During the first quarter of 1998, the System revised its estimate of the useful life of cellular telephones held for rental from 3 years to 18 months as more closely approximate its historical experience. This change increased depreciation expense for the three-months ended June 30, 1998 by approximately $400 (unaudited) and $800 (unaudited) for the six months ended June 30, 1998.

   Maintenance, repairs and minor renewals are charged to operations as incurred. Gains or losses at the time of disposition of property and equipment are reflected in the statements of operations currently.

   Cellular telephones are rented to certain customers generally with a contract for a minimum length of service. Such customers have the option to purchase the cellular telephone at any time during the term of the agreement.

   Long-Lived Assets

   In accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", management reviews for the impairment of long-lived assets and certain identifiable intangibles, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Under SFAS No. 121 an impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount. No such impairment losses have been identified by management.

               MYRTLE BEACH SYSTEM OF VANGUARD CELLULAR SYSTEMS
                            OF SOUTH CAROLINA, INC.

                  NOTES TO FINANCIAL STATEMENTS--(Continued)
                         (Dollar amounts in thousands)


   Income Taxes

   The System accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes", which requires the use of the "asset and liability method" of accounting for income taxes. Accordingly, deferred income tax liabilities and assets are determined based on the differences between the financial statement and income tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. The System is included in the consolidated Federal income tax return of Vanguard and its subsidiaries. The System records its share of consolidated Federal income taxes as if the System filed a separate return.

Note 3. Future Cash Flow Requirements:

   The System's ability to sustain its current and planned operations, maintain adequate working capital and make required or planned capital expenditures will depend on its ability to generate sufficient cash flow from operations and obtain additional financing from Vanguard in the form of interest bearing advances. During the six months ended June 30, 1997 and 1998, the System received $4,945 (unaudited) and $499 (unaudited), respectively, of these advances.

Note 4. Income Taxes:

   For Federal income tax reporting purposes, the System's identified portion of Vanguard's consolidated net operating loss carryforward was approximately $20,700 at December 31, 1997. These losses may be used to reduce future taxable income, if any, and expire through 2012. The primary differences between the accumulated deficit for financial reporting purposes and the income tax loss carryforwards relate to differences in the treatment of deferred cellular license acquisition costs and differences in the depreciation methods and estimated useful lives of property and equipment.

   Deferred income taxes are provided for the temporary differences between the financial reporting and income tax bases of the System's assets and liabilities. The components of net deferred taxes as of June 30, 1998 were as follows:

                                                                      June 30,
                                                                        1998
                                                                     -----------
                                                                     (unaudited)
     Deferred income tax assets:
      Net operating loss carryforward...............................   $8,424
      Other liabilities and reserves................................      247
                                                                       ------
       Total deferred income tax assets.............................    8,671
                                                                       ------
     Deferred income tax liabilities:
      Unamortized deferred cellular license acquisition costs.......      760
      Property and equipment........................................      421
                                                                       ------
       Total deferred income tax liabilities........................    1,181
                                                                       ------
     Net deferred income taxes......................................   $7,490
                                                                       ======

   Based on substantial capital gains expected to be realized during 1998 by Vanguard, for the year ended December 31, 1997, the System recognized a net deferred income tax benefit of $6,892 upon reversal of the

               MYRTLE BEACH SYSTEM OF VANGUARD CELLULAR SYSTEMS
                            OF SOUTH CAROLINA, INC.

                  NOTES TO FINANCIAL STATEMENTS--(Continued)
                         (Dollar amounts in thousands)

previously provided valuation allowance on its net deferred income tax assets. For the six months ended June 30, 1998, the System recognized a net deferred income tax benefit of $598 (unaudited) related to operating losses generated during the period.

   A reconciliation between income taxes computed at the statutory Federal rate of 35% and the reported income tax benefit is as follows:

                                            For the             For  he
                                       Three Months Ended  Six Months Ended
                                            June 30,           June 30,
                                       --------------------------------------
                                         1997       1998     1997      1998
                                       ---------  -----------------  --------
                                                   (unaudited)
   Amount at statutory Federal rate... $    (211) $    135 $   (633) $   (548)
   Change in valuation allowance......       231                692       --
   Other..............................       (20)       13      (59)      (50)
                                       ---------  -------- --------  --------
   Income tax benefit................. $     --   $    148 $    --   $   (598)
                                       =========  ======== ========  ========

Note 5. Operating Leases:

   The System leases office space and land under noncancelable operating leases expiring through 2004. The future minimum rental payments required under these lease agreements as of December 31, 1997, were as follows:

            1998.................................. $  562
            1999..................................    508
            2000..................................    508
            2001..................................    485
            2002..................................    438
            Thereafter............................  4,686
                                                   ------
                                                   $7,187
                                                   ======

   Rent expense under these leases was $127 (unaudited) and $170 (unaudited) for the three-months ended June 30, 1997 and 1998, respectively; and $254 (unaudited) and $340 (unaudited) for the six months ended June 30, 1998, respectively.

Note 6. Transactions with Parent and Affiliates:

   At December 31, 1997, Vanguard has pledged its investment in the stock of the Company as well as the assets of the System as security for debt of Vanguard totaling $569,000.

   Operations Management Agreement

   The System is charged a management fee by Vanguard based upon a percentage of service fees. The management fee expense under this agreement was $612 (unaudited) and $648 (unaudited) for the three months ended June 30, 1997 and 1998, respectively; and $890 (unaudited) and $1,106 (unaudited) for the six months ended June 30, 1997 and 1998, respectively.

               MYRTLE BEACH SYSTEM OF VANGUARD CELLULAR SYSTEMS
                            OF SOUTH CAROLINA, INC.

                  NOTES TO FINANCIAL STATEMENTS--(Continued)
                         (Dollar amounts in thousands)


   Services Provided by Vanguard

   Vanguard performs certain services and incurs certain costs for the System. Services provided include treasury, human resources, legal, technical support, data processing, financial accounting, marketing, and other general corporate services. The costs of the services provided by Vanguard have been allocated to the System based upon the System's annual subscriber activations and subscriber base as a percentage of Vanguard's total annual subscriber activations and total subscriber base. Corporate costs of Vanguard totaling $422 (unaudited), and $438 (unaudited), have been allocated to the System for the three-months ended June 30, 1997 and 1998, respectively; and $740 (unaudited) and $878 (unaudited) have been allocated to the System for the six-months ended June 30, 1997 and 1998, respectively. In the opinion of management, the method of allocating these costs is believed to be reasonable. However, the costs of these services charged to the System are not necessarily indicative of the costs that would have been incurred if the System had performed these functions.

   Other Transactions

   During 1997, the System added certain engineering and managerial functions and incurred costs for such functions totaling $45 (unaudited) and $96 (unaudited) for the three months and six months ended June 30, 1997, respectively. These services benefited the System and other Vanguard markets; however, none of these costs has been allocated to other markets. For the three and six months ended June 30, 1998, such costs totaled approximately $0 (unaudited) and $55 (unaudited), respectively. Those costs are included in general and administrative expenses in the accompanying statement of operations.

   Employee benefits costs are incurred by Vanguard and are allocated to the System based on an overall percentage of salaries expense. Such costs totaled $131 (unaudited), and $115 (unaudited) for the three months ended June 30, 1997 and 1998, respectively, and $240 (unaudited) and $249 (unaudited) for the six months ended June 30, 1997 and 1998, respectively, and are included in general and administrative expenses in the accompanying statements of operations. For purposes of these financial statements, these costs are assumed to be fully funded by the System.

Note 7. Sale of System Assets:

   Effective at the close of the business on June 30, 1998, the Company sold substantially all of the assets of the System to Triton PCS, Inc. for a purchase price of approximately $162.5 million.

                           Triton PCS Holdings Inc.
          Unaudited Pro Forma Condensed Combined Financial Statements

   On June 30, 1998, Triton acquired an existing cellular system which serves the South Carolina/Georgetown rural service area for a purchase price of approximately $164.5 million from Vanguard Cellular Systems. The effects of the acquisition are reflected in Triton's historical balance sheets after that date. In addition, as Triton recorded the results of operations of the Myrtle Beach system from the date of acquisition, its combined statement of operations for the year ended December 31, 1998 includes the actual Myrtle Beach results, as well as the impact of purchase accounting adjustments for the six months ended December 31, 1998. The accompanying pro forma statement of operations reflects Triton's results assuming the Myrtle Beach transaction had occurred on January 1, 1998. Since the pro forma financial statements are based upon the financial condition and operating results of the Myrtle Beach system during periods when they were not under the control or management of Triton, the information presented may not be indicative of the results which would have actually been obtained had the acquisition been completed as of January 1, 1998, nor are they indicative of future financial or operating results. The unaudited pro forma financial information does not give effect to any synergies that may occur due to the integration of Triton and the Myrtle Beach system. The condensed combined pro forma financial statements should be read in conjunction with the historical audited financial statements of Triton PCS Holdings, Inc. and the notes thereto, as well as the audited historical consolidated financial statements of Vanguard Cellular Systems of South Carolina, Inc. and the notes thereto included elsewhere in this prospectus.

                           Triton PCS Holdings, Inc.
         Unaudited Pro Forma Condensed Combined Statement of Operations
                      For the Year Ended December 31, 1998

             (Dollars in thousands, except per share amounts)

                               Triton PCS      Myrtle     Pro Forma  Pro Forma
                             Holdings, Inc. Beach System Adjustments Combined
                             -------------- ------------ ----------- ---------
Revenues:..................     $ 16,578      $14,538     $     --    $ 31,116
Costs and expenses
  Costs of revenues........        5,997        2,755           --       8,752
  Operations...............       13,045          --            --      13,045
  Marketing and selling....        1,703        2,215           --       3,918
  General and
   administrative..........        8,570        4,486           --      13,056
  Depreciation and
   amortization............        6,663        3,080         1,889     11,632
  Amortization of deferred
   compensation............        1,120          --            --       1,120
                               ---------      -------     ---------  ---------
    Total costs and
     expenses..............       37,098       12,536         1,889     51,523
                               ---------      -------     ---------  ---------
Income (loss) from
 operations................      (20,520)       2,002        (1,889)   (20,407)
Interest expense and other,
 net.......................       19,756        3,566         8,361     31,683
                               ---------      -------     ---------  ---------
Loss before taxes..........      (40,276)      (1,564)      (10,250)   (52,090)
Tax benefit................        7,536          598          (598)     7,536
                               ---------      -------     ---------  ---------
Net loss...................      (32,740)     $  (966)    $ (10,848)   (44,554)
                                              =======     =========
Accretion of preferred
 stock.....................       (6,853)                               (6,853)
                               ---------                             ---------
Net loss available to
 common shareholders.......    $ (39,593)                            $ (51,407)
                               =========                             =========
Basic and diluted net loss
 per common share..........    $   (8.18)                            $   (9.74)
                               =========                             =========
Weighted average common
 shares outstanding (basic
 and diluted)..............    4,841,520                             5,280,173
                               =========                             =========

                           Triton PCS Holdings, Inc.
          Notes to Pro Forma Condensed Combined Financial Statements

   The Myrtle Beach acquisition has been accounted for by the purchase method and, accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based upon management's best estimate of their fair value. The pro forma adjustments related to the purchase price allocation of the acquisition represent our best estimate of the effects of the acquisition.

   The pro forma statement of operation adjustments for the year ended December 31, 1998 consist of:

  . Pro forma depreciation and amortization expense has been adjusted to reflect the amortization of the intangibles recorded in the purchase of the Myrtle Beach system, which amounted to approximately $136.0 million and the adjusted depreciation expense related to the fixed assets purchased, which amounted to approximately $24.9 million over an estimated useful life of eight years.

  . Pro forma interest expense includes (1) interest on the $313.6 million of Subordinated Debt at a rate of 11% per year as of December 31, 1998 and (2) interest on the $75.0 million of initial borrowings under the Credit Facility at a rate of 8.5%. The impact of a 1/8% change in the interest rate on the Credit Facility would increase the pro forma loss by $0.04 million.

  . The pro forma tax provision has been adjusted to reverse the $598 tax benefit recorded by the Myrtle Beach system for the six months ended June 30, 1998 as it is directly related to the transaction.

  . Pro forma combined basic and diluted net loss per common share for the year ended December 31, 1998 is computed using the weighted average of shares of common stock outstanding during the period and gives effect to the issuance of common shares related to the Myrtle Beach acquisition, assuming that this acquisition had taken place on January 1, 1998.

   Photo collage showing the following:

      (1) Cell site;
      (2) SunCom marketing van in front of SunCom retail store;
      (3) Individual talking on a wireless phone;
      (4) Customer care center employees at customer care stations;
      (5) Nokia wireless phone; and
      (6) Customer interaction at representative store.

   Triton PCS logo also displayed.

                    [LOGO OF TRITON PCS, INC. APPEARS HERE]

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and we are not soliciting offers to buy these + +securities in any jurisdiction where the offer or sale is not permitted. +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
[Alternate international cover]
PROSPECTUS (Subject to Completion)

Issued October 12, 1999

                             9,375,000 Shares
                    [LOGO OF TRITON PCS, INC. APPEARS HERE]
                           Triton PCS Holdings, Inc.
                              CLASS A COMMON STOCK

                                  -----------

Triton PCS Holdings, Inc. is offering 9,375,000 shares of its Class A common stock. This is our initial public offering and no public market currently exists for our shares. We anticipate that the initial public offering price will be between $15 and $17 per share.

                                  -----------

We have applied for quotation of the Class A common stock on the Nasdaq National Market under the symbol "TPCS."

                                  -----------

Investing in our Class A common stock involves risks. See "Risk Factors" beginning on page 6.

                                  -----------

                               PRICE $    A SHARE

                                  -----------

                                                           Underwriting
                                                    Price   Discounts   Proceeds
                                                      to       and         to
                                                    Public Commissions   Triton
                                                    ------ ------------ --------
Per Share..........................................  $         $          $
Total.............................................. $         $          $

Triton PCS Holdings, Inc. has granted the underwriters the right to purchase up to an additional 1,406,250 shares to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus is complete or truthful. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the shares to purchasers
on      , 1999.

                                  -----------

MORGAN STANLEY DEAN WITTER                                       LEHMAN BROTHERS

SALOMON BROTHERS INTERNATIONAL

                             FIRST UNION SECURITIES, INC.

                                                          J.P. MORGAN & CO.

       , 1999

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the Securities and Exchange Commission registration fee and the NASD filing fee. All of these fees are being paid by Triton.

   Registration Fee.................................................... $47,955
   NASD Filing Fee.....................................................  17,750
   Blue Sky Fees and Expenses..........................................       *
   Legal Fees and Expenses.............................................       *
   Accounting Fees and Expenses........................................       *
   Printing and Engraving Fees.........................................       *
   Miscellaneous.......................................................       *
                                                                        -------
   Total............................................................... $     *
                                                                        =======

--------
   * To be supplied by amendment.

Item 14. Indemnification of Directors and Officers

   The Delaware General Corporation Law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. In the absence of the limitations authorized by the Delaware statute, directors could be accountable to corporations and their stockholders for monetary damages for conduct that does not satisfy their duty of care. Although the statute does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The second restated certificate of incorporation limits the liability of Triton's directors to Triton or its stockholders to the fullest extent permitted by the Delaware statute. Specifically, the directors of Triton will not be personably liable for monetary damages for breach of a director' s fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Triton or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the Delaware General Corporation Law (which relates to the unlawful payment of dividend or unlawful stock purchase or redemption by a corporation) or (iv) for any transaction from which a director derived an improper personal benefit. The inclusion of this provision in the second restated certificate of incorporation may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited Triton and its stockholders. Under the applicable provisions of the Delaware General Corporation Law, in general, a corporation may indemnify its directors, officers, employees or agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties to which they may be made parties by reason of their being or having been directors, officers, employees or agents and shall so indemnify such persons only if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. The second restated certificate of incorporation gives Triton the power to indemnify its officers, directors, employees and agents to the full extent permitted by Delaware law.

   Immediately prior to the consummation of the offering, Triton plans to enter into indemnification agreements with each of its directors and certain of its executive officers which generally provide for indemnification of the director or officer to the fullest extent provided by law. In addition, Triton has purchased directors' and officers' liability insurance coverage for its directors and certain of its officers in amounts customary for similarly situated companies.

Item 15. Recent Sales of Unregistered Securities

   The information set forth in this Item 15 gives effect to a 23-for-1 stock split of the Registrant's outstanding common stock to be effected immediately prior to the completion of the offering.

   In October 1997, the Registrant issued to Michael Kalogris and Steven Skinner 1,805,380.40 shares and 1,354,035.30 shares, respectively, of its Common Stock in connection with the Registrant's formation. The aggregate consideration paid for such securities was $1,373.66. Such securities were issued pursuant to the exemption set forth in Section 4(2) of the Securities Act.

   In February 1998, the Registrant issued to one of its executive officers 72,215.17 shares of its Common Stock in connection with the anticipated closing of the transactions contemplated by the Securities Purchase Agreement. The aggregate consideration paid for such securities was $31.40. Such securities were issued pursuant to the exemption set forth in Section 4(2) of the Securities Act.

   In February 1998, the Registrant issued to AT&T Wireless PCS, Inc. 732,371 shares of its Series A Convertible Preferred Stock and 366,131 shares of its Series D Convertible Preferred Stock in connection with the closing of the transactions contemplated by the Securities Purchase Agreement. The aggregate consideration paid for such securities was $109,850,200. Such securities were issued pursuant to the exemption set forth in Section 4(2) of the Securities Act.

   In February 1998, the Registrant issued to several institutional investors and two of its executive officers an aggregate of 1,400,000 shares of its Series C Convertible Preferred Stock in connection with the closing of the transactions contemplated by the Securities Purchase Agreement. The aggregate consideration paid for such securities was $45.0 million paid at the time of the transaction and irrevocable commitments to contribute an additional aggregate $95.0 million to the Registrant over a three-year period. To date, $35 million of these commitments have been contributed, and we expect to receive the remaining $60 million by November 30, 1999. Such securities were issued pursuant to the exemption set forth in Section 4(2) of the Securities Act.

   In February 1998, the Registrant issued 315,941.8 shares of its Common Stock to several of its officers and 965,878.33 shares of its Common Stock to the trust established pursuant to the Registrant's Common Stock Trust Agreement for Management Employees, dated as of February 4, 1998 in connection with the closing of the transactions contemplated by the Securities Purchase Agreement. The aggregate consideration paid for such securities was $557.31. Such securities were issued pursuant to the exemption set forth in Section 4(2) of the Securities Act.

   In March 1998, the Registrant issued to one of its institutional stockholders 80,000 shares of its Series C Convertible Preferred Stock. The aggregate consideration paid for such securities was $8.0 million. Such securities were issued pursuant to the exemption set forth in Section 4(2) of the Securities Act.

   In May 1998, the Registrant issued to J.P. Morgan Securities Inc., Chase Securities Inc. and Lehman Brothers Inc. $511,989,000 principal amount at maturity of 11% Senior Subordinated Discount Notes due 2008. The aggregate consideration paid for such securities was approximately $291.0 million in net proceeds. Such securities were issued pursuant to the exemption set forth in
Section 4(2) of the Securities Act.

   In June 1998, the Registrant issued to each of its two independent directors 16,261 shares of its Common Stock from the trust established pursuant to its Restated Common Stock Trust for Management Stockholders and

Independent Directors dated as of June 26, 1998. The aggregate consideration paid for such securities was $14.14. Such securities were issued pursuant to the exemption set forth in Section 4(2) of the Securities Act.

   In June 1998, the Registrant issued to its institutional stockholders an aggregate of 270,000 shares of its Series C Convertible Preferred Stock in connection with the closing of the Myrtle Beach Acquisition. The aggregate consideration paid for such securities was $27.0 million. Such securities were issued pursuant to the exemption set forth in Section 4(2) of the Securities Act.

   In June 1998, the Registrant issued 709,474.56 shares of its Common Stock to its management stockholders and independent directors and 184,965.08 shares of its Common Stock to the trust established pursuant to its Amended and Restated Common Stock Trust for Management Stockholders and Independent Directors in connection with the closing of the Myrtle Beach Acquisition. The aggregate consideration paid for such securities was $388.89. Such securities were issued pursuant to the exemption set forth in Section 4(2) of the Securities Act.

   In December 1998, the Registrant redeemed from two of its institutional stockholders an aggregate of 35,602 shares of its Series C Convertible Preferred Stock. The aggregate purchase price paid for such securities was $3,560,200. The Registrant contemporaneously reissued to its other institutional stockholders the 35,602 shares of its Series C Convertible Preferred Stock. The aggregate consideration paid for such securities was $3,560,200. Such securities were issued pursuant to the exemption set forth in
Section 4(2) of the Securities Act.

   In December 1998, the Registrant issued to AT&T Wireless PCS Inc. 134,813.49 shares of its Series D Convertible Preferred Stock in connection with the closing of the Norfolk Acquisition. The aggregate value of such securities was $13,481,349 and the shares were issued in partial consideration of AT&T Wireless' sale to the Registrant of personal communications services licenses and other assets. Such securities were issued pursuant to the exemption set forth in Section 4(2) of the Securities Act.

   In December 1998, the Registrant issued to several institutional investors an aggregate of 165,186.51 shares of its Series C Convertible Preferred Stock in connection with the closing of the Norfolk Acquisition. The aggregate consideration paid for such securities was $16,518,651. Such securities were issued pursuant to the exemption set forth in Section 4(2) of the Securities Act.

   In December 1998, the Registrant issued 596,623.91 shares of its Common Stock to its management stockholders and independent directors and 170,042.68 shares of its Common Stock to the trust established pursuant to its Amended and Restated Common Stock Trust for Management Stockholders and Independent Directors in connection with the closing of the Norfolk Acquisition. The aggregate consideration paid for such securities was $333.33. Such securities were issued pursuant to the exemption set forth in Section 4(2) of the Securities Act.

   In January 1999, the Registrant issued to one of its executive officers 61,745.57 shares of its Common Stock. The aggregate consideration paid for such securities was $26.85. Such securities were issued pursuant to the exemption set forth in Section 4(2) of the Securities Act.

   In June 1999 the Registrant issued to AT&T Wireless PCS, Inc. 53,881.64 shares of its Series A Convertible Preferred Stock and 42,738.98 shares of its Series D Convertible Preferred Stock in connection with the closing of the transactions contemplated by the License Exchange and Acquisition Agreement. The aggregate value of such securities was $9,662,062 and the shares were issued in partial consideration of AT&T Wireless' contribution to the Registrant of personal communications services licenses. Such securities were issued pursuant to the exemption set forth in Section 4(2) of the Securities Act.

   In June 1999, the Registrant issued 85,154.05 shares of its Common Stock to its management stockholders and independent directors and 24,067.89 shares of its Common Stock to the trust established pursuant to its Amended and Restated Common Stock Trust for Management Stockholders and Independent Directors in connection with the closing of the transactions contemplated by the License Exchange and Acquisition

Agreement. The aggregate consideration paid for such securities was $47.49. Such securities were issued pursuant to the exemption set forth in Section 4(2) of the Securities Act.

   In June 1999, the Registrant issued to each of thirteen of its officers 42,366 shares of its Common Stock from the trust established pursuant to its Amended and Restated Common Stock Trust for Management Stockholders and Independent Directors. The aggregate consideration paid for such securities was $239.46. Such securities were issued pursuant to the exemption set forth in Section 4(2) of the Securities Act.

   In July 1999, the Registrant issued to one of its officers 42,366 shares of its Common Stock from the trust established pursuant to its Amended and Restated Common Stock Trust for Management Stockholders and Independent Directors. The aggregate consideration paid for such securities was $18.42. Such securities were issued pursuant to the exemption set forth in Section 4(2) of the Securities Act.

   In August 1999, the Registrant issued to four of its officers an aggregate of 356,500 shares of its Common Stock from the trust established pursuant to its Amended and Restated Common Stock Trust for Management Stockholders and Independent Directors. The aggregate consideration paid for such securities was $155.00. Such securities were issued pursuant to the exemption set forth in Section 4(2) of the Securities Act.

   In September 1999, the Registrant issued to its two independent directors and one of its officers an aggregate of 3,400 shares of its Series C Convertible Preferred Stock pursuant to stock purchase agreements with each of such individuals. The aggregate consideration paid for such securities was $340,000. Such securities were issued pursuant to the exemption set forth in
Section 4(2) of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules

Exhibit Index

 Exhibit
 -------
  **1.1  Form of Underwriting Agreement

   *3.1  Restated Certificate of Incorporation of Triton PCS Holdings, Inc.

   *3.2  Amendment to the Restated Certificate of Incorporation of Triton PCS
         Holdings, Inc. dated November 27, 1998.

   *3.3  Amendment to the Restated Certificate of Incorporation of Triton PCS
         Holdings, Inc. dated May 28, 1999.

  **3.4  Form of Second Restated Certificate of Incorporation of Triton PCS
         Holdings, Inc.

   *3.5  Amended and Restated Bylaws of Triton PCS Holdings, Inc.

  **3.6  Form of Second Amended and Restated Bylaws of Triton PCS Holdings,
         Inc.

  **4.1  Specimen Common Stock Certificate

  **5.1 Opinion of Dow Lohnes & Albertson, pllc regarding the validity of the Class A common stock.

   10.1  Indenture, dated as of May 4, 1998, between Triton PCS, Inc., the
         Guarantors party thereto and PNC Bank, National Association
         (incorporated by reference to Exhibit 4.1 to the Form S-4 Registration
         Statement of Triton PCS, Inc. and its subsidiaries, File No. 333-
         57715).

   10.2  First Supplemental Indenture, dated as of March 30, 1999, to the
         Indenture dated as of May 4, 1998 (incorporated by reference to Exhibit 4.1 to the Form 10-Q of Triton PCS, Inc. and its subsidiaries, for the quarter ended March 31, 1999).

   10.3  Credit Agreement, dated as of February 3, 1998 (the "Credit
         Agreement"), among Triton PCS, Inc., Triton PCS Holdings, Inc., the
         Lenders (as defined therein) party thereto, and The Chase Manhattan
         Bank, as administrative agent (incorporated by reference to Exhibit
         10.1 to the Form S-4 Registration Statement of Triton PCS, Inc. and its subsidiaries, File No. 333-57715).

 Exhibit
 -------
  10.4   First Amendment, Consent and Waiver, dated as of April 16, 1998, to the Credit Agreement (incorporated by reference to Exhibit 10.2 to the
         Form S-4 Registration Statement of Triton PCS, Inc. and its
         subsidiaries, File No. 333-57715).

  10.5   Second Amendment, dated as of July 29, 1998, to the Credit Agreement
         (incorporated by reference to Exhibit 10.2.1 to Amendment No. 1 to the Form S-4 Registration Statement of Triton PCS, Inc. and its subsidiaries, File No. 333-57715).

  10.6   Fourth Amendment, dated as of March 29, 1999, to the Credit Agreement
         (incorporated by reference to Exhibit 10.1 to the Form 10-Q of Triton
         PCS, Inc. and its subsidiaries, for the quarter ended March 31, 1999).

 *10.7   Fifth Amendment, dated as of September 22, 1999, to the Credit
         Agreement

  10.8   Securities Purchase Agreement, dated as of October 8, 1997, (the
         "Securities Purchase Agreement") among AT&T Wireless PCS, Inc., the cash equity investors listed on the signature pages thereto, the management stockholders listed on the signature pages thereto and Triton PCS, Inc., now known as Triton PCS Holdings, Inc. (incorporated by reference to Exhibit 10.3 to the Form S-4 Registration Statement of Triton PCS, Inc. and its subsidiaries, File No. 333-57715).

  10.9   Amendment No. 1 to Securities Purchase Agreement, dated as of March
         10, 1998 (incorporated by reference to Exhibit 10.4 to the Form S-4
         Registration Statement of Triton PCS, Inc. and its subsidiaries, File
         No. 333-57715).

  10.10  Closing Agreement, dated as of February 4, 1998, among AT&T Wireless
         PCS, Inc., the cash equity investors listed on the signature pages thereto, the management stockholders listed on the signature pages thereto, and Triton PCS Holdings, Inc. (incorporated by reference to Exhibit 10.5 to the Form S-4 Registration Statement of Triton PCS,
         Inc. and its subsidiaries, File No. 333-57715).

  10.11  Asset Purchase Agreement, dated as of March 10, 1998, between Triton
         PCS, Inc. and Vanguard Cellular Systems of South Carolina, Inc.
         (incorporated by reference to Exhibit 10.6 to the Form S-4
         Registration Statement of Triton PCS, Inc. and its subsidiaries, File
         No. 333-57715).

  10.12  Preferred Stock Purchase Agreement by and among Cash Equity Investors,
         Management Stockholders, Independent Directors, and Triton PCS
         Holdings, Inc. dated as of June 29, 1998 (incorporated by reference to Exhibit 10.7 to Amendment No. 1 to the Form S-4 Registration Statement of Triton PCS, Inc. and its subsidiaries, File No. 333-57715).

 *10.13 License Exchange and Acquisition Agreement dated as of June 8, 1999 by and among Triton PCS Holdings, Inc., Triton PCS License Company
         L.L.C., and AT&T Wireless PCS, Inc.

 *10.14  Preferred Stock Repurchase and Issuance Agreement, dated as of
         December 7, 1998 by and among J.P. Morgan Investment Corporation,
         Sixty Wall Street SBIC Fund, L.P., the investors listed as cash equity investors on the signature pages thereto, Triton PCS Holdings, Inc., and certain of Triton PCS Holdings, Inc.'s other stockholders listed on the signature pages thereto.

 *10.15  Norfolk Preferred Stock Purchase Agreement, dated as of December 31,
         1998 by and among the cash equity investors listed on Schedule I thereto, the management stockholders listed on Schedule II thereto, the independent directors listed on Schedule III thereto, and Triton
         PCS Holdings, Inc.

  10.16 AT&T Wireless Services Network Membership License Agreement, dated as of February 4, 1998, between AT&T Corp. and Triton PCS Operating
         Company L.L.C. (incorporated by reference to Exhibit 10.8 to the Form
         S-4 Registration Statement of Triton PCS, Inc. and its subsidiaries,
         File No. 333-57715).

 *10.17  Amendment No. 1 to AT&T Wireless Services Network Membership License
         Agreement, dated as of December 31, 1998, between AT&T Corp. and
         Triton PCS Operating Company L.L.C.

  Exhibit
  -------
     *10.18 Amendment No. 2 to AT&T Wireless Services Network Membership
            License Agreement, dated as of June 8, 1999, between AT&T Corp. and
            Triton PCS Operating Company L.L.C.

      10.19 Stockholders' Agreement, dated as of February 4, 1998, among AT&T
            Wireless PCS, Inc., Triton PCS Holdings, Inc., CB Capital
            Investors, L.P., J.P. Morgan Investment Corporation, Sixty Wall
            Street SBIC Fund, L.P., Private Equity Investors III, L.P., Equity-linked Investors-II, Toronto Dominion Capital (USA), Inc., First
            Union Capital Partners, Inc., DAG-Triton PCS, L.P., Michael E.
            Kalogris, Steven R. Skinner, David D. Clark, Clyde Smith, Patricia
            Gallagher and David Standig (incorporated by reference to Exhibit
            10.9 to the Form S-4 Registration Statement of Triton PCS, Inc. and its subsidiaries, File No. 333-57715).

     *10.20 Amendment No. 1 to Stockholders' Agreement, dated as of December
            31, 1998, among AT&T Wireless PCS, Inc., Triton PCS Holdings, Inc.,
            CB Capital Investors, L.P., J.P. Morgan Investment Corporation,
            Sixty Wall Street SBIC Fund, L.P., Private Equity Investors III,
            L.P., Equity-linked Investors-II, Toronto Dominion Capital (USA),
            Inc., First Union Capital Partners, Inc., DAG-Triton PCS, L.P.,
            Michael E. Kalogris, Steven R. Skinner, David D. Clark, Clyde
            Smith, David Standig, Michael Mears, Michael E. Kalogris, as
            Trustee under Amended and Restated Common Stock Trust Agreement for
            Management Employees and Independent Directors, dated June 26,
            1998, Scott Anderson and John Beletic.

     *10.21 Amendment No. 2 to Stockholders' Agreement, dated as of June 8,
            1999, among AT&T Wireless PCS, Inc., Triton PCS Holdings, Inc., CB
            Capital Investors, L.P., J.P. Morgan Investment Corporation, Sixty
            Wall Street SBIC Fund, L.P., Private Equity Investors III, L.P.,
            Equity-linked Investors-II, Toronto Dominion Capital (USA), Inc.,
            First Union Capital Partners, Inc., DAG-Triton PCS, L.P., Michael
            E. Kalogris, Steven R. Skinner, David D. Clark, Clyde Smith, David
            Standig, Michael Mears, Michael E. Kalogris, as Trustee under
            Amended and Restated Common Stock Trust Agreement for Management
            Employees and Independent Directors, dated June 26, 1998, Scott
            Anderson and John Beletic.

      10.22 Investors Stockholders' Agreement, dated as of February 4, 1998, among CB Capital Investors, L.P., J.P. Morgan Investment
            Corporation, Sixty Wall Street SBIC Fund, L.P., Private Equity
            Investors III, L.P., Equity-Linked Investors-II, Toronto Dominion
            Capital (USA), Inc., DAG-Triton PCS, L.P., First Union Capital
            Partners, Inc., and the stockholders named therein (incorporated by reference to Exhibit 10.10 to the Form S-4 Registration Statement of Triton PCS, Inc. and its subsidiaries, File No. 333-57715).

      10.23 Intercarrier Roamer Service Agreement, dated as of February 4,
            1998, between AT&T Wireless Services, Inc. and Triton PCS Operating
            Company L.L.C. (incorporated by reference to Exhibit 10.11 to the Form S-4 Registration Statement of Triton PCS, Inc. and its subsidiaries, File No. 333-57715).

     *10.24 Amendment No. 1 to Intercarrier Roamer Service Agreement, dated as of December 31, 1998, between AT&T Wireless Services, Inc. and
            Triton PCS Operating Company L.L.C.

     *10.25 Amendment No. 2 to Intercarrier Roamer Service Agreement, dated as of June 8, 1999, between AT&T Wireless Services, Inc. and Triton
            PCS Operating Company L.L.C.

    ++10.26 Ericsson Acquisition Agreement, dated as of March 11, 1998, between
            Triton Equipment Company L.L.C. and Ericsson, Inc. (incorporated by reference to Exhibit 10.15 to Amendment No. 2 to the Form S-4
            Registration Statement of Triton PCS, Inc. and its subsidiaries,
            File No. 333-57715).

 *++++10.27 First Addendum to Acquisition Agreement, dated as of May 24, 1999, between Triton PCS Equipment Company L.L.C. and Ericsson, Inc.

      10.28 Employment Agreement, dated as of February 4, 1998, among Triton
            Management Company, Inc., Triton PCS Holdings, Inc. and Michael E.
            Kalogris (incorporated by reference to Exhibit 10.16 to the Form S-
            4 Registration Statement of Triton PCS, Inc. and its subsidiaries,
            File No. 333-57715).

 Exhibit
 -------
   10.29 Amendment No. 1 to Employment Agreement, dated as of June 29, 1998, among Triton Management Company, Inc., Triton PCS Holdings, Inc., and
         Michael E. Kalogris (incorporated by reference to Exhibit 10.16.1 to
         Amendment No. 1 to the Form S-4 Registration Statement of Triton PCS,
         Inc. and its subsidiaries, File No. 333-57715).

   10.30 Amendment No. 2 to the Employment Agreement by and among Triton
         Management Company, Inc., Triton PCS Holdings, Inc. and Michael E.
         Kalogris, dated December, 1998 (incorporated by reference to Exhibit
         10.39 to Post-Effective Amendment No. 2 to the Form S-4 Registration
         Statement of Triton PCS, Inc. and its subsidiaries, File No. 333-
         57715).

   10.31 Amendment No. 3 to the Employment Agreement by and among Triton
         Management Company, Inc., Triton PCS Holdings, Inc. and Michael E.
         Kalogris, dated June 8, 1999 (incorporated by reference to Exhibit
         10.40 to Post-Effective Amendment No. 2 to the Form S-4 Registration
         Statement of Triton PCS, Inc. and its subsidiaries, File No. 333-
         57715).

   10.32 Employment Agreement, dated as of January 8, 1998, between Triton
         Management Company and Clyde Smith (incorporated by reference to
         Exhibit 10.17 to the Form S-4 Registration Statement of Triton PCS,
         Inc. and its subsidiaries, File No. 333-57715).

   10.33 Employment Agreement, dated as of February 4, 1998, between Triton
         Management Company and Steven R. Skinner (incorporated by reference to
         Exhibit 10.18 to Amendment No. 1 to the Form
         S-4 Registration Statement of Triton PCS, Inc. and its subsidiaries,
         File No. 333-57715).

   10.34 Amendment No. 1 to Employment Agreement, dated as of June 29, 1998, among Triton Management Company, Inc., Triton PCS Holdings, Inc., and
         Steven R. Skinner (incorporated by reference to Exhibit 10.18.1 to the
         Form S-4 Registration Statement of Triton PCS, Inc. and its subsidiaries, File No. 333-57715).

   10.35 Amendment No. 2 to the Employment Agreement by and among Triton
         Management Company, Inc., Triton PCS Holdings, Inc. and Steven R.
         Skinner, dated as of December 31, 1998 (incorporated by reference to Exhibit 10.41 to Post-Effective Amendment No. 2 to the Form S-4
         Registration Statement of Triton PCS, Inc. and its subsidiaries, File
         No. 333-57715).

   10.36 Amendment No. 3 to the Employment Agreement by and among Triton
         Management Company, Inc., Triton PCS Holdings, Inc. and Steven R.
         Skinner, dated as of June 8, 1999 (incorporated by reference to Exhibit 10.42 to Post-Effective Amendment No. 2 to the Form S-4
         Registration Statement of Triton PCS, Inc. and its subsidiaries, File
         No. 333-57715).

   10.37 Amended and Restated Common Stock Trust Agreement for Management
         Employees and Independent Directors, dated as of June 26, 1998
         (incorporated by reference to Exhibit 10.19 to Amendment No. 1 to the Form S-4 Registration Statement of Triton PCS, Inc. and its subsidiaries, File No. 333-57715).

   10.38 Form of Pledge Agreement, dated as of February 4, 1998, between certain shareholders and Triton PCS, Inc. Each of (a) Michael E.
         Kalogris, (b) Steven R. Skinner, (c) Sixty Wall Street SBIC Fund,
         L.P., (d) CB Capital Investors, L.P., (e) J.P. Morgan Investment
         Corporation, (f) DAG-Triton PCS, L.P., (g) First Union Capital
         Partners, Inc., (h) Toronto Dominion Capital (USA), Inc. and
         (i) Private Equity Investors III, L.P., are party to separate Pledge
         Agreements. The terms of each Pledge Agreement are identical other than (1) the shareholder party thereto and (2) the number of shares of stock held by such shareholder and, therefore, the number of shares subject to the applicable Pledge Agreement (incorporated by reference to Exhibit 10.20 to Amendment No. 2 to the Form S-4 Registration
         Statement of Triton PCS, Inc. and its subsidiaries, File No. 333-
         57715).

 ++10.39 Master Tower Site Lease Agreement, dated as of May 28, 1998, between
         Triton PCS Property Company L.L.C. and AT&T Corp (incorporated by reference to Exhibit 10.23 to Amendment No. 1 to the Form S-4
         Registration Statement of Triton PCS, Inc. and its subsidiaries, File
         No. 333-57715).

 Exhibit
 -------
    10.40 Independent Director Stock Award Plan adopted as of February 4, 1998
          (incorporated by reference to Exhibit 10.24 to Amendment No. 1 to the
          Form S-4 Registration Statement of Triton PCS, Inc. and its
          subsidiaries, File No. 333-57715).

    10.41 Asset Purchase Agreement dated as of August 20, 1998 between Triton
          PCS Holdings, Inc. and AT&T Wireless PCS, Inc (incorporated by reference to Exhibit 10.29 to Amendment No. 1 to the Form S-4
          Registration Statement of Triton PCS, Inc. and its subsidiaries, File
          No. 333-57715).

    10.42 Asset Purchase Agreement, dated as of July 13, 1999, among Triton PCS
          Operating Company, L.L.C., Triton PCS Property Company L.L.C. and
          American Tower, L.P (incorporated by reference to Exhibit 10.38 to
          Post-Effective Amendment No. 2 to the Form S-4 Registration Statement of Triton PCS, Inc. and its subsidiaries, File No. 333-57715).

    10.43 Form of Stockholders Letter Agreement for management employees
          (incorporated by reference to Exhibit 10.43 to Post-Effective
          Amendment No. 2 to the Form S-4 Registration Statement of Triton PCS,
          Inc. and its subsidiaries, File No. 333-57715).

    10.44 Form of Stockholders Letter Agreement for independent directors
          (incorporated by reference to Exhibit 10.44 to Post-Effective
          Amendment No. 2 to the Form S-4 Registration Statement of Triton PCS,
          Inc. and its subsidiaries, File No. 333-57715).

    10.45 Triton PCS Holdings, Inc. 1999 Stock and Incentive Plan (incorporated by reference to Exhibit 10.45 to Post-Effective Amendment No. 2 to the Form S-4 Registration Statement of Triton PCS, Inc. and its subsidiaries, File No. 333-57715).

   *10.46 Triton PCS Holdings, Inc. Employee Stock Purchase Plan.

   *16.1  Letter from KPMG LLP.

   *21.1  Subsidiaries of Triton PCS Holdings, Inc.

  **23.1 Consent of Dow, Lohnes & Albertson, PLLC (included in their opinion filed as Exhibit 5.1).

 ***23.2  Consent of PricewaterhouseCoopers LLP.

 ***23.3  Consent of Arthur Andersen LLP.

   *24.1 Power of Attorney (set forth on the signature page of this registration statement).

   *27.1  Financial Data Schedule

--------

     * Previously filed with the Registration Statement.

    ** To be filed by amendment.

   *** Filed herewith.

     ++ Portions of this exhibit have been omitted under an SEC order granting confidential treatment under the Securities Act.

   ++++ Portions of this exhibit have been omitted pursuant to a request for confidential treatment, and the omitted portions have been filed separately with the Securities and Exchange Commission,

                   REPORT OF INDEPENDENT ACCOUNTANTS ON

                       FINANCIAL STATEMENT SCHEDULE

To the Board of Directors and

Shareholders of Triton PCS Holdings, Inc.:

Our audits of the combined financial statements of Triton PCS Holdings, Inc. and Predecessor Company, as defined in Note 1 to the combined financial statements, and its subsidiaries referred to in our report dated October 7,
1999, except as to the information in Note 19, for which the date is     , 1999
appearing in this Registration Statement on Form S-1 also included an audit of the financial statement schedule. In our opinion, the financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related combined financial statements.

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

October 7, 1999

Financial Statement Schedule

                       VALUATION AND QUALIFYING ACCOUNTS
                                   ($000's)

                                               Deductions
                                    Additions   credited
                         Balance at charged to     to         Add      Balance
                         Beginning   cost and  costs and  Myrtle Beach at end
                          of year    expenses   expenses  acquisitions  year
                         ---------- ---------- ---------- ------------ -------
Year ended December 31,
 1997...................    --          --         --          --         --
Allowance for doubtful
 accounts...............    --          --         --          --         --
Year ended December 31,
 1998...................    --          --         --          --         --
Allowance for doubtful
 accounts...............    --         $636       $480        $915     $1,071

Item 17. Undertakings

   The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provision, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes that:

     1. For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as a part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed part of this Registration Statement as of the time it was declared effective.

     2. For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at such time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, Triton PCS Holdings, Inc. has duly caused this amendment no. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Malvern, Commonwealth of Pennsylvania, on October 12, 1999.

                                          Triton PCS Holdings, Inc.

                                                  /s/ Michael Kalogris
                                          By: _________________________________
                                                      Michael Kalogris
                                                Chief Executive Officer and
                                                  Chairman of the Board of
                                                         Directors

   Pursuant to the requirements of the Securities Act of 1933, this amendment no. 2 to the registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

       /s/ Michael Kalogris            Chief Executive Officer     October 12, 1999
______________________________________  and Chairman of the Board
           Michael Kalogris             of Directors (Principal
                                        Executive Officer)

                *                      President, Chief Operating  October 12, 1999
______________________________________  Officer and Director
            Steven Skinner

                *                      Senior Vice President,      October 12, 1999
______________________________________  Chief Financial Officer
            David D. Clark              and Secretary (Principal
                                        Financial Officer)

                *                      Vice President and          October 12, 1999
______________________________________  Controller (Principal
         William A. Robinson            Accounting Officer)

                *                      Director                    October 12, 1999
______________________________________
            Scott Anderson

                *                      Director                    October 12, 1999
______________________________________
             John Beletic

                *                      Director                    October 12, 1999
______________________________________
          Arnold Chavkin

              Signature                          Title                   Date
              ---------                          -----                   ----

                *                      Director                    October 12, 1999
______________________________________
           Mary Hawkins-Key

                *                      Director                    October 12, 1999
______________________________________
             John Watkins

                              *Power of Attorney

   Michael Kalogris, by signing his name hereto, does sign this document on behalf of each of the persons indicated above for whom he is attorney-in-fact pursuant to a power of attorney duly executed by such person and filed with the Securities and Exchange Commission.

                                                  /s/ Michael Kalogris
                                          By: _________________________________
                                                      Michael Kalogris
                                                      Attorney-in-fact